Filed Pursuant to Rule 424(b)(1)
Registration No. 333-248898

HighPeak Energy, Inc.

 Up to 21,694,762 Shares of Common Stock Issuable Upon Settlement of the Contingent Value Rights

Up to 10,538,188 Shares of Common Stock Issuable Upon Exercise of the Warrants

Up to 118,412,663 Shares of Common Stock by the Selling Securityholders

Up to 8,976,875 Warrants by the Selling Securityholders

Up to 8,976,875 Contingent Value Rights by the Selling Securityholders

This prospectus relates to the issuance by HighPeak Energy, Inc. (“HighPeak Energy” or the “Company”) of up to (i) 21,694,762 shares of common stock, par value $0.0001 per share (“Common Stock”) that may be issuable upon settlement of the Contingent Value Rights (“CVRs”) of the Company, including 19,075,859 underlying 8,976,875 CVRs that have been sold by the selling securityholders pursuant to this prospectus and (ii) 10,538,188 shares of Common Stock that may be issuable upon the exercise of warrants to purchase Common Stock (“warrants”) of the Company, including 8,976,875 of which that have been sold by the selling securityholders pursuant to this prospectus.

 This prospectus also relates to the offer and sale by the selling securityholders identified in this prospectus of:

i.

an aggregate of 81,383,054 shares of Common Stock of the Company, including (a) 76,383,054 shares of Common Stock issued as merger consideration to HighPeak Energy, LP and HighPeak Energy II, LP, pursuant to the Business Combination Agreement (as defined below and further described in the accompanying prospectus) in connection with the closing of the business combination on August 21, 2020 (the “Closing”) between the Company and Pure Acquisition Corp. (“Pure”), (b) 4,856,000 shares of Common Stock of the Company issued as consideration for the exchange of shares of Class B common stock, par value $0.0001 per share, of Pure (the “Class B Common Stock”) to HighPeak Pure Acquisition, LLC (“Sponsor”) at the Closing and (c) 144,000 shares of Common Stock of the Company issued as consideration for the exchange of shares of Class B Common Stock to certain former directors of Pure and identified as selling securityholders in this prospectus (the “selling securityholders”) pursuant to the Business Combination Agreement (as defined below) at the Closing;

ii.

an aggregate of 37,029,609 shares of Common Stock of HighPeak Energy, including (a) 8,976,875 shares of Common Stock issued pursuant to the Forward Purchase Agreement Amendment (as defined below), (b) 8,976,875 shares of Common Stock issuable upon exercise of the Company’s warrants issued pursuant to the Forward Purchase Agreement Amendment and (c) 19,075,859 shares of Common Stock of the Company issuable upon settlement of the CVRs issued pursuant to the Forward Purchase Agreement Amendment and owned by the selling securityholders identified in this prospectus;

iii.	up to an aggregate of 8,976,875 warrants issued pursuant to the Forward Purchase Agreement Amendment; and
iv.	up to an aggregate of 8,976,875 CVRs issued pursuant to the Forward Purchase Agreement Amendment by the selling securityholders.

The Common Stock, warrants and CVRs offered for resale under this prospectus were issued to the selling securityholders (as applicable to each selling securityholder) in accordance with the terms of, and transactions contemplated by, the Business Combination Agreement, dated as of May 4, 2020 (the “Business Combination Agreement”), as amended from time to time, by and among Pure, the Company, Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP (“HighPeak I”), HighPeak Energy II, LP (“HighPeak II”), HighPeak Energy III, LP (“HighPeak III” and, together with HighPeak I and HighPeak II, the “HighPeak Funds”), HPK Energy, LLC, and solely for the limited purposes specified therein, HighPeak Energy Management, LLC, and that certain Amended & Restated Forward Purchase Agreement, dated as of July 24, 2020 (the “Forward Purchase Agreement Amendment”), by and among the Company, each party designated as a purchaser therein (including purchasers that subsequently joined prior to the Closing of the business combination as parties thereto), HighPeak Energy Partners, LP, and, solely for the limited purposes specified therein, Pure. The transactions contemplated under the Business Combination Agreement and the Forward Purchase Agreement Amendment closed concurrently with the consummation of the business combination at the Closing. The Common Stock, warrants and CVRs registered hereunder represent the securities issued to the selling securityholders pursuant to the terms of the Business Combination Agreement and the Forward Purchase Agreement Amendment, as applicable to each selling securityholder, concurrently with the Closing.

Pursuant to this prospectus, the selling securityholders are permitted to offer the securities from time to time, if and to the extent as they may determine, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling securityholders may sell shares through agents they select or through underwriters and dealers they select. The selling securityholders also may sell their securities directly to investors. If the selling securityholders use agents, underwriters or dealers to sell their shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required.

We are registering the offer and sale of 37,029,609 shares of Common Stock, 8,976,875 warrants and 8,976,875 CVRs pursuant to the registration rights afforded pursuant to the Forward Purchase Agreement Amendment. We are further registering the offer and sale of 81,383,054 shares of Common Stock pursuant to the registration rights afforded pursuant to that certain Registration Rights Agreement, dated as of August 21, 2020 (the “Registration Rights Agreement”) by and among the Company, Sponsor, HighPeak I, HighPeak II and certain other security holders named therein. We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The selling securityholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of these securities.

The selling securityholders identified in this prospectus are offering all of the Common Stock, warrants and CVRs included under this prospectus (as applicable to each selling securityholder) in the section entitled “Selling Securityholders.” We will not receive any proceeds from the sale of these securities by the selling securityholders.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

HighPeak Energy’s Common Stock and warrants are listed on the Nasdaq Global Market (the “Nasdaq”) under the ticker symbols “HPK” and “HPKEW,” respectively. Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the Over-The-Counter market (the “OTC”) under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

Our principal executive offices are located at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, and our telephone number at that address is (817) 850-9200.

You should carefully read this prospectus and any prospectus supplement or amendment before you invest. See the section entitled “Risk Factors” in the accompanying prospectus beginning on page 13. You also should read the information included throughout this prospectus for information on our business and our financial statements, including information related to our predecessor.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2020.

TABLE OF CONTENTS

CERTAIN DEFINED TERMS	ii
SUMMARY OF THE PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
RISK FACTORS	13
USE OF PROCEEDS	47
SECURITIES MARKET INFORMATION	48
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION	49
SELECTED HISTORICAL FINANCIAL DATA	59
BUSINESS	60
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	84
MANAGEMENT	100
EXECUTIVE COMPENSATION	107
DESCRIPTION OF SECURITIES	109
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	117
SELLING SECURITYHOLDERS	115
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	119
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	122
PLAN OF DISTRIBUTION	129
LEGAL MATTERS	130
EXPERTS	131
WHERE YOU CAN FIND ADDITIONAL INFORMATION	132
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A: GLOSSARY OF OIL AND NATURAL GAS TERMS	A-1

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“A&R Charter” are to the amended and restated certificate of incorporation of HighPeak Energy;

●	“Board” are to the board of directors of HighPeak Energy;

●	“business combination” are to the transactions contemplated by the Business Combination Agreement and consummated at the Closing;

●

“Business Combination Agreement” are to the Business Combination Agreement, dated May 4, 2020, as amended by the Business Combination Agreement First Amendment, the Business Combination Agreement Second Amendment and the Business Combination Agreement Third Amendment and as may be further amended from time to time, by and among Pure, HighPeak Energy, MergerSub, HighPeak I, HighPeak II, HighPeak III, HPK GP, and solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub merged with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Pure’s Class A Common Stock and Class B Common Stock (other than certain shares of Class B Common Stock that were surrendered for cancellation by Pure’s Sponsor) were converted into the right to receive (A) one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Class A Common Stock, (I) a cash amount, without interest, equal to $0.62, which represents the amount by which the per-share redemption value of Class A Common Stock at the Closing exceeded $10.00 per share, without interest, in each case, totaling approximately $767,902, (II) one (1) CVR, for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or in certain circumstances after the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidations and asset sales (with an equivalent number of shares of HighPeak Energy common stock held by the HPK Contributors being collectively forfeited) and (III) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Class A Common Stock pursuant to clause (A), (iii) the HPK Contributors contributed their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (b) contributed the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans were cancelled in connection with the Closing, and (iv) following the consummation of the foregoing transactions, HighPeak Energy caused HPK LP to merge with and into HighPeak Energy Acquisition Corp., a Delaware corporation (as successor to Pure) and all interests in HPK LP were cancelled in exchange for no consideration;

●

“Business Combination Agreement First Amendment” are to the First Amendment to Business Combination Agreement, dated June 12, 2020, pursuant to which, among other things as described further in this prospectus, the parties to the Business Combination Agreement agreed to provide for additional merger consideration in cash to holders of shares of Pure’s Class A Common Stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A Common Stock at the Closing exceeds $10.00 per share;

●

“Business Combination Agreement Second Amendment” are to the Second Amendment to Business Combination Agreement, dated July 1, 2020, pursuant to which, among other things as described further in this prospectus, the parties to the Business Combination Agreement agreed to provide for Contingent Value Rights to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock, as well as to the Forward Purchase Investors, among other amendments;

●

“Business Combination Agreement Third Amendment” are to the Third Amendment to Business Combination Agreement, dated July 24, 2020, pursuant to which the parties to the Business Combination Agreement agreed to provide for the issuance of one warrant to purchase HighPeak Energy common stock to be issued as merger consideration to holders of shares of Pure’s Class A Common Stock and updates to the conditions related to HighPeak Energy’s liquidity and capitalization following the business combination;

●	“Class A Common Stock” are to Pure’s Class A voting common stock, par value $0.0001 per share;

●	“Class B Common Stock” are to Pure’s Class B voting common stock, par value $0.0001 per share;

●	“Closing” are to the closing of the business combination on August 21, 2020;

●	“Combined Registration Statement” are to the combined registration statement on Form S-4 and Form S-1, as amended and declared effective by the SEC on August 7, 2020;

●	“the Company,” “HighPeak Energy,” “we,” “our” or “us” are to HighPeak Energy Inc., a Delaware corporation, either individually or together with its consolidated subsidiaries, as the context requires;

●	“Continental” are to Continental Stock Transfer & Trust Company, a New York corporation;

●

“Contingent Value Rights” or “CVRs” are to contractual contingent value rights issued to holders of Class A Common Stock and Forward Purchase Investors, representing the right of Qualifying CVR Holders to receive, in certain circumstances, additional shares of HighPeak Energy common stock (or, in limited circumstances, such other form as is provided for in the Contingent Value Rights Agreement), if necessary, to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the CVR Maturity Date (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Sponsor being collectively forfeited);

●

“Contingent Value Rights Agreement” or “CVR Agreement” are to the agreement dated August 21, 2020, by and among HighPeak Energy, HighPeak I, HighPeak II, Sponsor and Continental, as Rights Agent, which governs the terms of the CVRs;

●	“CVR Holder” are to a person or entity in whose name a CVR is registered in the CVR register maintained by the Rights Agent at any date of determination;

●

“CVR Maturity Date” are to (i) the date to be specified by HighPeak I, HighPeak II and Sponsor, which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales;

●	“CVR Sponsors” are to HighPeak Energy, Sponsor, HighPeak I and HighPeak II;

●	“Debt Facility” are to a reserve-based lending facility that HighPeak Energy may enter into;

●	“EBITDAX” are to earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense;

●	“Escrow Agreement” are to the escrow agreement, dated August 21, 2020, by and among HighPeak Energy, Sponsor, HighPeak I, HighPeak II and Continental, governing the terms of the Escrowed Shares;

●

“Escrowed Shares” are to 21,694,763 shares of HighPeak Energy common stock, which equals the maximum number of shares of HighPeak Energy common stock that could become issuable to CVR Holders pursuant to the terms of the Contingent Value Rights Agreement determined at the Closing;

●	“Forward Purchases” are to the issuance and purchase of an aggregate total of 8,976,875 shares of HighPeak Energy common stock, and a corresponding number of CVRs and warrants at the Closing;

●

“Forward Purchase Agreement” are to, with respect to time periods prior to the execution of the Forward Purchase Agreement Amendment, that certain Forward Purchase Agreement, dated April 12, 2018, by and between Pure and HPEP I, pursuant to which, among other things, HPEP I is subscribed for an aggregate number of up to 15,000,000 units of Pure, consisting of one share of Class A Common Stock and one-half of one whole warrant to purchase one share of Class A Common Stock for $10.00 per unit, or an aggregate maximum amount of up to $150,000,000 immediately prior to or simultaneously with the closing of Pure’s initial business combination;

●

“Forward Purchase Agreement Amendment” are to the Amended & Restated Forward Purchase Agreement, dated as of July 24, 2020, by and among HighPeak Energy, each party designated as a purchaser therein (which includes purchasers that subsequently joined as parties thereto prior to the Closing), HPEP I and, solely for the limited purposes specified therein, Pure, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety as described further in this prospectus and (ii) the purchasers thereunder collectively purchased 8,976,875 forward purchase units, in connection with the Closing, with each forward purchase unit consisting of one share of HighPeak Energy common stock, one CVR and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of $89,768,750. The aggregate 8,976,875 shares (and a corresponding number of warrants and CVRs) includes (i) 5,000,000 shares (and corresponding number of warrants and CVRs) which were purchased under the Forward Purchase Agreement Amendment signed July 24, 2020 (with such securities having been registered pursuant to the Company’s Combined Registration Statement on Form S-4 and Form S-1, declared effective on August 7, 2020) and (ii) 3,976,875 shares (and a corresponding number of warrants and CVRs) (811,000 shares (and a corresponding number of warrants and CVRs) of which have been previously registered pursuant to the Company’s Combined Registration Statement on Form S-4 and Form S-1, declared effective on August 7, 2020) were purchased by additional private purchasers under the Forward Purchase Agreement Amendment pursuant to Assignment and Joinder agreements entered into between such private purchasers and HPEP I subsequent to July 24, 2020;

●	“Forward Purchase Investors” are to the qualified institutional buyers and accredited investors that purchased forward purchase units pursuant to the Forward Purchase Agreement Amendment;

●

“forward purchase unit” are to each of the up to 15,000,000 units issuable under the Forward Purchase Agreement Amendment (of which, 8,976,875 forward purchase units were issued at the Closing), each consisting of one share of HighPeak Energy common stock, one CVR and one warrant, which each whole warrant is exercisable for HighPeak Energy common stock at an exercise price of $11.50 per share;

●

“founder shares” are to the aggregate 10,350,000 shares of Class B Common Stock, of which 10,206,000 were previously held by Pure’s Sponsor and 48,000 were held by each of Pure’s three former independent directors, initially purchased by Pure’s Sponsor in connection with the organization of Pure, which were exchanged on a one-for-one basis for shares of HighPeak Energy common stock at the Closing, other than 5,350,000 of such founder shares held by Pure’s Sponsor that have been forfeited pursuant to the terms of the Sponsor Support Agreement;

●	“Grenadier” are to Grenadier Energy Partners II, LLC, a Delaware limited liability company;

●

“Grenadier Contribution Agreement” are to the Contribution Agreement, dated as of November 27, 2019, as amended on February 6, 2020 (the “Grenadier Amendment”) and as subsequently terminated on April 24, 2020, by and among Grenadier, HighPeak Assets II, Pure, HighPeak Energy and, solely for the limited purposes specified in the that certain amendment dated February 6, 2020, the HPK Contributors and HPK Representative;

●

“HighPeak Assets” are, (i) for periods from October 1, 2019 through Closing, to HPK LP, which, indirectly through its subsidiaries, holds certain rights, title and interests in oil and natural gas assets and cash contributed as part of the business combination, (ii) for prior periods, are to such assets as held by the HighPeak Funds and (iii) for periods after the Closing, are to such assets as held by HighPeak Energy;

●	“HighPeak Assets I” are to HighPeak Energy Assets, LLC, a Delaware limited liability company;

●	“HighPeak Assets II” are to HighPeak Energy Assets II, LLC, a Delaware limited liability company;

●	“HighPeak Contributed Entities” are to HPK LP, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II and the HighPeak Employer;

●	“HighPeak Employer” are to HighPeak Energy Employees, Inc., a Delaware corporation;

●	“HighPeak Energy common stock” are to HighPeak Energy’s voting common stock, par value $0.0001 per share;

●	“HighPeak Funds” are to HighPeak I, HighPeak II and HighPeak III, collectively;

●	“HighPeak Group” are to Sponsor, the HPK Contributors and Jack Hightower and each of their respective affiliates and certain permitted transferees, collectively;

●	“HighPeak Holdings” are to HighPeak Energy Holdings, LLC, a Delaware limited liability company;

●	“HighPeak I” are to HighPeak Energy, LP, a Delaware limited partnership;

●	“HighPeak II” are to HighPeak Energy II, LP, a Delaware limited partnership;

●	“HighPeak III” are to HighPeak Energy III, LP, a Delaware limited partnership;

●	“HP GP I” are to HighPeak GP, LLC, a Delaware limited liability company;

●	“HP GP II” are to HighPeak GP II, LLC, a Delaware limited liability company;

●	“HPEP I” are to HighPeak Energy Partners, LP, a Delaware limited partnership;

●	“HPEP II” are to HighPeak Energy Partners II, LP, a Delaware limited partnership;

●	“HPK LP” are to HPK Energy, LP, a Delaware limited partnership;

●	“HPK GP” are to HPK Energy, LLC, a Delaware limited liability company and the general partner of HPK LP;

●	“HPK Contributors” are to the HighPeak Funds and HPK GP;

●	“HPK Representative” are to HighPeak Energy Management, LLC, a Delaware limited liability company;

●	“LTIP” are to the HighPeak Energy Inc. Amended & Restated Long Term Incentive Plan;

v

●	“management” or “management team” are to HighPeak Energy’s officers and directors;

●	“MergerSub” are to Pure Acquisition Merger Sub, Inc., a Delaware corporation formed as a wholly owned subsidiary of HighPeak Energy for the purpose of effecting the business combination;

●	“Nasdaq” are to the Nasdaq Global Market;

●

“original warrant agreement” are to the warrant agreement, dated as of April 12, 2018, by and between Pure and Continental as warrant agent, which was subsequently assigned and amended by the Warrant Agreement Amendment in connection with the Closing;

●	“Principal Stockholder Group” are to Sponsor, the HighPeak Funds and Jack Hightower;

●	“Predecessors” are, for the period from October 1, 2019 through Closing, to HPK LP, and for the year ended December 31, 2019, 2018 and 2017 to HighPeak I;

●	“public stockholders” are to the holders of HighPeak Energy’s public shares;

●	“Pure” are to Pure Acquisition Corp., a Delaware corporation;

●	“Qualifying CVR Holders” are to CVR Holders as of the CVR Maturity Date and that provide certain information required under the Contingent Value Rights Agreement;

●	“Rights Agent” are to Continental Stock Transfer & Trust Company;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Sponsor” are to HighPeak Pure Acquisition, LLC, a Delaware limited liability company, and subsidiary of HPEP I;

●

“Sponsor Support Agreement”  are to that certain Sponsor Support Agreement, dated as of May 4, 2020, by and among Pure’s Sponsor, HPEP II and the Company, pursuant to which (i) Sponsor forfeited (a) 5,350,000 founder shares for no consideration and (b) all of its private placement warrants for no consideration and (ii) HPEP II forfeited all of its public warrants for no consideration;

●	“Surviving Corporation” are to HighPeak Energy Acquisition Corp., a Delaware corporation, as successor to Pure;

●	“Transfer Agent” are to Continental Stock Transfer & Trust Company;

●	“voting common stock” are to HighPeak Energy common stock;

●	“Warrant Agent” are to Continental Stock Transfer & Trust Company;

●

“Warrant Agreement Amendment” are to the Amendment and Assignment to Warrant Agreement, dated as of August 21, 2020, by and among Pure, HighPeak Energy and Continental as warrant agent, which governs the terms of the warrants of HighPeak Energy;

●	“warrant agreement assignment” means the amendment and assignment of the original warrant agreement by Pure to HighPeak Energy in connection with the Closing; and

●	“warrants” are to the warrants to purchase one share of HighPeak Energy common stock at a price of $11.50 per share.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

Unless the context otherwise requires, with respect to descriptions of the financials and operations of the HighPeak Assets, references herein to “we,” “us” or “our” relate, prior to the business combination, to the HighPeak Assets as owned and operated by HPK LP or, prior to their respective acquisitions thereby, by the HighPeak Funds and, following the Closing of the business combination, to the HighPeak Assets as owned and operated by HighPeak Energy.

This prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this prospectus in “Glossary of Oil and Natural Gas Terms” set forth in Annex A.

Business Overview

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The HighPeak Assets are primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. Horizontal production in Howard County has the highest percentage of oil content and the highest oil production compounded annual growth rate, beginning in the first quarter of 2016 through May 2020, of any county in the Midland Basin based on HighPeak Energy’s interpretation of IHS Markit data available.

HighPeak Energy expects to use proceeds from equity sold to the selling securityholders in connection with its business combination in combination with its cash flow, borrowings under any Debt Facility and other available funds to fund its development drilling program.

HighPeak Energy is led by its Chairman and Chief Executive Officer (“CEO”), Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple exploration and production (“E&P”) platforms. Mr. Hightower has an established track record of implementing disciplined growth strategies and generating equity holder growth in both public and private companies. Mr. Hightower is joined by a highly qualified team of experienced, oil and gas professionals, many of whom have technical and operational experience in the Permian Basin and have worked with Mr. Hightower previously.

Overview of the HighPeak Assets

HighPeak Energy focuses on the Midland Basin and specifically the Howard County area of the Midland Basin. Over the last eight decades the Howard County area of the Midland Basin was partially developed with vertical wells using conventional methods, and has recently experienced significant redevelopment activity in the Lower Spraberry and Wolfcamp A formations utilizing modern horizontal drilling technology, with some operators having additional success developing the Middle Spraberry, Jo Mill, Wolfcamp B and Wolfcamp D formations, through the use of modern, high-intensity hydraulic fracturing techniques, decreased frac spacing, increased proppant usage and increased lateral lengths. According to our interpretation of IHS Markit data available through January 2020, Howard County has the highest oil mix percentage and margins across the Midland Basin with the most rapid growth in oil volumes of all the major counties in the Midland Basin.

The HighPeak Assets primarily include certain rights, title and interests in oil and natural gas assets located primarily in Howard County. As of June 30, 2020, the HighPeak Assets consisted of generally contiguous leasehold position of approximately 61,302 gross (51,393 net) acres covering various subsurface depths. We operated approximately 93% of the net acreage across the HighPeak Assets and approximately 97% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the HighPeak Assets. HighPeak Energy’s development drilling plan is initially focused on the horizontal drilling development of the Wolfcamp A and Lower Spraberry formations utilizing multi-well pad development to lower drilling and completion cycle times, create infrastructure and facility economies of scale, reduce overall costs, and to optimize and maximize oil and gas recoveries, return on investment, and value creation. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to Our Business—The identified drilling locations on the HighPeak Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the entire amount of capital that would be necessary to drill such locations.” For the six months ended June 30, 2020, the average net daily production of 1,093 Boe/d from the HighPeak Assets consisted of approximately 86%, 8% and 6% of oil, natural gas liquids (“NGLs”) and natural gas, respectively. Due in part to the coronavirus disease 2019 (the “COVID-19”) pandemic and low commodity prices, as of June 30, 2020 we were operating zero (0) rigs and the majority of our production was shut in. However, prices have since increased and HPK LP began returning wells to production in mid-July. At June 30, 2020, HighPeak Energy had twelve (12) drilled uncompleted wells that we began completing in September 2020. We will continue to monitor the extent by which prices continue to increase and/or stabilize as we execute our capital expenditure program.

Corporate History and Business Combination

HighPeak Energy, Inc.

HighPeak Energy is a Delaware corporation initially formed on October 29, 2019, as a wholly owned subsidiary of Pure, solely for the purpose of combining the businesses currently conducted by Pure and HPK LP. Following the Closing, HighPeak Energy operates and controls the business and affairs of the HighPeak Contributed Entities and consolidates its financial and operating results with Pure and the HighPeak Contributed Entities.

HighPeak Energy’s common stock and warrants are listed on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively. Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

The mailing address of HighPeak Energy’s principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. HighPeak Energy’s telephone number is (817) 850-9200.

HighPeak Assets

HPK Energy, LP was formed on August 28, 2019 for the purpose of acquiring certain of the HighPeak Contributed Entities.

HighPeak I and HighPeak II were formed in June 2014 and March 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. HighPeak I, through its wholly-owned subsidiaries, HighPeak Assets I and HighPeak Holdings, acquired primarily leasehold acreage and existing vertical producing wells, through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HighPeak II through its wholly-owned subsidiary, HighPeak Assets II, acquired primarily leasehold acreage and existing vertical producing wells, through an organic leasing campaign throughout 2018 and 2019. Effective October 1, 2019, HighPeak I contributed HighPeak Assets I and HighPeak Holdings to HPK LP and HighPeak II contributed cash and HighPeak Assets II to HPK LP in exchange for HPK LP limited partnership units. On November 27, 2019, HighPeak III contributed cash to HPK LP in exchange for HPK LP limited partnership units. HighPeak Management, LLC sold HighPeak Employer to HPK LP immediately prior to the Closing, and HPK LP was contributed to HighPeak Energy in the business combination. At the Closing, following the contribution to HighPeak Energy of the partnership interests of HPK LP, HighPeak Energy caused HPK LP to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK LP cancelled for no consideration. The HighPeak Funds had 25 full-time employees dedicated to operating the HighPeak Contributed Entities as of June 30, 2020. In connection with the business combination, HighPeak Energy acquired HighPeak Employer, which is the entity that employs all of the employees dedicated to operating the HighPeak Contributed Entities and retained the majority of said employees to operate our assets.

Business Combination

On August 21, 2020, Pure consummated the previously announced business combination pursuant to the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub merged with and into Pure, with Pure surviving as a wholly owned subsidiary of the Company, (b) each outstanding share of Pure’s Class A Common Stock and Pure’s Class B Common Stock (other than certain shares of Class B Common Stock that were surrendered for cancellation by Pure’s Sponsor) were converted into the right to receive (A) one share of HighPeak Energy common stock (and cash in lieu of fractional shares), and (B) solely with respect to each outstanding share of Pure’s Class A Common Stock, (i) a cash amount, without interest, equal to $0.62, which represents the amount by which the per-share redemption value of Pure’s Class A Common Stock at the closing of the business combination exceeded $10.00 per share, without interest, in each case, totaling approximately $767,902, (ii) one CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or in certain circumstances after the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidations and asset sales (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Pure’s Sponsor being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A), (c) the HPK Contributors (A) contributed their limited partner interests in HPK LP to the Company in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to a wholly owned subsidiary of the Company in exchange for no consideration, and (B) contributed the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans were cancelled in connection with the Closing and (d) following the consummation of the foregoing transactions, the Company caused HPK LP to merge with and into the Surviving Corporation (as successor to Pure) and all interests in HPK LP were cancelled in exchange for no consideration. In connection with the Closing, the Company also issued shares of HighPeak Energy common stock, warrants and CVRs to Forward Purchase Investors, some of which are selling securityholders under this prospectus, pursuant to that certain Forward Purchase Agreement Amendment.

As of the Closing, after giving effect to the Closing and the Forward Purchases, there were 91,592,354 shares of HighPeak Energy common stock, 10,538,188 warrants and 10,209,300 CVRs outstanding, comprised of the following:

●	1,232,425 shares of HighPeak Energy common stock, 1,232,425 warrants and 1,232,425 CVRs issued to former holders of outstanding shares of Pure’s Class A Common Stock;
●	5,000,000 shares of HighPeak Energy common stock issued to former holders of outstanding shares of Pure’s Class B Common Stock;
●	328,888 warrants issued to former public holders of Pure’s outstanding public warrants;
●	76,383,054 shares of HighPeak Energy common stock issued to the HighPeak Funds; and
●

8,976,875 shares of HighPeak Energy common stock, 8,976,875 warrants and 8,976,875 CVRs issued to Forward Purchase Investors pursuant to the Forward Purchases under the Forward Purchase Agreement Amendment.

 Other Arrangements

Stockholders’ Agreement. Concurrently with the Closing, HighPeak Energy and the Principal Stockholder Group entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) which governs certain rights and obligations following the Closing. Under the Stockholders’ Agreement, the Principal Stockholder Group is entitled to appoint a specified number of directors to the Board so long as the HighPeak Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” The full text of the Stockholders’ Agreement is attached to this registration statement of which this prospectus forms a part as Exhibit 4.2.

Registration Rights Agreement. In connection with the Closing, HighPeak Energy entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Principal Stockholder Group, certain Forward Purchase Investors and Pure’s three (3) former independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant (such parties being collectively referred to in connection with the Registration Rights Agreement as the “Holders”), pursuant to which HighPeak Energy will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of HighPeak Energy common stock that the Holders hold, and may acquire thereafter. For more information about the Registration Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” The full text of the Registration Rights Agreement is attached to this registration statement of which this prospectus forms a part as Exhibit 4.1.

      Contingent Value Rights. The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances that have been issued to the holders of shares of Pure’s Class A Common Stock that participated in the business combination and Forward Purchase Investors. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), at the CVR Maturity Date. Further, CVR Holders are being afforded additional liquidity as HighPeak Energy has applied to list the CVRs for trading on the Nasdaq. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, HighPeak I, HighPeak II and Sponsor will collectively forfeit an equivalent number of Escrowed Shares to HighPeak Energy for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  By way of example, if the CVR Maturity Date were set at the second anniversary of the Closing, the price of HighPeak Energy’s common stock were $12.00 or higher on such CVR Maturity Date and the Qualifying CVR Holders collectively held 10,209,300 CVRs at such CVR Maturity Date, HighPeak Energy would not issue any additional shares of HighPeak Energy common stock to such Qualifying CVR Holders. However, if the CVR Maturity Date were set at the date that is thirty (30) months following the Closing, the price of HighPeak Energy’s common stock were $4.00 or lower on such CVR Maturity Date and the Qualifying CVR Holders collectively held 10,209,300 CVRs at such CVR Maturity Date, HighPeak Energy would issue an additional 21,694,763 shares of HighPeak Energy common stock (or 2.125 shares of HighPeak Energy common stock per CVR, representing an aggregate value at the downside price of $4.00 per share of up to $127.5 million (i.e., in an amount sufficient to provide a 10% preferred simple annual return with respect to 10,209,300 CVRs)), collectively, to such Qualifying CVR Holders and HighPeak I, HighPeak II and Sponsor would collectively forfeit an equivalent number of shares to HighPeak Energy for cancellation. HighPeak I, HighPeak II and Sponsor have collectively placed a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. For more information about the Contingent Value Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Contingent Value Rights Agreement.” The full text of the Contingent Value Rights Agreement is attached to this registration statement of which this prospectus forms a part as Exhibit 10.1.

Please see below an illustration of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to a Qualifying CVR Holder under a number of price scenarios assuming that such Qualifying CVR Holder held one (1) CVR at the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either August 21, 2022 or February 21, 2023):

CVR Maturity Date at August 21, 2022:

(The share reference price is based on the “Reference Price” as defined in the Contingent Value Rights Agreement, other than the reference prices that are below $4.00, which are shown for illustrative purposes only)

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

CVR Maturity at February 21, 2023:

Share Reference Price	CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders (1)	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the applicable months that are covered in the thirty (30) month period.

 HighPeak Energy Structure Following the Business Combination

HighPeak Pure Acquisition, LLC ("Sponsor")(1)(4)
HighPeak Funds(1)(2)(3)
Public Investors
5,000,000 Common Stock
5.5% Total Voting Power
9,709,300 Common Stock
9,709,300 Contingent Value Rights
10,038,188 Warrants
10.6% Total Voting Power
76,883,054 Common Stock
500,000 Warrants
500,000 Contingent Value Rights
83.9% Total Voting Power
HighPeak Energy, Inc.
(NASDAQ: HPK and HPKEW)
Operating Assets

(1)

The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and HPK GP and is one of three managers of HP GP I and HPK GP. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I and HPK GP at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor or HPK LP.

(2)

The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC. Mr. Hightower has the right to appoint all of the managers of HighPeak GP II, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP II, LLC at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II.

(3)

The general partner of HighPeak III is HighPeak Energy GP III, LLC (“HP GP III”). Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which will act by majority vote. Mr. Hightower also owns 100% of the limited partnership interests of HighPeak III. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HighPeak III.  The amount included in the HighPeak Funds total includes 500,000 shares assigned to HighPeak III pursuant to the Forward Purchase Agreement Amendment.

(4)	The former independent directors of Pure’s board of directors each own 48,000 shares of HighPeak Energy common stock.

Summary Historical Operating Data of the Predecessors

The following table presents, for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, summary unaudited information regarding production and sales of oil, natural gas and NGLs for only the Predecessors, because, as discussed further in this prospectus, as of the Closing of the business combination, the Company deemed HPK LP to be its “predecessor” for financial reporting purposes, and HighPeak I is HPK LP’s “predecessor” for financial reporting purposes.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in evaluating the material information below.

	HPK LP Six Months Ended June 30, 2020 (1)	HighPeak I Six Months Ended June 30, 2019 (1)	HPK LP Period from August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018 (1)
Sales volumes:
Oil (MBbls)	171	53	66	79	25
Natural gas liquids (MBbls)	17	—	—	—	—
Natural gas (MMcf)	66	41	80	59	34
Total (MBoe)	199	60	79	89	31
Average sales price:
Oil (per Bbl)	$31.93	$51.78	$55.92	$52.33	$51.47
Natural gas liquids (per Bbl)	$10.13	n/a	n/a	n/a	n/a
Natural gas (per Mcf)	$(0.99)	$1.92	$2.04	$1.75	$2.77
Total (per Boe)	$27.99	$47.16	$48.60	$47.71	$45.13
Average daily sales volumes:
Oil (Bbls/d)	940	292	718	291	69
Natural gas liquids (Bbls/d)	93	—	—	—	—
Natural gas (Mcf/d)	363	227	868	216	92
Average daily sales volumes (Boe/d)	1,093	330	863	327	85
Average unit costs per Boe:
Lease operating expenses	$21.13	$21.08	$19.88	$20.11	$30.35
Production and other taxes	$2.02	$3.03	$2.37	$2.93	$2.24
Depletion – oil and gas properties	$25.11	$30.75	$20.28	$29.27	$28.73
General and administrative expenses	$21.48	$28.18	$77.59	$28.28	$154.62

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019.  Therefore, for the six months ended June 30, 2020, and the period from August 28, 2019 (Inception) through the year ended December 31, 2019, results are shown for HPK LP, and for the six months ended June 30, 2019 and the years ended December 31, 2019 and 2018 results include information from HighPeak I only.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE PREDECESSORS

The following table shows summary historical financial information of the Predecessors for the periods and as of the dates indicated because, as of the Closing of the business combination, HighPeak Energy deemed HPK LP to be its “predecessor” for financial reporting purposes and that HighPeak I be deemed the “predecessor” of HPK LP. The summary historical financial information of the Predecessors was derived from the unaudited and audited historical financial statements of the Predecessors included elsewhere in this prospectus including, (i) HPK LP as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 (ii) HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and (iii) HighPeak I as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period)

Historical results are not necessarily indicative of future operating results. The summary consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this prospectus.

	HPK LP Six Months Ended June 30, 2020 (1)	HighPeak I Six Months Ended June 30, 2019	HPK LP Period from August 28, 2019 (Inception) Through December 31, 2019	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018 (1)	HighPeak I Year Ended December 31, 2017 (1)
	(In thousands)
Statement of Operations Data:
Operating Revenues:
Crude oil sales	$5,462	$2,735	$3,695	$4,154	$1,299	$5
Natural gas and natural gas liquids sales	105	79	163	103	93	—
Total operating revenues	5,567	2,814	3,858	4,257	1,392	5

Operating Expenses:
Lease operating	4,203	1,258	1,578	1,794	936	2
Taxes other than income	402	181	188	261	69	1
Exploration and abandonments	4	2,658	33	2,817	695	—
Depletion, depreciation and amortization	5,091	1,835	1,612	2,657	886	2
Accretion of asset retirement obligations	69	24	34	38	25	—
General and administrative	4,273	1,682	6,159	2,523	4,769	1,680
Total operating expenses	14,042	7,638	9,604	10,090	7,380	1,685

Operating Loss:	(8,475)	(4,824)	(5,746)	(5,833)	(5,988)	(1,680)
Other Expense:
Deal termination and other expense	(76,503)	—	—	—	—	—
Net loss	$(84,978)	$(4,824)	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Cash Flow Data:
Net cash provided by (used in) operating activities	$(4,812)	$1,528	$(2,500)	$1,728	$(4,672)	$(3,781)
Cash used in investing activities	$(65,619)	$(13,559)	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Cash provided by financing activities	$54,000	$13,447	$58,081	$23,738	$58,799	$32,926

	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data:
Current assets	$20,737	$90,026
Property and equipment, net	453,247	405,882
Total assets	$473,984	$497,908
Current liabilities	$37,868	$30,980
Asset retirement obligation	2,378	2,212
Partners’ capital	433,738	464,716
Total liabilities and partners’ capital	$473,984	$497,908

(1) The year ended December 31, 2019 presented above shows the results of operations of HPK LP from August 28, 2019 (Inception) to December 31, 2019 plus the results of operations of HighPeak I for the year ended December 31, 2019 (HighPeak I’s results of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

The Offering

Issuance of Common Stock

Underlying Warrants	10,538,188

Issuable Upon Settlement of CVRs	21,694,762

Resale of Common Stock, Warrants and CVRs by Selling Securityholders

Securities offered	118,412,663 shares of HighPeak Energy common stock;

8,976,875 CVRs; and

8,976,875 warrants.

Use of Proceeds

We will not receive any proceeds from the sale of HighPeak Energy common stock, warrants or CVRs to be offered by the selling securityholders pursuant to this prospectus. We will also not receive any proceeds from the issuance of HighPeak Energy common stock upon settlement of the CVRs. With respect to the issuance of shares of HighPeak Energy common stock underlying the warrants, we will not receive any proceeds from the sale of such shares except with respect to the amounts received by us due to the exercise of the warrants to the extent they are exercised for cash. We will receive up to an aggregate of approximately $121,189,162 from the exercise of warrants, assuming the exercise in full of all warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the existing warrants for general corporate purposes.

Listing and trading symbol

HighPeak Energy common stock and warrants are listed for trading on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively. Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

Risk Factors

You should carefully read and consider the information set forth under the heading “Risk Factors” on page 13 of this prospectus and all other information set forth in this prospectus before deciding to invest in our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this prospectus, regarding HighPeak Energy’s future financial performance following the business combination, strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, HighPeak Energy disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. HighPeak Energy cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of HighPeak Energy, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, HighPeak Energy cautions you that the forward-looking statements regarding HighPeak Energy, which are contained in this prospectus, are subject to the following factors:

●

developments in the global economy as well as the public health crisis related to COVID-19 and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets and potential impact on our future operations;

●

HighPeak Energy’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of HighPeak Energy to grow and manage growth profitably following the business combination;

●	costs related to the business combination;

●	changes in applicable laws or regulations;

●	changes in current or future commodity prices and interest rates;

●	the possibility that HighPeak Energy or its assets may be adversely affected by other economic, business, and/or competitive factors; and

●

the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of HighPeak Energy’s reserves.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” herein and in HighPeak Energy’s periodic filings with the SEC. HighPeak Energy’s SEC Filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

The risk factors discussed herein are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of HighPeak Energy. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” HighPeak Energy may face additional risks and uncertainties that are not presently known, or that HighPeak Energy currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and the notes to the financial statements included in this prospectus.

Risks Related to Our Business

Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments.

The prices HighPeak Energy receives for its oil, natural gas and NGL production heavily influences its revenue, profitability, access to capital, future rate of growth and the carrying value of its properties. The markets for oil and natural gas have been volatile historically and are likely to remain volatile in the future. For example, during the period from January 1, 2018 through June 30, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. The fall in prices was a result of Organization of Petroleum Exporting Countries and other oil producing nations (“OPEC+”) being unable to reach an agreement on production levels for crude oil, which resulted in Saudi Arabia and Russia initiating efforts to increase production. The convergence of these events, along with the significantly reduced demand because of the COVID-19 pandemic, created an unprecedented global oil and natural gas supply and demand imbalance, reduced global oil and natural gas storage capacity, caused oil and natural gas prices to decline significantly and resulted in continued volatility in oil, natural gas and NGLs prices into the second quarter of 2020. In April 2020, extreme shortages of transportation and storage capacity caused the NYMEX WTI oil price for May 2020 delivery to drop to -$37.63 per barrel on the second to last day of the trading period for the contract. This single day of negative pricing resulted from the holders of expiring May 2020 oil purchase contracts being unable or unwilling to take physical delivery of crude oil and accordingly forced to make payments to purchasers of such contracts in order to transfer the corresponding purchase obligations. Prices have partially recovered, with a NYMEX WTI crude oil price of $42.34 per Bbl and the NYMEX natural gas price of $2.30 per MMBtu for the month of August 2020. However, there can be no certainty that commodity prices will sustain at these levels or continue to increase.

Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period. The prices HighPeak Energy receives for its production, and the levels of HighPeak Energy’s production, will depend on numerous factors beyond HighPeak Energy’s control, which include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and NGL;

●	the price and quantity of foreign imports of oil, natural gas and NGL;

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domestic and global political and economic conditions, socio-political unrest and instability, terrorism or hostilities in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	the occurrence or threat of epidemic or pandemic diseases, such as the recent and ongoing outbreak of COVID-19, or any government response to such occurrence or threat;

●	actions of the Organization of the Petroleum Exporting Countries (“OPEC”), its members and other state-controlled oil companies relating to oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which HighPeak Energy operates;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Lower commodity prices may reduce HighPeak Energy’s cash flow and borrowing ability. If HighPeak Energy is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with lower oil and natural gas prices may adversely affect drilling economics and HighPeak Energy’s ability to raise capital, which may require it to re-evaluate and postpone or eliminate its development program, and result in the reduction of some proved undeveloped reserves and related standardized measure. If HighPeak Energy is required to curtail its drilling program, HighPeak Energy may be unable to hold leases that are scheduled to expire, which may further reduce reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect HighPeak Energy’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

The recent and ongoing outbreak of COVID-19 and other pandemic outbreaks could negatively impact HighPeak Energy’s business and results of operations.

HighPeak Energy may face additional risks related to the recent and ongoing outbreak of COVID-19. International, federal, state and local public health and governmental authorities took extraordinary and wide-ranging actions to contain and combat the outbreak and spread of COVID-19 in regions across the United States and the world, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. While some of these restrictions have been lifted in many countries, including the United States, to the extent the COVID-19 outbreak worsens, governments may reimpose similar restrictions. The full impact of the COVID-19 outbreak is unknown and continues to evolve. The outbreak and any preventative or protective actions that HighPeak Energy or its customers may take in respect to this virus may result in a period of disruption, including HighPeak Energy’s financial reporting capabilities, its operations generally, and could potentially impact HighPeak Energy’s customers, distribution partners and third parties. Any resulting impact cannot be reasonably estimated at this time but may materially affect the business and HighPeak Energy’s financial condition and results of operations. The extent to which the COVID-19 outbreak impacts HighPeak Energy’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

For example, prices decreased to a level in April 2020 that caused HighPeak Energy to halt its drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which HighPeak Energy would be willing to execute their drilling program. However, prices have since increased and HighPeak Energy management began returning wells to production in mid-July. At June 30, 2020, HighPeak Energy had twelve (12) drilled uncompleted wells that we began completing in September 2020. We will continue to monitor the extent by which prices continue to increase and/or stabilize as we execute our capital expenditure program. In addition, HighPeak Energy may be unable to fund its capital expenditure program. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the twelve (12) months following the Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding. Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $42.34 per Bbl and $2.30 per MMBtu for the month of August 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy may resume utilizing up to a three (3) rig program. However, HighPeak Energy recognizes that commodity prices remain highly volatile and that its liquidity may be limited, and as a result, there is no certainty that HighPeak Energy will operate up to three (3) drilling rigs in the future.

The marketability of HighPeak Energy’s production is dependent upon transportation, storage and other facilities, certain of which it does not control. If these facilities are unavailable, HighPeak Energy’s operations could be interrupted, and its revenues reduced.

The marketability of HighPeak Energy’s oil and natural gas production depends in part upon the availability, proximity and capacity of transportation and storage facilities owned by third parties. Natural gas production from HighPeak Energy’s assets is generally transported by third-party gathering lines. HighPeak Energy does not currently have long-term contracts for the gathering and transportation of their production from its assets, and currently transport the majority of their oil production via truck on a short term contract basis. HighPeak Energy does not control the trucks and transportation and storage facilities used to transport or store production from its assets, and access to them may be limited or denied. As a result of reduced demand primarily as a result of the COVID-19 outbreak, there is currently insufficient storage capacity for the production of oil. If demand continues to be low, HighPeak Energy may elect to continue its curtailment of substantially all of its productions as well as delay its anticipated drilling programs. Further, insufficient production from wells to support the construction of pipeline facilities by purchasers or a significant disruption in the availability of HighPeak Energy’s or third-party transportation facilities or other production facilities could adversely impact HighPeak Energy’s ability to deliver to market or produce oil and natural gas and thereby cause a significant interruption in HighPeak Energy’s operations. If, in the future, HighPeak Energy is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounters production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from HighPeak Energy’s fields, would materially and adversely affect its financial condition and results of operations.

HighPeak Energy may incur additional costs to bring the associated production back online and will be unable to predict the production levels of such wells once brought back online.

The reduction in global demand caused by COVID-19, coupled with the recent actions of foreign oil producers such as Saudi Arabia and Russia, have materially decreased global crude oil prices and generated a surplus of oil. This significant surplus has created a saturation of storage and caused imminent crude storage constraints, which has led to, and in the future may further lead to the shut-in of production of our wells due to lack of sufficient markets or lack of availability and capacity of processing, gathering, storing and transportation systems. Additionally, several state oil and gas authorities, including the Texas Railroad Commission, have implemented or are considering implementing oil and gas production limits in an effort to stabilize declining commodity prices. To the extent adopted, such production limits could not only reduce our revenue, but also, if wells have to be shut-in for extended periods of time due to such production limits, result in expenditures related to well plugging and abandonment. HighPeak Energy curtailed the majority of its production in April 2020 and may incur additional costs to bring the associated production back online. Cost increases necessary to bring the associated wells back online may be significant enough that such wells would become uneconomic at low commodity price levels, which may lead to decreases in HighPeak Energy’s proved reserve estimates and potential impairments and associated charges to its earnings. However, prices have recently increased, and HighPeak Energy management began returning its wells online in mid-July. At June 30, 2020, HighPeak Energy had twelve (12) drilled uncompleted wells that we began completing in September 2020. We will continue to monitor the extent by which prices continue to increase and/or stabilize as we execute our capital expenditure program. As HighPeak Energy is currently beginning to bring its wells back online, there is no assurance that such wells will be as productive following recommencement as they were prior to being shut in. Any shut in or curtailment of the oil, natural gas and NGLs produced from HighPeak Energy’s fields could adversely affect its financial condition and results of operations.

Certain factors could require HighPeak Energy to write-down the carrying values of its properties, including commodity prices decreasing to a level such that future undiscounted cash flows from its properties are less than their carrying value.

Accounting rules will require that HighPeak Energy periodically review the carrying value of its properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, HighPeak Energy may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash impairment charge to earnings. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2018 through June 30, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices.

Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period.

Sustained levels of depressed commodity prices, or further decreases, in the future could result in impairments of HighPeak Energy’s properties, which could have a material adverse effect on results of operations for the periods in which such charges are taken. HighPeak Energy could experience material write-downs as a result of lower commodity prices or other factors, including low production results or high lease operating expenses, capital expenditures or transportation fees.

HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its three (3) rig development scenario, HighPeak Energy would expect to make approximately $350 to $400 million of capital expenditures in the first twelve (12) months following the Closing. The ability to make these capital expenditures will be highly dependent on the price of oil and available funding of HighPeak Energy. Commodity prices have already partially recovered from their April lows, with an average WTI spot price of $42.34 per Bbl and $2.30 per MMBtu for the month of August 2020.  If commodity prices remain at these levels for a sustained period, HighPeak Energy may initiate drilling up to a three (3) rig program. However, HighPeak Energy recognizes that commodity prices remain highly volatile and that its liquidity is limited, and as a result, there is no certainty that HighPeak Energy will operate three (3) rigs in the future.

HighPeak Energy expects to fund its forecasted capital expenditures with cash on its balance sheet, cash generated by operations and through debt financing, which may include borrowings under a Debt Facility. For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects may govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement (as defined herein) is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter (as defined herein) relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

Further, given market uncertainty primarily as a result of the COVID-19 outbreak, it is uncertain whether HighPeak Energy will be able to access the capital markets in the immediate future. Cash flows from operations are also subject to significant uncertainty. As a result, the amount of liquidity that HighPeak Energy will have in the future is uncertain.

As a result, HighPeak Energy’s financing needs may require it to alter or increase its capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that an additional portion of cash flow from operations be used for the payment of interest and principal on its indebtedness, thereby further reducing its ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to existing stockholders. The actual amount and timing of future capital expenditures may differ materially from estimates as a result of, among other things: commodity prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in actual capital expenditures, which would negatively impact HighPeak Energy’s ability to grow production.

HighPeak Energy’s cash flow from operations and access to capital are subject to a number of variables, including:

●	the prices at which HighPeak Energy’s production is sold;

●	proved reserves;

●	the amount of hydrocarbons HighPeak Energy is able to produce from its wells;

●	HighPeak Energy’s ability to acquire, locate and produce new reserves;

●	the amount of HighPeak Energy’s operating expenses;

●	cash settlements from HighPeak Energy’s derivative activities;

●	HighPeak Energy’s ability to obtain debt financing, including the Debt Facility;

●	the duration of economic uncertainty surrounding the COVID-19 pandemic;

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the duration and uncertainty of OPEC+’s agreement not to increase production above agreed levels and the compliance by its members with their respective production quotas during the term of the agreement;

●	HighPeak Energy’s ability to obtain storage capacity for the oil it produces;

●	restrictions in the instruments governing HighPeak Energy’s debt on HighPeak Energy’s ability to incur additional indebtedness; and

●	HighPeak Energy’s ability to access the public or private capital markets.

If HighPeak Energy is successful in finalizing a Debt Facility and HighPeak Energy’s revenues or the borrowing base under a Debt Facility decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, HighPeak Energy may have limited ability to obtain the capital necessary to sustain operations at expected levels. If additional capital is needed, HighPeak Energy may not be able to obtain debt or equity financing on terms acceptable to it, if at all. If cash flow generated by HighPeak Energy’s operations or available debt financing, including borrowings under any Debt Facility, are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of HighPeak Energy’s properties, which in turn could lead to a decline in reserves and production and could materially and adversely affect HighPeak Energy’s business, financial condition and results of operations. If HighPeak Energy seeks and obtains additional financing, subject to the restrictions in the instruments governing its existing debt, if any, the addition of new debt to existing debt levels could intensify the operational risks that HighPeak Energy will face. Further, adding new debt could limit HighPeak Energy’s ability to service existing debt service obligations.

Part of HighPeak Energy’s business strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

HighPeak Energy’s operations involves utilizing some of the latest drilling and completion techniques as developed by HighPeak Energy and its service providers. The difficulties HighPeak Energy may face drilling horizontal wells may include, among others:

●	landing its wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running its casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

Difficulties that HighPeak Energy may face while completing its wells include the following, among others:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

Use of new technologies may not prove successful and could result in significant cost overruns or delays or reductions in production, and, in extreme cases, the abandonment of a well. In addition, certain of the new techniques HighPeak Energy adopts may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer and emerging formations and areas have limited or no production history and, consequently, HighPeak Energy may be more limited in assessing future drilling results in these areas. If its drilling results are less than anticipated, the return on investment for a particular project may not be as attractive as anticipated, and HighPeak Energy could incur material write downs of unevaluated properties and the value of undeveloped acreage could decline in the future.

For example, potential complications associated with the new drilling and completion techniques that HighPeak Energy intends to utilize may cause HighPeak Energy to be unable to develop its assets in line with current expectations and projections. Further, recent well results may not be indicative of HighPeak Energy’s future well results.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect HighPeak Energy’s business, financial condition or results of operations.

HighPeak Energy’s future financial condition and results of operations will depend on the success of its development, production and acquisition activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

HighPeak Energy’s decisions to develop or purchase prospects or properties will depend, in part, on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.” In addition, the cost of drilling, completing and operating wells will often be uncertain.

Further, many factors may curtail, delay or cancel scheduled drilling operations, including:

●	delays imposed by, or resulting from, compliance with regulatory requirements, including limitations on wastewater disposal, emission of greenhouse gases (“GHGs”) and hydraulic fracturing;

●	pressure or irregularities in geological formations;

●	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

●	equipment failures, accidents or other unexpected operational events;

●	lack of available gathering facilities or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	lack of availability of water and electricity;

●	adverse weather conditions;

●	issues related to compliance with environmental regulations;

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environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	declines in oil and natural gas prices;

●	limited availability of financing on acceptable terms;

●	title issues; and

●	other market limitations in HighPeak Energy’s industry.

If HighPeak Energy borrows funds in the future, HighPeak Energy may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its debt obligations that may not be successful.

HighPeak Energy may enter into a Debt Facility and may seek other debt financing sources. HighPeak Energy’s ability to make scheduled payments on or to refinance its indebtedness obligations under any Debt Facility, or other debt financing sources HighPeak Energy decides to utilize, will depend on HighPeak Energy’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions, industry cycles and certain financial, business and other factors affecting HighPeak Energy’s operations, many of which are beyond HighPeak Energy’s control. HighPeak Energy may not be able to maintain a level of cash flow from operating activities sufficient to permit HighPeak Energy to pay the principal, premium, if any, and interest on its indebtedness.

If HighPeak Energy’s cash flow and capital resources are insufficient to fund debt service obligations, HighPeak Energy may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance existing indebtedness. HighPeak Energy’s ability to restructure or refinance indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness may be at higher interest rates and may require HighPeak Energy to comply with more onerous covenants, which could further restrict business operations. The terms of HighPeak Energy’s future debt instruments may restrict it from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of HighPeak Energy’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, HighPeak Energy could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The Debt Facility, or any other debt financing HighPeak Energy enters into, may limit HighPeak Energy’s ability to dispose of assets and use the proceeds from such dispositions. HighPeak Energy may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit HighPeak Energy to meet scheduled debt service obligations.

Restrictions in HighPeak Energy’s future debt agreements could limit HighPeak Energy’s growth and ability to engage in certain activities.

The terms and conditions governing HighPeak Energy’s indebtedness are expected to:

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require HighPeak Energy to dedicate a portion of cash flow from operations to service its debt, thereby reducing the cash available to finance operations and other business activities and could limit its flexibility in planning for or reacting to changes in its business and the industry in which it operates;

●	increase vulnerability to economic downturns and adverse developments in HighPeak Energy’s business;

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place restrictions on HighPeak Energy’s ability to engage in certain business activities, including without limitation, to raise capital, obtain additional financing (whether for working capital, capital expenditures or acquisitions) or to refinance indebtedness, grant or incur liens on assets, pay dividends or make distributions in respect of its capital stock, make investments, amend or repay subordinated indebtedness, sell or otherwise dispose of assets, business or operations and engage in business combinations or other fundamental changes;

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potentially place HighPeak Energy at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

●	limit management’s discretion in operating HighPeak Energy’s business.

HighPeak Energy’s ability to meet its expenses and debt obligations and comply with the covenants and restrictions contained therein will depend on its future performance, which will be affected by financial, business, economic, industry, regulatory and other factors, many of which are beyond HighPeak Energy’s control. If market or other economic conditions deteriorate, HighPeak Energy’s ability to comply with these covenants may be impaired. HighPeak Energy cannot be certain that its cash flow will be sufficient to allow it to pay the principal and interest on its debt and meet its other obligations. If HighPeak Energy does not have enough money, HighPeak Energy may be required to refinance all or part of its debt, sell assets, borrow more money or raise equity. HighPeak Energy may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it, or at all. For example, HighPeak Energy’s future debt agreements may require the satisfaction of certain conditions, including coverage and leverage ratios, to borrow money. HighPeak Energy’s future debt agreements may also restrict the payment of dividends and distributions by certain of its subsidiaries to it, which could affect its access to cash. In addition, HighPeak Energy’s ability to comply with the financial and other restrictive covenants in the agreements governing its indebtedness will be affected by the levels of cash flow from operations and future events and circumstances beyond HighPeak Energy’s control. Breach of these covenants or restrictions will result in a default under HighPeak Energy’s financing arrangements, which if not cured or waived, would permit the lenders to accelerate all indebtedness outstanding thereunder. Upon acceleration, the debt would become immediately due and payable, together with accrued and unpaid interest, and any lenders’ commitment to make further loans to HighPeak Energy may terminate. Even if new financing were then available, it may not be on terms that are acceptable to HighPeak Energy. Additionally, upon the occurrence of an event of default under HighPeak Energy’s financing agreements, the affected lenders may exercise remedies, including through foreclosure, on the collateral securing any such secured financing arrangements. Moreover, any subsequent replacement of HighPeak Energy’s financing arrangements may require it to comply with more restrictive covenants which could further restrict business operations.

Any significant reduction in HighPeak Energy’s borrowing base under any Debt Facility as a result of periodic borrowing base redeterminations or otherwise may negatively impact HighPeak Energy’s ability to fund its operations.

To the extent HighPeak Energy enters into a Debt Facility, it expects the lenders thereunder to limit the amounts HighPeak Energy can borrow up to a borrowing base amount, which the lenders will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the lenders.

The Debt Facility will require periodic borrowing base redeterminations based on reserve reports. Additionally, the borrowing base will be subject to unscheduled reductions due to certain issuances of new junior lien indebtedness, unsecured indebtedness or subordinated indebtedness, certain sales or acquisitions of borrowing base properties or early monetizations or terminations of certain hedge or swap positions. A reduced borrowing base could render HighPeak Energy unable to access adequate funding under the Debt Facility. Additionally, if the aggregate amount outstanding under the Debt Facility exceeds the borrowing base at any time, HighPeak Energy would be required to repay any indebtedness in excess of the borrowing base or to provide mortgages on additional borrowing base properties to eliminate such excess. As a result of a mandatory prepayment and/or reduced access to funds under the Debt Facility HighPeak Energy may be unable to implement its drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. For example, December 31, 2019 reserves were based on commodity prices that were substantially higher than current prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. In order to prepare the reserve estimates included in this prospectus, HighPeak Energy has projected production rates and timing of development expenditures. They have also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from the estimates included in this prospectus. For instance, initial production rates reported by HighPeak Energy or other operators may not be indicative of future or long-term production rates, and recovery efficiencies may be worse than expected and production declines may be greater than estimated and may be more rapid and irregular when compared to initial production rates. In addition, estimates of proved reserves may be adjusted to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of reserves. Moreover, there can be no assurance that reserves will ultimately be produced or that proved undeveloped reserves will be developed within the periods anticipated.

You should not assume that the present value of future net revenues from the reserves presented in this prospectus is the current market value of the estimated reserves of our assets. Actual future prices and costs may differ materially from those used in the present value estimate. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

The standardized measure of estimated reserves may not be an accurate estimate of the current fair value of estimated oil and natural gas reserves.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires historical twelve-month pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. For example, historical twelve-month prices were substantially higher than current prices. In addition, HPK LP, the prior owner of the HighPeak Assets was generally not subject to U.S. federal, state or local income taxes other than certain state franchise taxes. HighPeak Energy is subject to U.S. federal, state and local income taxes. As a result, estimates included in this prospectus of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the standardized measure of estimated reserves included in this prospectus should not be construed as accurate estimates of the current fair value of such proved reserves.

Properties HighPeak Energy acquires may not produce as projected, and HighPeak Energy may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires HighPeak Energy to assess reservoir and infrastructure characteristics, including recoverable reserves, future oil and gas prices and their applicable differentials, development and operating costs, and potential liabilities, including environmental liabilities. In connection with these assessments, HighPeak Energy performs a review of the subject properties that it believes to be generally consistent with industry practices. Such assessments are inexact and inherently uncertain. For these reasons, the properties HighPeak Energy acquired at the Closing, or may acquire in the future, may not produce as expected. In connection with the assessments, HighPeak Energy performs a review of the subject properties, but such a review may not reveal all existing or potential problems. In the course of due diligence, HighPeak Energy may not review every well, pipeline or associated facility. HighPeak Energy cannot necessarily observe structural and environmental problems, such as groundwater contamination, when a review is performed. HighPeak Energy may be unable to obtain contractual indemnities from the seller for liabilities created prior to HighPeak Energy’s purchase of the property. HighPeak Energy may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations. Additionally, the success of future acquisitions will depend on HighPeak Energy’s ability to integrate effectively the then-acquired business into its then-existing operations. The process of integrating acquired assets may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. HighPeak Energy’s failure to achieve consolidation savings, to incorporate the additionally acquired assets into its then-existing operations successfully, or to minimize any unforeseen operational difficulties, or the failure to acquire future assets at all, could have a material adverse effect on its financial condition and results of operations.

HighPeak Energy is not the operator on all of its acreage or drilling locations, and, therefore, HighPeak Energy is not able to control the timing of exploration or development efforts, associated costs or the rate of production of any non-operated assets, and could be liable for certain financial obligations of the operators or any of its contractors, to the extent such operator or contractor is unable to satisfy such obligations.

HighPeak Energy is not the operator on all of its acreage or drilling locations, and there is no assurance that it will operate all of HighPeak Energy’s other future drilling locations. As a result, HighPeak Energy will have limited ability to exercise influence over the operations of the drilling locations operated by its partners, and there is the risk that HighPeak Energy’s partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. Furthermore, the success and timing of development activities operated by its partners will depend on a number of factors that will be largely outside of HighPeak Energy’s control, including:

●	the timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the approval of other participants in drilling wells;

●	the selection of technology; and

●	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of HighPeak Energy’s drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities. Further, HighPeak Energy may be liable for certain financial obligations of the operator of a well in which it owns a working interest to the extent such operator becomes insolvent and cannot satisfy such obligations. Similarly, HighPeak Energy may be liable for certain obligations of contractors to the extent such contractor becomes insolvent and cannot satisfy their obligations. The satisfaction of such obligations could have a material adverse effect on HighPeak Energy’s financial condition. For more information about certain of the HighPeak Assets, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The identified drilling locations on the HighPeak Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the entire amount of capital that would be necessary to drill such locations.

HighPeak Energy’s management and technical teams have specifically identified and scheduled certain drilling locations as an estimation of future multi-year drilling activities on the HighPeak Assets. These drilling locations represent a significant part of HighPeak Energy’s growth strategy. HighPeak Energy’s ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Because of these uncertain factors, HighPeak Energy cannot be certain whether the numerous identified drilling locations will ever be drilled or if it will be able to produce natural gas or oil from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire.

As a result of the limitations described in this prospectus, HighPeak Energy may be unable to drill many of these identified locations. In addition, significant additional capital will be required over a prolonged period in order to pursue the development of these locations, and HighPeak Energy may not be able to raise or generate the capital required to do so. See “—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.” Any drilling activities HighPeak Energy is able to conduct on these locations may not be successful, may not result in production or additions to estimated proved reserves and could result in a downward revision of estimated proved reserves, which could have a material adverse effect on the borrowing base under any Debt Facility or future business and results of operations. Additionally, if HighPeak Energy curtails its drilling program, it may lose a portion of its acreage through lease expirations and may be required to reduce estimated proved reserves, which could reduce the borrowing base under any Debt Facility or any other debt financing entered into.

Certain of the undeveloped leasehold acreage of the HighPeak Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.

As of June 30, 2020, approximately 20% of HighPeak Energy’s acreage was held by production. The leases for net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases or the leases are renewed. From 2020 through 2022, approximately 7%, 56% and 4%, respectively, of the acreage associated with the leases are set to expire. If the leases expire and HighPeak Energy is unable to renew the leases, HighPeak Energy will lose its right to develop the related properties. Although HighPeak Energy intends to extend substantially all of the net acreage associated with identified drilling locations through a combination of development drilling, or the negotiation of lease extensions, it may not be successful. Additionally, any payments related to such extensions may be more than anticipated. Please see “Business—Development of Proved Undeveloped Reserves—Undeveloped Acreage Expirations” for more information regarding acreage expirations and our plans for extending our acreage. HighPeak Energy’s ability to drill and develop its acreage and establish production to maintain its leases depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect HighPeak Energy’s operating results and ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of oil, natural gas and NGL. Any decreases in production due to poor weather conditions will have an adverse effect on revenues, which will in turn negatively affect cash flow from operations.

HighPeak Energy’s operations will be substantially dependent on the availability of water. Restrictions on its ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. Drought conditions have persisted in the areas where the HighPeak Assets are located in past years. Such drought conditions can lead governmental authorities to restrict the use of water, subject to their jurisdiction, for hydraulic fracturing to protect local water supplies. Although HighPeak Energy may enter into a long-term contract for the supply of water, it currently procures local water for drilling on a well-to-well basis. If HighPeak Energy is unable to obtain water to use in operations, it may need to be obtained from non-local sources and transported to drilling sites, resulting in increased costs, or HighPeak Energy may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The HighPeak Assets are located in the north eastern Midland Basin, making HighPeak Energy vulnerable to risks associated with operating in a limited geographic area.

All of HighPeak Energy’s producing properties are geographically concentrated in the north eastern Midland Basin. As a result, HighPeak Energy may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of production from wells in such areas caused by governmental regulation, (iii) processing or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel, (vi) water shortages or other drought related conditions or (vii) interruption of the processing or transportation of oil, natural gas or NGL. The concentration of the HighPeak Assets in a limited geographic area also increases its exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these factors has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expirations. Any of the risks described above could have a material adverse effect on HighPeak Energy’s business, financial condition, results of operations and cash flow.

HighPeak Energy may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and adversely affect HighPeak Energy’s results of operations and financial condition. While HighPeak Energy typically obtains title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case HighPeak Energy may lose the lease and the right to produce all or a portion of the minerals under the property. Additionally, if an examination of the title history of a property reveals that an oil or natural gas lease or other developed right has been purchased in error from a person who is not the owner of the mineral interest desired, HighPeak Energy’s interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases would be lost.

The development of estimated PUDs may take longer and may require higher levels of capital expenditures than anticipated. Therefore, estimated PUDs may not be ultimately developed or produced.

As of December 31, 2019, the HighPeak Assets contained 6,533 MBoe of proved undeveloped reserves, or PUDs, consisting of 5,281 MBbls of oil, 2,702 MMcf of natural gas and 801 MBbls of NGL. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than anticipated. Estimated future development costs relating to the development of such PUDs at December 31, 2019 are approximately $55.37 million over the next five (5) years. HighPeak Energy’s ability to fund these expenditures is subject to a number of risks. See “—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.” Delays in the development of reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of the estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause HighPeak Energy to have to reclassify PUDs as unproved reserves. Furthermore, there is no certainty that HighPeak Energy will be able to convert PUDs to developed reserves or that undeveloped reserves will be economically viable or technically feasible to produce.

Further, SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five (5) years after the date of booking. This requirement may limit HighPeak Energy’s ability to book additional PUDs as it pursues its future drilling programs. As a result, HighPeak Energy may be required to write down its PUDs if it does not drill those wells within the required timeframe. If actual reserves prove to be less than current reserve estimates, or if HighPeak Energy is required to write down some of its PUDs, such reductions could have a material adverse effect on HighPeak Energy’s financial condition, results of operations and future cash flows.

Unless HighPeak Energy replaces its reserves with new reserves and develops those new reserves, its reserves and production will decline, which would adversely affect future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless HighPeak Energy conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves will decline as those reserves are produced. HighPeak Energy’s future reserves and production, and therefore future cash flows and results of operations, are highly dependent on HighPeak Energy’s success in efficiently developing current reserves and economically finding or acquiring additional recoverable reserves. HighPeak Energy may not be able to develop, find or acquire sufficient additional reserves to replace future production. If HighPeak Energy is unable to replace such production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce or slow the demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil, natural gas and NGL, technological advances improving fuel economy and developments in energy generation and storage devices could reduce or slow the demand for oil, natural gas and NGL. The impact of the changing demand for oil, natural gas and NGL may have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy depends upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.

HighPeak Energy expects to sell its production to a relatively small number of customers, as is customary in the oil and natural gas business. For the six months ended June 30, 2020 and the year ended December 31, 2019, there were two (2) purchasers who accounted for approximately 92% and 88%, respectively, of the total revenue attributable to the HighPeak Assets. No other purchaser accounted for 10% or more of such revenues during such period. The loss of any such greater than 10% purchaser could adversely affect HighPeak Energy’s revenues in the short term. See the section entitled “Business—Operations—Marketing and Customers” for additional information. HighPeak Energy expects to depend upon these or other significant purchasers for the sale of most of its oil and natural gas production. HighPeak Energy cannot ensure that it will continue to have ready access to suitable markets for its future oil and natural gas production.

HighPeak Energy’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

HighPeak Energy’s operations will be subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, the occupational health and safety aspects of its operations or otherwise relating to the protection of the environment and natural resources. These laws and regulations may impose numerous obligations applicable to HighPeak Energy’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from HighPeak Energy’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of HighPeak Energy’s operations. In addition, HighPeak Energy may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit growth and revenue.

Certain environmental laws impose strict liability (i.e., no showing of “fault” is required) as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. HighPeak Energy may be required to remediate contaminated properties owned or operated by it or facilities of third parties that received waste generated by operations regardless of whether such contamination resulted from the conduct of others or from consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, HighPeak Energy could acquire, or be required to provide indemnification against, environmental liabilities that could expose HighPeak Energy to material losses. In certain instances, citizen groups also have the ability to bring legal proceedings against HighPeak Energy if it is not in compliance with environmental laws, or to challenge its ability to receive environmental permits needed to operate. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of its operations. HighPeak Energy’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

For example, HighPeak Energy may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of its wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including the following federal laws and their state counterparts, as amended from time to time, among others:

●

the Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, monitoring and reporting requirements and is relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions;

●

the Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants from facilities and sources to federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

●	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

●

the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

●	the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport, disposal and cleanup of non-hazardous, hazardous and solid wastes;

●

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and those who arrange for transportation or disposal of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur, as well as imposes liability on present and certain past owners and operations of sites where hazardous substance releases have occurred or are threatening to occur;

●

the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas; and

●

The Occupational Safety and Health Act (“OSHA”), under which federal Occupational Safety and Health Administration and similar state agencies have promulgated regulations limiting exposures to hazardous substances in the workplace and imposing various worker safety requirements.

Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective actions, the incurrence of capital expenditures, the occurrence of delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of HighPeak Energy’s future operations in a particular area. It is not uncommon for neighboring landowners, employees and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and more stringent laws and regulations may be adopted in the future.

To the extent HighPeak Energy’s operations are affected by national, regional, local and other laws, and to the extent such laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, HighPeak Energy’s business, prospects, financial condition or results of operations could be materially adversely affected.

HighPeak Energy may incur substantial losses and be subject to substantial liability claims as a result of operations. Additionally, HighPeak Energy may not be insured for, or insurance may be inadequate to protect HighPeak Energy against, these risks.

HighPeak Energy will not be insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect its business, financial condition or results of operations.

HighPeak Energy’s development activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●

environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination, damage to natural resources or wildlife, or the presence of endangered or threatened species;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	fires, explosions and ruptures of pipelines;

●	personal injuries and death;

●	natural disasters; and

●	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these events could adversely affect HighPeak Energy’s ability to conduct operations or result in substantial loss as a result of claims for:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental or natural resource damage;

●	regulatory investigations and penalties; and

●	repair and remediation costs.

HighPeak Energy may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on business, financial condition and results of operations.

Properties that HighPeak Energy decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that HighPeak Energy decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable HighPeak Energy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. HighPeak Energy cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to its drilling prospects. Further, HighPeak Energy’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

●	unexpected drilling conditions;

●	title issues;

●	pressure or lost circulation in formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	compliance with environmental and other governmental or contractual requirements; and

●	increases in the cost of, and shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

HighPeak Energy may be unable to make additional attractive acquisitions following the recent business combination or successfully integrate acquired businesses with its current assets, and any inability to do so may disrupt its business and hinder its ability to grow.

There is no guarantee HighPeak Energy will be able to identify attractive acquisition opportunities that complement the HighPeak Assets or expand its business. In the event it is able to identify attractive acquisition opportunities, HighPeak Energy may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause HighPeak Energy to refrain from, completing acquisitions.

The success of completed acquisitions will depend on HighPeak Energy’s ability to integrate effectively the acquired business into its then-existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of its managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that it will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. HighPeak Energy’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its then-existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, the agreements that will govern HighPeak Energy’s indebtedness will impose certain limitations on its ability to enter into mergers or combination transactions and to incur certain indebtedness, which could indirectly limit its ability to acquire assets and businesses.

Certain of HighPeak Energy’s properties are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business.

Certain of HighPeak Energy’s properties are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business. Such restrictions could affect, among other things, access to and the permissible uses of facilities as well as the manner in which HighPeak Energy produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant, and HighPeak Energy may experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from the drilling of wells.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel, frac crews and oilfield services could adversely affect HighPeak Energy’s ability to execute its development plans within its budget and on a timely basis.

The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil, natural gas and NGL prices, causing periodic shortages of equipment, supplies and needed personnel. HighPeak Energy’s operations will be concentrated in areas in which oilfield activity levels have previously increased rapidly. If that were to happen again in the future, demand for drilling rigs, equipment, supplies and personnel may increase the costs for these services. Access to transportation, processing and refining facilities in these areas may become constrained resulting in higher costs and reduced access for those items. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2018 through June 30, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. As a result of the current pricing environment, services have currently been curtailed and may be delayed in coming back to previous levels in the event prices do improve. However, prices have since increased and HighPeak Energy’s management began resuming production in mid-July. At June 30, 2020, HighPeak Energy had twelve (12) drilled uncompleted wells that we began completing in September 2020. We will continue to monitor the extent by which prices continue to increase and/or stabilize as we execute our capital expenditure program. To the extent that commodity prices improve in the future, the demand for and prices of these goods and services are likely to increase and HighPeak Energy could encounter delays in or an inability to secure the personnel, equipment, power, services, resources and facilities access necessary for it to resume or increase HighPeak Energy’s development activities, which could result in production volumes being below its forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on cash flow and profitability. Furthermore, if it is unable to secure a sufficient number of drilling rigs at reasonable costs, HighPeak Energy may not be able to drill all of its acreage before its leases expire.

HighPeak Energy could experience periods of higher costs if commodity prices rise. These increases could reduce profitability, cash flow and ability to complete development activities as planned.

Historically, capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases have resulted from a variety of factors that HighPeak Energy will be unable to control, such as increases in the cost of electricity, steel and other raw materials; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and natural gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in HighPeak Energy’s revenue if commodity prices rise, thereby negatively impacting its profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that HighPeak Energy’s ability to participate in the commodity price increases is limited by its derivative activities, if any.

HighPeak Energy may be involved in legal proceedings that could result in substantial liabilities.

Like many oil and gas companies, HighPeak Energy expects to be involved from time to time in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such proceedings are inherently uncertain, and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on HighPeak Energy because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in its business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Should our operators fail to comply with all applicable regulatory agency administered statutes, rules, regulations and orders, our operators could be subject to substantial penalties and fines.

Under the Energy Policy Act of 2005, the Federal Energy Regulatory Commission (the “FERC”) has civil penalty authority under the Natural Gas Act of 1938 to impose penalties for current violations of up to $1,269,500 per day for each violation (annually adjusted for inflation) and disgorgement of profits associated with any violation. While our operators’ operations have not been regulated by the FERC as a natural gas company under this law, the FERC has adopted regulations that may subject certain of our operators’ otherwise non-FERC jurisdictional facilities to the FERC annual reporting requirements. Our operators also must comply with the anti-market manipulation rules enforced by the FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Additionally, the FTC has regulations intended to prohibit market manipulation in the petroleum industry with authority to fine violators of the regulations civil penalties of up to $1,210,340 per day (annually adjusted for inflation) and the Commodity Futures Trading Commission (the “CFTC”) prohibits market manipulation in the markets regulated by the CFTC, including similar anti-manipulation authority with respect to crude oil swaps and futures contracts as that granted to the CFTC with respect to crude oil purchases and sales. The CFTC rules subject violators to a civil penalty of up to the greater of $1,191,842 per day (annually adjusted for inflation) or triple the monetary gain to the person for each violation. Failure to comply with those regulations in the future could subject our operators to civil penalty liability, as described in “Business—Regulation of the Oil and Natural Gas Industry.”

The operations of HighPeak Energy are subject to a series of risks arising out of the threat of climate change that could result in increased operating costs, limit the areas in which HighPeak Energy may conduct oil and natural gas exploration and production activities and reduce demand for the oil and natural gas HighPeak Energy produces.

The threat of climate change continues to attract considerable attention in the United States and in foreign countries. Numerous proposals have been made and could continue to be made at the international, national, regional and state levels of government to monitor and limit existing emissions of GHGs as well as to restrict or eliminate such future emissions. As a result, oil and natural gas exploration and production operations are subject to a series of regulatory, political, litigation and financial risks associated with the production and processing of fossil fuels and emission of GHGs.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, with the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the CAA, the EPA has adopted rules that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, implement New Source Performance Standards directing the reduction of methane from certain new, modified, or reconstructed facilities in the oil and natural gas sector, and together with the Department of Transportation (“DOT”), implement GHG emissions limits on vehicles manufactured for operation in the United States. Additionally, various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. At the international level, there is a non-binding agreement, the United Nations-sponsored “Paris Agreement,” for nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020, although the United States has announced its withdrawal from such agreement, effective November 4, 2020.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates seeking the office of the President of the United States in 2020. Actions that could be pursued by presidential candidates may include more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as the reversal of the United States’ withdrawal from the Paris Agreement. Litigation risks are also increasing, as a number of cities and other local governments have sought to bring suit against the largest oil and natural gas exploration and production companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to global warming effects, such as rising sea levels, and therefore are responsible for roadway and infrastructure damages as a result.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies concerned about the potential effects of climate change may elect in the future to shift some or all of their investments into non-energy related sectors. Institutional lenders who provide financing to fossil-fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. In addition, in response to concerns related to climate change, there have been efforts in recent years to influence the investment community, including investment advisors and certain sovereign wealth, pension and endowment funds, promoting divestment of fossil fuel equities and pressuring leaders to limit funding to companies engaged in the extraction of fossil fuels. For example, officials in New York state and New York City have announced their intent to divest the state and city pension funds’ holding in fossil fuel companies, and the World Bank has announced that it will no longer finance upstream oil and gas after 2019, except in “exceptional circumstances.” Such environmental activism and initiatives aimed at limiting climate change and reducing air pollution could interfere with HighPeak Energy’s business activities, operations and cost of access to capital.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from oil and natural gas producers such as HighPeak Energy or otherwise restrict the areas in which we may produce oil and natural gas or generate GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for or erode value for, the oil and natural gas that HighPeak Energy produces. Additionally, political, litigation and financial risks may result in HighPeak Energy’s restricting or cancelling oil and natural gas production activities, incurring liability for infrastructure damages as a result of climatic changes, or having an impaired ability to continue to operate in an economic manner. One or more of these developments could have a material adverse effect on HighPeak Energy’s business, financial condition and results of operation.

Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect HighPeak Energy’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. HighPeak Energy expects to regularly use hydraulic fracturing as part of HighPeak Energy’s operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but certain federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Congress has, from time to time, considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect HighPeak Energy’s operations, but such additional federal regulation could have an adverse effect on its business, financial condition and results of operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water under certain circumstances.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014.

Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where HighPeak Energy will operate, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict HighPeak Energy’s drilling and production activities, as well as HighPeak Energy’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on its future business.

State and federal regulatory agencies have at times focused on a possible connection between the hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed in other states, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in.

HighPeak Energy will likely dispose of large volumes of produced water gathered from its drilling and production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict HighPeak Energy’s ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring HighPeak Energy to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.

HighPeak Energy’s ability to acquire additional prospects and to find and develop reserves in the future will depend on its ability to evaluate and select suitable properties for acquisitions and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many other oil and natural gas companies possess and employ greater financial, technical and personnel resources than HighPeak Energy. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than HighPeak Energy will be able to offer. The cost to attract and retain qualified personnel has historically continually increased due to competition and may increase substantially in the future. HighPeak Energy may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect operations.

HighPeak Energy will depend on the services of its senior management and technical personnel. HighPeak Energy does not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of its senior management could have a material adverse effect on its business, financial condition and results of operations.

Increases in interest rates could adversely affect HighPeak Energy’s business.

HighPeak Energy will require continued access to capital and its business and operating results could be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. HighPeak Energy expects to use debt financing, which may include borrowings under the Debt Facility, to finance a portion of its future growth, and these changes could cause its cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place HighPeak Energy at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting its ability to finance its operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve its planned growth and operating results.

HighPeak Energy’s anticipated use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, HighPeak Energy’s drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and it could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect HighPeak Energy’s ability to conduct drilling activities in areas where it operates.

Oil and natural gas operations in HighPeak Energy’s operating areas may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Such restrictions may limit HighPeak Energy’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay HighPeak Energy’s operations or materially increase its operating and capital costs. Permanent restrictions imposed to protect threatened or endangered species, or their habitat could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where HighPeak Energy operates as threatened or endangered could cause it to incur increased costs arising from species protection measures or could result in limitations on its activities that could have a material and adverse impact on its ability to develop and produce reserves. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the U.S. Fish and Wildlife Service (“FWS”) and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands. To the extent species are listed under the ESA or similar state laws, or previously unprotected species are designated as threatened or endangered in areas where our properties are located, operations on those properties could incur increased costs arising from species protection measures and face delays or limitations with respect to production activities thereon.

HighPeak Energy may not be able to keep pace with technological developments in its industry.

The oil and natural gas industry is characterized by rapid and significant technological advancement and the introduction of new products and services using new technologies. As others use or develop new technologies, HighPeak Energy may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before HighPeak Energy can. HighPeak Energy may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies it expects to use were to become obsolete, HighPeak Energy’s business, financial condition or results of operations could be materially and adversely affected.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm HighPeak Energy’s business may occur and not be detected.

HighPeak Energy’s management does not expect that HighPeak Energy’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in HighPeak Energy have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

HighPeak Energy’s business could be adversely affected by security threats, including cyber-security threats, and related disruptions.

HighPeak Energy relies heavily on its information systems, and the availability and integrity of these systems is essential to conducting HighPeak Energy’s business and operations. As a producer of natural gas and oil, HighPeak Energy faces various security threats, including cyber-security threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, refineries and pipelines. This risk may be heightened as a result of the remote working environment created by the COVID-19 outbreak. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy’s implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Risks Related to Ownership of our Securities

The HighPeak Group, including the Principal Stockholder Group, has significant influence over HighPeak Energy following the completion of the business combination.

Prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the Contingent Value Rights (and the surrender for cancellation by the Sponsor of an equivalent number of shares), the HighPeak Group will own approximately 90% of HighPeak Energy’s common stock. The Principal Stockholder Group have agreed not to sell such shares before the six (6) month anniversary of the Closing under the Stockholders’ Agreement and HighPeak I, HighPeak II and Sponsor have placed into escrow at Closing 21,694,763 shares of HighPeak Energy common stock in connection the issuance of the Contingent Value Rights. As long as the Principal Stockholder Group owns or controls a significant percentage of HighPeak Energy’s outstanding voting power, subject to the terms of the Stockholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to nominate a specified number of directors for appointment to the Board so long as the Principal Stockholder Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” The full text of the Stockholders’ Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

HighPeak Energy’s only significant asset is its ownership of 100% of the HighPeak Contributed Entities and cash on hand after the Closing of the business combination, and such ownership may not be sufficient to pay dividends on its common stock or satisfy its other financial obligations.

HighPeak Energy has no direct operations and no significant assets other than the direct or indirect ownership of 100% of the HighPeak Contributed Entities, which includes cash on HighPeak Energy’s balance sheets. The earnings from, or other available assets received from, the HighPeak Contributed Entities may not be sufficient to pay dividends on HighPeak Energy’s common stock or satisfy other financial obligations.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of our securities at the time of the Closing may vary significantly from our prices in the future.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	the market volatility resulting from sustained uncertainty surrounding the COVID-19 outbreak;

●	changes in the market’s expectations about our operating results;

●	success of our competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of HighPeak Energy common stock available for public sale;

●	any major change in our Board or management;

●	sales of substantial amounts of HighPeak Energy common stock by the HighPeak Group, our directors, executive officers or significant stockholders, or the perception that such sales could occur; and

●

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, OPEC+’s ability to continue to agree to limit production among its members and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for energy stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Because HighPeak Energy has a limited operating history, it may be difficult to evaluate its ability to successfully implement its business strategy.

Because of HighPeak Energy’s limited operating history, the operating performance of its future assets and business strategy are not yet proven. As a result, it may be difficult to evaluate HighPeak Energy’s business and results of operations to date and to assess its future prospects.

In addition, HighPeak Energy may encounter risks and difficulties experienced by companies whose performance is dependent upon newly acquired assets, such as failing to operate the HighPeak Assets as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. As a result of the foregoing, HighPeak Energy may be less successful in achieving a consistent operating level capable of generating cash flows from operations as compared to a company that has had a longer operating history. In addition, HighPeak Energy may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies that have had longer operating histories.

The unaudited pro forma condensed combined consolidated financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined consolidated financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the date or dates indicated. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.”

HighPeak Energy is a “controlled company” within the meaning of Nasdaq Rules and, as a result, qualifies for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are subject to such requirements.

The HighPeak Group collectively own a majority of HighPeak Energy’s outstanding voting stock. Therefore, HighPeak Energy is a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors under Nasdaq rules;

●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to HighPeak Energy as long as it remains a controlled company.

HighPeak Energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on HighPeak Energy’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although HighPeak Energy conducted due diligence on the HighPeak Assets in connection with the business combination, HighPeak Energy cannot assure you that this diligence revealed all material issues that may be present in the businesses of the HighPeak Assets, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HighPeak Energy’s control will not later arise. As a result, HighPeak Energy may be forced to later write-down or write-off assets, restructure HighPeak Energy’s operations, or incur impairment or other charges that could result in losses. Even if HighPeak Energy’s due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with HighPeak Energy’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on HighPeak Energy’s liquidity, the fact that HighPeak Energy reports charges of this nature could contribute to negative market perceptions about it following the completion of the business combination or HighPeak Energy’s securities. In addition, charges of this nature may cause HighPeak Energy to be unable to obtain future financing on favorable terms or at all.

There is no guarantee that our warrants and CVRs will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of HighPeak Energy common stock, subject to certain adjustments. There is no guarantee that our warrants and CVRs will be in the money following the time they become exercisable and prior to their expiration, and as such, our warrants and CVRs may expire worthless.

The terms of our warrants may be amended in a manner that may be adverse to holders of our warrants with the approval by the holders of at least 50% of our then-outstanding warrants.

Our warrants were issued in registered form under the Warrant Agreement Amendment. The Warrant Agreement Amendment provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding warrants to make any other change or modification, including any amendment that adversely affects the interests of the registered holders of our warrants. Accordingly, HighPeak Energy, may amend the terms of its warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding warrants approve of such amendment. Although HighPeak Energy’s ability to amend the terms of its warrants with the consent of at least 50% of the then-outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of HighPeak Energy common stock purchasable upon exercise of a warrant.

Warrants are exercisable for HighPeak Energy common stock and HighPeak Energy’s LTIP provides for a significant number of stock options, each of which could increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

The potential for the issuance of a substantial number of additional shares of HighPeak Energy common stock upon exercise of its warrants would increase the number of issued and outstanding shares of HighPeak Energy common stock, and reduce the value of the shares issued and outstanding as of the date hereof. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for HighPeak Energy’s securities or on its ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

In addition, in order to attract and retain key management personnel and non-employee directors, HighPeak Energy has implemented the LTIP, pursuant to which the Share Pool (as defined in the LTIP) is reserved and available for delivery with respect to Stock Awards (as defined in the LTIP and which may only be granted to non-employee directors) and stock options. In addition, pursuant to the terms of the LTIP, at the beginning of each year, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year, including any shares issued upon the exercise of the warrants. As a result, HighPeak Energy could issue significant number of stock options under the LTIP, including additional shares added to the LTIP upon the exercise of the warrants, which could further dilute your holdings.

A significant portion of HighPeak Energy’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of HighPeak Energy common stock to drop significantly, even if HighPeak Energy’s business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time following the date of the registration statement which this prospectus forms a part. Further, in connection with the Forward Purchase Agreement Amendment, HighPeak Energy issued 8,976,875 forward purchase units (which includes 8,976,875 shares of HighPeak Energy common stock), to the Forward Purchase Investors, 5,811,000 shares of which were previously registered for resale on the Combined Registration Statement on Form S-4 and Form S-1, filed with the SEC on August 5, 2020, and 3,165,875 shares are being registered pursuant to this registration statement which this prospectus forms a part. As of the date hereof, prior to taking into account any adjustment relating to any shares that may be issued (or forfeited) pursuant to the CVRs (and the surrender for cancellation by Sponsor of a corresponding number of shares) and the exercise of warrants pursuant to the Warrant Agreement Amendment, the HighPeak Group owns approximately 90% of HighPeak Energy common stock, although pursuant to the Stockholders’ Agreement the Principal Stockholder Group has agreed not to sell such shares before the six (6) month anniversary of the Closing. In either case, sales after such restricted period, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of HighPeak Energy common stock.

In connection with the Closing, HighPeak Energy entered into the Registration Rights Agreement with the Holders, which includes, Sponsor, HighPeak I, HighPeak II, HighPeak III, Jack Hightower and each of their respective affiliates and any transferees thereof that execute joinders to the Registration Rights Agreement, certain Forward Purchase Investors and Pure’s three former independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant. For more information about the Registration Rights Agreement see the section entitled, “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

If securities or industry analysts do not publish or cease publishing research or reports about HighPeak Energy, HighPeak Energy’s business, or HighPeak Energy’s market, or if they change their recommendations regarding HighPeak Energy common stock adversely, the price and trading volume of HighPeak Energy common stock could decline.

The trading market for HighPeak Energy common stock will be influenced by the research and reports that industry or securities analysts may publish about HighPeak Energy, HighPeak Energy’s business, HighPeak Energy’s market, or HighPeak Energy’s competitors. If any of the analysts who may cover HighPeak Energy following the business combination change their recommendation regarding HighPeak Energy common stock adversely, or provide more favorable relative recommendations about its competitors, the price of HighPeak Energy common stock would likely decline. If any analyst who may cover HighPeak Energy following the business combination were to cease their coverage or fail to regularly publish reports on HighPeak Energy, HighPeak Energy could lose visibility in the financial markets, which could cause HighPeak Energy’s stock price or trading volume to decline.

The A&R Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The A&R Charter provides that, unless HighPeak Energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law and subject applicable jurisdictional requirements, be the sole and exclusive forum for (i) any derivative action or proceeding as to which the Delaware General Corporation Law (“DGCL”) confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of HighPeak Energy to HighPeak Energy or its stockholders, (iii) any action asserting a claim against HighPeak Energy, its directors, officers or employees arising pursuant to any provision of the DGCL, the A&R Charter or HighPeak Energy’s bylaws or (iv) any action asserting a claim against HighPeak Energy, its directors, officers or employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or (c) the Court of Chancery does not have subject matter jurisdiction. The forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder.

If any action the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in shares of HighPeak Energy’s capital stock will be deemed to have notice of, and consented to, the provisions of our A&R Charter described in the preceding paragraph. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HighPeak Energy or its directors, officers or other employees, which may discourage such lawsuits against HighPeak Energy and such persons. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable. If a court were to find these provisions of the A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, HighPeak Energy may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect HighPeak Energy’s business, investments and results of operations.

HighPeak Energy is subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, HighPeak Energy is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on HighPeak Energy’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on HighPeak Energy’s business and results of operations.

There can be no assurance that HighPeak Energy common stock issued in connection with the business combination, including issuable upon exercise of our warrants or upon satisfaction of conditions under the CVR Agreement with respect to the CVRs, will remain listed on the Nasdaq, or that HighPeak Energy will be able to comply with the continued listing standards of the Nasdaq.

HighPeak Energy’s common stock and warrants are currently listed on the Nasdaq, which such listing includes its common stock, shares of its common stock issuable upon exercise of its warrants or upon satisfaction of conditions under the CVR Agreement with respect to the CVRs. If the Nasdaq delists the HighPeak Energy common stock from trading on its exchange for failure to meet the listing standards, HighPeak Energy and its security holders could face significant material adverse consequences:

●	a limited availability of market quotations for HighPeak Energy’s securities;

●	reduced liquidity for HighPeak Energy’s securities;

●

a determination that HighPeak Energy common stock is a “penny stock,” which will require brokers trading in HighPeak Energy common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for HighPeak Energy’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because HighPeak Energy’s common stock are listed on the Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of HighPeak Energy’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if HighPeak Energy were no longer listed on the Nasdaq, its securities would not be covered securities and HighPeak Energy would be subject to regulation in each state in which HighPeak Energy offers its securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of HighPeak Energy’s income or other tax returns could adversely affect HighPeak Energy’s financial condition and results of operations.

HighPeak Energy is subject to tax by U.S. federal, state, and local tax authorities. HighPeak Energy’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of HighPeak Energy’s deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings; or

●	changes in tax laws, regulations or interpretations thereof.

In addition, HighPeak Energy may be subject to audits of its income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on HighPeak Energy’s financial condition and results of operations.

HighPeak Energy is an emerging growth company within the meaning of the Securities Act, and if HighPeak Energy takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make HighPeak Energy’s securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

HighPeak Energy is an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and HighPeak Energy may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HighPeak Energy’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, HighPeak Energy’s stockholders may not have access to certain information they may deem important. HighPeak Energy could be an emerging growth company for up to five (5) years, although circumstances could cause HighPeak Energy to lose that status earlier, including if the market value of HighPeak Energy’s equity held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case HighPeak Energy would no longer be an emerging growth company as of the following December 31. HighPeak Energy cannot predict whether investors will find its securities less attractive because HighPeak Energy will rely on these exemptions. If some investors find HighPeak Energy’s securities less attractive as a result of HighPeak Energy’s reliance on these exemptions, the trading prices of HighPeak Energy’s securities may be lower than they otherwise would be, there may be a less active trading market for HighPeak Energy’s securities and the trading prices of HighPeak Energy’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HighPeak Energy has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HighPeak Energy’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Non-U.S. Holders may be subject to U.S. income tax and withholding tax with respect to gain on disposition of their HighPeak Energy common stock, CVRs and warrants.

HighPeak Energy believes it is a U.S. real property holding corporation. As a result, Non-U.S. Holders (defined below in the section entitled “Material U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of HighPeak Energy common stock, CVRs or warrants during a specified time period may be subject to U.S. federal income tax and withholding on a sale, exchange, or other disposition of such HighPeak Energy common stock, CVRs or warrants, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations” of this prospectus.

Under certain circumstances, the Contingent Value Rights will have no value and will be automatically terminated without any further consideration.

The terms of the Contingent Value Rights are governed by the Contingent Value Rights Agreement by and among HighPeak Energy, HighPeak I, HighPeak II, Sponsor and the Rights Agent.

The CVR Holders are provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide a CVR Holder with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00, at the CVR Maturity Date. However, this contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. If the stock price has generated a 10% preferred simple annual return with respect to the shares of HighPeak Energy common stock as of the CVR Maturity Date, then no additional shares will be issued pursuant to the CVRs, the CVRs will have no value and the CVRs will be automatically terminated without any further consideration.

Consideration owed to the holders of the Contingent Value Rights, if any, will not be delivered prior to the CVR Maturity Date, except in certain limited circumstances.

The Contingent Value Rights will mature on the earlier of (i) the date to be specified by HighPeak I, HighPeak II and Sponsor, which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to our business, including certain mergers, consolidations and asset sales. The calculation and satisfaction of any Preferred Returns will occur, if applicable, following the CVR Maturity Date in accordance with the terms of the Contingent Value Rights Agreement. Because no interest will accrue on the Contingent Value Rights, you will not receive any compensation for holding any Contingent Value Rights between the Closing and either the termination of such Contingent Value Rights or HighPeak Energy’s issuance of additional shares of HighPeak Energy common stock needed to satisfy any Preferred Return, if any.

A market for the CVRs may not develop and, even if a market for the CVRs does develop, there can be no assurance the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs, which would adversely affect the liquidity and price of the CVRs.

HighPeak Energy cannot predict the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs or whether the market price of the CVRs will be volatile. The CVRs may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for the CVRs may never develop or, if it does develop, it may not be sustained. In addition, the price of the CVRs can vary due to general economic conditions and forecasts, HighPeak Energy’s general business condition and the release of HighPeak Energy’s financial reports. Additionally, if the CVRs are never listed on a national securities exchange for any reason, and may only be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the CVRs may be more limited than if they were quoted or listed on a national securities exchange. You may be unable to sell your CVRs unless a market can be established or sustained.

CVRs may entitle CVR Holders to shares of HighPeak Energy common stock at the CVR Maturity Date or otherwise will result in shares of HighPeak Energy common stock released to HighPeak I, HighPeak II and Sponsor, which, in either case, would increase the number of shares eligible for future resale in the public market.

The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.

At the Closing, HighPeak I, HighPeak II and Sponsor collectively placed a number of shares of HighPeak Energy common stock in escrow equal to the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the Contingent Value Rights Agreement, which Escrowed Shares will be released either to HighPeak Energy for cancellation in connection with the satisfaction of any Preferred Returns or back to HighPeak I, HighPeak II and Sponsor, collectively, as applicable, following the CVR Maturity Date. Until such shares are released back to HighPeak I, HighPeak II and Sponsor, they may not be traded.

To the extent the Preferred Return is not met, additional shares of HighPeak Energy’s will be issued (and a corresponding number of shares of HighPeak Energy common stock will be released to HighPeak Energy from the escrow for cancellation), which will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the HighPeak Energy common stock. There would also be an increase in the number of shares of HighPeak Energy common stock eligible for resale in the public market if the Preferred Returns are met, pursuant to the Escrowed Shares being released to HighPeak I, HighPeak II and Sponsor, as discussed above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of HighPeak Energy common stock, warrants or CVRs to be offered by the selling securityholders pursuant to this prospectus. We will also not receive any proceeds from the issuance of HighPeak Energy common stock upon settlement of the CVRs. With respect to the issuance of shares of HighPeak Energy common stock underlying the warrants, we will not receive any proceeds from the sale of such shares except with respect to the amounts received by us due to the exercise of the warrants to the extent they are exercised for cash. We will receive up to an aggregate of approximately $121,189,162 from the exercise of warrants, assuming the exercise in full of all warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the existing warrants for general corporate purposes.

SECURITIES MARKET INFORMATION

Market Information

HighPeak Energy’s common stock and warrants were listed for trading on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively, on August 21, 2020. Each whole warrant of HighPeak Energy entitles the holder to purchase one share of HighPeak Energy common stock at an exercise price of $11.50 per share. The warrants will become exercisable thirty (30) days after the Closing. HighPeak Energy’s warrants expire August 21, 2026 at 5:00 p.m. New York City time or earlier upon redemption or liquidation.

Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

Holders

At  November 9, 2020, there were approximately 54 holders of record of HighPeak Energy common stock, 49 holders of warrants and 48 holders of record of CVRs.

Dividends

HighPeak Energy has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HIGHPEAK ENERGY, INC

The unaudited pro forma condensed combined consolidated statement of operations data of the Company for the six months ended June 30, 2020 combines the historical statement of operations of Pure and HPK LP for the six months ended June 30, 2020, giving effect to the transactions listed below (collectively, the “Transactions”) as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined consolidated statement of operations data of the Company for the year ended December 31, 2019 combines the historical statement of operations of Pure for the year ended December 31, 2019, of HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019, and for each of HighPeak I and HighPeak II for the year ended December 31, 2019, giving effect to the Transactions as if they had been consummated on January 1, 2019. HPK LP will be treated as the accounting acquirer for the transactions that complete the business combination based on the following rationale:

HPK LP was formed on August 28, 2019 to issue equity interests to achieve a business combination between HighPeak I and HighPeak II. Effective October 1, 2019, HighPeak I and HighPeak II contributed their subsidiaries to HPK LP. The contribution of the HighPeak I and HighPeak II subsidiaries to HPK LP was accounted for as a business combination within the meaning of ASC Topic 805 with HighPeak I being identified as the accounting acquirer. When a new entity is formed to issue equity interests to effect a business combination, ASC 805-10-55-15 requires that one of the entities that existed before the business combination be identified as the acquirer by applying ASC 805-10-55-10 through 14. This guidance indicates that HighPeak I is the acquirer due to its size in the form of production, development activity and acreage position relative to HighPeak II. Additionally, HighPeak I initiated the business combination transactions through its sponsorship of Pure.

The business combination between Pure and HPK LP will be accounted for as a reverse merger in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) within the meaning of ASC Topic 805. Under this method of accounting, Pure will be treated as the “acquired” company for financial reporting purposes and HPK LP will be the accounting acquirer as HPK LP will have a controlling financial interest in Pure through its majority ownership of HighPeak Energy’s common stock.

The Company retained the officers and other employees of the HighPeak Funds following the business combination. The unaudited pro forma condensed combined consolidated balance sheet of HighPeak Energy as of June 30, 2020 presents the historical balance sheets of Pure and HPK LP, after giving effect to the Transactions as if they had been consummated on June 30, 2020. The unaudited pro forma condensed combined consolidated statement of operations data of HighPeak Energy for the year ended December 31, 2019 combines the historical statement of operations of Pure for the year ended December 31, 2019, of HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019, and for each of HighPeak I and HighPeak II for the year ended December 31, 2019, giving effect to the Transactions as if they had been consummated on January 1, 2019, including by giving pro forma effect to the contribution by HighPeak I and HighPeak II of substantially all of their assets to HPK LP effective October 1, 2019. As discussed further in the notes to these unaudited pro forma condensed combined consolidated financial statements, the “Transactions” for purposes hereof include the following:

a.	the formation of HighPeak Energy and HPK LP;

b.	the contribution by HighPeak I and HighPeak II of substantially all of their oil and gas assets to HPK LP effective October 1, 2019;

c.	the merger of MergerSub with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy;

d.

the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the original warrant agreement by HighPeak Energy (other than the 5,350,000 shares of Class B Common Stock held by Sponsor, which were surrendered and forfeited pursuant to the Sponsor Support Agreement and the private placement warrants and public warrants of Pure held by Sponsor and HPEP II, respectively, which were surrendered and forfeited pursuant to the Sponsor Support Agreement) and the additional merger consideration paid with respect to the shares of Class A Common Stock that were converted into HighPeak Energy common stock in the form of the cash consideration and the CVRs;

e.

the acquisition of the HighPeak Assets pursuant to the Business Combination Agreement and the payment of the consideration therefor, including certain stock consideration issued to the HPK Contributors pursuant to the Business Combination Agreement;

f.	the redemption of 3,780,204 shares of Class A Common Stock; and

g.	the issuance of the 8,976,875 shares of HighPeak Energy common stock (and a corresponding number of CVRs and warrants) committed and subscribed to pursuant to the Forward Purchases.

Specifically, Pure’s historical financial statements have been adjusted in these unaudited pro forma condensed combined consolidated financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on HighPeak Energy’s results following the completion of the Transactions.

The unaudited pro forma condensed combined consolidated financial statements have been developed from and should be read in conjunction with:

a.	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

b.	the historical unaudited condensed consolidated financial statements of Pure as of June 30, 2020 and December 31, 2019, and for the three and six months ended June 30, 2020 and 2019;

c.	the historical audited consolidated financial statements of Pure as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018;

d.

the historical unaudited condensed consolidated and combined financial statements of HPK LP and HighPeak I (Predecessors) as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 and 2019;

e.

the historical audited consolidated financial statements of HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 (HPK LP had no activity until subsequent to October 1, 2019);

f.	the historical audited consolidated financial statements of HighPeak I and its subsidiaries, as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017;

g.

the historical audited consolidated financial statements of HighPeak II and its subsidiaries, as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from March 23, 2018 (Inception) to December 31, 2018; and

h.	other information relating to HighPeak Energy, Pure, the HighPeak Funds, the HighPeak Assets and the Transactions included in this prospectus.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined consolidated financial statements are described in the accompanying notes. The unaudited pro forma condensed combined consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Transactions.

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Six Months Ended June 30, 2020
(in thousands, except per share information)

	(a)	(b)
	Pure	HPK LP	Pro Forma Adjustments			Pro Forma
OPERATING REVENUES:
Crude oil sales	$—	$5,462	$			$5,462
Natural gas and natural gas liquids sales	—	105				105
Total operating revenues	—	5,567		—		5,567

OPERATING EXPENSES:
Lease operating	—	4,203				4,203
Production and other taxes	—	402				402
Depletion, depreciation and amortization	—	5,091				5,091
Accretion of asset retirement obligation	—	69				69
General and administrative	60	4,273		(218)	(c)	4,115
Exploration and abandonments	—	4				4
General expenses and franchise taxes	1,432	—		(1,331)	(c)	101
Total operating expenses	1,492	14,042		(1,549)		13,985

INCOME (LOSS) FROM OPERATIONS	(1,492)	(8,475)		1,549		(8,418)

OTHER INCOME (EXPENSE):
Investment income on Trust Account	1,276	—		(1,276)	(d)	—
Other (expense)	—	(76,503)		76,500	(e)	(3)
Total other income (expense), net	1,276	(76,503)		75,224		(3)

NET INCOME (LOSS) BEFORE INCOME TAXES	(216)	(84,978)		76,773		(8,421)
INCOME TAX (EXPENSE) BENEFIT	(232)	—		2,000	(f)	1,768
NET INCOME (LOSS)	(448)	(84,978)		78,773		(6,653)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	—	—				—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(448)	$(84,978)		$78,773		$(6,653)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Common stock						91,592
INCOME (LOSS) PER COMMON SHARE:						(g)
Basic and diluted loss per common share						$(0.07)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Year Ended December 31, 2019
(in thousands, except per share information)

	(a)	(b)	(c)	(d)
	Pure	HPK LP	HighPeak I	HighPeak II	Pro Forma Adjustments			Pro Forma
OPERATING REVENUES:
Crude oil sales	$—	$3,695	$4,154	$719	$			$8,568
Natural gas and natural gas liquids sales	—	163	103	223				489
Total operating revenues	—	3,858	4,257	942		—		9,057

EXPENSES:
Lease operating	—	1,578	1,794	1,190				4,562
Production and other taxes	—	188	261	59				508
Depletion, depreciation and amortization	—	1,612	2,657	650		(906)	(e)	4,013
Accretion of asset retirement obligation	—	34	38	86				158
General and administrative	120	6,159	2,523	2,891		(4,389)	(f)	7,304
Exploration and abandonments	—	33	2,817	756				3,606
Abandoned project	—	—	—	1,122		(1,122)	(g)	—
General expenses and franchise taxes	3,104	—	—	—		(2,904)	(f)	200
Total operating expenses	3,224	9,604	10,090	6,754		(9,321)		20,351

INCOME (LOSS) FROM OPERATIONS	(3,224)	(5,746)	(5,833)	(5,812)		9,321		(11,294)

OTHER INCOME (EXPENSE):
Investment income on Trust Account and other interest income	8,739	—	—	107		(8,739)	(h)	107
Gain on contribution to affiliate	—	—	—	86,301		(86,301)	(i)	—
Equity in loss of affiliates	—	—	(3,175)	(2,571)		5,746	(j)	—
Total other income (expense), net	8,739	—	(3,175)	83,837		(89,294)		107

NET INCOME (LOSS) BEFORE INCOME TAXES	5,515	(5,746)	(9,008)	78,025		(79,973)		(11,187)
INCOME TAX (EXPENSE) BENEFIT	(1,730)	—	—	—		4,079	(k)	2,349
NET INCOME (LOSS)	3,785	(5,746)	(9,008)	78,025		(75,894)		(8,838)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	—	—	—	—				—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,785	$(5,746)	$(9,008)	$78,025		$(75,894)		$(8,838)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Common stock								91,592
INCOME (LOSS) PER COMMON SHARE:								(l)
Basic and diluted loss per common share								$(0.10)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at June 30, 2020
(in thousands)

	(a)	(b)
($ in thousands)	Pure	HPK LP	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$26	$6,280	$(15,000)	(c)	$63,398
			(20,462)	(d)
			12,324	(e)
			80,230	(j)
Accounts receivable	—	477			477
Notes receivable	—	10,100	(10,100)	(f)	—
Deferred expenses	—	3,425	(3,425)	(g)	—
Prepaid expenses and other assets	—	455			455
Total current assets	26	20,737	43,567		64,330

Oil and gas properties:
Proved properties	—	228,529			228,529
Unproved properties	—	230,818			230,818
Other	—	604			604
Less: accumulated depletion, depreciation and amortization	—	(6,704)			(6,704)
Total property and equipment, net	—	453,247	—		453,247

Trust Account and deferred tax asset	53,192	—	(53,160)	(e)	—
			(32)	(i)
TOTAL ASSETS	$53,218	$473,984	$(9,625)		$517,577

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,391	$37,868	$(20,462)	(d)	$10,258
			(9,539)	(j)
Accrued taxes payable	21	—			21
Notes payable	10,100	—	(10,100)	(h)	—
Total current liabilities	12,512	37,868	(40,101)		10,279
Long-term liabilities:
Asset retirement obligations	—	2,378			2,378
Debt & other	—	—	49,922	(i)	49,922
Total long-term liabilities	—	2,378	49,922		52,300
Equity:
Members’ equity	—	433,738	(433,738)	(f)	—
Class A Common Stock subject to possible redemption	35,706	—	(35,706)	(e)	—

Stockholders’ equity	5,000	—	(15,000)	(c)	454,998
			(5,130)	(e)
			423,638	(f)
			(3,425)	(g)
			10,100	(h)
			(49,954)	(i)
			89,769	(j)
Total equity	40,706	433,738	(19,446)		454,998
TOTAL LIABILITIES AND EQUITY	$53,218	$473,984	$(9,625)		$517,577

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined consolidated financial statements have been prepared assuming the business combination is accounted for using the acquisition method of accounting with HPK LP as the acquiring entity. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on Accounting Standards Codification 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date by HPK LP, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. Acquisition-related costs expected to be incurred as part of the business combination and the other related Transactions include advisory, legal and accounting fees.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) Pure’s historical unaudited consolidated financial statements as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 and 2019; (ii) Pure’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018; (iii) HPK LP’s historical unaudited condensed consolidated and combined financial statements as of June 30, 2020 and December 31, 2019 and the three and six months ended June 30, 2020 and 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (iv) HPK LP’s historical audited consolidated financial statements as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) HighPeak I’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and (vi) HighPeak II’s historical audited consolidated financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from March 23, 2018 (Inception) to December 31, 2018, all included elsewhere in this prospectus.

The pro forma adjustments represent management’s estimates based on information available as of the date of condensed combined consolidated financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the Transactions are not included in the unaudited pro forma condensed combined consolidated statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined consolidated balance sheet as a decrease to retained earnings and a decrease to cash.

2.     Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the six months ended June 30, 2020:

a.	Represents Pure’s historical consolidated statement of operations for the six months ended June 30, 2020.

b.	Represents HPK LP’s historical consolidated statement of operations for the six months ended June 30, 2020.

c.

Represents the reduction to general and administrative expense related to $218,000 in business combination costs incurred by HPK LP during the six months ended June 30, 2020 that would not have been incurred had the Transactions been consummated on January 1, 2020. The additional downward adjustment represents the elimination of $1.3 million in business combination costs that were incurred by Pure during the six months ended June 30, 2020 that would not have been incurred had the transactions closed as of January 1, 2020.

d.	Represents the adjustment to eliminate the historical investment income of Pure associated with the investments that were previously held in the Trust Account (as defined in the Business Combination Agreement), which would not have been realized if the Transactions had been consummated on January 1, 2020.

e.

Represents the elimination of the write off to expense of the deposit and extension payments related to the Grenadier Contribution Agreement that was terminated in April 2020, but recognized by HPK LP during the six months ended June 30, 2020 that would not have been recognized in the current year had the Transactions been consummated on January 1, 2020.

f.

Represents the associated income tax effect on the interest in the historical results of the HighPeak Assets and the pro forma adjustments attributable to the Company, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates.

g.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had been consummated on January 1, 2020. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2019:

a.	Represents Pure’s historical consolidated statement of operations for the year ended December 31, 2019.

b.

Represents HPK LP’s historical consolidated statement of operations for the period from August 28, 2019 (Inception) to December 31, 2019 (there was no activity that effected the consolidated statement of operations prior to October 1, 2019).

c.

Represents HighPeak I’s historical consolidated statement of operations for the year ended December 31, 2019 (there was no activity that effected the consolidated statement of operations subsequent to September 30, 2019, other than equity in loss of affiliate – see Adjustment (i) below).

d.

Represents HighPeak II’s historical consolidated statement of operations for the year ended December 31, 2019 (there was no activity that effected the consolidated statement of operations subsequent to September 30, 2019, other than the gain on contribution to affiliate and equity in loss of affiliate – see Adjustments (h) and (i) below, respectively).

e.

Represents the adjustment to record a net reduction to depletion, depreciation, and amortization expense of $906,000 with respect to the HighPeak Assets, had they been acquired on January 1, 2019. The net adjustment results from using the December 31, 2019 HPK LP proved reserves for the entirety of 2019 on the combined assets.

f.

Represents the reduction to general and administrative expense related to $4.4 million in business combination costs incurred by HPK LP during 2019 that would not have been incurred had the Transactions been consummated on January 1, 2019. The additional downward adjustment represents the elimination of $2.9 million in business combination costs that were incurred by Pure during 2019 that would not have been incurred had the transactions closed as of January 1, 2019.

g.

Represents the elimination of the write off to expense of an abandoned project to acquire some acreage that is nonrecurring in nature and the Company would not have pursued this acquisition had the Transactions been consummated on January 1, 2019.

h.

Represents the adjustment to eliminate the historical investment income of Pure associated with the investments that were previously held in the Trust Account, which would not have been realized if the Transactions had been consummated on January 1, 2019.

i.

Represents the elimination of the gain on the contributions to affiliate recognized on HighPeak II for 2019 related to HighPeak I being considered the acquirer in the HPK LP business combination that closed effective October 1, 2019 in the amount of $86.3 million that would not have been recognized in the current year had the Transactions been consummated on January 1, 2019.

j.

Represents the elimination of equity in losses of affiliate (HPK LP) recognized on HighPeak I and HighPeak II’s financial statements in 2019 so as not to double the loss that is shown in column (b) above.

k.

Represents the associated income tax effect on the interest in the historical results of the HighPeak Assets and the pro forma adjustments attributable to the Company, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates.

l.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had been consummated on January 1, 2019. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Balance Sheet as of June 30, 2020:

a.	Represents Pure’s historical consolidated balance sheet as of June 30, 2020.

b.	Represents HPK LP’s historical consolidated balance sheet as of June 30, 2020. The net assets of HPK LP, as the accounting acquirer, are reflected at historical cost.

c.

Represents preliminary estimated transaction costs totaling $15.0 million, for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, non-recurring acquisition-related costs are expensed as incurred. The unaudited pro forma condensed combined consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined consolidated statement of operations as they are directly related to the business combination and will be nonrecurring.

d.

Represents the payment of $20.5 million of current liabilities at Closing which has been reduced from the $30.0 million agreed to by the $9.5 million of accounts payable balances that converted their accounts payable balances to equity via Forward Purchases discussed in adjustment (i) below.

e.

Represents the adjustment related to the reclassification of the investments held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination. Amount reclassified as cash is net of redemptions of 3,780,204 shares that were redeemed in connection with the Closing of the business combination plus cash consideration paid at Closing to current shareholders of $768,000 such that cash available in the business combination equates to $10.00 per share times the 1,232,425 shares that remain.

f.	Represents HPK LP converting its notes receivable into HighPeak Energy common stock and distributing said stock and other stock received in connection with the business combination to its partners.

g.	Represents the conversion of note payable of Pure into Class A Common Stock and the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the original warrant agreement by HighPeak Energy (other than the 5,350,000 shares of Class B Common Stock held by Sponsor, which were surrendered and forfeited pursuant to the Sponsor Support Agreement and the private placement warrants and former public warrants of Pure held by Sponsor and HPEP II, respectively, which were surrendered and forfeited pursuant to the Sponsor Support Agreement at the Closing).

h.	Based on the assumptions, HighPeak Energy would expect to recognize a deferred tax liability as a result of the Transactions of $49.9 million.

i.

Represents the issuance of 8,023,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs) of Forward Purchases for $80.2 million in cash proceeds plus the issuance of an additional 953,875 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs) of Forward Purchases for $9.5 million in conversion of accounts payable balances with current vendors of HPK LP that elected to convert their balances due from HPK LP into HighPeak Energy common stock shown as a reduction to accounts payable rather than an addition to cash.

3.     Pro Forma Earnings Per Share

For the six months ended June 30, 2020:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions been consummated on January 1, 2020. After further adjusting historical activity to reflect the Transactions having been consummated on January 1, 2020, HighPeak Energy’s pro forma loss per common share would have been $(0.07) on both a basic and diluted basis (in thousands except per share information).

Pro Forma
Basic and Diluted EPS
Numerator:
Net Income	$(6,653)
Denominator:
Current Public Shares	5,012
Forward Purchases	8,977
Redemptions	(3,780)
HighPeak Funds Shares
HighPeak Funds Shares	76,383
Sponsor Shares	5,000
Basic Weighted Average Shares Outstanding	91,592
Basic and Diluted EPS	$(0.07)

For the year ended December 31, 2019:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions been consummated on January 1, 2019. Pure’s historical weighted average shares outstanding presented in the table below as “Current Public Shares” has been reduced by 3,594,000 shares of Class A Common Stock redeemed in connection with the first extension of the date by which Pure was required to consummate an initial business combination from October 17, 2019 to February 21, 2020. After further adjusting historical activity to reflect the Transactions having been consummated on January 1, 2019, HighPeak Energy’s pro forma loss per common share would have been ($0.10) on both a basic and diluted basis.

Pro Forma

Basic and Diluted EPS
Numerator:
Net Income	$(8,838)
Denominator:
Current Public Shares	37,806
Forward Purchases	8,977
Redemptions	(32,794)
HighPeak Funds Shares
HighPeak Funds Shares	76,383
Sponsor Shares	5,000
Assumed Redemptions	(3,780)
Basic Weighted Average Shares Outstanding	91,592
Basic and Diluted EPS	$(0.10)

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data was derived from the unaudited and audited historical financial statements included elsewhere in this prospectus, including, (i) HPK LP as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020, (ii) HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and (iii) HighPeak I as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period). The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and the unaudited and audited financial statements of the Predecessors, and the notes related thereto, included elsewhere in this prospectus.

The following tables contain selected historical financial data for the periods and as of the dates indicated.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019 (1)	Year Ended December 31, 2018
	(In thousands)
Statement of Operations Data:
Operating Revenues:
Crude oil sales	$5,462	$2,735	$7,849	$1,299
Natural gas and natural gas liquids sales	105	79	266	93
Total operating revenues	5,567	2,814	8,115	1,392

Operating Expenses:
Lease operating	4,203	1,258	3,372	936
Taxes other than income	402	181	449	69
Exploration and abandonments	4	2,658	2,850	695
Depletion, depreciation and amortization	5,091	1,835	4,269	886
Accretion of asset retirement obligation	69	24	72	25
General and administrative	4,273	1,682	8,682	4,769
Total operating expenses	14,042	7,638	19,694	7,380

Operating loss	(8,475)	(4,824)	(11,579)	(5,988)
Other Expense:
Deal termination and other expense	(76,503)		—	—

Net loss	$(84,978)	$(4,824)	$(11,579)	$(5,988)

	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data:
Current assets	$20,737	$90,026
Property and equipment, net	453,247	405,882
Total assets	$473,984	$497,908
Current liabilities	$37,868	$30,980
Asset retirement obligation	2,378	2,212
Partners’ capital	433,738	464,716
Total liabilities and partners’ capital	$473,984	$497,908

(1)

The year ended December 31, 2019 presented above shows the results of operations of HPK LP from August 28, 2019 (Inception) to December 31, 2019 plus the results of operations of HighPeak I for the year ended December 31, 2019 (HighPeak I’s results of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Business

The following discussion of our business should be read in conjunction with the “Selected Historical Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The estimated proved reserve information for the HighPeak Assets as of December 31, 2019 contained in this prospectus is based on the reserve report prepared by our internal engineers and audited by Cawley, Gillespie & Associates, Inc. independent reserve engineers (such report being referred to as the “2019 Reserve Report”). A copy of the 2019 Reserve Report is attached to this registration statement of which this prospectus forms a part as Exhibit 99.1. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the HighPeak Assets, references herein to “we,” “us” or “our” relate, prior to the business combination, to the HighPeak Assets as owned and operated by HPK LP or, prior to their respective acquisitions thereby, by the HighPeak Funds and, following the Closing of the business combination, to the HighPeak Assets as owned and operated by HighPeak Energy.

General

HighPeak Energy is a Delaware corporation initially formed on October 29, 2019, as a wholly owned subsidiary of Pure, solely for the purpose of combining the businesses previously conducted by Pure and HPK LP. On August 21, 2020, we consummated the business combination with Pure pursuant to the Business Combination Agreement. Pursuant to the Business Combination Agreement, we issued:

●	1,232,425 shares of HighPeak Energy common stock, 1,232,425 warrants and 1,232,425 CVRs issued to former holders of outstanding shares of Pure’s Class A Common Stock;

●	5,000,000 shares of HighPeak Energy common stock issued to former holders of outstanding shares of Pure’s Class B Common Stock;

●	328,888 warrants issued to former public holders of Pure’s outstanding public warrants;

●	76,383,054 shares of HighPeak Energy common stock issued to the HPK Contributors; and

●

8,976,875 shares of HighPeak Energy common stock, 8,976,875 warrants and 8,976,875 CVRs issued to Forward Purchase Investors pursuant to the Forward Purchases under the Forward Purchase Agreement Amendment.

Immediately following the business combination, the Principal Stockholder Group owned approximately 90% of HighPeak Energy common stock.

Our common stock and warrants are listed on the Nasdaq under the ticker symbols “HPK” and “HPKEW,” respectively. Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

Overview

We are an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The HighPeak Assets are primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. Horizontal production in Howard County has the highest percentage of oil content and the highest oil production compounded annual growth rate, beginning in the first quarter of 2016 through May 2020, of any county in the Midland Basin based on HighPeak Energy’s interpretation of IHS Markit data available.

We expect to use proceeds from equity sold to the selling securityholders in connection with our business combination in combination with our cash flow, borrowings under any Debt Facility and other available funds to fund our development drilling program.

We are led by our Chairman and CEO, Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple E&P platforms. Mr. Hightower has an established track record of implementing disciplined growth strategies and generating equity holder growth in both public and private companies. He is joined by a highly qualified team of experienced, oil and gas professionals, many of whom have technical and operational experience in the Permian Basin and have worked with Mr. Hightower previously.

Permian Basin Overview

The Permian Basin spans approximately 96,000 square miles in West Texas and New Mexico. The Permian Basin is composed of five sub regions: the Delaware Basin, the Central Basin Platform, the Midland Basin, the Northwest Shelf and the Eastern Shelf. According to the EIA, the Permian Basin accounts for more than 40% of total U.S. onshore crude oil production during 2018 and 2019. Six (6) key producing formations within the Permian Basin (Spraberry, Wolfcamp, Bone Spring, San Andres/Glorieta, Clearfork/Yeso and Delaware) have provided the bulk of the Permian Basin’s approximately 300% increase in oil production since 2008.

Midland Basin Overview: Geologic History

The Midland Basin encompasses an estimated 37,000 square miles and contained over 11,000 producing horizontal wells at the end of 2019. Howard County, where the majority of our acreage is located, peaked at approximately 34 horizontal rigs active during February 2020 according to our interpretation of data provided by and used with permission from Enverus Drillinginfo. Consistent with counties in the Midland Basin, as of September 14, 2020, the rig count has fallen to nine (9) rigs due to the recent drop in oil prices. Horizontal wells drilled in Howard County to date have increased from approximately 25 in 2014 to over 1,600 as of August 31, 2020 according to our interpretation of IHS Markit data.

The stratigraphy in the Midland Basin is primarily comprised of basinal organic-rich shale, with siltstones and carbonates deposited as turbidite flows sourced from the edges of the basin. The organic-rich shale acts as both an oil source for carbonate and siltstone reservoirs and as a primary development target for horizontal drilling. Much of the Midland Basin has over 2,500 feet of stacked pay intervals from the Lower Wolfcamp formation through the Upper Spraberry formation.

The Spraberry formation is divided into four separate members, which from youngest to oldest, are the Upper Spraberry, Middle Spraberry Shale, Jo Mill Shale, and Lower Spraberry Shale. These members are constructed as a series of Leonardian aged shales with interbedded sands that were associated with submarine channel systems and fans. Fine sandstone, calcareous mudstone, and coarse siltstone comprise the Spraberry members and are characterized by having relatively high porosity and matrix permeability. These reservoir properties provide the storage and delivery potential for hydrocarbons. The Upper Spraberry, Jo Mill, and Dean were deposited as turbidites and are dominated by coarse grained siltstones rather than shales and have been produced in vertical wells throughout the Midland Basin for decades. The Middle Spraberry and Lower Spraberry Shales were deposited in times where the turbidites were not active and organic-rich shales accumulated as oil prone deposits. The average depth of the top of the Spraberry formation in Howard County is approximately 5,000 feet. The entire section from the top of the Spraberry to the base of the Dean varies in thickness between 1,200 and 1,500 feet in Howard County.

The Wolfcamp formation is separated into four (4) distinct members, which from youngest to oldest, are the Wolfcamp A, B, C and D with slight changes between each member. Deposition of Wolfcamp began during the latest Pennsylvanian period and continued throughout the Permian. The Wolfcamp formation is generally a two-lithology based system comprised of mostly organic-rich shale with interbedded limestone. The Wolfcamp A is one of the richest carbonaceous shale sections in the Permian Basin, and exhibits high oil volumes in place. The Wolfcamp B has very similar lithology characteristics to the Wolfcamp A. The Wolfcamp C is comprised of carbonaceous shales, with interbedded limestones and sandstones. The Wolfcamp D is the basal unit in the Wolfcamp and is primarily a black organic-rich shale with some stringers of silt and sand. The Wolfcamp D typically has the highest content of total organic carbon in the Wolfcamp formation.

Geology of Howard County, Texas

The eastern part of the Midland Basin in Howard County is recognized as one of the most oil-rich areas in the entire Permian Basin, and recent horizontal production from Howard County has confirmed this statistic, as illustrated in the graphic below.

Source: Includes content supplied IHS Enerdeq. (1) From January 2016 to January 2020.

The geologic setting across the acreage in the Wolfcamp and Lower Spraberry formations is characterized by deposition of organic-rich shales with interbedded clastic and carbonate material. These rocks were buried initially to depths sufficient to generate large volumes of oil (maximum temperatures of 435 to 450 degrees Celsius) before being uplifted to their present depths. The shales in the area represent high-quality source rocks. This organic-rich interval is a mixture of shale, sand, limestone and kerogen with enhanced porosity and permeability.

Over the past four (4) years, Howard County has been a key driver in the overall growth of Permian Basin oil output. From January 2016 to January 2020, Howard County’s oil production grew at a compounded annual growth rate of approximately 78%, greater than any of the other six (6) major Midland Basin counties over the same time period according to our interpretation of IHS Markit data, with production through January 2020. Horizontal development first began around early 2014, with a few operators testing the Wolfcamp A and Lower Spraberry Shale in the region utilizing single well development with under-stimulated and sub-optimal fracs. As of May 31, 2020, Howard County has over 1,200 producing horizontal wells, with operators drilling in eight (8) distinct intervals including the Dean, Middle Spraberry, Jo Mill, Lower Spraberry Shale, Wolfcamp A, Wolfcamp B, Wolfcamp C and Wolfcamp D. Development has shifted from single well development to co-development of multiple intervals utilizing pad drilling and high-intensity fracs.

Across our position in Howard County, the Lower Spraberry Shale, Wolfcamp A and Wolfcamp B have consistently high gross thickness. Reservoir intervals are comprised of interbedded organic‐rich shale, siltstone and carbonate with robust porosity present throughout the Wolfcamp A and Lower Spraberry Shale. The Wolfcamp D also shows high gross thickness across our acreage position.

Within southeastern Howard County, the Wolfcamp C section is significantly expanded in thickness and includes two targets that are not present elsewhere in the basin. The first of these targets is a limestone and calcareous shale section called the Hutto that is productive from vertical wells in and around the HighPeak Assets. Below the Hutto is a sand and silt section called the Signal Peak sands which were developed in southeastern Howard County as the Signal Peak field that is located within the area of the HighPeak Assets. The Hutto and Signal Peak sections overlie the Wolfcamp D formation. The Wolfcamp D is a deep basinal shale deposit that has minor carbonate. The average depth to the top of the Wolfcamp formation in Howard County is approximately 7,200 feet. The average thickness of the Wolfcamp Formation from the base of the Dean to the top of the Strawn is approximately 1,600 feet.

Additionally, Howard County has one of the densest vertical well log data sets in the Permian Basin. This dataset includes over 5,000 well penetrations of the Wolfcamp section that were drilled during early exploration efforts targeting the older Pennsylvanian reef trend that occurs below the Wolfcamp section. This rich dataset includes over 1,300 wells with digital logs.

Many of the vertical wells contain high-quality log data that are sufficient to allow advanced petrophysical analysis to be performed for the construction of earth models that include the calculation of rock and fluid properties including oil volumes in place in each target formation. Available core and cuttings analysis including advanced geochemical characterization has been combined with the log data to develop a robust earth model across the entire HighPeak Asset base that provides a technical basis for HighPeak Energy’s development plan. In addition to the well-based data, HighPeak Energy recently acquired wide-azimuth, high-resolution 3D seismic data covering 166 square miles that overlies nearly all of HighPeak Energy’s leasehold acreage position.

Based on all of the data and analyses performed to date, we believe that multi-zone development using multi-well pad drilling methods can be used to develop the Wolfcamp A and Lower Spraberry reservoirs underlying the HighPeak Assets using well spacing assumptions of six (6) wells per mile (880 ft spacing).

Overview of the HighPeak Assets

We are an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The HighPeak Assets are primarily located in Howard County, Texas, which lies within the north eastern part of the oil-rich Midland Basin. As of June 30, 2020, the HighPeak Assets consisted of a generally contiguous leasehold position of approximately 61,302 gross (51,393 net) acres. We operate approximately 93% of the net acreage across the HighPeak Assets and approximately 97% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the HighPeak Assets. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to Our Business—The identified drilling locations on the HighPeak Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the entire amount of capital that would be necessary to drill such locations.” During the month of August 2020, the estimated average net daily production of 2,733 Boe/d from the HighPeak Assets was approximately 95% and 5% attributable to oil and natural gas, respectively.

Background of the HighPeak Assets

On May 4, 2020, Pure, HighPeak Energy, MergerSub and the HPK Contributors entered into the Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy agreed to indirectly acquire the HighPeak Assets. Under the terms of the Business Combination Agreement, at the Closing, the HPK Contributors contributed HPK LP to HighPeak Energy in exchange for shares of HighPeak Energy common stock.

HPK LP was formed in August 2019 to effect a contribution by the HighPeak Funds of HighPeak Assets I, HighPeak Assets II, HighPeak Holdings and cash to HPK LP for equity interests in HPK LP. HighPeak I and HighPeak II were formed in June 2014 and March 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas assets and to engage in all aspects of the oil and gas industry, primarily in North America. HighPeak I, through its subsidiary HighPeak Assets I, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HighPeak II, through its subsidiary HighPeak Assets II, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2018 and 2019.

Properties

The HighPeak Assets are located in the north eastern part of the Midland Basin. The majority of the acreage position is located across the eastern half of Howard County in contiguous acreage blocks. The Midland Basin is part of the Permian Basin of West Texas and Eastern New Mexico. The Permian Basin covers an area of about 96,000 square miles and is comprised of five (5) sub-regions including the Midland Basin, the Central Basin Platform, the Delaware Basin, the Northwest Shelf and the Eastern Shelf. The Central Basin Platform (“CBP”) is a central uplift, with the Delaware Basin located to the west of the CBP, and the Midland Basin located to the east of the CBP. The bulk of the Permian Basin’s increase in oil production since 2007 has come from several target zones including the Spraberry and Wolfcamp formations. The Permian Basin has produced billions of barrels of oil and gas and is estimated by the United States Geologic Survey to contain significant remaining hydrocarbon potential.

Since the second quarter of 2018 through June 30, 2020, a total of 23 gross (22.2 net) horizontal wells have been drilled across the HighPeak Assets including 4 gross (4.0 net) horizontal wells that have been completed in the first quarter of 2020 but are not yet producing plus an additional 8 gross (7.7 net) wells that finished drilling in the first quarter of 2020 and have not yet been completed. Completion operations on these 12 gross (11.7 net) wells began in September 2020 with first production expected in the fourth quarter of 2020. The production is sourced from two (2) different formations including the Lower Spraberry Shale and Wolfcamp A.

At June 30, 2020, HighPeak Energy had twelve (12) drilled uncompleted wells that it began completing in September 2020.

During the sixteen (16) months following the Closing, HighPeak Energy expects to utilize up to three (3) drilling rigs, assuming business conditions and commodity prices warrant moving forward with this drilling plan. Please see “Risk Factors—Risks Related to Our Business—Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments” and “Risk Factors—Risks Related to Our Business—The recent and ongoing outbreak of COVID-19 and other pandemic outbreaks could negatively impact HighPeak Energy’s business and results of operations.” HighPeak Energy expects to fund its forecasted capital expenditures with cash on its balance sheet, cash generated by operations and potentially through debt financing, which may include borrowings under any Debt Facility.

HighPeak Energy has discretion to modify this capital program. Because HighPeak Energy operates a high percentage of its acreage, capital expenditure amounts and timing are largely discretionary and within its control. HighPeak Energy determines its capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, drilling and acquisition costs and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if HighPeak Energy curtails or reallocates priorities in its drilling program, HighPeak Energy may lose a portion of its acreage through lease expirations. However, in the event of any such curtailment or reallocation of priorities, HighPeak Energy would expect to prioritize lease retention to minimize any expirations. Furthermore, HighPeak Energy may be required to remove some portion of its reserves currently booked as PUDs if such changes in planned capital expenditures means HighPeak Energy will be unable to develop such reserves within five (5) years of their initial booking.

Reserve Summary

The estimated proved reserves of the HighPeak Assets as of December 31, 2019 were prepared by Cawley, Gillespie and Associates (“CG&A”). As of December 31, 2019, the HighPeak Assets contained 11,497 MBoe of estimated proved reserves. In addition, as of December 31, 2019, the estimated proved reserves of the HighPeak Assets were estimated by CG&A to be 93% oil and NGL and 7% natural gas. The following table provides summary information regarding the estimated proved reserves data of the HighPeak Assets based on the 2019 Reserve Report as of December 31, 2019:

	As of December 31, 2019
Region	Proved Total (MBoe)(1)	% Oil & Liquids	% Developed
Midland Basin	11,497	93%	43%

(1)

The estimated net proved reserves as of December 31, 2019 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $55.69 per barrel as of December 31, 2019 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.578 per MMBtu as of December 31, 2019 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the HighPeak Assets by CG&A were $50.57 per barrel of oil, $21.17 per barrel of NGL and $0.10 per Mcf of natural gas as of December 31, 2019.

Reserve Data

Preparation of Reserve Estimates

The reserve estimates as of December 31, 2019 included in this prospectus are based on evaluations prepared by CG&A in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. CG&A was selected for their historical experience and geographic expertise in engineering similar resources. The 2019 Reserve Report pertaining to reserve estimates as of December 31, 2019, of HPK LP, prepared by CG&A, were led by W. Todd Brooker. Mr. Brooker is a Licensed Professional Engineer in the State of Texas and has been practicing at CG&A for 27 years and, including such 27 years, has over 30 years of total prior industry experience. A copy of the 2019 Reserve Report is attached to this registration statement of which this prospectus forms a part as Exhibit 99.1.

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (“EUR”) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. The technical and economic data used in the estimation of the proved reserves include, but are not limited to, well logs, geologic maps, well-test data, production data (including flow rates), well data (including lateral lengths), historical price and cost information, and property ownership interests. CG&A uses this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy. The proved developed reserves and EURs per well are estimated using performance analysis and volumetric analysis. The estimates of the proved developed reserves and EURs for each developed well are used to estimate the proved undeveloped reserves for each proved undeveloped location (utilizing type curves, statistical analysis, and analogy).

Internal Controls

The internal staffs of petroleum engineers and geoscience professionals at HighPeak Energy work closely with their independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to their independent reserve engineers in the preparation of their reserve report. Periodically, HighPeak Energy’s technical teams meet with the independent reserve engineers to review properties and discuss methods and assumptions used to prepare reserve estimates for the HighPeak Assets.

Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGL that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGL and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, future production rates and costs. Please read the section entitled “Risk Factors” appearing elsewhere in this prospectus.

The reserve estimates of the HighPeak Assets and the related 2019 Reserve Report as of December 31, 2019 were reviewed and approved by the HighPeak Funds’ Vice President of Reservoir & Evaluation Engineering. John Anderson was the Vice President of Reservoir & Evaluation Engineering for the HighPeak Funds from inception to June 2020 and has approximately 38 years of experience in oil and gas operations, reservoir engineering and management, reserves management, unconventional and conventional reservoir characterization and strategic planning. The 2019 Reserve Report prepared by CG&A contains further discussion of the reserve estimates and the procedures used in connection with its preparation.

The reserve estimates as of December 31, 2019, included in this prospectus are based on evaluations prepared by the independent petroleum engineering firm CG&A representing 100% of the HighPeak Assets’ total net proved reserves in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. The Independent Reserve Engineers were selected for their historical experience and geographic expertise in engineering similar resources.

The 2019 Reserve Report as of December 31, 2019 was prepared by geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. The process for the 2019 Reserve Report for the HighPeak Assets was supervised by John Anderson, Vice President of Reservoir and Evaluation Engineering for HighPeak Energy.

Estimated Proved Reserves

The following tables present the estimated net proved oil and natural gas reserves as of December 31, 2019, based on the 2019 Reserve Report of the HighPeak Assets based on SEC pricing as of such date.

As of December 31, 2019
Proved Developed Reserves:
Oil (MBbls)	4,091
Natural Gas (MMcf)	1,952
NGLs (MBbls)	548
Total (MBoe)	4,964
Proved Undeveloped Reserves:
Oil (MBbls)	5,281
Natural Gas (MMcf)	2,702
NGLs (MBbls)	801
Total (MBoe)	6,533
Total Proved Reserves:
Oil (MBbls)	9,372
Natural Gas (MMcf)	4,654
NGLs (MBbls)	1,349
Total (MBoe)	11,497

Development of Proved Undeveloped Reserves

The following table summarizes the changes in the estimated PUDs of the HighPeak Assets on a combined basis during the year ended December 31, 2019.

Proved undeveloped reserves at December 31, 2018 (MBoe)	2,840
Conversions into proved developed reserves	(511)
Extensions and discoveries	2,922
Acquisitions	956
Revisions of previous estimates	326
Proved undeveloped reserves at December 31, 2019 (MBoe)	6,533

Year Ended December 31, 2019

As of December 31, 2019, the HighPeak Assets contained an estimated 6,533 MBoe of PUDs, consisting of 5,281 MBbls of oil, 2,702 MMcf of natural gas and 801 MBbls of NGL. None of the PUDs related to the HighPeak Assets as of December 31, 2019 are scheduled to be developed on a date more than five (5) years from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production. Our acreage associated with proved undeveloped locations will be substantially maintained through our drilling plan with the balance of acreage addressed through lease renewals or new leases.

PUDs changed during the year ended December 31, 2019 are primarily a result of the following significant factors:

●

conversions to proved developed reserves of 511 MBoe were the result of ongoing drilling programs on the HighPeak Assets at an approximate net cost of $4.8 million to convert the reserves of 1 gross (0.75 net) proved undeveloped location;

●

extensions and discoveries of 2,922 MBoe were added to proved undeveloped reserves result of successful drilling efforts by the HighPeak Funds, and by other operators who either operate wells on acreage where the HighPeak Funds held an interest or directly offset acreage where we hold an interest. The HighPeak Assets added 13 gross (4.35 net) proved undeveloped locations;

●

acquisitions of 956 MBoe were added to proved undeveloped reserves from the acquisition of leasehold and working interests in producing wells in the HighPeak Assets’ current undeveloped acreage position including the associated proved undeveloped reserves; and

●

revisions of previous estimates of 326 MBoe to proved undeveloped reserves as a result of a positive revision of 310 MBoe due to improvements in well performance attributable to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs, and a positive revision of 44 MBoe due to decreased forecasted operating expenses, partially offset by a negative revision of 28 MBoe due to reductions in SEC pricing and increases in pricing differentials.

For additional information, see the “Supplemental Oil and Gas Reserve Information (Unaudited)” included in the financial statements of the HighPeak Funds included elsewhere in this prospectus.

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the 2019 Reserve Report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations.

Because the prior owners are not subject to entity level U.S. federal income taxes, the PV-10 value and standardized measure of the HighPeak Assets are substantially equal. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. The prior owners and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

The following table presents the PV-10 of the proved reserves of the HighPeak Assets at December 31, 2019 based on SEC Pricing as of such date:

December 31, 2019
(in thousands)
PV-10	$141,342

Reserves Sensitivity

Historically, commodity prices have been extremely volatile, and this volatility may continue for the foreseeable future. For example, during the period from January 1, 2018 through June 30, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. Prices have partially recovered, with a NYMEX WTI crude oil price of $42.34 per Bbl and the NYMEX natural gas price of $2.30 per MMBtu for the month of August 2020. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated in recent years. Low prices for oil or natural gas could materially and adversely affect the quantities of oil and natural gas reserves that can economically be produced from the HighPeak Assets.

While it is difficult to quantify the impact of lower or higher commodity prices on the estimated proved reserves of the HighPeak Assets with any degree of certainty because of the various components and assumptions used in the process of estimating reserves, the following sensitivity table is provided to illustrate the estimated impact of pricing changes on the estimated proved reserve volumes and PV-10 of the HighPeak Assets as of December 31, 2019 using SEC pricing. Sensitivity cases are used to demonstrate the impact that a change in price environment may have on reserves volumes and PV-10. Our sensitivity analysis is based on the 2019 Reserve Report as of December 31, 2019, with adjustments limited to changes in product price levels, and does not include changes to costs or the number of locations evaluated. Prices used in the sensitivity analysis reflect potential price recovery scenarios that are conservative compared to historical oil prices published by the EIA for 2017 ($50.80/Bbl), 2018 ($65.23/Bbl) and 2019 ($56.98/Bbl).The average natural gas price published by the EIA was $2.90/Mcf during the same time period. Recent spot prices published by the EIA for January 2020 through August 2020 ranged from $-36.98/Bbl to $63.27/Bbl with an average of $37.98/Bbl and from $1.42/MMBtu to $2.57/MMBtu with an average of $1.86/MMBtu for oil and gas volumes, respectively. There is no assurance that these prices or reserves and PV-10 value will actually be achieved.

SEC Pricing	Base Case(1)	Case A(2)		Case B(3)	Case C(4)
Natural gas price ($/MMBtu)	$2.578		$2.50	$2.50	$2.50
Crude oil price ($/Bbl)	$55.69	$	*	$40.00	$50.00
NGL price ($/Bbl)	$21.17		$16.47	$15.22	$19.01
Proved developed reserves (MBoe)	4,964		4,892	4,760	4,904
Proved undeveloped reserves (MBoe)	6,533		6,507	6,379	6,489
Total proved reserves (MBoe)	11,497		11,399	11,139	11,393
PV-10 value (in thousands)(5)	$141,342		$72,281	$66,373	$114,069

(1)	SEC pricing as of December 31, 2019, before adjustment for market differentials.
(2)	Prices represent the model price for oil ($/Bbl) of $32, $35, $40, $41, $43, $45, $47, $49, $51, $52.07 for 2020 – 2029+ and for gas ($/MMBtu) of $2.50 flat.
(3)	Prices represent flat pricing for oil and gas of $40/Bbl and $2.50/MMBtu, respectively.
(4)	Prices represent flat pricing for oil and gas of $50/Bbl and $2.50/MMBtu, respectively.
(5)	PV-10 is a non-GAAP financial measure. For a definition of PV-10, see “—PV-10” above.

Production, Revenue and Price History

For a description of the historical production, revenues, average sales prices and unit costs of the HighPeak Assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

The following tables summarize the average net sales volumes, average unhedged sales prices by product and lease operating expenses of the HighPeak Assets for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019
	Oil		Natural Gas		Total		Lease
	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBoe)	($/Boe)	($/Boe)
	159	$53.79	271	$1.81	204	$44.31	$22.32
Average net daily sales volumes (Boe/d)					560

	Year Ended December 31, 2018
	Oil		Natural Gas		Total		Lease
	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Sales Volumes	Average Sales Price	Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBoe)	($/Boe)	($/Boe)
	28	$50.70	74	$2.49	40	$39.66	$28.42
Average net daily sales volumes (Boe/d)					220

Productive Wells

Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which the HighPeak Assets include an interest, and net wells are the sum of the fractional working interests owned in gross wells. The following table sets forth information relating to the productive wells in which the HighPeak Assets included a working interest as of December 31, 2019.

	Oil			Natural Gas
	Gross	Net	Average Working Interest	Gross	Net	Average Working Interest
Operated	36	31.7	88%	7	5.2	75%
Non-operated	51	12.6	25%	3	0.8	25%

Acreage

The following table sets forth certain information regarding the total developed and undeveloped acreage in which the HighPeak Assets included an interest as of June 30, 2020. Approximately 20% of the net acreage of the HighPeak Assets were held by production at June 30, 2020.

Developed Acres(1)(4)		Undeveloped Acres(4)		Total Acres
Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
13,150	8,785	48,152	42,608	61,302	51,393

(1)	Developed acres are acres spaced or assigned to productive wells or wells capable of production.

(2)	A gross acre is an acre in which the HighPeak Assets include a working interest. The number of gross acres is the total number of acres in which the HighPeak Assets include a working interest.

(3)

A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(4)	Minor amounts of our developed and undeveloped acres do not cover all formation depths in the underlying acreage.

Undeveloped Acreage Expirations

The following table sets forth the number of total net undeveloped acres as of June 30, 2020 across the HighPeak Assets that will expire in 2020, 2021, 2022, 2023, 2024 and thereafter, unless production is established within the spacing units covering the acreage prior to the expiration dates or unless such leasehold rights are extended or renewed.

2020	2021	2022	2023	2024	Thereafter
3,848	28,645	2,201	107	6,454	0

With respect to the 3,848 net acres expiring in 2020 across the HighPeak Assets, HighPeak Energy intends to retain substantially all 3,848 net acres through either lease renewals, lease extensions, initiating completion operations of existing wells and/or the drilling of new wells. As to lease expirations beyond 2020, HighPeak Energy intends to retain substantially all of such net acres through its development plan. Please see “Risk Factors—Risks Related to Our Business—Certain of the undeveloped leasehold acreage of the HighPeak Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.”

Drilling Activities

The following table describes new development and exploratory wells drilled on the HighPeak Assets during the years ended December 31, 2019, 2018 and 2017. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. A dry well is a well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion. A productive well is a well that is not a dry well. Completion refers to installation of equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

	Year Ended December 31,
	2019		2018		2017
	Gross	Net	Gross	Net	Gross	Net
Development wells:
Productive	1	0.8	—	—	—	—
Dry	—	—	—	—	—	—
Exploratory wells:
Productive	2	2.0	1	0.8	—	—
Dry	—	—	—	—	—	—

All wells drilled during the year ended December 31, 2019 were productive wells. As of December 31, 2019, HPK LP was running a two-rig drilling program on certain assets owned by it. In addition to the wells drilled and completed in 2019 (included in the table above), we initiated production from 7 gross (7 net) wells and had 12 gross (11.7 net) drilled but not completed wells as of June 30, 2020. The drilled but not completed wells represent wells that were being completed or were waiting on completion as of June 30, 2020.

Delivery Commitments

There are no material commitments to deliver a fixed and determinable quantity of oil or natural gas production from the HighPeak Assets to customers in the near future under existing contracts.

Operations

General

As of June 30, 2020, the HighPeak Assets consisted of approximately 61,302 gross (51,393 net) acres with an average working interest of approximately 84%, as of June 30, 2020.

Facilities

Production facilities related to the HighPeak Assets are located near the producing wells and consist of storage tanks, two-phase and/or three-phase separation equipment, flowlines, metering equipment and safety systems. Predominant artificial lift methods include electrical submersible pumps (“ESP”), rod pumps and some plunger lift. The HighPeak Assets’ mostly contiguous acreage position allows for optimized capital expenditures for their production facilities and associated water handling infrastructure.

The HighPeak Assets are well serviced by existing oil, gas and water infrastructure and gathering systems. Most of the HighPeak Assets’ oil production is generally transported by truck, but there is access to a variety of markets that will achieve attractive terms related to available market indices. The natural gas production from the HighPeak Assets is gathered by third-party processors with the majority of gas production related to the HighPeak Assets currently processed to extract natural gas liquids. The extracted liquids and residue gas can be sold to various intrastate and interstate markets on a competitive pricing basis.

Marketing and Customers

The following table sets forth the percentage of revenues attributed to customers who have accounted for 10% or more of revenues attributable to the HighPeak Assets during the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 and 2017.

	Six Months Ended June 30,	Years Ended December 31,
Major Customers	2020	2019	2018	2017
Enlink Crude Purchasing, LLC	76%	67%	32%	*
Lion Oil Trading and Transportation, LLC	16%	*	*	*
Sunoco Partners Marketing & Terminals, LP	*	21%	49%	*
Western Oil & Gas Company	*	*	*	100%

*	Less than 10%.

No other purchaser accounted for 10% or more of revenue attributable to the HighPeak Assets on a combined basis in the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 or 2017. The loss of any such purchaser could adversely affect revenues attributable to the HighPeak Assets in the short term. Please see “Risk Factors—Risks Related to Our Business—HighPeak Energy depends upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.”

HighPeak Energy currently operates under month-to-month or short-term contracts, with production typically transported by truck. The majority of the future oil production from the HighPeak Assets will be gathered and purchased by a reputable third party with firm transportation rates and negotiated pricing adjusting to known and published indices with a fixed primary term and an evergreen option thereafter. In addition, HighPeak Energy intends to sell its natural gas production from the HighPeak Assets to multiple third party purchasers pursuant to the terms of gas processing and purchase contracts at varying rates. The natural gas production is gathered and processed under agreements with a primary term and generally an evergreen extension option.

Competition

The oil and natural gas industry is intensely competitive, and HighPeak Energy competes with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. HighPeak Energy’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which could adversely affect HighPeak Energy’s competitive position, as applicable. HighPeak Energy’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because HighPeak Energy will have fewer financial and human resources than many companies in their industry, HighPeak Energy may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which, following the business combination, HighPeak Energy will operate. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon HighPeak Energy’s future operations as related to the HighPeak Assets. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. HighPeak Energy’s larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which would adversely affect HighPeak Energy’s competitive positions, as applicable. See “Risk Factors—Risks Related to Our Business—Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.”

Seasonality of Business

Weather conditions can affect the demand for, and prices of, oil and natural gas. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher prices while the demand for oil is typically higher during the second and third quarters. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Title to Properties

As is customary in the oil and natural gas industry, HighPeak Energy, as operator of the HighPeak Assets, initially conducts (at minimum) a cursory review of the title to properties in connection with acquisition of leasehold acreage. HighPeak Energy has also obtained title opinion coverage on a majority of the HighPeak Assets and has performed customary reviews of the title to substantially all of the HighPeak Assets. Additionally, at such time as HighPeak Energy determines to conduct drilling operations on those properties, HighPeak Energy will conduct a thorough title examination, will obtain division order title opinions as needed, and will perform curative work with respect to any significant defects that may exist prior to commencement of drilling operations. HighPeak Energy has obtained title opinions on substantially all of its producing properties. The oil and natural gas properties within the HighPeak Assets are subject to customary royalty and other interests, liens for current taxes and other burdens which HighPeak Energy believes does not materially interfere with the use of, or affect the carrying value of, the properties.

Prior to completing an acquisition of producing oil and natural gas properties, HighPeak Energy may perform title reviews on the most significant leases and may obtain a title opinion, obtain an updated title opinion or review previously obtained title opinions.

HighPeak Energy believes that they have satisfactory title to all of the material properties within the HighPeak Assets in accordance with standards generally accepted in the oil and natural gas industry. Although title to the HighPeak Assets is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, none of these liens, restrictions, easements, burdens or encumbrances will likely materially detract from the value of the properties within the HighPeak Assets or from HighPeak Energy’s interests in these properties or materially interfere with HighPeak Energy’s use of these properties in the operation of their business. In addition, HighPeak Energy believes that they have obtained sufficient rights-of-way grants and permits from public authorities and private parties for them to operate their business in all material respects as described in this prospectus.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering the properties within the HighPeak Assets provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on the properties within the HighPeak Assets are generally 25%.

Regulation of the Oil and Natural Gas Industry

Our operations are substantially affected by federal, state and local laws and regulations. Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the Department of Transportation (“DOT”), other federal agencies, and the courts. We cannot predict when or whether any such proposals may become effective. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

In addition, unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Oil and Natural Gas

Oil and gas production and related operations are substantially affected by federal, state and local laws and regulations. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which the HighPeak Assets are located have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Oil and gas operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Such laws and regulations are frequently amended or reinterpreted. Therefore, it is not possible to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the DOT, other federal agencies, and the courts. It is not possible to predict when or whether any such proposals may become effective.

Federal, state and local statutes and regulations require permits for drilling, salt water disposal and pipeline operations, drilling bonds and reports concerning operations. The HighPeak Assets are located in Texas, which regulates drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells.

The laws of Texas also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that the wells within the HighPeak Assets can produce and to limit the number of wells or the locations that can be drilled within the HighPeak Assets, although operators can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, various states impose a production or severance tax with respect to the production and sale of oil, natural gas and NGL within its jurisdiction. The failure to comply with these rules and regulations can result in substantial penalties.

Regulation Affecting Sales and Transportation of Commodities

Sales prices of oil, natural gas and NGLs are not currently regulated and are made at market prices. Although prices of these energy commodities are currently unregulated, Congress historically has been active in their regulation. We cannot predict whether new legislation to regulate oil and natural gas, or the prices charged for these commodities might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals might have on our operations. Sales of oil and natural gas may be subject to certain state and potentially federal reporting requirements.

The price and terms of service of transportation of the commodities, including access to pipeline transportation capacity, are subject to extensive federal and state regulation. Such regulation may affect the marketing of oil and natural gas produced, as well as the revenues received for sales of such production. Gathering systems may be subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, oil and natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase, or accept for gathering, without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes may affect whether and to what extent gathering capacity is available for oil and natural gas production, if any, of the drilling program and the cost of such capacity. Further, state laws and regulations govern rates and terms of access to intrastate pipeline systems, which may similarly affect market access and cost.

The FERC regulates interstate natural gas pipeline transportation rates and service conditions. The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and to promote market transparency. We do not believe that our drilling program will be affected by any such FERC action in a manner materially differently than other similarly situated natural gas producers.

Gathering services, which occur upstream of FERC jurisdictional transmission services, are regulated by the states onshore and in state waters. Although the FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case-by-case basis. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

In addition to the regulation of natural gas pipeline transportation, the FERC has jurisdiction over the purchase or sale of gas or the purchase or sale of transportation services subject to the FERC’s jurisdiction pursuant to the Energy Policy Act of 2005. Under this law, it is unlawful for “any entity,” including producers such as us, that are otherwise not subject to the FERC’s jurisdiction under the Natural Gas Act of 1938 to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of gas or the purchase or sale of transportation services subject to regulation by the FERC, in contravention of rules prescribed by the FERC. The FERC’s rules implementing this provision make it unlawful, in connection with the purchase or sale of gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud, to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading, or to engage in any act or practice that operates as a fraud or deceit upon any person. The Energy Policy Act of 2005 also gives the FERC authority to impose civil penalties for violations of the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 up to $1,269,500 per day per violation (adjusted annually based on inflation). The anti-manipulation rule applies to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which includes the annual reporting requirements under Order 704 (defined below).

In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing (“Order 704”). Under Order 704, any market participant, including a producer such as us, that engages in wholesale sales or purchases of gas that equal or exceed 2.2 million MMBtus of physical natural gas in the previous calendar year, must annually report such sales and purchases to the FERC on Form No. 552 on May 1 of each year. Form No. 552 contains aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize or contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 is intended to increase the transparency of the wholesale gas markets and to assist the FERC in monitoring those markets and in detecting market manipulation.

The FERC also regulates rates and service conditions for interstate transportation of liquids, including oil and NGLs, under the Interstate Commerce Act (the “ICA”). Prices received from the sale of liquids may be affected by the cost of transporting those products to market. The ICA requires that pipelines maintain a tariff on file with the FERC. The tariff sets forth the established rates as well as the rules and regulations governing the service. The ICA requires, among other things, that rates and terms and conditions of service on interstate common carrier pipelines be “just and reasonable.” Such pipelines must also provide jurisdictional service in a manner that is not unduly discriminatory or unduly preferential. Shippers have the power to challenge new and existing rates and terms and conditions of service before the FERC.

Rates of interstate liquids pipelines are currently regulated by the FERC primarily through an annual indexing methodology, under which pipelines increase or decrease their rates in accordance with an index adjustment specified by the FERC. For the five-year period beginning on July 1, 2016, the FERC established an annual index adjustment equal to the change in the producer price index for finished goods plus 1.23%. This adjustment is subject to review every five (5) years. Under the FERC’s regulations, a liquids pipeline can request the authority to charge market-based rates for transportation service if it satisfies certain criteria, and also can request a rate increase that exceeds the rate obtained through application of the indexing methodology by using a cost-of-service approach, but only after the pipeline establishes that a substantial divergence exists between the actual costs experienced by the pipeline and the rates resulting from application of the indexing methodology. Increases in liquids transportation rates may result in lower revenue and cash flows.

In addition, due to common carrier regulatory obligations of liquids pipelines, capacity must be prorated among shippers in an equitable manner in the event there are nominations in excess of capacity. Therefore, requests for service by new shippers or increased volume by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for liquids transportation could have a material adverse effect on our business, financial condition, results of operations and cash flows. However, we believe that access to liquids pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Intrastate liquids pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate liquids pipeline regulation and the degree of regulatory oversight and scrutiny given to intrastate liquids pipeline rates, varies from state to state. We believe that the regulation of liquids pipeline transportation rates will not affect our operations in any way that is materially different from the effects on our similarly situated competitors.

In addition to the FERC’s regulations, we are required to observe anti-market manipulation laws with regard to our physical sales of energy commodities. In November 2009, the FTC issued regulations pursuant to the Energy Independence and Security Act of 2007 intended to prohibit market manipulation in the petroleum industry. Violators of the regulations face civil penalties of up to $1,210,340 per violation per day (adjusted annually based on inflation). In July 2010, Congress passed the Dodd-Frank Act, which incorporated an expansion of the authority of the CFTC to prohibit market manipulation in the markets regulated by the CFTC. This authority, with respect to crude oil swaps and futures contracts, is similar to the anti-manipulation authority granted to the FTC with respect to crude oil purchases and sales. In July 2011, the CFTC issued final rules to implement its new anti-manipulation authority. The rules subject violators to a civil penalty of up to the greater of $1,162,183 (adjusted annually based on inflation) or triple the monetary gain to the person for each violation.

Regulation of Environmental and Occupational Safety and Health Matters

Oil and natural gas development operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier, seismically active areas and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. The trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly construction, drilling, water management, completion, emission or discharge limits or waste handling, disposal or remediation obligations could increase the cost to our operators of developing our properties. Moreover, accidental releases or spills may occur in the course of operations on our properties, causing our operators to incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which operations related to the HighPeak Assets may be subject.

Hazardous Substances and Waste Handling

The CERCLA, also known as the “Superfund” law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and persons that disposed or arranged for the disposal or the transportation for disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The failure of an operator other than HighPeak Energy to comply with applicable environmental regulations may, in certain circumstances, be attributed to HighPeak Energy.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019, for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. Were the EPA to propose a rulemaking, the consent decree requires that the EPA take final action by no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in the costs to manage and dispose of generated wastes. In addition, in the course of operating the HighPeak Assets, it is possible that some amounts of ordinary industrial wastes will be generated, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics.

The HighPeak Assets consist of numerous properties that have been used for oil and natural gas development and production activities for many years. Hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from properties within the HighPeak Assets, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of the properties within the HighPeak Assets have been operated by third parties or by previous owners or operators who have treated and disposed of hazardous substances, wastes or petroleum hydrocarbons. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, HighPeak Energy could be required to undertake responsive or corrective measures with respect to the HighPeak Assets, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges, Fluid Disposal and NORM

The CWA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “Corps”). In September 2015, the EPA and Corps issued new rules defining the scope of the EPA’s and the Corps’ jurisdiction under the CWA with respect to certain types of waterbodies and classifying these waterbodies as regulated wetlands (the “WOTUS Rule”). In September 2019, the EPA and Corps repealed the 2015 WOTUS definition, but challenges to the repeal are ongoing. Therefore, the future reach of the CWA is uncertain at this time. To the extent any rule expands the scope of the CWA’s jurisdiction, HighPeak Energy could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

Pursuant to these laws and regulations, HighPeak Energy may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil.

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited.

Fluids resulting from oil and natural gas production, consisting primarily of salt water, are disposed by injection in belowground disposal wells regulated under the Underground Injection Control (“UIC”) program and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and may restrict the types and quantities of fluids that may be disposed. In addition, state and federal regulatory agencies have focused on a possible connection between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In response to these concerns, some states, including Texas, have imposed additional requirements for the permitting of produced water disposal wells, such as volume and pressure limitations or seismicity thresholds for temporary cessations of activity. The adoption and implementation of any new laws or regulations that restrict our operators’ ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

In addition, naturally occurring radioactive material (“NORM”) is brought to the surface in connection with oil and gas production. Comprehensive federal regulation does not currently exist for NORM; however, the EPA has studied the impacts of technologically enhanced NORM, and several states, including Texas, regulate the disposal of NORM. Concerns have arisen over traditional NORM disposal practices (including discharge through publicly owned treatment works into surface waters), which may increase the costs associated with management of NORM. To the extent that federal or state regulation increases the compliance costs for NORM disposal, operators may incur additional costs that may make some properties unprofitable to operate.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources (e.g., compressor stations), through the imposition of air emissions standards, construction and operating permitting programs and other compliance requirements. These laws and regulations may require HighPeak Energy to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. For example, in October 2015, the EPA lowered the National Ambient Air Quality Standard for ozone from 75 to 70 parts per billion and completed attainment/non-attainment designations in July 2018. While the EPA has determined that counties in which HighPeak Energy currently plans to operate are in attainment with the new ozone standards, these determinations may be revised in the future. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new facilities or modify existing facilities in these newly designated non-attainment areas and result in increased expenditures for pollution control equipment, the costs of which could be significant.

In addition, the EPA has adopted new rules under the CAA that require the reduction of volatile organic compounds and methane emissions from certain fractured and refractured oil and natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. In addition, the regulations place new requirements to detect and repair volatile organic compounds and methane at certain well sites and compressor stations. In May 2016, the EPA also finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase the costs of development, which costs could be significant.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”), construction and Title V operating permit reviews for certain large stationary sources.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted rules under authority of the CAA that, among other things, establish PSD construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the U.S., including, among others, onshore and offshore production facilities, which include certain of our operators’ operations. The EPA has expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells.

Federal agencies also have begun directly regulating emissions of methane from oil and natural gas operations. For example, in June 2016, the EPA published New Source Performance Standards, known as Subpart OOOOa, that requires certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound emissions. Following the change in presidential administration, there have been attempts to modify these regulations, and litigation concerning the regulations is ongoing. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. Several states have also adopted rules to control and minimize methane emissions from the production of oil and natural gas, and others have considered or may consider doing so in the future.

At the international level, in December 2015, the United States and 194 other participating countries adopted the Paris Agreement, which calls for each participating country to establish their own nationally determined standards for reducing carbon output. However, in August 2017 the United States notified the United Nations that it would be withdrawing from the Paris Agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or separately negotiated agreement are unclear at this time. Various state and local governments have publicly committed to furthering the goals of the Paris Agreement.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions for our operators, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, recent activism directed at shifting funds away from companies that produce fossil-fuels could result in limitations or restrictions on certain sources of funding for the energy sector. Ultimately, this could make it more difficult for operators to secure funding for exploration and production activities. Additionally, activist shareholders have introduced proposals that may seek to force companies to adopt aggressive emission reduction targets or restrict more carbon-intensive activities. While we cannot predict the outcomes of such proposals, they could make it more difficult for operators to engage in exploration and production activities. Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is regularly used by operators of the HighPeak Assets. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, the Railroad Commission has adopted a “well integrity rule,” which updated the requirements for drilling, putting pipe down and cementing wells. The rule also imposes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular.

Certain governmental reviews are either underway or have been conducted that focus on the environmental aspects of hydraulic fracturing practices. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain limited circumstances.

Compliance with existing laws has not had a material adverse effect on operations related to the HighPeak Assets, but if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the HighPeak Assets are located, operators could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

ESA and Migratory Birds

The ESA and (in some cases) comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. The FWS may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for oil and natural gas development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the FWS was required to make a determination on listing of more than 250 species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. The agency missed the deadline but continues to review species for listing under the ESA. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The federal government in the past has pursued enforcement actions against oil and natural gas companies under the Migratory Bird Treaty Act after dead migratory birds were found near reserve pits associated with drilling activities. However, in December 2017, the Department of Interior issued a new opinion revoking its prior enforcement policy and concluded that an incidental take is not a violation of the Migratory Bird Treaty Act. Nevertheless, the identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause increased costs arising from species protection measures or could result in limitations on development activities that could have an adverse impact on the ability to develop and produce reserves within the HighPeak Assets. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. If a portion of the HighPeak Assets were to be designated as a critical or suitable habitat, it could adversely impact the value of the HighPeak Assets.

OSHA

HighPeak Energy will be subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. Violations can result in civil or criminal penalties as well as required abatement. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that HighPeak Energy organizes and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state and local governmental authorities and citizens.

Related Permits and Authorizations

Many environmental laws require permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and require maintaining these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which could in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations related to the HighPeak Assets.

Related Insurance

HighPeak Energy maintains insurance against some risks associated with above or underground contamination that may occur as a result of development activities. However, this insurance is limited to activities at the well site and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by HighPeak Energy.

Employees

As of June 30, 2020, HighPeak Energy had 25 full-time employees dedicated to operating the HighPeak Assets. In connection with the business combination, HighPeak Energy acquired the entity that employs the employees dedicated to operating the HighPeak Assets and intends to retain such employees that are necessary to efficiently operate the HighPeak Assets.

Legal Proceedings

HighPeak Energy is not party to lawsuits related to the HighPeak Assets other than those arising in the ordinary course of business or that will be retained by the contributors. Due to the nature of the oil and natural gas business, HighPeak Energy is, from time to time, involved in other routine litigation or subject to disputes or claims related to the operation of the HighPeak Assets, including workers’ compensation claims and employment related disputes. In the opinion of management, none of these other pending litigation, disputes or claims against the HighPeak Funds, if decided adversely, will have a material adverse effect on the HighPeak Assets.

Offices

The principal field office for HighPeak Energy is located at 303 West Wall Street, Suite 2202, Midland, Texas 79701.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and related notes contained in this prospectus. The discussion and analysis contained herein relates only to HighPeak I for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period) and to HPK LP (i) as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 and (ii) as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 because, following the completion of the business combination, HPK LP will be its “predecessor” for financial reporting purposes beginning on October 1, 2019 and HighPeak I for all periods prior. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside HPK LP’s control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. HPK LP does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

HPK LP was formed in 2019 for the purpose combining the assets of HighPeak I and HighPeak II into one entity given the proximity of both companies properties and the fact that both companies owned working interest in a significant number of the same wells and thus combining working interests would ease the administrative burden on the companies significantly. HighPeak I was formed in 2014 for the purpose of acquiring, exploring and developing oil and natural gas properties, although it had no activity until late 2017. Beginning in 2017, HighPeak I began acquiring the HighPeak I assets through an organic leasing campaign and a series of acquisitions consisting primarily of leasehold acreage and existing vertical producing wells.

The HighPeak Assets are located primarily in Howard County, Texas, which lies within the northern part of the oil-rich Midland Basin. As of June 30, 2020, the HighPeak Assets consisted of a highly contiguous leasehold position of approximately 61,302 gross (51,393 net) acres, approximately 20% of which were held by production, with an average operated working interest of 84%. Approximately 97% of the operated acreage provides for horizontal wells with lateral lengths of 10,000 feet or greater. For the year ended December 31, 2019, approximately 86% and 14% of production from the HighPeak Assets was attributable to oil and natural gas, respectively. As of December 31, 2019, HPK LP was drilling with two (2) rigs. We are the operator on approximately 93% of the net acreage across the HighPeak Assets. Further, as of December 31, 2019, there were approximately 97 gross (50.2 net) producing wells, including 4 gross (3.5 net) horizontal wells, in the HighPeak Assets with total production of 949 Boe/d in December 2019. As of December 31, 2019, of the 11,497 MBoe of proved reserves of the HighPeak Assets, 43% were developed, 93% of which were liquids.

The financial results as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” consist of the historical results of HighPeak I for the years ended December 31, 2019, 2018 and 2017 and HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019 and thereafter through the Closing. At the Closing, HighPeak Energy’s “predecessor” for the period from August 28, 2019 (Inception) through the Closing, and HighPeak I from January 1, 2017 through December 31, 2019 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Outlook

HighPeak Energy’s financial position and future prospects, including its revenues, operating results, profitability, liquidity, future growth and the value of its assets, depend primarily on prevailing commodity prices. The oil and natural gas industry is cyclical and commodity prices are highly volatile. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. Due to the absence of any debt, HPK LP has not historically entered into any hedges. HighPeak Energy intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect a future Debt Facility borrowing base, if any. For a discussion of the potential impact of commodity price changes on the estimated proved reserves of the HighPeak Assets, including the quantification of such potential impact, please see the section entitled “Business—Development of Proved Undeveloped Reserves—Reserves Sensitivity.”

COVID-19 Pandemic and Market Conditions Update

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Governments have tried to slow the spread of the virus by imposing social distancing guidelines, travel restrictions and stay-at-home orders, which have caused a significant decrease in activity in the global economy and the demand for oil and natural gas. Furthermore, in the midst of the ongoing COVID-19 pandemic, the competition between Russia and Saudi Arabia for crude oil market share caused a substantial increase in supply. As a result, the price of oil has remained extremely depressed and available storage and transportation capacity for production is increasingly limited and may be completely unavailable in the near future. The imbalance between the supply of and demand for oil, lack of available storage, as well as the uncertainty around the extent and timing of an economic recovery, have caused extreme market volatility and a substantial adverse effect on commodity prices.

HighPeak Energy’s business, like many oil and natural gas producers, has been, and is expected to continue to be, negatively affected by the crisis described above, which is ongoing and evolving. Neither HighPeak Energy nor HPK LP have entered into any hedging arrangements with respect to the commodity price risk to which it is exposed and the prices ultimately realized for oil, natural gas, and NGLs are based on a number of variables, including prevailing index prices attributable to HPK LP’s production and certain differentials to those index prices. HighPeak Energy is unable to reasonably predict when, or to what extent, commodity prices and the overall markets and global economy will stabilize, and the pace of any subsequent recovery for the oil and gas industry. Further, the ultimate impact that these events will have on HighPeak Energy’s business, liquidity, financial condition, and results of operations is highly uncertain and dependent on numerous evolving factors that cannot be predicted, including the duration of the pandemic.

HighPeak Energy has taken steps and continues to actively work to mitigate the evolving challenges and growing impact of both the COVID-19 pandemic and the industry downturn on its operations, financial condition, and people. Prices decreased to a level in April 2020 that caused the HPK Contributors to halt their drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which HighPeak Energy would be willing to execute their drilling program. However, prices have since increased and HighPeak Energy’s management began returning wells to production in mid-July and we will continue to monitor the extent by which prices continue to increase and/or stabilize. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. HighPeak Energy is well positioned to reduce operations given the significant flexibility within its capital program, as HighPeak Energy does not have any obligatory service contract commitments. In response to the COVID-19 pandemic and industry downturn, HighPeak Energy has initiated a corporate-wide cost reduction program to help decrease costs throughout every aspect of its operations and has made reductions in general and administrative expenses. HighPeak Energy believes these measures, taken together with its significant liquidity and lack of near term debt maturities, will provide additional flexibility in navigating the current volatile environment; however, given the tremendous uncertainty and turmoil, there is no certainty that the measures HighPeak Energy takes will be sufficient.

As a producer of oil and natural gas, HighPeak Energy is recognized as an essential business but prices decreased to a level in April 2020 that caused the HPK Contributors to halt its drilling program and to curtail a substantial portion of its production.  HPK LP and HighPeak Energy have continued to operate on a reduced basis while taking steps to protect the health and safety of their workers. HighPeak Energy’s non-field level employees have the option to temporarily work remotely, and HighPeak Energy has been able to maintain a consistent level of effectiveness through these arrangements, including maintaining day-to-day operations, financial reporting systems and internal control over financial reporting.

Sources of Revenues

HighPeak Energy’s revenues are derived from the sale of oil and natural gas production and the sale of NGL that are extracted from natural gas during processing. Production revenues are derived entirely from the continental United States. For the year ended December 31, 2019 and 2018, revenues from the HighPeak Assets were derived approximately 86% and 82% from oil sales and 14% and 18% from natural gas and NGL sales.

HighPeak Energy’s revenues are presented net of certain gathering, transportation and processing expenses incurred to deliver production of the HighPeak Assets’ natural gas, NGL and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGL and oil produced as well as the cost of commodity processing. Under ASC 606, HighPeak Energy and HPK LP are required to identify and separately analyze each contract associated with revenues to determine the appropriate accounting application. As a result of HighPeak Energy’s continued analysis of ASC 606 following the business combination, the presentation of revenues and expenses for these contracts may be modified. In certain instances, HighPeak Energy may classify certain items currently reported net in revenue (as a deduction from revenue) to expense. Any such change in classification would have no net effect on net income. Refer to Note 1 to the audited and unaudited financial statements of HPK LP included elsewhere in this prospectus for additional information.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside HighPeak Energy’s control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, HighPeak Energy may periodically enter into derivative contracts with respect to a portion of its estimated natural gas and oil production through various transactions that fix the future prices received; however, it has not historically done so.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGL are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs typically incurred:

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Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, power costs are incurred in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with oil and natural gas production.

HighPeak Energy monitors its operation of the HighPeak Assets to ensure that it is incurring LOE at an acceptable level. For example, it monitors LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows HighPeak Energy to monitor these costs to identify trends and to benchmark against other producers. Although HighPeak Energy strives to reduce its LOE, these expenses can increase or decrease on a per-unit basis as a result of various factors as it operates the HighPeak Assets or makes acquisitions and dispositions of properties. For example, HighPeak Energy may increase field-level expenditures to optimize their operations, incurring higher expenses in one quarter relative to another, or they may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

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Production and other taxes. Production and other taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, production and other taxes paid correlate to changes in oil, natural gas and NGL revenues. Production taxes are based on the market value of production at the wellhead. HighPeak Energy is also subject to ad valorem taxes in the counties where production is located. Ad valorem taxes are based on the fair market value of the mineral interests for producing wells.

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Depletion – Oil and Gas Properties. Depletion is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. HighPeak Energy uses the successful efforts method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, successful exploration wells and development of oil and gas reserves, including directly related overhead costs and asset retirement costs are capitalized. However, the costs of abandoned properties, exploratory dry holes, geophysical costs and annual lease rentals are charged to expense as incurred. All capitalized costs of oil and gas properties, are amortized on the unit-of-production method using estimates of proved reserves. Any remaining investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Please read “—Critical Accounting Policies and Estimates—HPK LP—Oil and Natural Gas Properties” for further discussion. HPK LP’s depletion rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

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General and Administrative Expenses. General and administrative expenses (“G&A”) are costs incurred for overhead, including payroll and benefits for corporate staff and costs of maintaining a headquarters, costs of managing production and development operations, IT expenses and audit and other fees for professional services, including legal compliance and acquisition-related expenses.

Results of Operations

Factors Affecting the Comparability of the Predecessors Historical Financial Results

The comparability of HPK LP’s and HighPeak I’s results of operations among the periods presented, and for future periods, is impacted by the following factors:

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The historical financial statements included herein are the financial statements of HighPeak I for 2017, 2018 and from January 1, 2019 to September 30, 2019 and the financial statements of HPK LP for the period from August 28, 2019 (Inception) through December 31, 2019 and for the six months ended June 30, 2020, as the Predecessors for financial reporting purposes, on a stand-alone basis, and as such, do not include financial information regarding the HighPeak II assets for all periods;

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As a corporation, under the Code (as defined below), HighPeak Energy is subject to federal income taxes at a statutory rate of 21% of pretax earnings. This is a significant change from HighPeak I’s and HPK LP’s historical results since they were not subject to federal income taxes as pass-through entities;

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The HighPeak Assets will incur certain additional general and administrative expenses related to being owned by HighPeak Energy, a publicly traded company, that were not previously incurred in HPK LP’s cost structure, including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation;

●

HighPeak I and HPK LP have completed acquisitions during the periods presented, including primarily the acquisition of undeveloped acreage for approximately $2.7 million, $6.3 million and $40.2 million during the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively, and to a lesser extent producing properties and proved undeveloped reserves of approximately $585,000, $4.6 million and $881,000 during the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively; and

●	During the six months ended June 30, 2020, HPK LP recognized a charge to expense of $76.5 million related to the termination of the Grenadier Contribution Agreement.

As a result of the factors listed above, the historical results of operations from period-to-period may not be comparable or indicative of future results.

The table below summarizes the results of operations for the six months ended June 30, 2020 as compared to June 30, 2019.

	HPK LP Three Months Ended June 30, 2020	HighPeak I Three Months Ended June 30, 2019	$ Change	% Change
Operating Revenues:
Crude oil sales	$938	$1,364	$(426)	(31)%
Natural gas and NGL sales	6	13	(7)	(54)%
Total operating revenues	944	1,377	(433)	(31)%

Operating Expenses:
Lease operating	1,814	345	1,469	426%
Production and other taxes	94	113	(19)	(17)%
Exploration and abandonments	1	544	(543)	(100)%
Depreciation - other property and equipment	48	—	48	100%
Depletion - oil and gas properties	1,687	931	756	81%
Accretion of asset retirement obligation	35	14	21	150%
General and administrative	1,412	841	571	68%
Total operating expenses	5,091	2,788	2,303	83%

Net loss	$(4,147)	$(1,411)	$(2,736)	194%

Sales volumes:
Oil (MBbls)	60	24	36	150%
NGLs (MBbls)	5	—	5	100%
Natural gas (MMcf)	25	22	3	14%
Total (MBoe)	69	28	41	146%

Average sales price:
Oil (per Bbl)	$15.61	$56.27	$(40.66)	(72)%
NGLs (per Bbl)	4.55	n/a	4.55	100%
Natural gas (per Mcf)	(0.59)	0.58	(1.17)	(202)%
Total (per Boe)	$13.68	$49.21	$(35.53)	(72)%

Average daily sales volumes:
Oil (Bbls/d)	660	266	394	148%
NGL (Bbls/d)	52	—	52	100%
Natural gas (Mcf/d)	280	246	34	14%
Total (Boe/d)	758	307	451	147%

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

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Total revenues were $944,000 for the three months ended June 30, 2020 compared to $1.4 million for the three months ended June 30, 2019, a decrease of $433,000 (approximately 31%). For the three months ended June 30, 2020, production increased 69 MBoe (approximately 146%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. However, this increase was curtailed due to the Company shutting in the majority of its production in late April in response to the significant downturn in crude oil prices beginning in March 2020. During the three months ended June 30, 2020, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately six (6) gross horizontal wells. During the three months ended June 30, 2019, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well.  More than offsetting the production increase was an overall decrease in the average sales price for oil of approximately 72% and a decrease in the much less significant average sales price for natural gas and NGLs for an overall decrease in sales price per Boe of approximately 72%.

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LOE totaled $1.8 million and $345,000 for the three months ended June 30, 2020 and 2019, respectively. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above plus the added expenses from the HighPeak II properties that were added effective October 1, 2019. On a per-Boe basis, LOE was $26.29 and $12.32 for the three months ended June 30, 2020 and 2019, respectively, an increase of $13.97 (113%). In addition, there were costs associated with shutting the wells in that are included in LOE for the three months ended June 30, 2020. However, the recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we put wells back on production subsequent to quarter end and add more horizontal wells to production in the future.

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Production and other taxes were $94,000 and $113,000 for the three months ended June 30, 2020 and 2019, respectively. The 17% decrease in production taxes is primarily attributable to lower sales revenues achieved during the three months ended June 30, 2020 as the overall percentage of total revenues was 10.0% versus 8.2% for the three months ended June 30, 2020 as compared to June 30, 2019. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal wells. The higher production from the horizontal wells is also the reason for the decrease in production and other taxes on a per-Boe basis of $1.36 compared to $4.03 for the three months ended June 30, 2020 and June 30, 2019, respectively.

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Exploration and abandonment expenses were $1,000 and $544,000 for the three months ended June 30, 2020 and 2019, respectively. The decrease in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

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Depletion expense for the three months ended June 30, 2020 was $1.7 million compared to $931,000 for the three months ended June 30, 2019. The increase was primarily due to higher production from an increase in the average horizontal well count offset by shutting production in as discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

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General and administrative expenses were $1.4 million for the three months ended June 30, 2020, an increase of $571,000 (approximately 68%) compared to the three months ended June 30, 2019. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two (2) rig drilling program during the second half of 2019 and into 2020, including increased employee headcount and compensation, contract labor and professional fees. This increase was partially offset by a decrease related to a layoff of approximately 25% of the Company’s workforce in May 2020 as a result of the significant decrease in oil prices and the reduction in salaries of the remaining personnel of 10% to 40% depending on the salary levels of the employees.

The table below summarizes the results of operations for the six months ended June 30, 2020 as compared to June 30, 2019.

	HPK LP Six Months Ended June 30, 2020	HighPeak I Six Months Ended June 30, 2019	$ Change	% Change
Operating Revenues:
Crude oil sales	$5,462	$2,735	$2,727	100%
Natural gas and NGL sales	105	79	26	33%
Total operating revenues	5,567	2,814	2,753	98%

Operating Expenses:
Lease operating	4,203	1,258	2,945	234%
Production and other taxes	402	181	221	122%
Exploration and abandonments	4	2,658	(2,654)	(100)%
Depreciation - other property and equipment	95	—	95	100%
Depletion - oil and gas properties	4,996	1,835	3,161	172%
Accretion of asset retirement obligation	69	24	45	188%
General and administrative	4,273	1,682	2,591	154%
Total operating expenses	14,042	7,638	6,404	76%

Loss from operations	(8,475)	(4,824)	(3,651)	27%

Other income (expense):
Deal termination and other expense	(76,503)	—	(76,503)	100%

Net loss	$(84,978)	$(4,824)	$(80,154)	1,662%

Sales volumes:
Oil (MBbls)	171	53	118	283%
NGLs (MBbls)	17	—	17	100%
Natural gas (MMcf)	66	41	25	116%
Total (MBoe)	199	60	139	306%

Average sales price:
Oil (per Bbl)	$31.93	$51.78	$(19.85)	(15)%
NGLs (per Bbl)	10.13	n/a	10.13	100%
Natural gas (per Mcf)	(0.99)	1.92	(2.91)	(98)%
Total (per Boe)	$27.99	$47.16	$(19.17)	(22)%

Average daily sales volumes:
Oil (Bbls/d)	940	292	648	222%
NGL (Bbls/d)	93	—	93	100%
Natural gas (Mcf/d)	363	227	136	60%
Total (Boe/d)	1,093	330	763	231%

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

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Total revenues were $5.6 million for the six months ended June 30, 2020 compared to $2.8 million for the six months ended June 30, 2019, an increase of $2.8 million (approximately 98%). For the six months ended June 30, 2020, production increased 139 MBoe (approximately 306%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. However, this increase was curtailed due to the Company shutting in the majority of its production in late April in response to the significant downturn in crude oil prices beginning in March 2020. During the six months ended June 30, 2020, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately six (6) gross horizontal wells. During the three months ended June 30, 2019, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well. Partially offsetting the production increase was an overall decrease in the average sales price for oil of approximately 15% and a decrease in the much less significant average sales price for natural gas and NGLs for an overall decrease in sales price per Boe of approximately 22%.

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LOE totaled $4.2 million and $1.3 million for the six months ended June 30, 2020 and 2019, respectively. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above plus the added expenses from the HighPeak II properties that were added effective October 1, 2019. On a per-Boe basis, LOE was $21.12 and $20.97 for the six months ended June 30, 2020 and 2019, respectively, remaining relatively flat. In addition, there were costs associated with shutting the wells in that are included in LOE for the six months ended June 30, 2020. The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we put wells back on production subsequent to quarter end and add more horizontal wells to production in the future.

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Production and other taxes were $402,000 and $181,000 for the six months ended June 30, 2020 and 2019, respectively. The 122% increase in production taxes is primarily attributable to higher sales revenues achieved during the six months ended June 30, 2020 as the overall percentage of total revenues was 7.2% versus 6.4% for the three months ended June 30, 2020 as compared to June 30, 2019. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal wells. The higher production from the horizontal wells is the reason for the decrease in production and other taxes on a per-Boe basis of $2.02 compared to $3.02 for the six months ended June 30, 2020 and June 30, 2019, respectively.

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Exploration and abandonment expenses were $4,000 and $2.7 million for the six months ended June 30, 2020 and 2019, respectively. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

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Depletion expense for the six months ended June 30, 2020 was $5.0 million compared to $1.8 million for the six months ended June 30, 2019. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by the decrease in production related to shutting in production at the end of April and a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

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General and administrative expenses were $4.3 million for the six months ended June 30, 2020, an increase of $2.6 million (approximately 154%) compared to the six months ended June 30, 2019. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two (2) rig drilling program during the second half of 2019 and into 2020, including increased employee headcount and compensation, contract labor and professional fees. This increase was partially offset by a decrease related to a layoff of approximately 25% of the company’s workforce in May 2020 as a result of the significant decrease in oil prices and the reduction in salaries of the remaining personnel of 10% to 40% depending on the salary levels of the employees.

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Deal termination and other expenses increased $76.5 million from the six months ended June 30, 2020 compared to the prior year. During the six months ended June 30, 2020, HPK LP charged to expense the $61.5 million nonrefundable deposit and the $15.0 million extension payment that we paid to Grenadier as part of the Grenadier acquisition that was terminated in April 2020.

The table below summarizes the results of operations and period-to-period comparisons for the periods indicated.

	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017 (2)
	(in thousands)
Operating Revenues:
Crude oil sales	$3,695	$4,154	$1,299	$5
Natural gas and NGL sales	163	103	93	—
Total operating revenues	3,858	4,257	1,392	5
Operating Expenses:
Lease operating	1,578	1,794	936	2
Production and other taxes	188	261	69	1
Exploration and abandonments	33	2,817	695	—
Depreciation, depletion and amortization	1,612	2,657	886	2
Accretion of asset retirement obligation	34	38	25	—
General and administrative	6,159	2,523	4,769	1,680
Total operating expenses	9,604	10,090	7,380	1,685

Net loss	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Sales Volumes:
Oil (MBbls)	66	79	25	0
Natural gas (MMcf)	80	59	34	0
Total (MBoe)	79	89	31	0

Average sales price:
Oil (per Bbl)	$55.92	$52.33	$51.47	$55.00
Natural gas (per Mcf)	2.04	1.75	2.77	-
Total (per Boe)	$48.60	$47.71	$45.13	$55.00

Average daily sales volumes:
Oil (Bbls/d)	718	291	69	0
Natural gas (Mcf/d)	868	216	92	0
Total (Boe/d)	863	327	85	0

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, the period from August 28, 2019 (Inception) through the year ended December 31, 2019 results are shown for HPK LP, and for the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

(2) HighPeak I acquired producing properties late in 2017 and thus only reported 89 barrels of oil of production. Therefore, zero production volumes are shown in the above table as they are rounded to MBbls and MBoe and average production volumes calculate to less than one per day.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019 Compared to HighPeak I Year Ended December 31, 2018

●

Total revenues for HPK LP period from August 28, 2019 (Inception) through December 31, 2019  combined with the HighPeak I year ended December 31, 2019 (collectively, the “Combined 2019 Period”) represented an increase of $6.7 million (approximately 479%) compared to $1.4 million for the year ended December 31, 2018. The Combined 2019 Period represented an increase of 138 MBoe (approximately 445%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. During the Combined 2019 Period, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately four (4) gross horizontal wells, one of which for the entire year, one of which for approximately five months and two of which produced only the last month of the year. During the year ended December 31, 2018, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well for approximately two and a half months. This equates to an approximate increase of approximately 1.4 average gross horizontal wells (760%). In addition to the production increase was an overall increase in the average sales price for oil of approximately 5% partially offset by a decrease in the much less significant average sales price for natural gas and NGL of approximately 31%.

●

LOE, including cost of workovers, for the Combined 2019 Period represented an increase of $2.4 million compared to $936,000 for the year ended December 31, 2018. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above. On a per-Boe basis, LOE decreased by $10.26 (approximately 34%) for the Combined 2019 Period compared to $30.19 for the year ended December 31, 2018. The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we add more horizontal wells to production in the future.

●

Production and other taxes for the Combined 2019 Period represented an increase of $380,000 (approximately 651%) compared to $69,000 for the year ended December 31, 2018. The 651% increase in production taxes is primarily attributable to higher sales revenues achieved during the Combined 2019 Period as the overall percentage of total revenues increased 0.5% for the Combined 2019 Period as compared to 5.0% during the year ended December 31, 2018. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal well in late 2018. This is also the reason for the increase in production and other taxes on a per-Boe basis of $0.43 for the Combined 2019 Period compared to $2.23 for the year ended December 31, 2018.

●

Exploration and abandonment expenses for the Combined 2019 Period represented an increase of $2.2 million compared to $695,000 for the year ended December 31, 2018. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

●

Depletion expense for the Combined 2019 Period represented an increase of $3.3 million compared to $886,000 for the year ended December 31, 2018. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

●

General and administrative expenses for the Combined 2019 Period represented an increase of $3.9 million (approximately 82%) compared to the year ended December 31, 2018. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two rig drilling program during the second half of 2019, including increased employee headcount and compensation, contract labor and professional fees.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

●

Total revenues were $1.4 million for the year ended December 31, 2018 compared to $5,000 for the year ended December 31, 2017, an increase of $1.4 million. For the year ended December 31, 2017, the Partnership had just completed an acquisition that included some producing properties and thus volumes and revenues were minimal for 2017.  For the year ended December 31, 2018, production averaged approximately 85 Boe per day or 31 MBoe, primarily as a result of our first newly completed horizontal well which HighPeak I held a working interest.

●

LOE, including cost of workovers, totaled $936,000 and $2,000 for the years ended December 31, 2018 and 2017, respectively. The increase in LOE was primarily due to the fact that 2017 had no activity other than the producing wells acquired at the end of 2017.

●

Production and other taxes were $69,000 and $1,000 for the years ended December 31, 2018 and 2017, respectively.  Similar to revenues and LOE, 2017 had very little activity and thus the comparison to 2018 is not meaningful.  The 2018 production and other taxes as a percent of revenues is 5% which is in line with the statutory rates in the State of Texas.

●

Depletion expense for the year ended December 31, 2018 was $886,000 compared to $2,000 for the year ended December 31, 2017. The increase was primarily due to the aforementioned higher production volumes from the recently completed first horizontal well in 2018 compared to very little production in 2017 due to adding producing wells at the end of 2017 via an acquisition.

●

General and administrative expenses were $4.8 million for the year ended December 31, 2018, an increase of $3.1 million (approximately 183%) compared to the year ended December 31, 2017. The increase in general and administrative expenses was primarily attributable to an increase in operational activity, including increased employee compensation, contract labor and professional fees.

Liquidity and Capital Resources

HighPeak Energy’s development plan requires it to make significant operating and capital expenditures. HPK LP’s historic primary use of capital has been the acquisition, exploration and development of oil, natural gas and NGL properties and facilities. As HighPeak Energy pursues reserve and production growth, we plan to monitor which capital resources, including equity and debt financings, are available to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, HPK LP’s primary sources of liquidity were capital contributions from their owners and cash generated by operations.

HighPeak Energy’s success in growing proved reserves and production will be highly dependent on the capital resources available to HighPeak Energy. HighPeak I’s and HPK LP’s combined capital expenditures for the years ended December 31, 2019 and 2018 were approximately $70.3 million and $50.0 million, respectively.

HighPeak Energy intends to fund 2020 capital expenditures and cash requirements, including normal cash operating needs and commitments and contingencies through December 31, 2020, with capital raised in the Closing of the business combination, operating cash flow, cash on hand and potentially a Debt Facility which HighPeak Energy intends to pursue to enhance its liquidity. However, to the extent that HighPeak Energy considers market conditions favorable, they may access the capital markets to raise capital from time to time to fund acquisitions and for general working capital purposes. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and the prices HighPeak Energy receives for its oil and natural gas production, and significant additional capital expenditures will be required to more fully develop the HighPeak Assets and acquire additional properties. HighPeak Energy cannot assure you that any other needed capital will be available on acceptable terms, or at all.

Capital Expenditure Budget

HighPeak Energy expects to fund its capital expenditures with capital raised during the Closing of the business combination, cash generated by operations, cash on hand and borrowings under any potential Debt Facility. The amount, timing and allocation of capital expenditures is largely discretionary and within the control of HighPeak Energy, and HighPeak Energy’s 2020 capital budget may be adjusted as business conditions warrant. Please see “Risk Factors—Risks Related to Our Business—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.” Commodity prices declined significantly since February 2016 and have remained low in 2020. If oil or natural gas prices remain at current levels or decline further, or costs increase, HighPeak Energy could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and to prioritize capital projects that it believes will have the highest expected rates of return and potential to generate near-term cash flow. HighPeak Energy routinely monitors and adjusts capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the control of HighPeak Energy. Any reduction in the HighPeak Assets’ capital expenditure budget could have the effect of delaying or limiting its development program, which would negatively impact its ability to grow production and could materially and adversely affect its future business, financial condition, results of operations or liquidity.

HighPeak Energy plans to evaluate its oil pricing risk and may enter into hedging arrangements to reduce the impact of commodity price volatility on cash flow from operations. Please see “—Quantitative and Qualitative Disclosures About Market Risks.” HighPeak Energy similarly intends to evaluate its risk to its cash flow due to fluctuating oil prices and may enter into hedging arrangements to protect its capital expenditure budget and to protect any potential Debt Facility borrowing base. There were no open commodity contracts at December 31, 2019 or at the Closing.

Debt Facility; Proposed Revolving Credit Agreement

On July 16, 2020, HPK LP entered into an engagement letter (the “Engagement Letter”) with Fifth Third Bank, National Association (“Fifth Third”) for a three and one-half year revolving credit agreement (the “Proposed Revolving Credit Agreement”) to govern the Debt Facility. The Engagement Letter provides that Fifth Third will use its best efforts to arrange financing commitments for the Proposed Revolving Credit Agreement. The Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described below reflect those in the term sheet attached to the Engagement Letter and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement will be among HighPeak Energy, as borrower, Fifth Third, as administrative agent and a syndicate of lenders and will have a maturity of three and one-half years from the closing date of the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement is expected to provide a borrowing capacity equal to the lesser of the maximum credit amount and the borrowing base. The borrowing base is scheduled to be redetermined semiannually each April 1 and October 1 of each calendar year and is expected to be subject to additional adjustments from time to time, including for asset sales, elimination or reduction of hedge positions and incurrence of other debt.  Additionally, each of HighPeak Energy and the administrative agent may request one unscheduled redetermination of the borrowing base between each scheduled redetermination.  The amount of the borrowing base is determined by the lenders in their sole discretion and consistent with their oil and gas lending criteria at the time of the relevant redetermination. HighPeak Energy may also request the issuance of letters of credit under the Proposed Revolving Credit Agreement in an aggregate amount up to the greater of (i) $5.0 million and (ii) 5.0% of the borrowing base then in effect, which amount reduces the amount of available borrowings under the borrowing base in the amount of such issued and outstanding letters of credit. The amount HighPeak Energy is able to borrow under the Proposed Revolving Credit Agreement will be subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing and other provisions of the Proposed Revolving Credit Agreement.

Borrowings under the Proposed Revolving Credit Agreement are expected to be able to be made in Eurodollars or at the alternate base rate. The Company will be able to repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.

The Proposed Revolving Credit Agreement is expected to be guaranteed by HighPeak Energy and its restricted subsidiaries and will be secured by a first lien security interest in substantially all assets of HighPeak Energy and its restricted subsidiaries.

The Proposed Revolving Credit Agreement is expected to contain certain financial covenants, including the maintenance of the following financial ratios:

●

a maximum ratio of total debt to EBITDAX (to be calculated on a building annualized basis for the first four full fiscal quarters after Closing) of not more than 3.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date); and

●

a minimum current ratio (based on the ratio of current assets to current liabilities) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date), provided that unused availability under the Proposed Revolving Credit Agreement credited to current assets may be limited.

HighPeak Energy will have limited equity cure rights for a breach of the above-listed financial covenants. Additionally, the Proposed Revolving Credit Agreement will contain additional restrictive covenants that limit the ability of HighPeak Energy and its restricted subsidiaries to, among other things, incur additional indebtedness, incur additional liens, make investments and loans, enter into mergers and acquisitions, make or declare dividends and other payments, enter into certain hedging transactions, sell assets and engage in transactions with affiliates. In addition, the Proposed Revolving Credit Agreement will be subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the administrative agent or the majority may accelerate any amounts outstanding and terminate lender commitments.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes HPK LP and HighPeak I’s cash flows from operating, investing and financing activities for the periods indicated. In addition to the following discussion, information regarding the individual components of these cash flow amounts are included in HPK LP’s and HighPeak I’s financial statements included elsewhere in this prospectus.

	HPK LP Six Months Ended June 30, 2020	HighPeak I Six Months Ended June 30, 2019	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017
Cash Flow Data:
Net cash provided by (used in) operating activities	$(4,812)	$1,528	$(2,500)	$1,728	$(4,672)	$(3,781)
Net cash used in investing activities	$(65,619)	$(13,559)	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Net cash provided by financing activities	$54,000	$13,447	$58,081	$23,738	$58,799	$32,926

(1)

HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, for the six months ended June 30, 2020, and the period from August 28, 2019 through the year ended December 31, 2019, results are shown for HPK LP, and for the six months ended June 30, 2019 and the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

Operating Activities. Net cash used in operating activities was $4.8 million and net cash provided by operations was $1.5 million for the six months ended June 30, 2020 and 2019, respectively.

Investing Activities. Net cash used in investing activities was $65.6 million and $13.6 million for the six months ended June 30, 2020 and 2019, respectively.

Financing Activities. Net cash provided by financing activities was $54.0 million and $13.4 million for the six months ended June 30, 2020 and 2019, respectively.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019 Compared to the HighPeak I Year Ended December 31, 2018

Operating Activities. Net cash provided by operating activities for the Combined 2019 Period decreased by $4.0 million (approximately 518%) compared to $4.7 million for the year ended December 31, 2018.

Investing Activities. Net cash used in investing activities for the Combined 2019 Period increased by $4.5 million (approximately 8.2%) compared to $54.7 million for the year ended December 31, 2018.

Financing Activities. Net cash provided by financing activities for the Combined 2019 Period increased by $23.0 million (approximately 39.1%) compared to $58.8 million for the year ended December 31, 2018.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Operating Activities. Net cash used in operating activities was $4.7 million and $3.8 million for the years ended December 31, 2018 and 2017, respectively.

Investing Activities. Net cash used in investing activities was $54.7 million and $27.7 million for the years ended December 31, 2018 and 2017, respectively.

Financing Activities. Net cash provided by financing activities was $58.8 million and $32.9 million for the years ended December 31, 2018 and 2017, respectively.

Contractual Obligations

A summary of HPK LP’s contractual obligations as of December 31, 2019 is provided in the following table.

	Payment of Settlement by Period
	(amounts in thousands)
Contractual Obligation	Total	2020	2021	2022	2023	2024	Thereafter
Debt Facility (1)	$-	$-	$-	$-	$-	$-	$-
Drilling commitments (2)	1,296	1,296	-	-	-	-	-
Asset retirement Obligations	2,212	-	-	-	115	64	2,033
Total	$3,508	$1,296	$-	$-	$115	$64	$2,033

(1)

The Company may pursue a Debt Facility to enhance its liquidity. A Debt Facility was not in place as of December 31, 2019. For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects to govern the Debt Facility, see “—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

(2)	Amounts represent commitments under drilling agreements expected to benefit HPK LP at current rates. HPK LP has utilized $632,000 of the commitment and has $664,000 remaining as of June 30, 2020.

Off Balance Sheet Arrangements

As of June 30, 2020 and December 31, 2019, HPK LP had no off balance sheet arrangements.

Critical Accounting Policies and Estimates – HPK LP

Principles of consolidation. The condensed consolidated financial statements include the accounts of HPK LP and HighPeak I and their wholly owned subsidiaries since their contribution, acquisition or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of HPK LP’s and HighPeak I’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash and cash equivalents. HPK LP’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivables. HPK LP’s accounts receivables are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which HPK LP does not require collateral security. HPK LP’s share of oil and gas production is sold to various purchasers who must be prequalified under HPK LP’s credit risk policies and procedures. HPK LP records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. HPK LP’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, HPK LP obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

As of June 30, 2020 and December 31, 2019, HPK LP’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $55,000 and $2.9 million, respectively, and are based on estimates of sales volumes and realized prices HPK LP anticipates it will receive, and joint interest receivables of $422,000 and $440,000, respectively. HPK LP routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, HPK LP had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to two agreements between HPK LP and Pure, whereby Pure obtained extensions to complete its initial business combination to August 21, 2020, HPK LP made loans totaling $10.1 million and $4.2 million to Pure as of June 30, 2020 and December 31, 2019, respectively. HPK LP routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, HPK LP had no allowance for doubtful accounts recorded.

Deposits. HPK LP paid $61.5 million to Grenadier in 2019 as a non-refundable deposit for an acquisition which had not closed as of December 31, 2019 (the “Grenadier Acquisition”). HPK LP paid an additional $15.0 million during 2020 as an extension payment to Grenadier. As the Grenadier Acquisition was terminated in April 2020, the deposit and extension payment were written off and charged to expense during the three months ended March 31, 2020. In addition, HPK LP has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in HPK LP’s consolidated balance sheet and as charges to other expense in the consolidated statement of operations. HPK LP’s materials and supplies inventory as of June 30, 2020 and December 31, 2019 is $405,000 and $184,000, respectively, and HPK LP has not recognized any valuation allowance to date.

Oil and natural gas properties. HPK LP utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

HPK LP does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) HPK LP is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather HPK LP’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, HPK LP’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

HPK LP performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, HPK LP recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, HPK LP will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of June 30, 2020 and December 31, 2019 totaled approximately $37.9 million and $31.0 million, respectively, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. HPK LP records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated.

Revenue recognition. HPK LP follows Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby HPK LP recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on HPK LP’s consolidated statements of operations.

HPK LP enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when HPK LP’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration HPK LP expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At June 30, 2020 and December 31, 2019, HPK LP had receivables related to contracts with purchasers of approximately $55,000 and $2.8 million, respectively.

Oil Contracts. The majority of HPK LP’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on HPK LP’s consolidated statement of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of HPK LP’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of HPK LP’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, HPK LP receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, HPK LP receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on HPK LP’s consolidated statement of operations.

HPK LP does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. HPK LP does not record a provision for U.S. Federal income tax because the partners report their share of HPK LP’s income or loss on their income tax return. HPK LP is required to file an information return on Form 1065 with the IRS. The 2019 tax year remains open to examination.

HPK LP recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to HPK LP’s status as a limited partnership, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, HPK LP has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by HPK LP as a result of an IRS examination will be treated as a distribution from HPK LP to the partners in the consolidated financial statements.

HPK LP is also subject to Texas Margin Tax. HPK LP realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the six months ended June 30, 2020 or the period from Inception to December 31, 2019.

Recently Issued Accounting Pronouncements

For a discussion of recent accounting pronouncements that will affect the HighPeak Assets, see Note 2 to the condensed consolidated financial statements of the HighPeak Assets included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

HighPeak Energy’s major market risk exposure is in the pricing that it receives for production of oil, natural gas and NGL. Pricing for oil, natural gas and NGL has been volatile and unpredictable for several years, and HighPeak Energy expects this volatility to continue in the future.

During the period from January 1, 2018 through June 30, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $16.55 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.74 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. The prices HighPeak Energy receives for oil, natural gas and NGL production depend on numerous factors beyond HighPeak Energy’s control, some of which are discussed in “Risk Factors—Risks Related to Our Business—Oil, natural gas and NGL prices are volatile. Sustained periods of low, or further declines in, oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments.”

Due to this volatility, HighPeak Energy may begin to use, commodity derivative instruments, such as collars, puts and swaps, to hedge price risk associated with a portion of anticipated production. These hedging instruments allow HighPeak Energy to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit HighPeak Energy’s potential gains from future increases in prices. HighPeak Energy may enter into hedging arrangements to protect its capital expenditure budget and to protect a Debt Facility borrowing base.

Counterparty and Customer Credit Risk

The HighPeak Energy derivative contracts, if any, expose it to credit risk in the event of nonperformance by counterparties. It is anticipated that if HighPeak Energy enters into any commodity contracts, the collateral for the outstanding borrowings under any debt facility HighPeak Energy may enter into may be used as collateral for HighPeak Energy’s commodity derivatives. HighPeak Energy evaluates the credit standing of its counterparties as it deems appropriate. It is anticipated that any counterparties to HighPeak Energy’s derivative contracts would have investment grade ratings.

HighPeak Energy’s principal exposures to credit risk are through receivables from the sale of oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of HighPeak Energy’s significant customers to meet their obligations to HighPeak Energy or their insolvency or liquidation may adversely affect HighPeak Energy’s financial results. However, HighPeak Energy believes the credit quality of its customers is high.

Interest Rate Risk

The HighPeak Energy’s derivative contracts, if any, expose it to credit risk in the event of nonperformance by counterparties. It is anticipated that if HighPeak Energy enters into any commodity contracts, the collateral for the outstanding borrowings under any debt facility HighPeak Energy may enter into may be used as collateral for HighPeak Energy’s commodity derivatives. HighPeak Energy evaluates the credit standing of its counterparties as it deems appropriate. It is anticipated that any counterparties to HighPeak Energy’s derivative contracts would have investment grade ratings.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of HighPeak Energy as of  November 9, 2020 include:

Name	Age	Position
Jack Hightower	72	Chairman of the Board and Chief Executive Officer
Michael L. Hollis	45	President and Director
Rodney L. Woodard	65	Chief Operating Officer
Steven W. Tholen	69	Chief Financial Officer
Larry C. Oldham	67	Director
Keith A. Covington	57	Director
Michael H. Gustin	69	Director
Jay M. Chernosky	61	Director
Sharon Fulgham	42	Director

Jack Hightower is our Chairman of the Board and Chief Executive Officer (“CEO”). Prior to the business combination, Mr. Hightower served as Chairman of the board of directors, Chief Executive Officer and President of Pure since Pure’s incorporation in November of 2017. Mr. Hightower has over 49 years of experience in the oil and gas industry managing multiple E&P platforms. Mr. Hightower currently serves as the Chairman of the board of directors and CEO of the general partner of the HighPeak Funds, a position held since 2014. Mr. Hightower served as Chairman, President and CEO of Bluestem Energy Partners, LP (“Bluestem”) from 2011 to 2013. Prior to forming Bluestem, Mr. Hightower served as Chairman, President, and CEO of Celero Energy II, LP (“Celero II”) from 2006 to 2009 and as Chairman, President and CEO of Celero Energy, LP (“Celero”) from 2004 to 2005. Prior to forming Celero, Mr. Hightower served as Chairman, President and CEO of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), which became the 11th largest publicly traded independent E&P company in North America. In October 2002, Unocal tendered for the Pure Resources shares it did not already own. In March 1995, Mr. Hightower founded Titan (Nasdaq: TEXP), the predecessor to Pure Resources, and served as Chairman, President and CEO. Prior to founding Titan, Mr. Hightower served as Chairman, President and CEO of Enertex Inc. (“Enertex”), the general partner and operator of record for several oil and gas partnerships from 1991 to 1994. Mr. Hightower graduated from Texas Tech University in 1970 with Bachelor of Business Administration degrees in Administrative Finance and Money, Banking & Investments.

Mr. Hightower has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe Jack Hightower is well-qualified to serve as a member of the HighPeak Energy Board due to his executive leadership and industry experience.

Michael L. Hollis is our President and serves on our Board. Prior to the business combination, Mr. Hollis served as Pure’s President beginning December 9, 2019. Prior to joining Pure, Mr. Hollis served as President and Chief Operating Officer (“COO”) to Diamondback Energy, Inc. (“Diamondback”) (Nasdaq: FANG), a Permian focused oil and gas producer, from January 2017 through September 2019, prior to which he served as COO since 2015 and Vice President of Drilling. Since 2011, Mr. Hollis also served on the board of directors for Diamondback as well as on the board of directors of Viper Energy Partners LP (Nasdaq: VNOM). Prior to his positions at Diamondback, Mr. Hollis was a Drilling Manager at Chesapeake Energy Corporation and also held roles of increasing responsibility in production, completions and drilling engineering at ConocoPhillips and Burlington Resources Inc. Mr. Hollis has over 20 years of oil and gas experience and graduated from Louisiana State University in 1998 with a Bachelor of Science in Chemical Engineering.

 Mr. Hollis has been selected as a Class B director, to serve until the 2022 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe that Mr. Hollis’ over twenty (20) years of experience and knowledge in the oil and natural gas industry, experience as an officer and director of a public oil and gas company and his recent operating experience in the Permian Basin make him well-qualified to serve as a director of HighPeak Energy.

Rodney L. Woodard is our Chief Operating Officer. Prior to the business combination, Mr. Woodard served as Pure’s COO and served as a director of Pure’s board of directors since Pure’s inception in November 2017 and as HighPeak Energy’s COO since HighPeak Energy’s inception in October 2019. Mr. Woodard has over 40 years of experience in the oil and gas industry as a CEO, COO, and leader of Engineering and Operations of numerous E&P companies. Mr. Woodard has served as the Executive Vice President & COO for the HighPeak Funds from 2017 to the present. From 2016 to 2017, Mr. Woodard presented portfolio company investment proposals to acquire and develop oil and gas assets in the Permian Basin to several private equity firms. Mr. Woodard served as the President and COO of Atlantic Resources Co., LLC (“Atlantic”) from 2015 to 2016. Prior to Atlantic, Mr. Woodard served as CEO and COO of Celero II, a Natural Gas Partners portfolio company, with operations principally in the Permian Basin from 2006 to 2015. Prior to Celero II, Mr. Woodard served as Executive Vice President and COO of Celero, a Quantum Energy Partners portfolio company from 2004 to 2006. From 2002 to 2004, Mr. Woodard was Vice President of Reserves and Evaluations with Pure Resources (NYSE: PRS) and was a co-founder of its predecessor, Titan Exploration (Nasdaq: TEXP). From 1986 to 1995, Mr. Woodard held various positions of increasing responsibility at Selma International Investments Ltd. From 1979 to 1986, Mr. Woodard held various positions at Delta Drilling Company, obtaining the position of Division Manager for West Texas. Mr. Woodard held various positions at Amoco Production Company from 1977 to 1979. Mr. Woodard graduated from The Pennsylvania State University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Steven W. Tholen is our Chief Financial Officer (“CFO”) and is a Corporate Finance Executive with over 30 years of experience in building, leading and advising corporations through complex restructurings, purchase and sales transactions, and capital market transactions. Mr. Tholen has served as the Chief Financial Officer for the HighPeak Funds since 2014. Previously, Mr. Tholen served as co-founder and Executive Vice President – Finance of Fieldco Construction Services, Inc., which provided oilfield construction services to clients throughout East Texas & Western Louisiana, from 2011 to 2014. From 2009 to 2013, Mr. Tholen served as founder and President of SDL&T Energy Partners, a source of equity & debt financing to fund energy companies and energy projects worldwide. From 2001 to 2008, Mr. Tholen was Senior Vice President & CFO of Harvest Natural Resources, Inc., an E&P company with properties in the United States, Venezuela, Indonesia, Gabon, and Russia. From 1995 to 2000, Mr. Tholen served as Vice President and CFO of Penn Virginia Corporation, an independent natural gas and oil company. From 1990 to 1995, Mr. Tholen was Treasurer/Manager of Business Administration of Cabot Oil & Gas Corporation, a North American independent natural gas producer. Mr. Tholen graduated from St. John’s University with a Bachelor of Science degree in Physics in 1971 and earned his MBA-Finance from The University of Denver, Daniels School of Business in 1979.

Larry C. Oldham serves on our Board and currently serves as a Manager and Advisor of Gateway Royalty V LLC (“Gateway V”) since 2019. Gateway V is the fifth entity of the Gateway Royalty companies, which were founded by Mr. Oldham’s son and have been successful in acquiring oil and gas minerals and royalties in the Utica Shale since 2012. Mr. Oldham is also a Manger of Gateway Royalty III LLC since 2016 and Gateway Royalty IV LLC since 2018 and has been actively advising Gateway Royalty II LLC and Gateway Royalty I LLC since 2014 and 2012, respectively. Additionally, Mr. Oldham serves as Manager of Oldham Properties, Ltd. since 1990 and is currently an Operating Partner in Mountain Capital LLC, a private equity firm out of Houston, Texas since 2015. In 1979, Mr. Oldham founded Parallel Petroleum Corporation (“Parallel”), an independent energy company headquartered in Midland, Texas, which is engaged in the acquisition, development and production of long-lived oil and gas properties, primarily in the Permian Basin. Parallel was taken public in 1980 and in December 2009 was acquired by affiliate of Apollo Global Management, LLC (“Apollo”), which was sold to Samsung C&T Corporation in December of 2011. Prior to being acquired, Mr. Oldham served as Parallel’s President from 1994 to 2009, CEO from 2004 to 2009 and director from 1979 until 2009. During Mr. Oldham’s years at Parallel, some of the most notable property acquisitions were the Fullerton Property in Andrews County, Diamond M Canyon Reef Field in Scurry County and the acquisition of all of Fina’s West Texas assets in July 1999. Prior to Parallel’s formation, Mr. Oldham was employed by Dorchester Gas Corporation from 1976 to 1979 and KPMG Peat Marwick, LLP from 1975 to 1976. Mr. Oldham earned a Bachelor of Business Administration in Accounting from West Texas State University (now West Texas A&M University) in 1975 and was a 2012 Distinguished Alumni Award recipient. Mr. Oldham is a CPA and is a member of the Permian Basin Landman’s Association and the Permian Basin Producers Association.

 Mr. Oldham has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe that Mr. Oldham’s over forty (40) years of experience and knowledge in the oil and natural gas industry, accounting experience, experience and knowledge of the Permian Basin and his experience in the public arena make him well-qualified to serve as a director of HighPeak Energy.

Keith A. Covington serves on our Board and is an active real estate investor specializing in residential properties in southern California for the past 24 years, most recently serving as a General Partner for Magnolia Partners since 2002. Mr. Covington was a founding board member of Pure Resources, an energy company engaged in the exploration and development of oil and gas properties which had a market capitalization of over $1 billion and served such directorship from 2000 to 2002. As an independent director for over two years, Mr. Covington served as chairman of the audit committee and member of the compensation committee of Pure Resources and was a co-member of the special committee responsible for evaluating, negotiating and recommending on behalf of company shareholders the acquisition Pure Resources to Unocal Corporation (acquired by Chevron Corporation) in October 2002. Mr. Covington spent over 11 years at Davis Companies from 1991 to 2002, where he was Vice President and earlier served as Principal of Stone Canyon Venture Partners, LLC. Mr. Covington’s tenure included responsibility in the real estate and private equity/venture capital groups within the organization. Investment and operational experience within these areas included investments in trophy commercial and mixed use real estate assets, gaming ventures, a chain of upscale health clubs, resort properties and hotels, a restaurant and a technology company. His responsibilities included extensive independent due diligence for potential acquisitions, financial analysis and comprehensive asset management for equity investments in real estate assets and operating companies valued at over $10 billion. Prior professional experience includes Janss Corporation, a Santa Monica, CA real estate developer where he was responsible for due diligence and financial structuring and leasing of residential and commercial real estate projects from 1989 to 1990. Mr. Covington started his career as a Financial Analyst at PaineWebber Group Inc. (UBS Investment Bank) in New York with experience in real estate investment banking transactions including sale/leasebacks and the firm’s largest IPO and real estate master limited partnership from 1985 to 1987. Mr. Covington received his MBA from the Stanford Graduate School of Business and earned a Bachelor of Arts cum laude in Economics from Claremont McKenna College. Mr. Covington maintains a California real estate broker’s license and has maintained board governance expertise through participation in KPMG’s Audit Committee Institute. Mr. Covington has previously served as CFO for the El Segundo Senior Housing Board for over five (5) years.

 Mr. Covington has been selected as a Class B director, to serve until the 2022 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. Based on Mr. Covington’s prior board experience in the oil and natural gas industry and broad experience in significant financial transactions, Mr. Covington is well qualified to serve as a director of HighPeak Energy.

Michael H. Gustin serves on our Board and is currently the CEO of Pilot Exploration, Inc., a position he has held since 2015. He is also currently founder and CEO of Quantum Fluids, LLC, a business that is concentrated on developing new, innovative and proprietary technology for hand sanitizers and other surface disinfecting products. Mr. Gustin is a seasoned professional within the oil and gas industry, with more than 50 years of diversified experience. From 1999 to 2015, Mr. Gustin held positions in senior management playing vital roles in developing Geoscience International, Inc., Skidmore Energy, Inc., Lone Star Energy, Cs Solutions, Inc. and Vapor Solutions Inc. Mr. Gustin has also served as president of Crew Energy, Vertex International, Inc., Great Western Natural Resources, Inc. and Defiance Offshore International over the course of 1985 to 1999, and was responsible for the management of eight land rotary rigs and design and construction of an offshore drilling barge in Long Beach, California during this period. These companies conducted various oil and gas exploration, development and drilling (onshore and offshore) and other related activities both in the U.S. and foreign countries.

From 1981 to 1986, he formed the Thor group of companies, which for 20 years was involved in the funding of Research and Development projects relating to cost effective “pre-seismic” alternate methods of integrated exploration techniques.

Mr. Gustin has earlier experience working for Readings & Bates and Zapata, both in the U.S. and abroad in their onshore and offshore drilling activities.  At Reading & Bates, he ultimately reached a position as a technical training specialist emphasizing on subsea well control and drilling technology. Mr. Gustin has worked in eight (8) countries (drilling onshore and offshore) in the North Sea, Adriatic Sea, Persian Gulf, Mediterranean Sea, Offshore Morocco, Atlantic Ocean, Egypt, Sahara Desert (Algeria), Atlas Mountains N.A., Canada, five (5) states in the U.S.A., and offshore in the “Gulf of Mexico.” Mr. Gustin co-founded Win For Life Foundation, now known as Anchors For Life Foundation, a non-profit organization, in 1992 and is still currently active with this group (www.anchorsforlifefoundation.org).

Mr. Gustin graduated from University of Houston in 1976 with a degree in social sciences. Mr. Gustin has been selected as a Class C director, to serve until the 2023 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. We believe Mr. Gustin’s broad experience in operations throughout the oil & gas industry and his extensive entrepreneurial experience makes him well qualified to serve as a director of HighPeak Energy.

Jay M. Chernosky serves on our Board and is currently a Principal of Travis Energy Partners LP since 2019, Jayco Holdings I, LP since 2005, Jayco Holdings II, LP since 2010, Jayco Holdings LLC since 2005, Bertrand Properties LP and Bertrand Properties, Inc. since 2000, which are private family owned real estate and energy investment entities. Mr. Chernosky was previously a Managing Director of the Energy & Power Corporate & Investment Banking group at Wells Fargo Securities from 2009 until his retirement in 2019.  Mr. Chernosky joined Wells Fargo’s predecessor firm Wachovia Securities in 1993 as a co-founder of the energy practice. Prior to joining Wells Fargo Securities, Mr. Chernosky was with the Energy Division of First City, Texas - Houston for ten (10) years, ultimately serving as vice president and manager of the Western Group of the Petroleum and Minerals Department from 1983 until 1993.

During his career, Mr. Chernosky was charged with developing strategic and financial ideas and solutions for relationships he managed for the bank, and was also responsible for the origination and execution of public and private capital markets activities, including equities, bonds, convertibles, private placements, loan syndications and merger and acquisition advisory services. In this time, Mr. Chernosky’s primary focus was on the upstream sector of oil & gas. Currently, Mr. Chernosky serves on the Board of Directors of Colt Midstream LLC, a private gas gathering and processing company focused in the Fort Worth Basin of Texas since 2019. Mr. Chernosky also serves on the regional board of directors of OneGoal Houston, a non-profit organization geared to increase the success rate of college admission and graduation for youth attending high school in low income districts since 2012. In addition, Mr. Chernosky serves on the Endowment Board of the Christian Community Service Center since 2010.

Mr. Chernosky has previously served on the board of directors and is an active member of the Houston Producers’ Forum, the Houston Energy Finance Group and the regional board of the Independent Petroleum Association of America. Mr. Chernosky graduated from The University of Texas at Austin with a Bachelor of Business Administration in 1981 and received a Masters of Business Administration from the University of Houston in 1983. Mr. Chernosky is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University in 1993.

Mr. Chernosky has been selected as a Class A director, to serve until the 2021 annual meeting of stockholders of HighPeak Energy, or until his earlier death or resignation. Based on Mr. Chernosky’s prior experience in the oil & natural gas industry, his broad experience in energy investment banking, capital markets and merger and acquisition advisory services, and his previous board experience, Mr. Chernosky is well qualified to serve as a director of HighPeak Energy.

Sharon Fulgham serves on our Board and is currently a partner of the Fulgham Law Firm, P.C. since August 2017. Ms. Fulgham has also been associated with Carlisle Title since December 2017 and has been their corporate attorney since November 2019. Prior to working at Fulgham Law Firm, P.C., Ms. Fulgham was a partner at Kelly Hart & Hallman from January 2016 to November 2016 and an associate at Kelly Hart & Hallman from 2009 to 2016. During her legal career, Ms. Fulgham has represented numerous public and private companies in litigation matters including commercial and employment disputes. Specifically, she has extensive experience representing companies in the oil and gas sector, as well as experience in the title industry preparing title documents for real estate closings and instruction to brokers and realtors.

Over the past decade, Ms. Fulgham has served the Fort Worth community extensively through the Junior League of Fort Worth, Inc. both as a community volunteer and in leadership roles within the organization.  She served as Vice President of Administration and sat on the Board of Directors from 2015 to 2016.  Currently, Ms. Fulgham is a sustaining member and serves on the League’s Legal Committee. Ms. Fulgham graduated cum laude from Texas Christian University with a Bachelor of Science in Biology in 2000 and went on to obtain her Juris Doctorate from the University of Houston in 2004.

 Ms. Fulgham has been selected as a Class A director, to serve until the 2021 annual meeting of stockholders of HighPeak Energy, or until her earlier death or resignation. Based on Ms. Fulgham’s prior experience representing companies in the oil & natural gas sector and previous board experience, Ms. Fulgham is well qualified to serve as a director of HighPeak Energy.

Director Qualifications

At the Closing, the Board consisted of Messrs. Jack Hightower, Michael L. Hollis, Michael H. Gustin, Larry C. Oldham, Jay M. Chernosky and Keith A. Covington and Mme. Sharon Fulgham. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group nominated Messrs. Jack Hightower, Michael L. Hollis and Michael H. Gustin and Mme. Sharon Fulgham to become directors of the Company at the Closing. The Principal Stockholder’s Group separately agreed with one of their limited partners, the John Paul DeJoria Family Trust, that in connection with its significant commitment under the Forward Purchase Agreement Amendment, as long as the Principal Stockholder’s Group has the right to nominate at least two (2) directors of the Company under the Stockholders’ Agreement to the Board, the John Paul DeJoria Family Trust will have the right to select one (1) of such director nominees, and Messr. Michael H. Gustin was selected to serve as the initial nominee.

Following the Closing, Sponsor and its affiliates collectively hold more than 50% of the voting power of the Company’s voting securities for the election of directors. As a result, the Company expects to be a controlled company within the meaning of the Nasdaq Listing Rule 5615 and Nasdaq corporate governance standards, and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the Board consist of independent directors and that the Nominating and Corporate Governance Committee (as defined below) and Compensation Committee (as defined below) be composed entirely of independent directors. These requirements will not apply to the Company as long as it remains a controlled company.

Independence of Directors

Under the listing rules of the Nasdaq, the Company is required to have a majority of independent directors serving on the Board, at such time that the Company no longer is considered a controlled company within the meaning of the Nasdaq corporate governance standards. Notwithstanding, the Board has determined that Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky and Mme. Sharon Fulgham are independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

Committees of the Board

The standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Company’s Audit Committee are detailed in the Company’s Audit Committee charter, which is available on the Company’s website, and include:

●	audits of the Company’s financial statements;

●	the integrity of the Company’s financial statements;

●	the Company’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; and

●	the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor.

Under the Nasdaq listing standards and applicable SEC rules, the Company is required to have at least three members on the Audit Committee, all of whom must be independent. The Audit Committee consists of Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky, with Messr. Larry C. Oldham serving as the Chair. The Company believes that Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky qualify as independent directors according to the rules and regulations of the SEC with respect to Audit Committee membership. The Company also believes that Mr. Larry C. Oldham qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee. The principal functions of the Company’s Compensation Committee are detailed in the Company’s Compensation Committee charter, which is available on the Company’s website, and include:

●	oversee the Company’s overall compensation philosophy that applies to all Company employees;

●	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

●

once required, review and discuss the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statement for its annual meeting of stockholders (“Annual Proxy Statement”) or Annual Report on Form 10-K, as applicable, and determine whether to recommend to the Board that the CD&A be included in the Annual Proxy or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

●

produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s Annual Proxy Statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

●	otherwise discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers and directors; and

●	perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee consists of Messrs. Jack Hightower, Michael L. Hollis, Keith A. Covington and Mme. Sharon Fulgham, with Mr. Jack Hightower serving as the Chair. The Company believes that Mr. Keith A. Covington and Ms. Sharon Fulgham qualify as independent directors according to the rules and regulations of the Nasdaq with respect to Compensation Committee membership.

Nominating and Corporate Governance Committee. The principal functions of the Company’s Nominating and Corporate Governance Committee are detailed in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website, and include:

●	advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices;

●

assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommending director nominees to the Board for election at the annual meeting of stockholders or for appointment to fill vacancies on the Board;

●	advise the Board about the appropriate composition of the Board and its committees;

●	lead the Board in the annual performance evaluation of the Board and its committees, and of management;

●	direct all matters relating to the succession of the Company’s Chief Executive Officer; and

●	perform such other functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of the Company’s corporate governance principles and practices. The Nominating and Corporate Governance Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.

The Nominating and Corporate Governance Committee consists of Messrs. Jack Hightower, Michael L. Hollis, Michael H. Gustin and Jay M. Chernosky, with Mr. Jack Hightower serving as the Chair. The Company believes that Messr. Jay M. Chernosky qualifies as an independent director according to the rules and regulations of the Nasdaq with respect to the Nominating and Corporate Governance Committee membership.

Code of Conduct and Financial Code of Ethics

Our Board has adopted a Code of Conduct and a Financial Code of Ethics applicable to the Company’s directors, officers and employees in accordance with applicable securities laws and the corporate governance rules of the Nasdaq. Copies of our Code of Conduct and Financial Code of Ethics are available on our corporate website at www.highpeakenergy.com. The information on our website is not a part of this prospectus. Any amendments to or waivers of certain provisions of our Code of Conduct may be made only by our Board and will be disclosed on our corporate website promptly following the date of such amendment or waiver as required by applicable securities laws and the corporate governance rules of the Nasdaq.

EXECUTIVE COMPENSATION

Prior to the business combination, no executive officer received any cash compensation for services rendered to us. Following the business combination, HighPeak Employer employs our executive officers and, effective as of the business combination, we will be compensating our executive officers, directors and employees through HighPeak Employer. Per SEC disclosure rules, we will disclose the compensation of our executive officers, to the extent they are considered “named executive officers” or “NEOs,” in our proxy statement filed in 2021 for the period beginning at the business combination and ending on December 31, 2020.

Because we did not employ any employees in the prior fiscal year, there is no compensation to report for the preceding fiscal year. Consequently, we will not be providing any tabular historic compensation disclosure pursuant to SEC disclosure rules.

As of the business combination, our executive officers are:

Name	Principal Position
Jack Hightower	Chief Executive Officer
Rodney L. Woodard	Chief Operating Officer
Steven W. Tholen	Chief Financial Officer
Michael L. Hollis	President

Other than Mr. Hightower, we will not be able to identify which of our executive officers will be considered named executive officers until December 31, 2020.

Elements of Compensation

Beginning as of the Closing of the business combination, the principal elements of compensation we intend to provide to the named executive officers will be base salaries, annual cash bonuses, and health, welfare and certain additional benefits.

Base Salary. Base salaries are generally set at levels commensurate with historical compensation with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate relative to their expertise and experience.

Annual Cash Bonuses. Annual cash incentive awards are used to motivate and reward our executives. Annual cash incentive awards are determined on a discretionary basis and are generally based on individual and Company performance.

Employment, Severance and Change in Control Arrangements

We have not entered into any employment, severance, change in control or similar agreements with any of our NEOs, nor are we otherwise currently responsible for any payment upon the termination of any of our NEOs. We do provide for accelerated vesting of option awards upon our change in control, which is described in more detail below under “—Long Term Incentive Plan.”

Long-Term Incentive Plan

Prior to the business combination, we adopted, and the shareholders approved, the HighPeak Energy, Inc. Long Term Incentive Plan (the “LTIP”). Following the business combination, we continue to sponsor the LTIP. The LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to our employees and service providers, as well as stock awards to our directors. The LTIP will be administered by the Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool (as defined in the LTIP) is reserved and available for delivery with respect to Awards (as defined in the LTIP), and 11,907,006 shares of HighPeak Energy common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of HighPeak Energy common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of HighPeak Energy common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

Following the business combination, we granted the following options (the “Options”) to purchase shares of our HighPeak Energy common stock to our executive officers: 5,953,495 to Mr. Hightower, 1,250,000 to Mr. Hollis, 650,000 to Mr. Woodard, and 200,000 to Mr. Tholen. The Options granted to Mr. Hightower were fully vested as of the date of grant. The Options granted to all other executive officers vest in three equal installments: one-third on the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant. Pursuant to the award agreements unvested options will accelerate on a Change in Control (as defined herein). For purposes of the Options, “Change in Control” is generally defined as the occurrence of any of the following events:

(i)     The acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (x) the then-outstanding shares of common stock or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (other than any acquisition directly from the Company, or by the Company or its subsidiaries, or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company);

(ii)     The individuals constituting the Board cease, subject to certain exceptions, for any reason (other than death or disability) to constitute at least a majority of the Board;

(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity, in each case, unless, following such transaction, (A) the outstanding stock and voting securities immediately prior to such transaction represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such transaction (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group, excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such transaction (or any entity controlled by either the Company or the entity resulting from such transaction), beneficially owns, directly or indirectly, 50% or more of, respectively, of the then-outstanding shares of common stock or common equity interests of the entity resulting from such transaction or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to such transaction, and (C) at least a majority of the members of the Board or similar governing body of the entity resulting from such transaction were directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)     If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% as of the business combination acquires the ability to appoint a majority of the Board.

Director Compensation

As of the time of this offering, we have not paid any compensation to our non-employee individual directors. Going forward, our Board believes that attracting and retaining qualified non-employee directors will be critical to the future value growth and governance of our company. Our Board also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interest of these directors with our stockholders.

We anticipate finalizing our director compensation program in the next few months. It is anticipated that, in addition to cash payments, our directors will receive grants of restricted stock.

        Directors who are also our employees will not receive any additional compensation for their service on our Board.

        We expect that each director will be reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board or any of our committees. Each director will also be fully indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.

DESCRIPTION OF SECURITIES

The following summary of the material terms of HighPeak Energy’s securities is not intended to be a complete summary of the rights and preferences of such securities. HighPeak Energy’s securities are governed by HighPeak Energy’s A&R Charter, HighPeak Energy’s bylaws, the DGCL, the CVR Agreement and the Warrant Agreement Amendment. We urge you to read the A&R Charter in its entirety for a complete description of the rights and preferences of HighPeak Energy’s securities and HighPeak Energy’s bylaws.

Authorized and Outstanding Common Stock

The A&R Charter authorizes the issuance of 600,000,000 shares of HighPeak Energy common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of HighPeak Energy common stock are duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of November 9, 2020, there were 91,655,354 shares of HighPeak Energy common stock issued and outstanding.

Common Stock

Voting Power

Except otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, holders of HighPeak Energy common stock are entitled to one vote for each share held on all matters to be voted on by stockholders, including the election of directors. The Board is divided into three classes, each of which will serve for a term of three (3) years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Dividends

Holders of HighPeak Energy common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of HighPeak Energy, the holders of HighPeak Energy common stock will be entitled to receive an equal amount per share of all of HighPeak Energy’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of HighPeak Energy’s creditors and holders of preferred stock, if any, have been satisfied.

Preferred Stock

The A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the voting common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of HighPeak Energy or the removal of existing management. HighPeak Energy currently has no preferred stock outstanding as of the date of this prospectus. Although HighPeak Energy does not currently intend to issue any shares of preferred stock, HighPeak Energy cannot assure you that it will not do so in the future.

Warrants

The Company currently has outstanding 10,538,188 warrants consisting of (i) 8,976,875 warrants issued pursuant to the Forward Purchase Agreement Amendment and (ii) 1,561,312 warrants issued pursuant to the business combination to holders of Pure’s then outstanding warrants and Pure’s Class A Common Stock, respectively.

At the Closing, the Company entered into the Amendment and Assignment to Warrant Agreement (the “Warrant Agreement Amendment”), by and among the Company, Pure and Continental. The Warrant Agreement Amendment assigned the existing Warrant Agreement, dated April 12, 2018, by and among Pure, Pure’s officers and directors and Pure’s Sponsor (the “original warrant agreement”) to the Company, and the Company agreed to perform all applicable obligations under such agreement. In addition, the terms of the Warrant Agreement Amendment, provide for, among other things, the holders of warrants the option to exercise such warrants on a “cashless basis,” in addition to creating an obligation of the Company to issue shares of HighPeak Energy common stock without registration provided that such issuance may be made in reliance on Section 3(a)(9) of the Securities Act. If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall be the average reported last sale price of the shares of common stock for the ten (10) trading days ending on the trading day prior to the date that notice of the exercise is received by Continental. In addition, the Warrant Agreement Amendment eliminated the ability to redeem the outstanding warrants.

In connection with the business combination, HighPeak Energy assumed Pure’s rights and obligations under the original warrant agreement. Each whole warrant entitles the registered holder to purchase one share of HighPeak Energy common stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing on September 21, 2020. Warrants must be exercised for a whole share. The warrants will expire August 21, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

HighPeak Energy has no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of HighPeak Energy common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to HighPeak Energy satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis and HighPeak Energy will not be obligated to issue any shares to holders seeking to exercise their warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will HighPeak Energy be required to net cash settle any warrant.

HighPeak Energy is re-registering the issuance of the HighPeak Energy common stock underlying the warrants issued in connection with the business combination on the registration statement of which this prospectus forms a part. HighPeak Energy will use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if HighPeak Energy’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, HighPeak Energy may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event HighPeak Energy so elects, HighPeak Energy will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The original warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants (including the private placement warrants) to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of HighPeak Energy common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or HighPeak Energy’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of HighPeak Energy common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of HighPeak Energy common stock and any voting rights until they exercise their warrants and receive shares of HighPeak Energy common stock. After the issuance of shares of HighPeak Energy common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect in writing to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of HighPeak Energy common stock outstanding.

No fractional shares of HighPeak Energy common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HighPeak Energy will, upon exercise, round up to the nearest whole number the number of shares of HighPeak Energy common stock to be issued to the warrant holder.

Contingent Value Rights

The Contingent Value Rights are contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the Contingent Value Rights Agreement) in certain circumstances. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at Closing), subject to a floor downside per-share price of $4.00 (such return the “Preferred Return”), at the CVR Maturity Date. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the Contingent Value Rights Agreement. HighPeak Energy has applied to list its CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

HighPeak Energy’s Transfer Agent, Warrant Agent and Rights Agent

The Transfer Agent, Warrant Agent and Rights Agent for HighPeak Energy’s common stock, warrants and CVRs is Continental. HighPeak Energy has agreed to indemnify Continental in its roles as Transfer Agent, Warrant Agent and Rights Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and HighPeak Energy’s A&R Charter and Bylaws

HighPeak Energy is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of HighPeak Energy’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of HighPeak Energy’s assets. However, the above provisions of Section 203 do not apply if:

●	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of HighPeak Energy’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of voting common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of HighPeak Energy’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

HighPeak Energy’s authorized but unissued voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved voting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of HighPeak Energy by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

HighPeak Energy’s A&R Charter provides that prior to the first date in which the HighPeak Group no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Before such time, any action required or permitted to be taken by HighPeak Energy’s stockholders that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any such action by written consent is taken then HighPeak Energy will notify its stockholders of the same.

Special Meeting of Stockholders

HighPeak Energy’s bylaws provides that special meetings of its stockholders may be called only by a majority vote of the Board, by HighPeak Energy’s President or by HighPeak Energy’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

HighPeak Energy’s bylaws provide that stockholders seeking to bring business before HighPeak Energy’s annual meeting of stockholders, or to nominate candidates for election as directors at HighPeak Energy’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at HighPeak Energy’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in HighPeak Energy’s annual proxy statement must comply with the notice periods contained therein. HighPeak Energy’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude HighPeak Energy’s stockholders from bringing matters before HighPeak Energy’s annual meeting of stockholders or from making nominations for directors at HighPeak Energy’s annual meeting of stockholders.

Exclusive Forum

The A&R Charter provides that a stockholder bringing a claim subject to the proposed Article 8 of the A&R Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants. The forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be constructed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims. The A&R Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, the provisions of Article 8 of the A&R Charter. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable.

If any action the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) HighPeak Energy is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as HighPeak Energy were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months but who are HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

●	sales by HighPeak Energy’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

 Listing of Securities

HighPeak Energy’s common stock and warrants are listed on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively. Further, the Company has applied to list the CVRs on the Nasdaq and to have the CVRs quoted on the OTC under the symbol “HPKER”. There is no assurance, however, that the CVRs will be listed on the Nasdaq or quoted on the OTC.

selling SECURITYHOLDERS

Up to 37,029,609 shares of HighPeak Energy common stock may be offered for resale by certain selling securityholders under this prospectus, including (i) 8,976,875 shares of HighPeak Energy common stock owned by the selling securityholders named herein pursuant to the Forward Purchase Agreement Amendment, (ii) 8,976,875 shares of HighPeak Energy common stock issuable upon exercise of the warrants and (iii) up to 19,075,859 shares of HighPeak Energy common stock issuable upon settlement of the CVRs. Additionally, 8,976,875 warrants and 8,976,875 CVRs, respectively, issued pursuant to the Forward Purchase Agreement Amendment may be offered for resale by certain selling securityholders under this prospectus. This prospectus also relates to the issuance of HighPeak Energy common stock issuable upon exercise or settlement of such warrants or CVRs, respectively, that have been sold by the selling securityholders pursuant to this prospectus. Further, 81,383,054 shares of HighPeak Energy common stock may be offered for resale by certain selling securityholders under this prospectus pursuant to the Registration Rights Agreement.

The following table sets forth the number of shares of HighPeak Energy common stock, warrants and CVRs being offered by the selling securityholders (as applicable), including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and the documents incorporated by reference herein, based on the assumptions that: (i) all shares of HighPeak Energy common stock, CVRs and warrants being registered for sale by this registration statement will be sold by or on behalf of the selling securityholders; and (ii) no other shares of HighPeak Energy common stock, CVRs or warrants will be acquired prior to completion of this offering by the selling securityholders. The following table also sets forth the number of shares, CVRs and warrants known to us, based upon written representations by the selling securityholders, to be beneficially owned by the selling securityholders (as applicable) as of November 9, 2020. The selling securityholders are not making any representation that any shares of HighPeak Energy common stock, CVRs or warrants covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares of HighPeak Energy common stock, CVRs or warrants. For purposes of the table below, we assume that all of the shares of HighPeak Energy common stock, CVRs and warrants covered by this prospectus will be sold. As of the date of this prospectus, the selling securityholders have advised us that they do not currently have any plan of distribution with respect to their shares. Unless otherwise indicated, the address of each selling securityholder named in the table below is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

Name and Address of Selling Securityholder	CVRs Beneficially Owned Prior to Offering (1)	Number of CVRs Available Pursuant to this Prospectus (2)	Number of CVRs Beneficially Owned After Offering	Percentage of CVRs Beneficially Owned After Offering	Warrants Beneficially Owned Prior to Offering (1)	Number of Warrants Available Pursuant to this Prospectus (2)	Number of Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Available Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering
John Paul DeJoria Family Trust (3)	5,500,000	5,500,000	—	—	5,500,000	5,500,000	—	—	22,687,500 (1)	22,687,500 (2)	—	—
HighPeak Energy III, LP (4)	500,000	500,000	—	—	500,000	500,000	—	—	2,062,500 (1)	2,062,500 (2)	—	—
FPA Employee Stockholders (5)	178,000	178,000	—	—	178,000	178,000	—	—	734,250 (1)	734,250 (2)	—	—
FPA Other Stockholders Group 1 (6)	566,372	566,372	—	—	566,372	566,372	—	—	2,336,284 (1)	2,336,284 (2)	—	—
FPA Other Stockholders Group 2 (7)	811,000	811,000	—	—	811,000	811,000	—	—	3,345,375(1)	3,345,375(2)
FPA Vendor Group 1 (8)	750,000	750,000	—	—	750,000	750,000	—	—	3,093,750 (1)	3,093,750 (2)	—	—
FPA Vendor Group 2 (9)	671,503	671,503	—	—	671,503	671,503	—	—	2,769,949 (1)	2,769,949 (2)	—	—
HighPeak Pure Acquisition, LLC (10)	—	—	—	—	—	—	—	—	4,856,000 (11)	4,856,000 (12)	—	—
HighPeak Energy, LP (13)	—	—	—	—	—	—	—	—	39,642,461 (11)	39,642,461 (12)	—	—
HighPeak Energy II, LP (14)	—	—	—	—	—	—	—	—	36,740,593 (11)	36,740,593 (12)	—	—
RRA Other Stockholders Group (15)	—	—	—	—	—	—	—	—	144,000 (11)	144,000 (12)	—	—

*	Less than one percent.
(1)

The number includes shares of HighPeak Energy common stock, CVRs and warrants, in each case, issued pursuant to the Forward Purchase Agreement Amendment. Such amount also includes (i) the shares of HighPeak Energy common stock issuable upon settlement of the CVRs at the CVR Maturity Date, which such shares are not currently beneficially owned by the selling securityholders, as applicable, provided, however, such shares of HighPeak Energy common stock underlying the CVRs will be beneficially owned by such selling securityholder, as applicable, prior to any offering pursuant to this registration statement, and (ii) the shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any.

(2)	Represents the number of shares of HighPeak Energy common stock, CVRs and warrants being registered on behalf of the selling securityholders pursuant to this registration statement.
(3)

Represents 5,500,000 shares of HighPeak Energy common stock, 5,500,000 CVRs and 5,500,000 warrants issued pursuant to the Forward Purchase Agreement Amendment, owned by the John Paul DeJoria Family Trust at the Closing, which are being registered pursuant to this registration statement. The address of the John Paul DeJoria Family Trust is 8911 N Capital of TX Hwy #3210, Austin, TX 78759. Such amount also includes 11,687,500 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholder, and 5,500,000 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any.

(4)	Represents the 500,000 shares of HighPeak Energy common stock, 500,000 CVRs and 500,000 warrants, in each case issuable pursuant to the Forward Purchase Agreement Amendment, owned by HighPeak III at the Closing, which are being registered pursuant to this registration statement. The address of HighPeak III is 421 W. 3rd St., Suite 1000, Fort Worth, TX 76102. Such amount also includes 1,062,500 shares of HighPeak Energy common stock issuable upon the settlement of the CVRs, which are not currently beneficially owned by the selling securityholder, and 500,000 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. The general partner of HighPeak III is HP GP III. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HighPeak III. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of this pecuniary interest therein.
(5)

Represents 178,000 shares of HighPeak Energy common stock, 178,000 CVRs and 178,000 warrants issued pursuant to the Forward Purchase Agreement Amendment at the Closing, which are being registered pursuant to this registration statement. Such amount also includes 378,250 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholders in the aggregate, and 178,000 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. This group includes seven (7) selling securityholders that may be affiliated with HighPeak Energy as a result of their employment, including executive officers and certain directors, and business relationships with the HighPeak Group and its affiliates. Collectively, this group of selling securityholders is registering approximately 0.2% of the HighPeak Energy common stock outstanding as of the date hereof.

(6)

Represents 566,372 shares of HighPeak Energy common stock, 566,372 CVRs and 566,372 warrants issued pursuant to the Forward Purchase Agreement Amendment at the Closing, which are being registered pursuant to this registration statement. Such amount also includes 1,203,540 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholders in the aggregate, and 566,372 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. Includes approximately twenty-four (24) other selling securityholders not otherwise listed above. Collectively, this group of selling securityholders is registering approximately 0.6% of the HighPeak Energy common stock outstanding as of the date hereof.

(7)

Represents 811,000 shares of HighPeak Energy common stock, 811,000 CVRs and 811,000 warrants issued pursuant to the Forward Purchase Agreement Amendment at the Closing, which are being registered pursuant to this registration statement and were previously registered on the Company’s Combined Registration Statement on Form S-4 and Form S-1, declared effective by the SEC on August 7, 2020 (File No. 333-235313). Such amount also includes 1,723,375 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholders in the aggregate, and 811,000 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. Includes approximately twelve (12) other selling securityholders not otherwise listed above. Collectively, this group of selling securityholders is registering approximately 0.8% of the HighPeak Energy common stock outstanding as of the date hereof.

(8)

Represents 750,000 shares of HighPeak Energy common stock, 750,000 CVRs and 750,000 warrants issued pursuant to the Forward Purchase Agreement Amendment at the Closing, which are being registered pursuant to this registration statement. Such amount also includes 1,593,750 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholders in the aggregate, and 750,000 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. Includes approximately two (2) vendors of the Company who received the registered securities pursuant to the Forward Purchase Agreement Amendment at the Closing. Collectively, this group of selling securityholders is registering approximately 0.8% of the HighPeak Energy common stock outstanding as of the date hereof.

(9)

Represents 671,503 shares of HighPeak Energy common stock, 671,503 CVRs and 671,503 warrants issued pursuant to the Forward Purchase Agreement Amendment at the Closing, which are being registered pursuant to this registration statement. Such amount also includes 1,426,943 shares of HighPeak Energy common stock issuable upon settlement of the CVRs, which such shares are not currently beneficially owned by the selling securityholders in the aggregate, and 671,503 shares of HighPeak Energy common stock issuable upon exercise of the warrants with such shares able to be sold hereunder upon their issuance, if any. Includes approximately two (2) vendors of the Company who received the registered securities pursuant to the Forward Purchase Agreement Amendment at the Closing. Collectively, this group of selling securityholders is registering approximately 0.7% of the HighPeak Energy common stock outstanding as of the date hereof.

(10)	Represents 4,856,000 shares of HighPeak Energy common stock issued to Sponsor in exchange for its shares of Class B Common Stock as merger consideration pursuant to the Business Combination Agreement.
(11)

The number includes the number of shares of HighPeak Energy common stock issued (i) to the HPK Contributors as merger consideration pursuant to the Business Combination Agreement and (ii) to the former holders of Class B Common Stock as merger consideration pursuant to the Business Combination Agreement.

(12)

Represents the number of shares of HighPeak Energy common stock being registered on behalf of the selling securityholders pursuant to their rights under the Registration Rights Agreement pursuant to this registration statement.

(13)

Represents 39,642,461 shares of HighPeak Energy common stock issued to HighPeak I as merger consideration pursuant to the Business Combination Agreement. The general partner of HighPeak I is HighPeak Energy GP, LLC, which is a wholly owned subsidiary of HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Jack Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP I. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(14)

Represents 36,740,593 shares of HighPeak Energy common stock issued to HighPeak II as merger consideration pursuant to the Business Combination Agreement. The general partner of HighPeak II is HighPeak Energy GP II, LLC, which is a wholly owned subsidiary of HPEP II. The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC (“HP GP II”). Mr. Hightower has the right to appoint all of the managers of HP GP II. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP II at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(15)	Represents 144,000 shares of HighPeak Energy common stock issued to the former directors of Pure as merger consideration in exchange for their shares of Class B Common Stock pursuant to the Business Combination Agreement. Includes three (3) selling securityholders not otherwise listed above, none of which own more than 0.25% of HighPeak Energy’s common stock. Collectively, these selling securityholders own approximately 0.2% of the HighPeak Energy common stock outstanding as of the date hereof.

security ownership of certain beneficial owners and management

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of HighPeak Energy common stock and warrants, as of November 9, 2020, after giving effect to the Closing, by:

●	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock;

●	each of the Company’s current executive officers and directors; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within sixty (60) days, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of voting securities of the Company is based on 91,655,354 shares of HighPeak Energy common stock, issued and outstanding as of November 9, 2020, after giving effect to the Closing and the Forward Purchases.

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares under the Contingent Value Rights Agreement.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

Name and Address of Beneficial Owners	Number of Shares	%
Jack Hightower (1)(2)(3)(4)	88,397,221	90.1
Rodney L. Woodard (5)(6)(7)	244,667	*
Steven W. Tholen (8)(9)	96,667	*
Larry C. Oldham	13,000	*
Keith A. Covington (10)	42,500	*
Michael L. Hollis (11)(12)(13)	482,637	*
Michael H. Gustin	12,500	*
Jay M. Chernosky	12,500	*
Sharon Fulgham	12,500	*
HighPeak Pure Acquisition, LLC	4,856,000	5.3
HighPeak Energy Partners, LP (14)	39,642,461	43.3
HighPeak Energy Partners II, LP (15)	36,740,593	40.1
HighPeak Energy III, LP (16)(17)	1,000,000	1.1
John Paul DeJoria Family Trust (18)(19)	11,000,000	11.3
All directors and executive officers of the Company as a group (nine individuals)	89,314,192	90.1

*	Less than one percent.

(1)

Represents shares beneficially owned by (i) Sponsor, of which this individual is a manager, (ii) HPEP I, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP I’s general partner, (iii) HPEP II, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP II’s general partner and (iv) HighPeak III, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HighPeak III’s general partner, and, therefore, may be deemed to have voting and dispositive power over shares held by such entities. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)

Includes (i) 2,336 shares of HighPeak Energy common stock and (ii) 2,336 warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned by Mr. Hightower’s family member. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)	Includes 5,953,495 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.
(4)

Includes (i) 100,000 shares of HighPeak Energy common stock and (ii)100,000 warrants to purchase shares of HighPeak Energy common stock, issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.

(5)	Includes 1,000 shares of HighPeak Energy common stock issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.
(6)

Includes (i) 13,000 shares of HighPeak Energy common stock and (ii) 13,000 warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, held through a personal investment vehicle. Mr. Woodard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes 216,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.
(8)

Includes (i) 15,000 shares of HighPeak Energy common stock and (ii) 15,000 warrants to purchase shares of HighPeak Energy common stock, issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.

(9)	Includes 66,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.
(10)

Includes (i) 15,000 shares of HighPeak Energy common stock and (ii) 15,000 warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned through a family trust. Mr. Covington disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)

Includes (i) 26,802 shares of HighPeak Energy common stock and (ii) 38,768 warrants to purchase shares of HighPeak Energy common stock, issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.

(12)

Includes (i) 200 shares of HighPeak Energy common stock and (ii) 200 warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned by family members of Mr. Hollis. Mr. Hollis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13)	Includes 416,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.
(14)

The general partner of HighPeak I is HighPeak Energy GP, LLC, which is a wholly owned subsidiary of HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Jack Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP I. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(15)

The general partner of HighPeak II is HighPeak Energy GP II, LLC, which is a wholly owned subsidiary of HPEP II. The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HP GP II. Mr. Hightower has the right to appoint all of the managers of HP GP II. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP II at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(16)

The general partner of HighPeak III is HP GP III. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HighPeak III. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of this pecuniary interest therein.

(17)	Includes 500,000 shares of HighPeak Energy common stock issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.
(18)

Represents 5,500,000 shares of HighPeak Energy common stock and 5,500,000 warrants owned by the John Paul DeJoria Family Trust at the Closing of the business combination. The address of the John Paul DeJoria Family Trust is 8911 N Capital of TX Hwy #3210, Austin, TX 78759.

(19)	Includes 5,500,000 shares of HighPeak Energy common stock issuable upon the exercise of the warrants exercisable within sixty (60) days of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our named executive officers and directors are described elsewhere in this prospectus.

See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of our securities by our control persons.

Business Combination Agreement

Pursuant to the Business Combination Agreement, by and among (i) Pure, (ii) the Company, (iii) MergerSub, (iv) the HPK Contributors and (v) solely for the limited purposes specified therein, HPK Representative, among other things, (a) MergerSub merged with and into Pure, with Pure surviving as a wholly owned subsidiary of the Company, (b) each outstanding share of Pure’s Class A Common Stock and Class B Common Stock (other than certain shares of Class B Common Stock that were surrendered for cancellation by Sponsor) were converted into the right to receive (A) one HighPeak Energy common stock (and cash in lieu of fractional shares), and (B) solely with respect to each outstanding share of Pure’s Class A Common Stock, (i) a cash amount, without interest, equal to $0.62, which represented the amount by which the per-share redemption value of Pure’s Class A Common Stock the Closing exceeded $10.00 per share, without interest, in each case, totaling approximately $767,902, (ii) one CVR for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or in certain circumstances after the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidations and asset sales (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I and HighPeak II being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A), (c) the HPK Contributors (A) contributed their limited partner interests in HPK LP to the Company in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to a wholly owned subsidiary of the Company in exchange for no consideration, and (B) contributed the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans were cancelled in connection with the Closing and (d) following the consummation of the foregoing transactions, the Company caused HPK LP to merge with and into the Surviving Corporation (as successor to Pure) and all interests in HPK LP were cancelled in exchange for no consideration.

HighPeak I and HighPeak II collectively received 76,383,054 shares of HighPeak Energy common stock pursuant to the Business Combination Agreement. Further, certain of the Company’s executive officers and directors received the consideration provided by the business combination through their ownership of Class A Common Stock of Pure. Steven W. Tholen, the Company’s Chief Financial Officer received 5,000 shares of HighPeak Energy common stock, 5,000 CVRs and 5,000 warrants in exchange for the shares of Class A Common Stock owned by him prior to the business combination. Michael L. Hollis, the Company’s President and member of the Board, received 16,802 shares of HighPeak Energy common stock, 16,802 CVRs and 20,382 warrants in exchange for the shares of Class A Common Stock and warrants, respectively, of Pure owned by him prior to the business combination. Further, Rodney L. Woodard, the Chief Operating Officer of the Company, received 14,000 shares of HighPeak Energy common stock, 14,000 CVRs and 14,000 warrants in exchange for the shares of Class A Common Stock and warrants, respectively, of Pure owned by him prior to the business combination.

Contingent Value Rights Agreement

At Closing, the Company entered into the CVR Agreement by and among, the Company, Pure’s Sponsor, HighPeak I, HighPeak II (together with Pure’s Sponsor and HighPeak I, the “CVR Sponsors”) and Continental, in its capacity as Rights Agent. The CVR Agreement provides for, among other things, the CVRs, which represent contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the CVR Agreement) in certain circumstances that were issued to the holders of shares of Pure’s Class A Common Stock that participated in the business combination and certain qualified institutional buyers and accredited investors, including certain affiliates and officers of the Company, that purchased forward purchase units of the Company pursuant to the Forward Purchase Agreement Amendment.

Pursuant to the CVR Agreement, holders of CVRs in whose name a CVR is registered in the CVR registrar maintained by the Rights Agent at any date of determination are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price at the Closing), subject to a floor downside per-share price of $4.00, either at (i) the date to be specified by the CVR Sponsors, which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidation and asset sales. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under the CVR Agreement. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, the CVR Sponsors will collectively forfeit an equivalent number of Escrowed Shares to the Company for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  Following the Closing, the CVR Sponsors collectively placed the Escrowed Shares in escrow, which equaled the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the CVR Agreement, which such Escrowed Shares will be released either to the Company for cancellation in connection with the satisfaction of any Preferred Returns or back to the CVR Sponsors, collectively, as applicable, following the CVR Maturity Date.

Stockholders’ Agreement

At Closing, Pure’s Sponsor, HighPeak I, HighPeak II, HighPeak III and Jack Hightower (collectively, with each of their respective affiliates and permitted transferees, the “Principal Stockholder Group”), on the one hand, and the Company, on the other hand, entered into the Stockholders’ Agreement, which governs certain rights and obligations following the Closing.

      Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled, based on its percentage ownership of the total amount of HighPeak Energy common stock issued and outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of the Company set forth below, to nominate a number of directors for appointment to the Board as follows:

●

for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

●

if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of the Company’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, the Company will take all Necessary Action (as defined therein) to ensure that the number of directors serving on the Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company, the Company and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the Nasdaq. For so long as the Principal Stockholder Group has the right to designate one or more individuals for nomination to the Board, the Principal Stockholder Group shall have the right to appoint one (1) non-voting observer to the Board.

The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of the Company for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under the Stockholders’ Agreement and (ii) as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

Registration Rights Agreement

At Closing, the Company entered into the Registration Rights Agreement, by and among the Principal Stockholder Group and certain other security holders named therein, including the John Paul DeJoria Family Trust (who owns approximately 11% of the Company’s common stock), pursuant to which the Company will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of HighPeak Energy common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the conversion, exchange or redemption of any other security therefor (the “Registrable Securities”). The Company has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $25 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. The Holders can submit a request beginning immediately after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by the Company, provided that such Holder elects to include its Registrable Securities in an amount not less than $5 million. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, they hold at least $5 million in Registrable Securities and each such offering include a number of Registrable Securities equal to the lesser of (i) $25 million and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, the Company may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. The Company may not delay or suspend a registration statement on more than two (2) occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

Forward Purchases

In connection with the Closing, the Company also issued shares of HighPeak Energy common stock, warrants and CVRs (the “Forward Purchases”) to certain qualified institutional buyers and accredited investors (the “Forward Purchase Investors”) pursuant to that certain Forward Purchase Agreement Amendment.

Prior to the Closing, and subsequent to the Company’s entry into the Forward Purchase Agreement Amendment, an aggregate of 8,976,875 forward purchase units (with each forward purchase unit consisting of one share of HighPeak Energy common stock, one warrant and one CVR), for aggregate consideration of approximately $89.8 million in a private placement pursuant to the Assignment and Joinder agreements under and pursuant to the Forward Purchase Agreement Amendment, between such private purchasers and HPEP I. The proceeds from the Forward Purchases were used to fund a portion of the minimum equity consideration condition to Closing required to effect the business combination pursuant to the Business Combination Agreement.

Parties making Forward Purchases include the John Paul DeJoria Family Trust, who acquired 5,500,000 forward purchase units, consisting of 5,500,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs), and  certain officers and directors of the Company who acquired shares of HighPeak Energy common stock, warrants and CVRs through the Forward Purchase Agreement Amendment. HighPeak III, which is an entity controlled by Jack Hightower, purchased 500,000 forward purchase units, consisting of 500,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs), and Mr. Hightower directly purchased an additional 100,000 forward purchase units, consisting of 100,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs) in his name. Steven W. Tholen and Michael L. Hollis each acquired 10,000 forward purchase units, consisting of 10,000 shares of HighPeak Energy common stock (and a corresponding number of warrants and CVRs), respectively, through the Forward Purchase Agreement Amendment.

Director Consulting Services

Michael Gustin, who is currently a director of HighPeak Energy, provided certain water-reclamation consulting services to members of the HighPeak Group from the years 2017 to 2019 through entities he owns and controls. During such time, these entities received approximately $5 million from members of the HighPeak Group in exchange for these services.

Indemnification Agreements

At Closing, the Company entered into indemnity agreements (the “Indemnity Agreements”) with each of Messrs. Jack Hightower, Larry C. Oldham, Keith A. Covington, Michael H. Gustin, Michael L. Hollis and Jay M. Chernosky and Mme. Sharon Fulgham, each of whom is a director of the Company, and Messrs. Steven W. Tholen and Rodney L. Woodard, each of whom is an executive officer of the Company. Each Indemnity Agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations related to the acquisition, ownership and disposition of our shares of common stock, CVRs and warrants, which we refer to collectively as our “securities”, and applies only to securities that are held as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our securities under the constructive sale provisions of the Code;

•	persons that acquired our securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

A “U.S. holder” is a beneficial owner of shares of our common stock, CVRs, or warrants that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. holder” is a beneficial owner of shares of our common stock, CVRs, or warrants that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, CVRs, or warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our securities by such partnership.

Considerations For U.S. Holders

This section applies to you if you are a “U.S. holder.”

Distributions on HighPeak Energy Common Stock.

If we pay distributions of cash or other property to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) a U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of common stock and will be treated as described under “—Considerations For U.S. Holders—Disposition of HighPeak Energy Common Stock” below.

Distributions treated as dividends that we pay to a U.S. holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains.

Disposition of HighPeak Energy Common Stock.

Except as discussed below with respect to the straddle rules, upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock will equal the U.S. holder’s acquisition cost, less any prior distributions treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a “straddle,” which consists of offsetting positions with respect to property where there is a diminished risk of loss by holding one or more other positions with respect to substantially similar or related property. The term “position” means an interest (including an option) in property. For this purpose, property would not include common stock unless common stock were part of a straddle where one of the offsetting positions was an option with respect to common stock or a position with respect to substantially similar or related property (other than stock). Positions are treated as offsetting where the risk of loss from holding one position is substantially diminished by reason of holding another position. The term diminished risk of loss is defined to include situations where the fair value of the stock and the fair value of the offsetting position are reasonably expected to vary inversely. U.S. holders should consult their tax advisors regarding the tax consequences of owning common stock as part of a straddle.

Specifically, it is likely that the ownership of common stock and the CVRs will constitute a straddle.  In such case, any losses realized from the disposition of either the common stock, CVRs or both are deductible in any taxable year only to the extent that the amount of such realized loss exceeds the “unrealized” gain (if any) with respect to the common stock, CVRs or both which were offsetting with respect to the interests sold (i.e., the unrealized appreciation inherent in the portion of the straddle still held at year end). Any excess realized loss is disallowed for tax purposes and carried to the next year with a deduction allowed upon the disposition of such offsetting positions that made up the initial straddle (i.e., the appreciated position in the straddle).

As a result of treatment of common stock and the CVRs as part of a straddle, for U.S. holders who have a holding period in their common stock of one year or less when they acquire CVRs, some or all of the capital gain or loss otherwise recognizable upon sale, or exchange of the CVRs (including lapse) may be short term capital gain or loss instead of long term capital gain or loss and some or all of such loss may be deferred.  For U.S. holders who have a holding period in their common stock of more than one year when they acquire CVRs, any capital gain or loss recognized on the disposition of the common stock should be long-term capital gain or loss, though some or all of such loss may be deferred.  For U.S. holders who are corporations, their holding period for common stock will not include any day on which they also own CVRs. Therefore, the dividends received deduction may not be available for dividend income on common stock. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the common stock and CVRs that are held as part of a straddle position.

Ownership and Disposition of Warrants.

Except as discussed below with respect to the straddle rules, upon a sale or other taxable disposition of our warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its warrants so disposed of. A U.S. holder’s adjusted tax basis in its warrants will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

As discussed in further detail above in “—Considerations For U.S. Holders—Disposition of HighPeak Energy Common Stock,” the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a “straddle.” It is likely that the ownership of warrants and CVRs will also constitute a straddle with the tax consequences as generally described above in “—Considerations For U.S. Holders—Disposition of HighPeak Energy Common Stock” on disposition of the warrants, CVRs or both.

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss on the acquisition of a share of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. holder’s holding period for the common stock received upon exercise of the warrant will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would generally equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would be deemed to have surrendered a number of warrants having a value equal to the exercise price of the exercised warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the common stock that would have been received with respect to the surrendered warrants in a regular exercise of warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the common stock received would equal the U.S. holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions to Holders of Warrants.

The terms of the warrants provide for an adjustment to the number of shares of common stock for which warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Any such constructive distribution would be subject to tax in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Ownership and Disposition of CVRs.

Upon a sale or other taxable disposition of our CVRs, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its CVRs so disposed of. A U.S. holder’s adjusted tax basis in its CVRs will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

As discussed in further detail above in “—Considerations For U.S. Holders—Disposition of HighPeak Energy Common Stock,” the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a “straddle”. It is likely that the ownership of common stock or warrants, on the one hand, and CVRs, on the other, will constitute a straddle with the tax consequences as generally described above in “—Considerations For U.S. Holders—Disposition of HighPeak Energy Common Stock” on disposition of common stock, warrants, or CVRs.

Although the tax consequences of the satisfaction or lapse of a CVR are not clear under current tax law, a U.S. holder generally should not recognize gain or loss on the acquisition of shares of common stock upon satisfaction of a CVR. The U.S. holder’s tax basis in the shares of our common stock received upon satisfaction of a CVR generally will be an amount equal to the sum of the U.S. holder’s initial investment in the CVR. A U.S. holder’s holding period for the common stock received upon satisfaction of a CVR will generally commence on the day following the date of satisfaction of the CVR and will not include the period during which the U.S. holder held a CVR. If a CVR lapses, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the CVR. Such loss will be long-term if the CVR has been held for more than one year.

Information Reporting and Backup Withholding.

Information reporting requirements generally will apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, CVRs, and warrants, unless the U.S. holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Considerations For Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.”

Distributions on HighPeak Energy Common Stock.

In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends generally will be subject to withholding tax at the rate of 30% of the gross amount of the dividend unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of common stock, which will be treated as described under “—Considerations For Non-U.S. Holders—Disposition of HighPeak Energy Common Stock” below.

Dividends we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements including by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Disposition of HighPeak Energy Common Stock.

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and is attributable to a U.S. permanent establishment if an applicable treaty so provides); or

•

our common stock constitutes a United States real property interest due to our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. holder in the United States.

A Non-U.S. holder described in the first bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as shares of our common stock are “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), only a Non-U.S. holder who owns, or owned, actually or constructively, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the common stock, (i) more than 5% of our common stock, (ii) more than 5% of the CVRs, provided the CVRs are considered to be regularly traded, or (iii) more than 5% of the warrants, provided the warrants are considered to be regularly traded, as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of our status as a USRPHC. If such securities were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on the disposition of such a security (as described in the preceding paragraph), and withholding at a rate of 15% would apply to the gross proceeds received. It is unclear how a holder’s ownership of CVRs or warrants will affect the determination of whether such holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of CVRs or warrants if our common stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether our common stock, CVRs, or warrants will be treated as regularly traded.

Non-U.S. holders are encouraged to consult their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Ownership and Disposition of Warrants.

The U.S. federal income tax treatment of a Non-U.S. holder’s sale or other taxable disposition of our warrants will generally be subject to the rules described above in “—Considerations For Non-U.S. Holders—Disposition of HighPeak Energy Common Stock,” substituting references to common stock with warrants, as applicable.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—Considerations For U.S. Holders—Ownership and Disposition of Warrants” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “—Considerations For Non-U.S. Holders—Disposition of HighPeak Energy Common Stock.” However, capital losses recognized by a Non-U.S. holder on lapse of a warrant will generally be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the second bullet above in “—Disposition of HighPeak Energy Common Stock.”

Possible Constructive Distributions to Holders of Warrants.

The terms of the warrants provide for an adjustment to the number of shares of our common stock for which warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. A Non-U.S. holder would be subject to tax on any such constructive distribution in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

In addition, Section 871(m) of the Code imposes withholding tax at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under final Treasury regulations issued pursuant to Section 871(m), these rules generally do not apply to a payment to the extent that the payment is already treated as a deemed dividend as described above. However, because the Section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules above do not apply, in which case the Section 871(m) rules might require withholding. You should consult your tax advisor regarding the potential application of the Section 871(m) rules to your ownership of the warrants.

Ownership and Disposition of CVRs.

The U.S. federal income tax treatment of a Non-U.S. holder’s sale or other taxable disposition of our CVRs will generally be subject to the rules described above in “—Considerations For Non-U.S. Holders—Disposition of HighPeak Energy Common Stock,” substituting references to  common stock with CVRs, as applicable.

Although the tax consequences of the satisfaction or lapse of a CVR are not clear under current tax law, the U.S. federal income tax treatment generally will correspond to the U.S. federal income tax treatment of a CVR held by a U.S. holder, as described under “—Considerations For U.S. Holders—Ownership and Disposition of CVRs.” However, capital losses recognized by a Non-U.S. holder on lapse of a CVR will generally be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the second bullet above in “—Disposition of HighPeak Energy Common Stock.”

Information Reporting and Backup Withholding.

Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Payments of dividends to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock, CVRs, and warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our  common stock, CVRs, and warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock, CVRs, or warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our securities.

INVESTORS CONSIDERING THE PURCHASE OF OUR SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

Selling Securityholders

This prospectus includes the registration for resale of (i) 81,383,054 shares of HighPeak Energy common stock issued as merger consideration in connection with the business combination; (ii) 8,976,875 shares of HighPeak Energy common stock issued pursuant to the terms Forward Purchase Agreement Amendment; (iii) 8,976,875 shares of HighPeak Energy common stock issuable upon exercise of the warrants issued pursuant to the Forward Purchase Agreement Amendment and (iv) 19,075,859 shares of HighPeak Energy common stock that could be issued upon satisfaction of the conditions in the CVR Agreement with respect to the CVRs issued pursuant to the Forward Purchase Agreement Amendment. It also includes the registration of 8,976,875 warrants and 8,976,875 CVRs, respectively, that may be offered for resale by the selling securityholders. This prospectus also relates to the issuance of HighPeak Energy common stock issuable upon exercise or settlement of such warrants or CVRs, respectively, that have been sold by the selling securityholders pursuant to this prospectus. As of the date of this prospectus, the selling securityholders have advised us that they do not currently have any plan of distribution. Unless the context otherwise requires, as used in this prospectus, “selling securityholders” includes the selling securityholders named in the table included in the section above entitled “Selling Securityholders” and donees, pledgees, transferees or other successors-in-interest selling securities received from the selling securityholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling securityholders may offer and sell all or a portion of the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and

●	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by us and by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the Nasdaq or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us and with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

●	the name of the selling securityholder;

●	the number of securities being offered;

●	the terms of the offering;

●	the names of the participating underwriters, broker-dealers or agents;

●	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

●	the public offering price; and

●	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

Certain legal matters relating to the validity of HighPeak Energy’s securities covered by this registration statement will be passed upon for HighPeak Energy by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The balance sheet of HighPeak Energy, Inc. as of  December 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 included in this prospectus has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of HighPeak Energy, Inc. to continue as a going concern, as described in Note 1 to the financial statements) and is included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Pure Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Pure Acquisition Corp. to continue as a going concern, as described in Note 1 to the financial statements) and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HPK Energy, LP, as of December 31, 2019, and the related statements of operations, changes in partners’ capital and cash flows for the period from August 28, 2019 (Inception) to December 31, 2019 included in this prospectus have been audited by Weaver & Tidwell, L.L.P., independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy, LP, as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2019, 2018 and 2017 included in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy II, LP, as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital and cash flows for the year ended December 31, 2019, and for the period from March 23, 2018 (Inception) to December 31, 2018, included in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditors, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The information included herein regarding estimated quantities of proved reserves of HPK LP, the future net revenues from those reserves and their present value as of December 31, 2019, are based on the proved reserves report prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

HighPeak Energy files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read HighPeak Energy’s SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov. We also plan to make such filings available on our website at www.highpeakenergy.com. Information on our website does not constitute part of this prospectus.

HighPeak Energy, LP (Audited)
Report of Independent Registered Public Accounting Firm	F-90
Audited Consolidated Balance Sheets as of December 31, 2019 and 2018	F-91
Audited Consolidated Statements of Operations for the Years Ended December 31, 2019, 2018 and 2017	F-92
Audited Consolidated Statements of Changes in Partners’ Capital for the Years Ended December 31, 2019, 2018 and 2017	F-93
Audited Consolidated Statements of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017	F-94
Notes to the Audited Consolidated Financial Statements	F-95

HighPeak Energy II, LP (Audited)
Independent Auditor’s Report	F-108
Audited Consolidated Balance Sheets as of December 31, 2019 and 2018	F-109
Audited Consolidated Statement of Operations for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-110
Audited Consolidated Statement of Changes in Partners’ Capital for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-111
Audited Consolidated Statement of Cash Flows for the Year ended December 31, 2019 and for the Period from March 23, 2018 (Inception) to December 31, 2018	F-112
Notes to the Audited Consolidated Financial Statements	F-113

HighPeak Energy, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash	$-	$-
TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$-	$-
Stockholder's equity:
Common stock, $0.0001 par value; 10,000 shares authorized, issued and outstanding	1	1
Stock subscription receivable from Pure Acquisition Corp.	-	(1)
Additional paid-in capital	41,788	12,276
Accumulated deficit	(41,789)	(12,276)
Total stockholder's equity	-	-
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

HighPeak Energy, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30,	For the Six Months Ended June 30,
	2020	2020

Revenues	$-	$-

Operating expenses:
General expenses	29,288	29,513
Total operating expense	29,288	29,513
Net loss	$(29,288)	$(29,513)

Weighted average common shares outstanding	10,000	10,000

Basic and diluted net loss per common share	$(2.93)	$(2.95)

 The accompanying notes are an integral part of these condensed consolidated financial statements.

HighPeak Energy, Inc.

Condensed Consolidated Statements of Changes in Stockholder’s Equity

For the Six Months Ended June 30, 2020

(unaudited)

	Common Stock		Additional Paid-in	Accumulated	Stockholder's
	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2019	10,000	$-	$12,276	$(12,276)	$-
Net loss				(225)	(225)
Expense forgiveness from Parent			225		225
Balances, March 31, 2020	10,000	$-	$12,501	$(12,501)	$-
Net loss				(29,288)	(29,288)
Satisfaction of stock subscription receivable		1			1
Expense forgiveness from Parent			29,287		29,287
Balances, June 30, 2020	10,000	$1	$41,788	$(41,789)	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

HighPeak Energy, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

For the Six Months Ended June 30,
2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Expense paid by stockholder	29,513
Net cash used in operating activities	-

NET CHANGE IN CASH	-
Cash, beginning of period	-
Cash, end of period	$-

Supplemental disclosure of financing activities:
Non-cash equity contribution	$29,513
Non-cash satisfaction of stock subscription receivable from Parent	$1

The accompanying notes are an integral part of these condensed consolidated financial statements.

HighPeak Energy, Inc.

Notes to Condensed Consolidated Financial Statements

June 30, 2020

Note 1 – Description of Organization and Business Operations

Business Operations

HighPeak Energy, Inc. (the "Company'') is a Delaware corporation formed as a wholly owned subsidiary of Pure Acquisition Corp. (the “Parent”) on October 29, 2019 (“Inception”). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 10,000 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company of the Parent in connection with a business combination between the Parent and a target company that closed on August 21, 2020 (see Note 5). The Company has no prior operating activities. In 2019, the Company created a new wholly owned subsidiary, Pure Acquisition Merger Sub, Inc., a Delaware corporation.

Going Concern

The Company is a wholly owned subsidiary of the Parent.  The Parent had until August 21, 2020 to complete its initial business combination. If the Parent was unable to complete the initial business combination by August 21, 2020, the Parent was required to cease all operations and dissolve and liquidate under Delaware law.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Parent completed its initial business combination on August 21, 2020 (see Note 5) and therefore the condensed consolidated financial statements do not include any adjustments related to a going concern.

COVID-19

The Company is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or its results of operations, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements.  The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2020.

In preparing the accompanying condensed consolidated financial statements, the Company considered disclosures of events occurring after June 30, 2020, until the issuance of the condensed consolidated financial statements.  Based on this review, subsequent events requiring disclosure are discussed in Note 5.  Also based on this review, the Company did not identify any subsequent events that would have required adjustment in the condensed consolidated financial statements.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Significant Accounting Policies (cont.)

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Note 3 – Related Party Transactions

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable was recorded as a reduction of stockholder’s equity.

During the six months ended June 30, 2020, the Parent paid certain costs on behalf of the Company in the amount of $29,513. These costs were forgiven by the Parent of which $29,512 was deemed to be a contribution to additional paid-in capital, and $1 was recorded as satisfaction of the stock subscription receivable due from the Parent.

Note 4 – Stockholder’s Equity

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable was recorded as a reduction of stockholder’s equity.

The Company is authorized to issue up to 10,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2020, and December 31, 2019, all 10,000 shares of authorized common stock were issued and outstanding. Each share has one voting right.

During the six months ended June 30, 2020, the Parent paid certain costs on behalf of the Company in the amount of $29,513. These costs were forgiven by the Parent of which $29,512 was deemed to be a contribution to additional paid-in capital, and $1 was recorded as satisfaction of the stock subscription receivable due from the Parent.

Note 5 – Subsequent Events

On August 21, 2020, the Company closed a business combination through a reverse merger with the Parent and acquired HPK Energy, LP, a Delaware limited partnership (“HPK LP”), whereby the Company issued 92.6 million shares of its common stock in return for approximately $102 million of cash and the oil and gas assets of HPK LP.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of

HighPeak Energy, Inc.

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheet of HighPeak Energy, Inc. (the "Company") as of December 31, 2019, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 and the related notes (collectively referred to as the "financial statement"). In our opinion, the consolidated financial statements presents fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Parent is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of August 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2019.

New York, New York

May 13, 2020

HighPeak Energy, Inc.

Consolidated Balance Sheet

December 31, 2019

ASSETS
Cash	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$-
Stockholder's equity:
Common stock, $0.0001 par value; 10,000 shares authorized, issued and outstanding	1
Stock subscription receivable from Pure Acquisition Corp.	(1)
Accumulated deficit	(12,276)
Additional paid-in capital	12,276
Total stockholder's equity	-
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-

The accompanying notes are an integral part of these consolidated financial statements.

 HighPeak Energy, Inc.

Consolidated Statement of Operations

October 29, 2019 (Inception) to December 31, 2019
Revenues	$-

Expenses:
General expenses	12,276
Total operating expense	12,276
Net loss	$(12,276)

Weighted average common shares outstanding	10,000
Net loss per share:
Basic and diluted income per common share	$(1.23)

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Consolidated Statement of Changes in Stockholder’s Equity

October 29, 2019 (Inception) to December 31, 2019

			Additional
	Common Stock		Paid-in	Accumulated		Stockholder’s
	Shares	Amount	Capital	Deficit		Equity

October 29, 2019 (Inception)	-	$-	$-	$-		$-
Issue 10,000 shares of common stock ($.0001 par value)	10,000	-	1	-		1
Stock subscription receivable from Parent			(1)			(1)
Net loss				(12,276)		(12,276)
Expense Forgiveness from Parent			12,276	-		12,276
Balances, December 31, 2019	10,000	$-	$12,276	$(12,276	)-	$-

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Consolidated Statement of Cash Flows

October 29, 2019 (Inception) to December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,276)
Adjustments to reconcile net income to net cash used in operating activities:
Expenses paid by stockholder	12,276
Net cash used in operating activities	-

NET CHANGE IN CASH	$-
Cash, beginning of period	-
Cash, end of period	$-
Supplemental disclosure of financing activities:
Expense forgiveness from Parent	$12,276

The accompanying notes are an integral part of these consolidated financial statements.

HighPeak Energy, Inc.

Notes to Consolidated Financial Statements

December 31, 2019

Note 1 – Description of Organization and Business Operations

Business Operations

HighPeak Energy, Inc. (the "Company'') is a Delaware corporation formed as a wholly owned subsidiary of Pure Acquisition Corp. (the “Parent”) on October 29, 2019 (Inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 10,000 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company of the Parent in connection with a contemplated business combination between the Parent and a target company. The Company has no prior operating activities. In 2019, the Company created a new wholly owned subsidiary, Pure Acquisition Merger Sub, Inc., a Delaware corporation.

Going Concern

The Company is a wholly owned subsidiary of the Parent. The Parent has until August 21, 2020 to complete its initial business combination. If the Parent is unable to complete the initial business combination by August 21, 2020, the Parent must cease all operations and dissolve and liquidate under Delaware law.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. If the Parent is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of August 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2019.

In preparing the accompanying consolidated financial statements, the Company considered disclosures of events occurring after December 31, 2019, until the issuance of the consolidated financial statements.  Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Note 3 – Related Party Transactions

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable will be recorded as a reduction of stockholder’s equity.

The Parent paid certain costs related to formation and accounting of $12,276 on behalf of The Company. These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

On May 4, 2020, the Company and the Parent, among others, entered into a business combination agreement with a target company.  Additional information related to this business combination agreement can be found on the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2020.

Note 4 – Stockholder’s Equity

The Company is authorized to issue up to 10,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2019, all 10,000 shares of authorized common stock were issued and outstanding. Each share has one voting right. The Company has a $1.00 subscription receivable from the Parent.

The Parent paid certain costs related to formation and accounting of $12,276 on behalf of The Company. These costs were forgiven by the Parent and have been disclosed within additional paid-in capital.

Pure Acquisition Corp.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$26,000	$179,515
Prepaid expenses	-	65,192
Total current assets	26,000	244,707
Other assets:
Deferred tax asset	32,822	32,822
Cash and marketable securities held in Trust Account	53,159,750	391,964,540
Total other assets	53,192,572	391,997,362
TOTAL ASSETS	$53,218,572	$392,242,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,390,708	$1,935,380
Notes payable-related party	10,100,000	4,192,794
Accrued taxes payable	21,549	84,214
Total current liabilities	12,512,257	6,212,388

Class A common stock subject to possible redemption; 3,462,877 and 37,725,710 at an approximated redemption value of $10.31 and $10.10 per share as of June 30, 2020 and December 31, 2019, respectively	35,706,307	381,029,671

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,549,752 issued and outstanding as of June 30, 2020 (excluding 3,462,877 shares subject to redemption) and 80,290 issued and outstanding as of December 31, 2019 (excluding 37,725,710 shares subject to redemption)	155	8
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of June 30, 2020 and December 31, 2019	1,035	1,035
Additional paid-in capital	-	-
Retained earnings	4,998,818	4,998,967
Total stockholders’ equity	5,000,008	5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,218,572	$392,242,069

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.
Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$-	$-	$-	$-

Expenses:
Administrative expenses	30,000	30,000	60,000	60,000
General expenses	147,072	42,926	1,331,698	144,089
Franchise taxes	50,300	28,959	100,750	86,927
Total operating expense	227,372	101,885	1,492,448	291,016
Loss from operations	(227,372)	(101,885)	(1,492,448)	(291,016)
Other income - investment income on Trust Account	92,965	2,592,502	1,275,927	5,027,471
Net income before income tax provision	(134,407)	2,490,617	(216,521)	4,736,455
Income tax provision	2,660	536,681	231,741	1,037,514
Net income (loss) attributable to common shares	$(137,067)	$1,953,936	$(448,262)	$3,698,941

Weighted average shares outstanding:
Class A common stock	21,491,474	41,400,000	29,155,430	41,400,000
Class B common stock	10,350,000	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.00	$0.05	$0.03	$0.09
Basic and diluted loss per common share, Class B	$(0.01)	$(0.00)	$(0.13)	$(0.01)

  The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

For the Three and Six Months Ended June 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Stockholders
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balances, December 31, 2019	80,290	$8	10,350,000	$1,035	$-	$4,998,967	$5,000,010
Stockholder redemptions	(2,189,801)	(219)				(22,811,212)	(22,811,431)
Change in shares subject to possible redemption	2,629,804	263				23,122,357	23,122,620
Net loss	-	-	-	-	-	(311,195)	(311,195)
Balances, March 31, 2020	520,293	52	10,350,000	1,035	-	4,998,917	5,000,004
Stockholder redemptions	(30,603,570)	(3,060)				(322,060,613)	(322,063,673)
Change in shares subject to possible redemption	31,633,029	3,163				322,197,581	322,200,744
Net income	-	-	-	-	-	(137,067)	(137,067)
Balances, June 30, 2020	1,549,752	$155	10,350,000	$1,035	$-	$4,998,818	$5,000,008

For the Three and Six Months Ended June 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Stockholders
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balances, December 31, 2018	-	$-	10,350,000	$1,035	$797,383	$4,269,390	$5,067,808
Net income	-	-	-	-	-	1,745,005	1,745,005
Balances, March 31, 2019	-	-	10,350,000	1,035	797,383	6,014,395	6,812,813
Net income	-	-	-	-	-	1,953,936	1,953,936
Balances, June 30, 2019	-	$-	10,350,000	$1,035	$797,383	$7,968,331	$8,766,749

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pure Acquisition Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(448,262)	$3,698,941
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on marketable securities held in Trust Account	(1,275,927)	(5,027,471)
Changes in operating assets and liabilities:
Prepaid expenses	65,192	3,023
Accrued payable and accrued expenses	455,328	5,246
Accrued taxes payable	(62,665)	(243,371)
Net cash used in operating activities	(1,266,334)	(1,563,632)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment of cash in Trust Account	(5,173,602)	-
Cash released from Trust Account	345,254,319	1,407,712
Net cash provided by investing activities	340,080,717	1,407,712

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory note from sponsor	5,907,206	-
Cash used for Class A common stock redemptions	(344,875,104)	-
Net cash used in financing activities	(338,967,898)	-

NET CHANGE IN CASH	(153,515)	(155,920)
Cash, beginning of period	179,515	734,894
Cash, end of period	$26,000	$578,974

Supplemental cash flow information:
Cash released for Class A common stock redemptions	$344,875,104	$-
Cash paid for income taxes	$165,000	$450,000
Cash paid for franchise taxes	$164,964	$144,795
Cash paid for administrative services	$80,000	$40,000

Supplemental disclosure of non-cash investment and financing transactions:
Change in common stock subject to redemption	$(345,323,364)	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PURE ACQUISITION CORP.

Notes to Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the “Company,” “Pure,” “we,” “us” or “our”) was incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses, with a focus for a target business in the upstream oil and gas industry in North America where our management team’s networks and experience are suited.

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock were sold to HighPeak Pure Acquisition, LLC (our “Sponsor”) at a price of approximately $0.002 per share for an aggregate of $25,000 (the “founders’ shares”). In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founders’ shares, which we cancelled, leaving an aggregate of 8,625,000 founders’ shares outstanding. In March 2018, our Sponsor transferred 40,000 founders’ shares to each of our three (3) independent director nominees resulting in a total of 120,000 founders’ shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor holding 10,206,000 founders’ shares and each of our independent director nominees holding 48,000 founders’ shares for an aggregate of 10,350,000 founders’ shares. At June 30, 2020, our Sponsor, our initial stockholders and our independent directors held, collectively, 10,350,000 founders’ shares.

On April 17, 2018 (the “IPO Closing Date”), we consummated our initial public offering of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit, generating gross proceeds of $414,000,000 before underwriting discounts and expenses (the “Public Offering”). Each unit consists of one share of Class A common stock of the Company, par value $0.0001 per share and one half of one warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. Each warrant will become exercisable on the later of thirty (30) days after the completion of an initial business combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by August 21, 2020 (the “Extension Date”), the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement (the “private placement warrants”). Each private placement warrant is exercisable to purchase one share of our Class A common stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. We received gross proceeds from the Public Offering and the sale of the private placement warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, we entered into the Forward Purchase Agreement with HighPeak Energy Partners, LP (“HPEP I”), an affiliate of our Sponsor (the “Forward Purchase Agreement”). At or prior to the closing of the business combination (as defined below) (the “Closing”), the Forward Purchase Agreement will be amended and restated in its entirety in the form of the Forward Purchase Agreement Amendment (the “Forward Purchase Agreement Amendment”) and the purchasers thereunder (which may include affiliates of HPEP I or unrelated third parties) will collectively have the right, but not the obligation, to purchase, in connection with the Closing, any number of forward purchase units, up to the maximum amount of forward purchase units permitted thereunder, which in any event will not exceed 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of common stock of HighPeak Energy, Inc. (“HighPeak Energy”) and one-half of one whole warrant (which whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The forward purchase warrants (if any) will have the same terms as the private placement warrants and the shares of HighPeak Energy common stock issued in connection with the issuance of forward purchase units (if any) will be identical to all other shares of HighPeak Energy common stock. The purchasers have no obligation to purchase any forward purchase units in connection with the business combination (as defined below) and may unilaterally terminate the Forward Purchase Agreement prior to the business combination (as defined below).

On July 24, 2020, by and among HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety as described further in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2020 and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing, the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of HighPeak Energy common stock, one contingent value right (“CVR”) and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000 (the “Forward Purchase Agreement Amendment”). Additionally, HPEP I may elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment prior to the Closing.

The Previously Announced Business Combination

On April 24, 2020, the Company and the other parties to the Grenadier Contribution Agreement (as defined in the Current Report on Form 8-K described below) mutually agreed to terminate the Grenadier Contribution Agreement. For more information regarding the termination of the Grenadier Contribution Agreement, please read the Current Report on Form 8-K filed with the SEC on April 24, 2020.

Also on April 24, 2020, the Company and the other parties to the HPK Business Combination Agreement (as defined in the Current Report on Form 8-K described below) mutually agreed to terminate the HPK Business Combination Agreement. For more information regarding the termination of the HPK Business Combination Agreement, please read the Current Report on Form 8-K filed with the SEC on April 24, 2020.

The Business Combination

The following is a brief summary of the transactions contemplated in connection with the business combination as contemplated by the Business Combination Agreement (as defined below) (the “business combination”). Any description of the business combination in this Quarterly Report on Form 10-Q is qualified in all respects by reference to the text of the Business Combination Agreement, dated May 4, 2020, by and among the Company, HighPeak Energy, Pure Acquisition Merger Sub, Inc. (“MergerSub”), collectively, the HPK Contributors (HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP and HPK Energy, LLC) and, solely for the limited purposes specified therein, HighPeak Energy Management, LLC (“HPK Representative”), which was filed with the SEC on May 4, 2020 as Exhibit 2.1 to the Company’s Current Report on Form 8-K. Following completion of the SEC’s review of the Registration Statement, a definitive proxy statement, which we refer to as the “HighPeak Proxy Statement,” will be mailed to stockholders as of a record date to be established for voting on the business combination. The HighPeak Proxy Statement will contain important information regarding the business combination. The following description of the business combination is qualified in all respects by reference to the more detailed description in the HighPeak Proxy Statement.

On May 4, 2020, the Company, HighPeak Energy, MergerSub, the HPK Contributors and solely for the limited purposes specified therein, HPK Representative, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A common stock and Class B common stock of the Company will be converted into the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), other than (i) the forfeiture of 5,350,000 founders’ shares held by Sponsor for no consideration, (ii) the forfeiture of all of the private placement warrants held by Sponsor for no consideration and (iii) the forfeiture of all of the public warrants held by HighPeak Energy Partners II, LP (“HPEP II”) for no consideration, pursuant to the terms of a sponsor support agreement, dated as of May 4, 2020, by and among our Sponsor, HPEP II and HighPeak (the “Sponsor Support Agreement”), (c) the HPK Contributors will (i) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK Energy, LP (“HPK LP”) to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration and (ii) directly or indirectly contribute the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans, if any, will be cancelled in connection with the Closing of the business combination, and (d) following the consummation of the foregoing transactions, HighPeak Energy will cause HPK LP to merge with and into the surviving corporation (as successor to the Company) with all interests in HPK LP being cancelled in exchange for no consideration.

Unless waived by the applicable parties to the Business Combination Agreement, Closing of the business combination is subject to a number of conditions, including, among others, (i) the expiration of the waiting period (or extension thereof) under the Hart-Scott Rodino Antitrust Improvement Act of 1976; (ii) the absence of specified adverse laws, injunctions or orders; (iii) the requisite approval by the Company’s stockholders, and the written consents of the Company, as the sole stockholder of HighPeak Energy, and by HighPeak Energy, as the sole stockholder of MergerSub (which written consents of the Company and HighPeak Energy were delivered within 24 hours of execution of the Business Combination Agreement); (iv) the completion of the offer by the Company to redeem shares of Class A common stock issued in its Public Offering for cash in accordance with the organizational documents of the Company and the terms of the Business Combination Agreement; (v) the Minimum Aggregate Funding Availability (as defined in the Business Combination Agreement) being not less than $100,000,000 and the Minimum Equity Capitalization (as defined in the Business Combination Agreement) being not less than $50,000,000; (vi) the representations and warranties of (a) the HPK Contributors, in the case of the Company, HighPeak Energy and MergerSub, and (b) the Company, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the Business Combination Agreement; (vii) material compliance by (a) the HPK Contributors, in the case of the Company, HighPeak Energy and MergerSub, and (b) the Company, HighPeak Energy and MergerSub, in the case of the HPK Contributors with their respective covenants under the Business Combination Agreement; and (viii) delivery by the other parties of documents and other items required to be delivered by such parties at the Closing of the business combination. Additionally, the HPK Contributors’ obligations to consummate the transactions contemplated by the Business Combination Agreement are also subject to the conditions that (a) the shares of HighPeak Energy common stock issuable to the HPK Contributors and as merger consideration pursuant to the Business Combination Agreement are approved for listing on the New York Stock Exchange (the “NYSE”) or the Nasdaq Global Market (the “Nasdaq Global”), subject only to official notice of issuance thereof and (b) the Company shall have transferred, or as of the Closing of the business combination shall transfer, to HighPeak Energy certain cash (net of payments made in connection with stock redemptions and certain expenses).

On June 12, 2020, the Company, HighPeak Energy, and the other parties to the Business Combination Agreement entered into the Business Combination Agreement First Amendment that provides for additional Cash Consideration to be paid as merger consideration to holders of shares of Pure’s Class A common stock in an amount per share equal to the amount, if any, by which the per-share redemption value of Pure’s Class A common stock at the Closing exceeds $10.00 per share.

On July 1, 2020, the Company, HighPeak Energy and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Second Amendment, which provided for, among other things, one (1) contingent value right (“CVR”) to be issued as merger consideration for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of shares of Class A common stock. It was also contemplated that one (1) CVR would also be issued to any PIPE Investor or purchaser under the Forward Purchase Agreement Amendment (as further described therein) for each share of HighPeak Energy common stock purchased in connection with the PIPE Investment or pursuant to the Forward Purchase Agreement Amendment, under separate terms than those that would have been issued to the holders of Class A common stock.

On July 24, 2020, the Company, HighPeak Energy and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Third Amendment, pursuant to which the parties to the Business Combination Agreement agreed to, among other things, provide for the issuance of one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of Class A common stock and to increase the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement Third Amendment) condition from $50 million to $100 million and remove the $100 million Minimum Aggregate Funding Availability closing condition (as such term was defined in the Business Combination Agreement Second Amendment). The Business Combination Agreement Third Amendment also provides for the CVRs to have the same terms, whether such CVRs are issued as merger consideration to holders of Class A common stock or to Forward Purchase Investors in connection with commitments under the Forward Purchase Agreement Amendment. Additionally, the Business Combination Agreement Third Amendment added the requirement that the CVRs and warrants issuable for HighPeak Energy common stock, including Pure’s public warrants that will become warrants of HighPeak Energy, forward purchase warrants and warrants to be issued as merger consideration, will be approved for listing on the Nasdaq Global or the NYSE, subject to official notice of issuance, prior to the Closing.

Failure to Consummate a Business Combination

If the Company is unable to complete the initial business combination by the Extension Date, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to fund working capital requirements and/or to pay taxes (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern

At June 30, 2020, the Company had a cash balance of $26,000, which excludes interest income of $1,275,927 earned during the year from the Company’s investments in the Trust Account, which is available to the Company for its tax obligations.  During 2020, the Company withdrew $329,214 of interest income from the Trust Account to pay its income and franchise taxes and $50,000 to pay administrative fees. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial business combination.  Moreover, the Company may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case the Company may issue additional securities or incur debt in connection with such initial business combination.

The Company has until the close of business on August 21, 2020 to complete its initial business combination (See Note 8 – Subsequent Events). This mandatory liquidation and subsequent dissolution of the Company if an initial business combination is not completed in the required time as well as the uncertainty concerning the Company’s ability to borrow sufficient funds to fund its operations raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Extension Date.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per unit in the Public Offering.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, HighPeak Energy, Inc, since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position as of June 30, 2020 and the consolidated results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and private placement warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s consolidated statements of operations include a presentation of income per share for common shares subject to redemption similar to the two-class method of income per share. Net income per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable administrative fees, franchise taxes and income taxes of $10,005, $1,996,862, $883,436 and $3,843,030 by the weighted average number of shares of Class A common stock outstanding for the three months ended June 30, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively. Weighted average number of Class A common stock outstanding were 21,491,474, 41,400,000, 29,155,430 and 41,400,000 for the three months ended June 30, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively. Net income (loss) per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock of $147,072, $42,926, $1,331,698 and $144,089, by the weighted average number shares of Class B common stock outstanding for the three months ended June 20, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively. Weighted average number of shares of Class B stock outstanding was 10,350,000 for all periods.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement warrants of $50,126,290 and $378,060,000 as of June 30, 2020 and December 31, 2019, respectively, after considering $327,933,710 in redemptions that occurred during the six months ended June 30, 2020, and $35,940,000 that occurred during the year ended December 31, 2019, which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial business combination. Pursuant to the allowable expenditures from the Trust Account of the Company $275,000, $1,262,667, $379,214 and $1,407,462 in aggregate were withdrawn from the Trust Account during the three months ended June 30, 2020 and 2019 and six months ended June 30, 2020 and 2019, respectively to pay income taxes, franchise taxes and administrative service fees. In addition, $1,575,335, $0, $5,173,602 and $0 were deposited into the Trust Account during the three months ended June 30, 2020 and 2019 and six months ended June 30, 2020 and 2019, respectively, for the benefit of the holders of Class A common stock as a result of loans from the Sponsor pursuant to the three (3) extensions that were agreed to in May and February 2020 and October 2019.

As of June 30, 2020, cash and Permitted Investments held in the Trust Account had a fair value of $53,159,750. For the three and six months ended June 30, 2020, investments held in the Trust Account generated interest income of $92,965 and $1,275,927, respectively. During the three and six months ended June 30, 2020, the Company paid $80,000 and $164,214, respectively, to the State of Delaware for franchise taxes with funds received from the Trust Account. On May 18, 2020 and February 21, 2020, respectively, 30,603,570 and 2,189,801 shares of Class A common stock were redeemed for $322,063,673 and $22,811,431 in connection with extensions approved by our stockholders to extend the time by which we must complete the business combination to August 21, 2020 and May 21, 2020, respectively. At a Special Meeting of stockholders’ held on May 15, 2020, the stockholders approved the amendment of the Company’s second and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from May 21, 2020 to August 21, 2020.

As of December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $391,964,540. On October 11, 2019, 3,594,000 shares of Class A common stock were redeemed for $36,823,301 in connection with an extension approved by our stockholders to extend the time by which we must complete the business combination to February 21, 2020. At a Special Meeting of stockholders’ held on May 15, 2020, the stockholders approved the amendment of the Company’s second and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination from May 21, 2020 to August 21, 2020.

Redeemable Common Stock

As discussed in Note 1 – Description of Organization and Business Operations, all of the 5,012,629 shares held by public stockholders outstanding as of June 30, 2020 contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with Financial Accounting Standard Board (“FASB”) Topic ASC 480, “Distinguishing Liabilities from Equity,” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company has not specified a maximum redemption threshold, the Company’s second amended and restated certificate of incorporation, as amended (the Company’s “Charter”), provides that in no event will the Company redeem its shares held by public stockholders in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital or in the absence of additional paid in capital, retained earnings.

Accordingly, at June 30, 2020, 3,462,877 shares of the outstanding 5,012,629 shares of Class A common stock included in the units at the Public Offering were classified outside of permanent equity at approximately $10.31 per share.  At December 31, 2019, 37,725,710 shares of the outstanding 37,806,000 shares of Class A common stock included in the units at the Public Offering were classified outside of permanent equity at approximately $10.10 per share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB Topic ASC 340-10-S99-1, “Other Assets and Deferred Costs,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs directly related to the preparation of the Public Offering were charged to stockholders’ equity upon completion of the Public Offering (See Note 3 - Public Offering and Private Placement).

Income Taxes

The Company follows the asset and liability method for accounting for income taxes under FASB Topic ASC 740 “Income Taxes,” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

State Franchise Taxes

The Company is incorporated in the state of Delaware and is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. The Company has liabilities on the accompanying consolidated balance sheets for accrued Delaware state franchise taxes of $20,000 and $84,214 as of June 30, 2020 and December 31, 2019, respectively. On the accompanying consolidated statements of operations, the Company incurred Delaware franchise tax expense of $50,300, $28,959, $100,750 and $86,927 for the three months ended June 30, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively.

Related Parties

The Company follows FASB ASC Topic 850-10, “Related Party Disclosures,” (“ASC 850”) for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850, the related parties include: (a) affiliates of the Company (“affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

The Company has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Note 3 - Public Offering and Private Placement

Public Offering

On the IPO Closing Date, the Company sold 41,400,000 units in its Public Offering, including 5,400,000 units sold to cover over-allotments, at a price of $10.00 per unit resulting in gross proceeds of $414,000,000. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each Warrant will become exercisable on the later of (i) thirty (30) days after the completion of the initial business combination and (ii) twelve (12) months from the IPO Closing Date and will expire five (5) years after the completion of the initial business combination or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by August 21, 2020, the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

The Company may redeem the warrants, in whole and not in part, at a price of $0.0l per warrant upon thirty (30) days’ notice (the “30-day redemption period”), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In determining whether to require all holders to exercise their warrants on a cashless basis, management will consider, among other factors, the Company’s cash position, the number of warrants outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants.

On May 8, 2020, pursuant to our Sponsor’s obligation under a certain letter agreement entered into in connection with the Public Offering, HPEP II launched a warrant tender offer to purchase, at $10.00 in cash per public warrant, 328,888 of the Company’s outstanding public warrants held by persons other than HPEP II. The warrant tender offer was not conditioned upon any minimum number of public warrants being tendered and expired on July 31, 2020 with no warrants being tendered. HPEP II has previously conducted three (3) warrant tender offers for the Company’s outstanding public warrants, as a result of which an aggregate 20,371,112 public warrants were tendered and purchased by HPEP II. As of June 30, 2020, 328,888 public warrants remain outstanding and held by parties other than HPEP II.

There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the Company’s business combination within the required time period.

The Company paid an underwriting discount of 2.0% of the per unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant for a total purchase price of $10,280,000 in a private placement that occurred simultaneously with the consummation of the Public Offering.

On May 4, 2020, our Sponsor, HPEP II and HighPeak Energy entered into a sponsor support agreement (the “Sponsor Support Agreement” pursuant to which (i) our Sponsor will forfeit (a) 5,350,000 founder shares for no consideration and (b) all of its private placement warrants for no consideration and (ii) HPEP II will forfeit all of its public warrants for no consideration.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, 10,062,500 founders’ shares were sold to our Sponsor. In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founders’ shares, which we cancelled, leaving an aggregate of 8,625,000 founders’ shares outstanding. Also in March 2018, our Sponsor transferred 40,000 founders’ shares to each of our three (3) independent director nominees resulting in a total of 120,000 founders’ shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor holding 10,206,000 founders’ shares and each of our independent director nominees holding 48,000 founders’ shares for an aggregate of 10,350,000 founders’ shares. At June 30, 2020 and December 31, 2019, our Sponsor, our initial stockholders and our independent directors held, collectively, 10,350,000 founders’ shares.

Subject to certain limited exceptions, 50% of the founders’ shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted) for any twenty (20) trading days within any 30-trading day period commencing after the initial business combination, and the remaining 50% of the founders’ shares will not be transferred, assigned, sold until one (1) year after the date of the consummation of the initial business combination, or earlier, in either case, if, subsequent to the Company’s initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Pursuant to the Sponsor Support Agreement dated as of May 4, 2020, (i) our Sponsor will forfeit (a) 5,350,000 founder shares for no consideration and (b) all of its private placement warrants for no consideration and (ii) HPEP II will forfeit all of its public warrants for no consideration.

Related Party Loans

As of June 30, 2020 and December 31, 2019, the Company has $10,100,000 and $4,192,794, respectively, in notes payable-related party for amounts received from the Sponsor, or its affiliate. On February 14, 2020, the Company entered into an amended and restated promissory note whereby the principal amount was increased to $11,000,000. The noninterest bearing promissory note matures August 21, 2020.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq Capital Market, through the consummation of the Company’s initial business combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial business combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. The Company incurred expenses of $30,000, $30,000, $60,000 and $60,000 for administrative services for three months ended June 30, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, the Company has a payable of $16,000 included in Accounts Payable and Accrued Expenses on the accompanying balance sheet for administrative service fees.

Private Placement

As discussed in Note 1 - Description of Organization and Business Operations, the Sponsor purchased an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) from the Company simultaneous with the closing of the Public Offering. Each whole private placement warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial business combination is not completed by August 21, 2020, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until thirty (30) days after the completion of the initial business combination.

Registration Rights

The holders of the Company’s founders’ shares issued and outstanding and any private placement warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including private placement warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders will have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, holders will also have the right to request one or more underwritten offerings of such securities, provided, that, collectively, holders may not request more than one (1) underwritten offering in any three (3) month period and each such offering include a number of securities equal to the lesser of (i) $50 million and (ii) all of the securities owned by such holders as of the date of the request. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

On April 12, 2018, we entered into the Forward Purchase Agreement with HPEP I. At or prior to the Closing, the Forward Purchase Agreement will be amended and restated in its entirety in the form of the Forward Purchase Agreement Amendment and the purchasers thereunder (which may include affiliates of HPEP I or unrelated third parties) will collectively have the right, but not the obligation, to purchase, in connection with the Closing, any number of forward purchase units, up to the maximum amount of forward purchase units permitted thereunder, which in any event will not exceed 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of common stock of HighPeak Energy and one-half of one whole warrant (which whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000. The forward purchase warrants (if any) will have the same terms as the private placement warrants and the shares of HighPeak Energy common stock issued in connection with the issuance of forward purchase units (if any) will be identical to all other shares of HighPeak Energy common stock. The purchasers have no obligation to purchase any forward purchase units in connection with the business combination and may unilaterally terminate the Forward Purchase Agreement prior to the business combination.

On July 24, 2020, by and among HighPeak Energy, each party designated as a purchaser therein (which may include purchasers that subsequently join as parties thereto), HPEP I and, solely for the limited purposes specified therein, Pure, pursuant to which, among other things, (i) the Forward Purchase Agreement entered into by and between HPEP I and Pure has been amended and restated in its entirety as described further in the proxy statement/prospectus and (ii) the purchasers thereunder will collectively purchase, in connection with the Closing (as defined below), the number of forward purchase units as indicated therein, up to a maximum amount of 15,000,000 forward purchase units, with each forward purchase unit consisting of one share of HighPeak Energy common stock, one contingent value right (“CVR”) and one warrant (which one whole warrant is exercisable for HighPeak Energy common stock), for $10.00 per forward purchase unit, or an aggregate maximum amount of up to $150,000,000 (the “Forward Purchase Agreement Amendment”). Additionally, HPEP I may elect to commit to purchase uncommitted forward purchase units or assign all or part of its right to purchase uncommitted forward purchase units to one or more third parties under the Forward Purchase Agreement Amendment prior to the Closing (as defined below).

Warrant Tender Offer

On May 8, 2020, pursuant to our Sponsor’s obligation under a certain letter agreement entered into in connection with the Public Offering and in connection with the filing of the definitive proxy statement related to the special meeting of the Company’s stockholders to vote to approve the Extension (as defined below), HPEP II launched a warrant tender offer to purchase, at $10.00 in cash per public warrant, 328,888 of the Company’s outstanding public warrants held by persons other than HPEP II. The warrant tender offer was not conditioned upon any minimum number of public warrants being tendered and expired on July 31, 2020 with no warrants being tenderred.

In April 2018, an affiliate of the Company’s Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the warrant tender offer for the public warrants. Following the warrant tender offer or payment to holders of public warrants described above, any amounts remaining in the escrow account will be returned to the Company’s Sponsor or its affiliate. HPEP II has previously conducted four (4) tender offers for the Company’s outstanding public warrants, as a result of which an aggregate of 20,371,112 public warrants were tendered and purchased by HPEP II.

Pursuant to the Sponsor Support Agreement dated as of May 4, 2020, (i) our Sponsor will forfeit (a) 5,350,000 founder shares for no consideration and (b) all of its private placement warrants for no consideration and (ii) HPEP II will forfeit all of its public warrants for no consideration.

In the event the Company is unable to close a business combination prior to the Extension Date (unless further extended), the escrow agent will be authorized to transfer $1.00 per whole public warrant, to holders of public warrants other than the Company’s Sponsor and its affiliates, at the same time as we redeem the Company’s public Class A common stock, and all other warrants will expire worthless.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from the Company’s Public Offering as advisors in connection with any potential business combination, to assist the Company in holding meetings with the Company’s stockholders to discuss the potential business combination and the target business’ attributes, introduce the Company to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the business combination and assist the Company with its press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”). As of June 30, 2020, the above services had not been completed and accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

Registration Rights

The holders of the Company’s founders’ shares issued and outstanding and any private placement warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including private placement warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders will have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, holders will also have the right to request one or more underwritten offerings of such securities, provided, that, collectively, holders may not request more than one (1) underwritten offering in any three (3) month period and each such offering include a number of securities equal to the lesser of (i) $50 million and (ii) all of the securities owned by such holders as of the date of the request. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Business Combination Third Amendment amended the Form of Registration Rights Agreement, to be entered into by and among HighPeak Energy and certain HighPeak Holders (as such term is defined in the Form of Registration Rights Agreement) at the consummation of the business combination, to, among other things, provide for any holder to demand registration of some or all of its shares of HighPeak Energy common stock, CVRs and warrants (“Registerable Securities”) registered for sale provided that such demand registration notice covers (x) not less than $25 million of Registrable Securities or (y) all of the Registerable Securities held by such holder.

Note 6 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A common stock. If the Company enters into an initial business combination, it may (depending on the terms of such initial business combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial business combination to the extent the Company seeks stockholder approval in connection with the initial business combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held.

In February 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from February 21, 2020 to May 21, 2020. In connection with this extension, 2,189,801 shares of Class A common stock were redeemed, for a total value of $22,811,431. The redemptions reduced the outstanding number of shares of the Company’s Class A common stock to 35,616,199 shares.  On May 15, 2020, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination (the “Extension”) from May 21, 2020 to August 21, 2020. The Company requested the Extension in order to complete an initial business combination. In connection with the extension, 30,603,570 shares of Class A common stock were redeemed, for a total value of $322,063,673. The redemptions reduced the outstanding number of shares of the Company’s Class A common stock to 5,012,629 shares.  At June 30, 2020 and December 31, 2019 there were 5,012,629 and 37,806,000 shares of Class A common stock issued and outstanding, respectively, of which 3,462,877 and 37,725,710 were held outside of equity, respectively, and are subject to redemption.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B common stock. At June 30, 2020 and December 31, 2019, there were 10,350,000 shares of Class B common stock issued and outstanding.

Note 7 - Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of June 30, 2020 and December 31, 2019. The table indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	June 30, 2020			December 31, 2019
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash and Marketable Securities held in Trust Account	$53,159,750	$-	$-	$391,964,540	$-	$-

Note 8 - Subsequent Events

Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Company has evaluated all subsequent events and transactions for possible recognition or disclosure through August 10, 2020, the date the consolidated financial statements were available for issuance.

On July 1, 2020, the Company, HighPeak Energy and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Second Amendment, which provided for, among other things, one (1) CVR to be issued as merger consideration for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of shares of Class A common stock. It was also contemplated that one (1) CVR would also be issued to any PIPE Investor or purchaser under the Forward Purchase Agreement Amendment (as further described therein) for each share of HighPeak Energy common stock purchased in connection with the PIPE Investment or pursuant to the Forward Purchase Agreement Amendment, under separate terms than those that would have been issued to the holders of Class A common stock.

On July 24, 2020, the Company, HighPeak Energy and the other parties to the Business Combination Agreement entered into the Business Combination Agreement Third Amendment, pursuant to which the parties to the Business Combination Agreement agreed to, among other things, provide for the issuance of one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding any fractional shares) that is issued as merger consideration to holders of Class A common stock and to increase the Minimum Equity Capitalization (as such term is defined in the Business Combination Agreement Third Amendment) condition from $50 million to $100 million and remove the $100 million Minimum Aggregate Funding Availability closing condition (as such term was defined in the Business Combination Agreement Second Amendment). The Business Combination Agreement Third Amendment also provides for the CVRs to have the same terms, whether such CVRs are issued as merger consideration to holders of Class A common stock or to Forward Purchase Investors in connection with commitments under the Forward Purchase Agreement Amendment. Additionally, the Business Combination Agreement Third Amendment added the requirement that the CVRs and warrants issuable for HighPeak Energy common stock, including Pure’s public warrants that will become warrants of HighPeak Energy, forward purchase warrants and warrants to be issued as merger consideration, will be approved for listing on the Nasdaq Global or the NYSE, subject to official notice of issuance, prior to the Closing. Please see the Company’s Form 8-K filed with the Securities and Exchange Commission on July 29, 2020 for further details.

On July 1, 2020, July 21, 2020 and August 4, 2020, an affiliate of the Sponsor loaned to the Company in amounts of $150,000 for working capital purposes, $200,000 to be deposited in the Trust Account and $100,000 for working capital purposes, respectively. This brings the total notes payable-related party to $10,550,000 subsequent to quarter end.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Pure Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Pure Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of  December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by close of May 21, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2017.

New York, New York

March 13, 2020

Pure Acquisition Corp.
Consolidated Balance Sheets

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$179,515	$734,894
Prepaid expenses	65,192	3,023
Total current assets	244,707	737,917
Other assets:
Deferred tax asset	32,822	—
Cash and marketable securities held in Trust Account	391,964,540	418,727,517
Total other assets	391,997,362	418,727,517
TOTAL ASSETS	$392,242,069	$419,465,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,935,380	$39,867
Notes payable-related party	4,192,794	—
Accrued taxes payable	84,214	357,759
Total current liabilities	6,212,388	397,626

Class A common stock subject to possible redemption; 37,725,710 and 41,400,000 at redemption value of $10.10 and $10 per share as of December 31, 2019 and 2018, respectively	381,029,671	414,000,000

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 80,290 and -0- issued and outstanding as of December 31, 2019 and 2018, respectively (excluding 37,725,710 and 41,400,000 shares subject to redemption at December 31, 2019 and 2018, respectively)	8	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of December 31, 2019 and 2018	1,035	1,035
Additional paid-in capital	-	797,383
Retained earnings	4,998,967	4,269,390
Total stockholders' equity	5,000,010	5,067,808
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$392,242,069	$419,465,434

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Operations

	For the years ended December 31,
	2019	2018

Revenues	$-	$-

Expenses:
Administrative expenses	120,000	86,000
General expenses	2,903,814	88,737
Franchise taxes	200,100	144,845
Total operating expense	3,223,914	319,582
Loss from operations	(3,223,914)	(319,582)
Other income - investment income on Trust Account	8,739,160	5,777,767
Net income (loss) before income tax provision	5,515,246	5,458,185
Income tax provision	1,730,072	1,182,914
Net income attributable to common shares	3,785,174	4,275,271
Weighted average shares outstanding:
Class A common stock	40,582,734	41,400,000
Class B common stock	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.16	$0.11
Basic and diluted loss per common share, Class B	$(0.28)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Changes in Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity

Balance, December 31, 2017	—	—	10,350,000	1,035	23,965	(5,881)	19,119
Sale of Class A common stock to public	41,400,000	4,140	—	—	413,995,860	—	414,000,000
Underwriting commissions and offering expenses	—	—	—	—	(9,506,582)	—	(9,506,582)
Sale of 10,280,000 Private Placement Warrants at $1 per warrant	—	—	—	—	10,280,000	—	10,280,000
Shares subject to possible redemption	(41,400,000)	(4,140)	—	—	(413,995,860)	—	(414,000,000)
Net income	—	—	—	—	—	4,275,271	4,275,271
Balance, December 31, 2018	—	—	10,350,000	1,035	797,383	4,269,390	5,067,808
Class A Stockholder redemption	(3,594,000)	(359)	—	—	(36,822,942)	—	(36,823,301)
Change in shares subject to possible redemption	3,674,290	367	—	—	36,025,559	(3,055,597)	32,970,329
Net income	—	—	—	—	—	3,785,174	3,785,174
Balance, December 31, 2019	80,290	$8	10,350,000	$1,035	$—	$4,998,967	$5,000,010

The accompanying notes are an integral part of these consolidated financial statements.

Pure Acquisition Corp.
Consolidated Statements of Cash Flows

	For the year ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,785,174	$4,275,271
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on marketable securities held in Trust Account	(8,739,160)	(5,777,767)
Changes in operating assets and liabilities:
Prepaid expenses	(62,169)	(3,023)
Deferred Tax Asset	(32,822)	-
Accounts payable and accrued expenses	1,895,512	33,986
Accrued taxes payable	(273,544)	357,759
Net cash used in operating activities	(3,427,009)	(1,113,774)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment of cash in Trust Account	(3,742,794)	(414,000,000)
Cash released from Trust Account	39,244,931	1,050,250
Net cash provided by (used in) investing activities	35,502,137	(412,949,750)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from public offering of Units		414,000,000
Proceeds from sale of Private Placement Warrants		10,280,000
Proceeds from promissory note from sponsor	4,192,794	200,000
Payment of promissory note from sponsor		(200,000)
Payment of underwriting commissions		(8,280,000)
Payment of offering costs (excluding related parties)		(1,192,542)
Payment to related party for offering costs paid on behalf of the Company	-	(34,040)
Cash used for Class A common stock redemptions	(36,823,301)	-
Net cash provided by (used in) financing activities	(32,630,507)	414,773,418

NET CHANGE IN CASH	(555,379)	709,894
Cash, beginning of year	734,894	25,000
Cash, end of year	179,515	734,894

Supplemental cash flow information:
Cash released for Class A common stock redemptions	$36,823,301
Cash paid for income taxes	$2,041,000
Cash paid for franchise taxes	$260,630
Cash paid for administrative services	$120,000
Supplemental disclosure of non-cash investment and financing and transactions:

Common stock subject to redemption	$381,029,671	$414,000,000

The accompanying notes are an integral part of these consolidated financial statements.

PURE ACQUISITION CORP.

Notes to Consolidated Financial Statements

December 31, 2019

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the “Company,” “Pure,” “we,” “us” or “our”) was incorporated in Delaware on November 13, 2017 (“Inception”) as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company intends to focus the Company’s search for target businesses in the energy industry with an emphasis on opportunities in the upstream oil and gas industry in North America where the Company’s management team’s networks and experience are suited although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. In 2019, the Company created two new wholly owned subsidiaries, HighPeak Energy, Inc. (“HighPeak Energy”) and Pure Acquisition Merger Sub, Inc. (“MergerSub”), both Delaware corporations for the sole purpose of completing the business combination discussed in more detail below.

At December 31, 2019, the Company had not yet commenced operations. All activity from Inception through December 31, 2019 relates to the Company’s formation, the public offering and subsequent redemptions described below and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the public offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act of 1934, as amended (the “Exchange Act”) because we have no operations and nominal assets consisting almost entirely of cash.

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 (the “Founders’ Shares”). In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which we cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, our Sponsor transferred 40,000 Founders’ Shares to each of our three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. At December 31, 2019, our Sponsor and our three independent directors (the “Initial Stockholders”) held, collectively, 10,350,000 Founders’ Shares.

On April 17, 2018 (the “IPO Closing Date”), the Company consummated its initial public offering (“Public Offering”) of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit generating gross proceeds of $414,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A common stock (“Public Share”) of the Company at $0.0001 par value and one half of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. Each Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an initial Business Combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a Business Combination by May 21, 2020 (the “Extended Date”), the Warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 41,400,000 Units during the exercise period, the Warrants will expire, except to the extent they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant for a total purchase price of $10,280,000 in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable to purchase one share of our Class A common stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. We received gross proceeds from the Public Offering and the sale of the Private Placement Warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in a trust account with Continental Stock Transfer and Trust Company (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, HighPeak Energy Partners, LP (“HPEP I”), an affiliate of our Sponsor, entered into a forward purchase agreement (the “Forward Purchase Agreement”) with us that provides for the purchase by HPEP I of an aggregate of up to 15,000,000 shares of our Class A common stock (the “Forward Purchase Shares”) and up to 7,500,000 warrants for $10.00 per forward purchase unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of our initial Business Combination (the “Forward Purchase Securities”). At or prior to Closing, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to one or more third parties, which may include HighPeak Energy Partners II, LP (“HPEP II”) and HighPeak Energy Partners III, LP (“HPEP III”), and we will assign our rights and obligations under the Forward Purchase Agreement to HighPeak Energy and the parties will amend the Forward Purchase Agreement to, among other things, provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of us and reduce the number of warrants received by the purchasers under the Forward Purchase Agreement from up to 7,500,000 warrants to up to 5,000,000 warrants, in each case, pursuant to an amendment to the Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) which the HPK Business Combination Agreement (as defined below) contemplates will be entered into at the closing. At the closing, the warrants, if sold pursuant to the Forward Purchase Agreement (the “Forward Purchase Warrants”), will have the same terms as the Private Placement Warrants so long as they are held by the purchasers under the Forward Purchase Agreement Amendment, their affiliates or their permitted transferees, and the Forward Purchase Shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the Forward Purchase Shares will, when issued, be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement. The purchaser’s commitment under the Forward Purchase Agreement may be reduced under certain circumstances as described in the agreement.

On May 25, 2018, we announced the holders of our Units may elect to separately trade the Public Shares and Warrants included in the Units commencing on May 29, 2018 on The Nasdaq Capital Market (the “Nasdaq”) under the symbols “PACQ” and “PACQW,” respectively. Those Units not separated continue to trade on the Nasdaq under the symbol “PACQU.”

On October 10, 2019, Pure’s stockholders approved an extension of the date by which Pure must consummate an Initial Business Combination (the “February Extension”) from October 17, 2019, to February 21, 2020 (the “February Extended Date”). Pure requested the February Extension in order to complete an initial Business Combination. In connection with the February Extension, 3,594,000 shares of Class A common stock were redeemed, for a total value of $36,823,301 on October 11, 2019 from the Trust Account and 248,000 public warrants were tendered and accepted for payment on October 16, 2019 by the Sponsor. Pure agreed to deposit into the Trust Account an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the February Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from October 17, 2019 until the February Extended Date. Further, our Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the February Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from October 17, 2019 until the February Extended Date.

On November 27, 2019, Pure and HighPeak Energy entered into a business combination agreement (the “HPK Business Combination Agreement”), by and among Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, at the HPK Closing (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A common stock and Class B common stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (c) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to adjustments as described in the HPK Business Combination Agreement, and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (d) all Sponsor Loans, if any, will be cancelled in connection with closing of the HPK Business Combination Agreement, and (e) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement (as defined below) for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments, HighPeak Energy will cause HPK LP to merge with and into Pure with all interests in HPK LP being cancelled for no consideration.

On November 27, 2019, HighPeak Assets II and Grenadier entered into a contribution agreement (the “Grenadier Contribution Agreement”), by and among Grenadier, HighPeak Assets II, Pure and HighPeak Energy, pursuant to which, among other things and subject to the terms and conditions contained therein, Grenadier agreed to extend the outside date under the Grenadier Contribution Agreement to February 24, 2020 and HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

On February 6, 2020, (a) the Company and the other parties to the HPK Business Combination Agreement entered into an amendment to the HPK Business Combination Agreement (the “HPK Amendment”) and the Company, the other parties to the Grenadier Contribution Agreement and, solely for the limited purposes specified therein, the HPK Contributors and HPK Representative entered into an amendment to the Grenadier Contribution Agreement (the “Grenadier Amendment” and together with the HPK Amendment, the “Business Combination Agreement Amendments”). The Business Combination Agreement Amendments, collectively, among other things, (i) extend the date by which the transactions contemplated thereby must be consummated to May 21, 2020, (ii) account for additional Sponsor Loans being made in connection with such extension, (iii) permit HPEP I to assign the Forward Purchase Agreement (as defined in the accompanying proxy statement) to third parties in addition to its affiliates, and for any affiliates of the Sponsor that become parties to the Forward Purchase Agreement Amendment (as defined in the accompanying proxy statement) to terminate the Forward Purchase Agreement Amendment upon written notice, (iv) remove certain restrictions on and obligations of Pure and HighPeak Energy with respect to the Forward Purchase Agreement and Forward Purchase Agreement Amendment that were otherwise imposed by the Grenadier Contribution Agreement, (v) conform the method by which Available Liquidity (as defined in the Grenadier Contribution Agreement) will be calculated to the corresponding calculation method to be employed under the HPK Business Combination Agreement, (vi) permit Grenadier to terminate the Grenadier Contribution Agreement in the event of a payment default with respect to a Second Extension Payment (as defined below), (vii) make certain other updates to representations, definitions, schedules and other matters as further described in the accompanying proxy statement and in the Business Combination Agreement Amendments and (viii) provide the required party consents under each Business Combination Agreement to the amendments contemplated by each of the Business Combination Agreement Amendments. In connection with the entrance into the Grenadier Amendment, the Company, HighPeak Energy, HighPeak Assets II and the HPK Contributors agreed to jointly and severally pay to Grenadier an aggregate amount equal to $15 million (the “Second Extension Payment”), which is to be paid in four installments of varying amounts due by each of the date of execution of the Grenadier Amendment, February 21, 2020, March 23, 2020 and April 21, 2020. The Second Extension Payment will not be credited against the cash price to be paid to Grenadier upon the closing of the transactions contemplated by the Grenadier Contribution Agreement and the obligation to pay the Second Extension Payment will survive any termination of the Grenadier Contribution Agreement in advance of any such closing. For more information regarding the HighPeak Business Combination and the Business Combination Agreement Amendments, please read the registration statement on Form S-4, including the related proxy statement/prospectus incorporated therein, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) by HighPeak Energy on December 2, 2019, and as amended on January 10, 2020 (the “Registration Statement”), and the accompanying proxy statement included herewith, including the complete text of the Business Combination Agreement and the Business Combination Agreement Amendments.

On February 20, 2020, Pure’s stockholders approved an extension of the date by which Pure must consummate an initial Business Combination (the “May Extension”) from February 21, 2020, to the Extended Date. Pure requested the May Extension in order to complete an initial Business Combination. In connection with the May Extension, 2,189,801 shares of Class A common stock were redeemed, for a total value of $22,811,431 on February 21, 2020 from the Trust Account. Pure agreed to deposit into the Trust Account an amount equal to $0.033 for each share of Class A common stock issued in the Public Offering that was not redeemed in connection with the stockholder vote to approve the May Extension for each month (commencing on March 17, 2020 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the initial Business Combination from February 21, 2020 until the Extended Date. Further, Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A common stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on March 17, 2020 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the Initial Business Combination from February 21, 2020 until the Extended Date. For more information regarding the stockholders’ approval of the May Extension, see the Current Report on Form 8-K filed by the Company with the SEC on February 20, 2020.

The Proposed Business Combination

The following is a brief summary of the transactions contemplated in connection with the HighPeak Business Combination. Any description of the HighPeak Business Combination in this proxy statement is qualified in all respects by reference to the text of (i) the Business Combination Agreement, dated November 27, 2019, by and among the Company, HighPeak Energy, MergerSub, HighPeak I, HighPeak II, HighPeak III, HPK GP and, solely for the limited purposes specified therein, HPK Representative, as amended by the First Amendment to Business Combination Agreement dated February 6, 2020, each of which was filed with the SEC on November 27, 2019 as Exhibit 2.1 to the Company’s Current Report on Form 8-K and on February 6, 2020 as Exhibit 2.3 to the Company’s Current Report on Form 8-K, respectively, and (ii) the Contribution Agreement, dated November 27, 2019, by and among HighPeak Assets II, Grenadier, the Company and HighPeak Energy, as amended by the First Amendment to Contribution Agreement dated February 6, 2020, to which the HPK Contributors and the HPK Representative also joined as parties for the limited purposes specified therein, each of which was filed with the SEC on November 27, 2019 as Exhibit 2.2 to the Company’s Current Report on Form 8-K and on February 7, 2020 as Exhibit 2.4 to the Company’s Current Report on Form 8-K, respectively. Following completion of the SEC’s review process of the Registration Statement, a definitive proxy statement, which we refer to as the “HighPeak Proxy Statement,” will be mailed to stockholders as of a record date to be established for voting on the HighPeak Business Combination. The HighPeak Proxy Statement will contain important information regarding the HighPeak Business Combination. The following description of the HighPeak Business Combination is qualified in all respects by reference to the more detailed description in the HighPeak Proxy Statement.

On November 27, 2019, the Company, HighPeak Energy, MergerSub, the HPK Contributors and solely for the limited purposes specified therein, HPK Representative, entered into the HPK Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to acquire HPK LP, which, indirectly through its subsidiaries, holds certain rights, title and interests in oil and natural gas assets and cash. Under the terms of the HPK Business Combination Agreement, at the closing of the HighPeak Business Combination, (i) MergerSub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A common stock and Class B common stock, of the Company will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by the Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will (A) contribute their limited partner interests in HPK LP to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to certain adjustments as described in the HPK Business Combination Agreement, and the general partner interest in HPK LP to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which the Company or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans (as defined in the HPK Business Combination Agreement), if any, will be cancelled in connection with the closing of the transactions contemplated by the HPK Business Combination Agreement, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK LP to merge with and into the Company with all interests in HPK LP being cancelled for no consideration. As a result of the HighPeak Business Combination and pursuant to the terms of the Warrant Agreement, dated April 12, 2018, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

On November 27, 2019, HighPeak Assets II, Grenadier, the Company and HighPeak Energy entered into the Grenadier Contribution Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for total consideration of $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the closing of the HighPeak Business Combination, subject to certain adjustments which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

On February 6, 2020, the Company and the other parties to the HPK Business Combination Agreement entered into the HPK Amendment. Among other things, the HPK Amendment (i) extends the date by which the transactions contemplated thereby must be consummated from February 21, 2020 to May 21, 2020, (ii) expands the definition of Sponsor Loans contained therein to also include the loans that constitute the Contribution as described elsewhere in this proxy statement, (iii) broadens the scope of persons and entities to whom HPEP I may assign the Forward Purchase Agreement from just HPEP I’s affiliates to any third parties in addition to HPEP I’s affiliates, (iv) revises the form of Forward Purchase Agreement Amendment attached as an exhibit to the HPK Business Combination Agreement to, among other things, (A) extend the date by which the HighPeak Business Combination must be completed from February 21, 2020 to May 21, 2020, (B) contemplate HPEP I’s ability to assign the Forward Purchase Agreement to third parties to become purchasers thereunder, in addition to being able to assign it to its affiliates, (C) permit the Sponsor or any affiliate of the Sponsor to terminate the Forward Purchase Agreement Amendment upon written notice to HighPeak Energy, (D) provide for the purchasers thereunder to elect to purchase any number of Forward Purchase Units, provided that the number of Forward Purchase Units to be issued and sold thereunder does not exceed the maximum amounts specified therein, which such number of warrants to be issued and sold thereunder were reduced from up to 7,500,000 warrants to up to 5,000,000 warrants, (E) permit the purchasers thereunder that are affiliates of the Sponsor to take certain actions without the consent of any unrelated third party purchasers and (F) expressly state that the purchasers under the Forward Purchase Agreement Amendment will have several and not joint liability, (v) makes certain clarifying edits to the definition of Available Financing Proceeds contained therein and to the form of each of the Stockholders’ Agreement and the Long Term Incentive Plan, each of which are attached as exhibits to the HPK Business Combination Agreement, (vi) updates certain matters contained in a schedule of the disclosure letter originally delivered in connection with the execution of the HPK Business Combination Agreement, which schedule relates to certain actions that HPK LP and its subsidiaries are permitted to take prior to the closing of the transactions contemplated by the HPK Business Combination Agreement, which actions would otherwise have been restricted pursuant to the interim operating covenants contained in the HPK Business Combination Agreement (including a supplemental budget extending through May 2020) and (vii) provides the required party consents under the HPK Business Combination Agreement to the entry into of the Grenadier Amendment.

On February 6, 2020, the Company, the other parties to the Grenadier Contribution Agreement and, solely for the limited purposes specified therein, the HPK Contributors and HPK Representative entered into the Grenadier Amendment. Among other things, the Grenadier Amendment (i) extends the target date for the consummation of the transactions contemplated thereby from February 21, 2020 to May 21, 2020, (ii) extends the date by which the transactions contemplated thereby must be consummated from February 24, 2020 to May 24, 2020, (iii) removes certain restrictions on and obligations of the Company and HighPeak Energy with respect to the Forward Purchase Agreement and Forward Purchase Agreement Amendment that were otherwise imposed by the Grenadier Contribution Agreement, (iv) conforms the method by which Available Liquidity (as defined in the Grenadier Contribution Agreement) will be calculated to the corresponding calculation method to be employed under the HPK Business Combination Agreement, (v) places a $400 million cap on each of the amount of debt proceeds that may be used to fund each of (A) the cash price to be paid to Grenadier at or in connection with the closing of the transactions contemplated therein and certain transaction expenses and (B) the amount of aggregate indebtedness of the Acquiring Parties (as defined in the Grenadier Contribution Agreement) immediately after such closing, (vi) requires more than $150 million of available proceeds obtained from the issuance of common stock of the Company or HighPeak Energy to unaffiliated third parties, which proceeds may include, among other things, available funds in the Trust Account (not including interest accrued thereon), net of any redemptions, (vii) permits Grenadier to terminate the Grenadier Contribution Agreement in the event of a payment default with respect to a Second Extension Payment, (viii) makes certain clarifying or conforming edits to the definitions of Sponsor, Available Financing Proceeds, Excluded Debt, Indebtedness and Forward Purchase Agreement Amendment contained therein and to a representation contained therein related to warrants that will be outstanding and shares of common stock that will be reserved for issuance in connection therewith, in each case as of the consummation of the transactions contemplated thereby and (ix) provides the required party consents under the Grenadier Contribution Agreement to the HPK Amendment. In connection with the entrance into the Grenadier Amendment, HighPeak Assets II and each of the HPK Contributors agreed to jointly and severally pay to Grenadier the Second Extension Payment, which is to be paid in four installments as follows; (a) $1 million no later than the date of execution of the Grenadier Amendment, (b) $5 million no later than February 21, 2020, (c) $5 million no later than March 20, 2020 and (d) $4 million no later than April 21, 2020. The Second Extension Payment will not be credited against the cash price to be paid to Grenadier upon the closing of the transactions contemplated by the Grenadier Contribution Agreement and the obligation to pay the Second Extension Payment will survive any termination of the Grenadier Contribution Agreement in advance of any such closing.

Unless waived by the applicable parties to the Business Combination Agreement, closing of the HighPeak Business Combination is subject to a number of conditions, including, among others, (i) with respect to the HPK Business Combination Agreement, requisite approval of the Company’s stockholders, the same-day consummation of the transactions contemplated by the Grenadier Contribution Agreement, there being at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), the closing of the Company’s offer, pursuant to the Registration Statement, to redeem shares of Class A common stock, material compliance of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement, and the listing of certain shares of HighPeak Energy common stock on The Nasdaq Capital Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”) and (ii) with respect to the Grenadier Contribution Agreement, receipt of the requisite approval of the stockholders of the Company, there being at least $275 million of Available Liquidity (as defined in the Grenadier Contribution Agreement), the Company having at least $5,000,001 of net tangible assets remaining after the closing of the Company’s offer, pursuant to the Registration Statement, to redeem shares of Class A common stock, material compliance, or deemed material compliance, of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Grenadier Contribution Agreement, the absence of certain amendments having been made to the HPK Business Combination Agreement or the Forward Purchase Agreement, the occurrence of the closing of the transactions contemplated by the HPK Business Combination Agreement and the approved listing of certain shares of HighPeak Energy common stock on the NYSE or the Nasdaq, upon official notice of issuance.

The foregoing summary of the HighPeak Business Combination is qualified in all respects by reference to the complete text of the Business Combination Agreement, which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2019, and the Business Combination Agreement Amendments, which are attached as Exhibit 2.3 and Exhibit 2.4, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2020. For more information about the HighPeak Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal” located in the Registration Statement.

Failure to Consummate a Business Combination

If the Company is unable to complete the initial Business Combination by the Extended Date, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern

At December 31, 2019, the Company had a cash balance of $179,515, which excludes interest income of $8,739,160 earned during the year from the Company’s investments in the Trust Account which is available to the Company for its tax obligations.  During 2019, the Company withdrew $2,301,630 of interest income from the Trust Account to pay its income and franchise taxes and $120,000 to pay administrative fees. If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial Business Combination.  Moreover, the Company may need to obtain additional financing either to complete its initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination.

The Company has until the close of business on May 21, 2020 to complete its initial Business Combination. This mandatory liquidation and subsequent dissolution of the Company if an initial Business Combination is not completed in the required time as well as the uncertainty concerning the Company’s ability to borrow sufficient funds to fund its operations raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Extended Date.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per Unit in the Public Offering.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their formation. All material intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position as of December 31, 2019 and 2018 and the consolidated results of operations and cash flows for the years ended December 31, 2019 and 2018.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement Warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s consolidated statements of operations include a presentation of income per share for common shares subject to redemption similar to the two-class method of income per share. Net income per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account for 2019 and 2018 of $8,739,160 and $5,777,767, respectively, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A common stock of 40,582,734 and 41,400,000, respectively. Administrative fees were $120,000 and $86,000, franchise taxes were $200,100 and $144,845 and income taxes were $1,730,072 and $1,182,914 for 2019 and 2018, respectively. The 2019 weighted average shares outstanding calculation includes the effect of the 3,594,000 shares of Class A common stock which were redeemed in October 2019. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement of Private Placement Warrants of $378,060,000 and $414,000,000 as of December 31, 2019 and 2018, respectively after considering $35,940,000 in redemptions during 2019, which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial Business Combination. In addition, $3,742,794 was deposited into the Trust Account during 2019 for the benefit of the Class A common stockholders as a result of loans from the Sponsor pursuant to the extension that was agreed to in October 2019. Pursuant to said extension and the subsequent extension in February 2020, these loans will continue monthly in 2020 through May 21, 2020 at the rate of $0.033 per Class A common share issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension.

As of December 31, 2019, cash and Permitted Investments held in the Trust Account had a fair value of $391,964,540. For the year ended December 31, 2019, investments held in the Trust Account generated interest income of $8,739,160. During 2019, the Company paid $2,041,000 to the IRS for estimated and actual 2018 federal income taxes, $260,630 to the State of Delaware for franchise taxes and $120,000 to an affiliate of our Sponsor for administrative services with funds received from the Trust Account. On October 11, 2019, 3,594,000 shares of Class A common stock were redeemed for $36,823,301 in connection with an extension approved by our stockholders to extend the time by which we must complete the Business Combination to February 21, 2020. On February 20, 2020, 2,189,801 shares of Class A common stock were redeemed for $22,811,431 in connection with an extension approved by our stockholders to extend the time by which we must complete the Business Combination to May 21, 2020.

As of December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $418,727,517. For the year ended December 31, 2018, investments held in the Trust Account generated interest income of $5,777,767. During 2018, the Company paid $970,000 to the IRS for estimated federal income taxes and $80,000 to an affiliate of our Sponsor for administrative services, with funds received from the Trust Account.

Redeemable Common Stock

As discussed in Note 1 – Description of Organization and Business Operations, all the 37,806,000 Public Shares as of December 31, 2019 contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer and stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, the Company’s Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. On February 20, 2020, Pure’s stockholders approved an extension of the date by which Pure must consummate an initial Business Combination from February 21, 2020 to May 21, 2020,  In connection with this extension, 2,189,801 shares of Class A common stock were redeemed for a total value of $22,811,431 on February 21, 2020 from the Trust Account.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2019, 37,725,710 shares of the outstanding 37,806,000 shares of Class A common stock included in the Units were classified outside of permanent equity at $10.10 per share.  The shares of Class A common stock outstanding at December 31, 2019 include the effect of the 3,594,000 shares of Class A common stock redeemed in October 2019. At December 31, 2018, all 41,400,000 shares of Class A common stock included in the Units were classified outside of permanent equity at $10.00 per share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs directly related to the preparation of the Public Offering were charged to stockholders’ equity upon completion of the Public Offering (See Note 3).

Income Taxes

The Company follows the asset and liability method for accounting for income taxes under FASB ASC 740 “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

State Franchise Taxes

The Company is incorporated in the state of Delaware and is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. The Company has liabilities on the accompanying consolidated balance sheets for accrued Delaware state franchise taxes of $84,214 and $144,845 as of December 31, 2019 and 2018, respectively. On the accompanying consolidated statement of operations, the Company incurred Delaware franchise tax expense of $200,100 and $144,845 for the years ended December 31, 2019 and 2018, respectively. The Company paid the State of Delaware $260,730 and zero during 2019 and 2018, respectively, for Delaware franchise taxes.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

The Company has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Note 3 - Public Offering and Private Placement

Public Offering

On the IPO Closing Date, the Company sold 41,400,000 Units in its initial Public Offering, including 5,400,000 Units sold to cover over-allotments, at a price of $10.00 per Unit resulting in gross proceeds of $414,000,000. Each Unit consists of one share of the Company’s Class A common stock and one-half of one Warrant, each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the IPO Closing Date and will expire five (5) years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.0l per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such Warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a cashless basis. In determining whether to require all holders to exercise their Warrants on a cashless basis, the management will consider, among other factors, the Company’s cash position, the number of Warrants outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Warrants.

The Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered. The Sponsor also committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to the Company’s Charter that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination within 18 months from the IPO Closing Date. Any such purchases would occur in connection with the effectiveness of such amendment. In November 2019, the Sponsor made said tender offer and acquired 248,000 warrants and subsequent to December 31, 2019 pursuant to a second tender offer related to an extension acquired an additional 17,293,805 warrants bringing the total public warrants owned by the sponsor to 17,541,805 as of the date these consolidated financial statements are issued.

There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company’s fails to complete the Company’s Business Combination within the required time period.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant for a total purchase price of $10,280,000 in a private placement that occurred simultaneously with the consummation of the Public Offering.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock, which are convertible to shares of our Class A common stock upon completion of an initial Business Combination, were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 (“Founders’ Shares”). In March 2018, the Company’s Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which the Company cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, the Sponsor transferred 40,000 Founders’ Shares to each of the Company’s three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to the Company’s independent director nominees. In April 2018, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in the Company’s Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. The Sponsor would have been required to forfeit only a number of shares of Class B common stock necessary to continue to maintain the 20.0% ownership interest in the Company’s shares of common stock after giving effect to the offering and exercise, if any, of the underwriters’ over-allotment option. As a result of the full exercise of the underwriters’ over-allotment option, no shares were forfeited. The outstanding shares shown in the accompanying consolidated financial statements reflects the 10,350,000 Founders’ Shares as outstanding from inception as the intent from the outset was for the Founders’ Shares to equal 20% of the total outstanding Class A and Class B common stock collectively.

Subject to certain limited exceptions, 50% of the Founders’ Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and the remaining 50% of the Founders’ Shares will not be transferred, assigned, sold until one year after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

As of December 31, 2019, the Company has $4,192,794 in notes payable-related party for amounts received from the Sponsor, or its affiliate, pursuant to the February Extension previously discussed in Note 1 – Description of Organization and Business Operations.

In addition, subsequent to December 31, 2019, the Company received, from the Sponsor, or its affiliate, $1,247,598, on January 17, 2020 and $1,247,598, on February 5, 2020 to fund its obligation to public shareholders related to the February Extension plus an additional $312,010 on February 5, 2020 to meet certain capital requirements of the Company. Based on the recently signed additional extension, the Company will receive an additional $1,247,598 from the Sponsor, or an affiliate, on March 21, 2020, April 21, 2020 and May 21, 2020. Additionally, the Company may need to raise additional funds to meet the expenditures required for operating the Company’s business and finance transaction costs in connection with the intended initial Business Combination. The Company’s Sponsor, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company consummates an initial Business Combination, the Company would repay such loans or convert them to common stock. In the event the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loans, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per Private Placement Warrant at the option of the lender.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial Business Combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the year ended December 31, 2019, the Company paid $120,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2019, $36,000 was payable from the Trust Account for such services.

Private Placement

As discussed in Note 1 – Description of Organization and Business Operations, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for a total purchase price of $10,280,000) from the Company simultaneous with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial Business Combination is not completed now by May 21, 2020, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of the Company’s Founders’ Shares issued and outstanding and any Private placement Warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands the Company register such securities. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

In April 2018, HighPeak Energy Partners, LP (“HighPeak LP”) entered into a forward purchase agreement with the Company that provides for the purchase by HighPeak LP of an aggregate of up to 15,000,000 shares of the Company’s Class A common stock and 7,500,000 warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of the Company’s initial Business Combination. HighPeak LP is a limited partnership affiliated with the Company’s Sponsor. The forward purchase warrants will have the same terms as the Private Placement Warrants so long as they are held by HighPeak LP, its affiliates or its permitted transferees, and the forward purchase shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement. HighPeak LP’s commitment under the forward purchase agreement may be reduced under certain circumstances as described in the agreement.

Warrant Tender Offer

The Company’s Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered.

The Company’s Sponsor has also committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to a proposed amendment to the Company’s Charter that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if we do not complete a Business Combination now by May 21, 2020. Any such purchases would occur in connection with the effectiveness of such amendment.

In April 2018, an affiliate of the Company’s Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole Warrant to holders of public Warrants (excluding Private Placement Warrants or forward purchase warrants) that tender in the tender offer for the public Warrants. In November 2019, an affiliate of the Sponsor made a tender offer for the warrants in conjunction with the Extension and acquired 248,000 warrants for $248,000 and in January 2020, acquired an additional 17,293,805 warrants in conjunction with a second tender offer for $17,293,805. The affiliate has made another tender offer that is outstanding currently to purchase the remaining 3,158,195 warrants for $3,158,195 that will expire in March 2020. At any time, the Company’s Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of the Company’s Trust Account. In the event a Business Combination is announced and a tender offer for the Warrants is made, but the Business Combination is later abandoned, the tender offer will not be closed, and the Warrants will be returned to the holders.

In the event the Company is unable to close a Business Combination within the required time, the escrow agent will be authorized to transfer $1.00 per whole public Warrant, to holders of public Warrants other than the Company’s Sponsor and its affiliates, at the same time as we redeem the Company’s Public Shares, and all Warrants will expire worthless.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from the Company’s Public Offering as advisors in connection with any potential Business Combination to assist the Company in holding meetings with the Company’s stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable) for such services upon the consummation of the Company’s initial Business Combination. As of December 31, 2019, the above services had been completed and accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

Registration Rights

The holders of the Company’s Founders’ Shares issued and outstanding and any Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummate a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the earlier of (i) Pure consummates its initial Business Combination or (ii) liquidation to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the year ended December 31, 2019, the Company paid $120,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2019, $36,000 was payable from the Trust Account for such services. Pursuant to the February Extension and the May Extension, the Company agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month until the Extended Date.

Note 6 - Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held.

On October 10, 2019, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial Business Combination. The Company requested the Extension in order to complete an initial Business Combination. In connection with the extension, 3,594,000 shares of Class A common stock were redeemed, for a total value of $36,823,301 on October 11, 2019 and 248,000 public warrants were tendered and accepted for payment on October 16, 2019. As of December 31, 2019, and 2018, there were 37,806,000 shares and 41,400,000 shares, respectively, of Class A common stock issued and outstanding, which were classified outside of permanent equity.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B common stock. At December 31, 2019 and 2018, there were 10,350,000 shares of Class B common stock issued and outstanding.

Note 7 - Income Tax

The Company incurred United States federal income tax expense of approximately $1,730,072 and $1,182,914 for the years ending December 31, 2019 and 2018, respectively.

The Company made estimated quarterly tax payments totaling $1,826,000, to the Internal Revenue Service for 2019 estimated federal income taxes from interest earned in the Trust Account. The funds were paid from the Trust Account. In the accompanying consolidated balance sheets, the Company had prepaid income taxes of $65,192 as of December 31, 2019 and accrued federal income taxes payable of $212,914 as of December 31, 2018.

The Company’s provision for income tax consists of the following:

	For the Years Ended December 31,
	2019	2018
Federal
Current	$1,765,556	$1,182,914
Deferred	(605,928)	(36,695)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	570,444	36,695
Income tax provision	$1,730,072	$1,182,914

The Company incurred costs of $2,903,814 to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of $32,822 which is available to offset future taxable income.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	For the Years Ended December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax rate change	0.0%	0.0%
Change in valuation allowance	10.4%	0.7%
Income tax provision	31.4%	21.7%

Note 8 - Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31, 2019			December 31, 2018
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash and marketable securities held in Trust Account	$391,964,540	$-	$-	$418,727,517	$-	$-

Note 9 - Subsequent Events

Any material events that occur between the balance sheet date and the date the consolidated financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Company has evaluated all subsequent events and transactions for possible recognition or disclosure through March 13, 2020, the date the consolidated financial statements were available for issuance.

Subsequent to December 31, 2019, the Company’s stockholders approved the May Extension, the Company was a party to and/or entered into the Business Combination Agreement Amendments and agreed to additional Sponsor Loans and the Second Extension Payment all of which have been discussed in the preceding notes.

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Financial Statements

As of June 30, 2020 and December 31, 2019

And for the Three and Six Months Ended June 30, 2020 and 2019

HPK Energy, LP

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$6,280	$22,711
Notes receivable	10,100	4,193
Deferred expenses	3,425	-
Accounts receivable	477	3,363
Inventory	405	184
Deposits	50	61,550
Prepaid expenses and other current assets	-	25
Total current assets	20,737	92,026

Property and equipment - successful efforts method:
Proved properties	228,529	178,835
Unproved properties	230,818	228,105
Other	604	554
Total property and equipment	459,951	407,494
Less: accumulated depletion, depreciation and amortization	(6,704)	(1,612)
Net property and equipment	453,247	405,882

Total assets	$473,984	$497,908

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$37,868	$30,980
Total current liabilities	37,868	30,980

Noncurrent liabilities:
Asset retirement obligation	2,378	2,212

Partners' capital	433,738	464,716

Total liabilities and partners' capital	$473,984	$497,908

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Operations

(Unaudited and in thousands)

	HPK Energy, LP Three Months Ended June 30, 2020	HighPeak Energy, LP Three Months Ended June 30, 2019	HPK Energy, LP Six Months Ended June 30, 2020	HighPeak Energy, LP Six Months Ended June 30, 2019
Operating Revenues
Crude oil	$938	$1,364	$5,462	$2,735
Natural gas and natural gas liquids	6	13	105	79
Total operating revenues	944	1,377	5,567	2,814

Operating Expenses
Lease operating	1,814	345	4,203	1,258
Taxes other than income	94	113	402	181
Exploration and abandonment	1	544	4	2,658
Depletion, depreciation and amortization	1,735	931	5,091	1,835
Accretion	35	14	69	24
General and administrative	1,412	841	4,273	1,682
Total operating expenses	5,091	2,788	14,042	7,638

Operating loss	(4,147)	(1,411)	(8,475)	(4,824)

Other income (expense)
Other expense	-	-	(76,503)	-

Net loss	$(4,147)	$(1,411)	$(84,978)	$(4,824)

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP

Condensed Consolidated Statement of Changes in Partners’ Capital

(Unaudited and in thousands)

	General Partner Capital	Limited Partners' Capital	Total Partners' Capital

Balance, December 31, 2019	$-	$464,716	$464,716
Cash capital contributions	-	54,000	54,000
Net loss	-	(80,831)	(80,831)
Balance, March 31, 2020	-	437,885	437,885
Net loss	-	(4,147)	(4,147)
Balance, June 30, 2020	$-	$433,738	$433,738

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited and in thousands)

	HPK Energy, LP Six Months Ended June 30, 2020	HighPeak Energy, LP Six Months Ended June 30, 2019
Cash Flows from Operating Activities
Net loss	$(84,978)	$(4,824)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Exploration and abandonment expense	4	2,658
Depletion, depreciation and amortization expense	5,091	1,835
Accretion expense	69	24
Loss on terminated acquisition	76,500	-
Changes in components of working capital
Increase in accounts receivable	2,886	2,038
Increase in deferred expenses	(3,621)	-
Increase in accounts payable and accrued liabilities	(763)	(203)
Net cash provided by (used in) operating activities	(4,812)	1,528

Cash Flows from Investing Activities
Additions to oil and gas properties	(41,364)	(5,757)
Acquisitions of oil and gas properties	(3,298)	(7,795)
Issuance of notes receivable	(5,907)	-
Other property additions	(50)	(7)
Extension payment on acquisition	(15,000)	-
Cash used in investing activities	(65,619)	(13,559)

Cash Flows from Financing Activities
Contributions from partners	54,000	13,447
Cash provided by financing activities	54,000	13,447

Net increase (decrease) in cash and cash equivalents	(16,431)	1,416
Cash and cash equivalents, beginning of period	22,711	894
Cash and cash equivalents, end of period	$6,280	$2,310

Supplemental noncash investing and financing activities:
Additions to asset retirement obligations	$97	$106
Additions to oil and gas properties included in accounts payable and accrued liabilities	$7,651	$1,760

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements

Note 1 – Description of Organization and Business Operations

HPK Energy, LP (the “Partnership” or the “Company”) was formed on August 28, 2019 (Inception), as a Delaware limited partnership between HPK Energy, LLC as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no contractual capital commitments as of June 30, 2020. A combination of cash and the contribution by LPs of three wholly owned subsidiaries that own and operate oil and gas properties have been contributed to the Partnership as of June 30, 2020. The GP has no economic interest in the Partnership. The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its recently contributed wholly owned subsidiaries: HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC (“HighPeak Assets II”) and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HPK Energy, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

The accompanying condensed consolidated statement of operations and condensed consolidated statement of cash flows for the three and six months ended June 30, 2019 are those of HighPeak Energy, LP (“HighPeak I”), which is the predecessor to the Partnership prior to the effective October 1, 2019 business combination of the subsidiaries of HighPeak I and HighPeak Energy II, LP (“HighPeak II”) being contributed to the Partnership which is discussed in further detail in Note 9.

Note 2 – Significant Accounting Policies

Principles of consolidation. The condensed consolidated financial statements include the accounts of the Partnership and HighPeak I and their wholly owned subsidiaries since their contribution, acquisition, or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s and HighPeak I’s condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized. The condensed consolidated financial statements, other than the balance sheet as of December 31, 2019, have not been audited by independent public accountants. In the opinion of management, the Partnership’s condensed consolidated financial statements reflect all adjustments necessary to present fairly the Partnership’s consolidated financial position as of June 30, 2020. These financial statements were approved by management and available for issuance on August 27, 2020. Subsequent events have been evaluated through this date. These are interim condensed consolidated financial statements and should be read in conjunction with the Partnership’s audited consolidated financial statements as of December 31, 2019. The operating results for the three and six months ended June 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the full year.

Cash and cash equivalents. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Note 2 – Significant Accounting Policies (continued)

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

As of June 30, 2020 and December 31, 2019, the Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $55,000 and $2.9 million, respectively, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and joint interest receivables of $422,000 and $440,000, respectively. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to an agreement between the Partnership and Pure Acquisition Corp. (“Pure”), whereby Pure obtained extensions to complete its initial business combination to August 21, 2020, the Partnership made loans totaling $10.1 million and $4.2 million to Pure as of June 30, 2020 and December 31, 2019, respectively. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded. See additional information regarding Pure in Note 9 to these condensed consolidated financial statements.

Deposits. During 2019, the Partnership paid $61.5 million to Grenadier Energy Partners II, LLC (“Grenadier”) as a non-refundable deposit for an acquisition (“Grenadier Acquisition”) plus an additional $15.0 million extension payment that was to be accounted for as additional consideration for the Grenadier Acquisition upon closing. The Grenadier Acquisition was terminated in April 2020 and the $76.5 million deposit and extension payments were charged to expense during the first quarter of 2020 as conditions existed as of March 31, 2020 that made this termination probable at the time. In addition, the Partnership has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in the Partnership’s condensed consolidated balance sheet and as charges to other expense in the condensed consolidated statements of operations. The Partnership’s materials and supplies inventory as of June 30, 2020 and December 31, 2019 is $405,000 and $184,000, respectively, and the Partnership has not recognized any valuation allowance to date.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Note 2 – Significant Accounting Policies (continued)

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of June 30, 2020 and December 31, 2019 totaled approximately $37.9 million and $31.0 million, respectively, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. The Partnership and HighPeak I follow Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby the Partnership and HighPeak I recognize revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I enter into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At June 30, 2020 and December 31, 2019, the Partnership had receivables related to contracts with purchasers of approximately $55,000 and $2.8 million, respectively.

Oil Contracts. The majority of the Partnership’s and HighPeak I’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s and HighPeak I’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership and HighPeak I receive a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership and HighPeak I receive natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

The Partnership and HighPeak I do not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. The Partnership and HighPeak I do not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership and HighPeak I are required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 tax year remains open to examination.

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I recognize in its condensed consolidated and combined financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s and HighPeak I’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits. Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner. The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the condensed consolidated financial statements.

The Partnership and HighPeak I are also subject to Texas Margin Tax. The Partnership and HighPeak I realized no Texas Margin Tax in the accompanying condensed consolidated and combined financial statements as we do not anticipate owing any Texas Margin Tax for the three and six months ended June 30, 2020 or 2019.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s condensed consolidated and combined financial statements.

Note 3 – Acquisitions

During the six months ended June 30, 2020, the Partnership spent a total of $3.3 million to acquire primarily undeveloped acreage, three vertical producing properties and two salt water disposal wells in and around the Partnership’s existing properties for future exploration activities in the Midland Basin.

Grenadier Acquisition. In June 2019, HighPeak Assets II signed a purchase and sale agreement with Grenadier to acquire substantially all the oil and gas assets of Grenadier, effective June 1, 2019, subject to certain customary closing adjustments for a total purchase price of $615.0 million. Since HighPeak Assets II was contributed to the Partnership by HighPeak II, this purchase and sale agreement is now part of the Partnership effective October 1, 2019. The acquisition was originally scheduled to close no later than October 2019 but was extended twice to May 2020. In consideration for the initial extension, the Partnership; (i) released the then existing $30.75 million deposit from escrow and (ii) paid directly to Grenadier an additional $30.75 million, and (iii) agreed to treat the collective sum as a nonrefundable deposit to Grenadier. In consideration for the second extension, the Partnership agreed to pay Grenadier an additional $15.0 million that is also nonrefundable but unlike the $61.5 million deposit, will not be credited toward the purchase price. The Grenadier Acquisition was terminated in April 2020 and will not be consummated. As such, a charge to expense of $76.5 million was recognized in the first quarter of 2020.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

Note 4 – Fair Value Measurements (continued)

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of June 30, 2020 or December 31, 2019.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Specifically, the oil and gas properties of one of the subsidiaries contributed to the Partnership by HighPeak II discussed further and in more detail in Note 9 were measured at current estimated fair value using level 3 inputs based upon market conditions in the area. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the three and six months ended June 30, 2020.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of June 30, 2020 and December 31, 2019, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense.

Note 5 – Exploratory Well Costs

Capitalized exploratory well project activity is as follows (in thousands):

Six Months Ended June 30, 2020

Beginning capitalized exploratory well costs	$11,427
Additions to exploratory well costs pending the determination of proved reserves	48,149
Reclassification due to determination of proved reserves	(17,446)
Exploratory well costs charged to exploration and abandonment expense	-
Ending capitalized exploratory well costs	$42,130

All capitalized exploratory well costs have been capitalized for less than one year based on the date of drilling.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

Six Months Ended June 30, 2020

Beginning asset retirement obligations	$2,212
New wells placed on production	97
Accretion of discount	69
Ending asset retirement obligations	$2,378

As of June 30, 2020 and December 31, 2019, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheet.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $85.0 million for the six months ended June 30, 2020.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of June 30, 2020, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these condensed consolidated financial statements.

Note 9 — Related Party Transactions

Contribution from LPs. Effective October 1, 2019, HighPeak I, HighPeak II and HighPeak Energy III, LP (“HighPeak III” and collectively “HP Partners”) contributed cash and wholly owned subsidiaries, HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC and HighPeak Energy Holdings, LLC to the Partnership in return for limited partnership interest in the Partnership. Subsequent to the business combination and in 2019, HighPeak I contributed an additional $805,000 and HighPeak II contributed an additional $25.8 million in cash to the Partnership. During the six months ended June 30, 2020, HighPeak II contributed an additional $54.0 million in cash to the Partnership. Therefore, as of June 30, 2020, HighPeak I and HighPeak II owned approximately 51.9% and 48.1%, respectively.

Since HighPeak I is the predecessor to the Partnership, its consolidated statement of operations and consolidated statement of cash flows for the three and six months ended June 30, 2019 have been included in the accompanying financial statements for comparative purposes. However, HighPeak II’s results of operations are significant and as such HighPeak II’s consolidated statement of operations is shown below for additional comparative and informational purposes.

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Operating Revenues
Crude oil	$121	$206
Natural gas and natural gas liquids	74	181
Total operating revenues	195	387

Operating Expenses
Lease operating	285	702
Taxes other than income	19	24
Exploration and abandonment	463	708
Depletion, depreciation and amortization	81	205
Accretion	28	56
General and administrative	1,205	1,927
Total operating expenses	2,081	3,622

Net loss	$(1,886)	$(3,235)

Note 9 — Related Party Transactions (continued)

Pure Business Combination. As previously discussed, the Grenadier Acquisition was terminated in April 2020. However, Pure has obtained another extension to August 2020 to complete its initial business combination. Pure now intends to complete its initial business combination by entering a business combination agreement between the Partnership, Pure, HighPeak I, and HighPeak II (“Pure Business Combination”). HighPeak I, HighPeak II and HighPeak III have agreed to contribute their interests in the Partnership and its wholly owned subsidiaries to a newly formed entity, HighPeak Energy, Inc (“HighPeak Energy”) in return for publicly traded common stock of HighPeak Energy. HighPeak Energy is raising additional equity and possibly debt to complete the business combination with all parties involved. The Partnership could lose what it has funded and will continue to fund in notes receivable if the Pure Business Combination is not consummated plus additional legal and other expenses.

General and Administrative Expenses. The GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. However, the Management Company is funded via management fees that are paid by the parent companies of HighPeak I and HighPeak II pursuant to their respective Limited Partnership Agreements, as amended. Therefore, the Partnership reimburses the parent companies of HighPeak I and HighPeak II for actual costs incurred by the Management Company. During the three and six months ended June 30, 2020, the Partnership paid $2.25 million and $3.75 million, respectively, to each of the parent companies of HighPeak I and HighPeak II of which $1.9 million and $4.1 million was recognized as general and administrative expenses during the three and six months ended June 30, 2020, respectively. As of June 30, 2020, a total of $3.4 million remains in deferred expenses in the accompanying condensed consolidated financial statements.

Note 10 – Major Customers

Enlink Crude Purchasing, LLC and Lion Oil Trading and Transportation, LLC purchased approximately 76% and 16%, respectively, of the Partnership’s crude oil, natural gas and natural gas liquids during the three months ended June 30, 2020. The loss of them as a major purchaser of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss of this major purchaser would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to it impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Note 11 – Risks and Uncertainties (continued)

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. As storage capacity becomes more fully subscribed, the Partnership may be forced to curtail some portion or all of the estimated future production. In response to these matters, the Partnership has voluntarily shut-in a substantial portion of its production beginning in late April by only producing those wells where it is cost prohibitive to shut-in or to hold leases, and the Partnership also has reduced its planned capital expenditures for 2020 by ceasing all drilling and completion activities temporarily until prices recover somewhat. Therefore, while we expect these matters to negatively impact our short-term results, including our revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the condensed consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through August 27, 2020, the date the condensed consolidated financial statements were available for issuance.

Notes Receivable. Subsequent to quarter end, the Partnership has funded an additional $450,000 in loans to Pure pursuant to the August extension agreement. If these are fully funded in accordance with the agreement, the Partnership expects to have total notes receivable by August 21, 2020 of approximately $10.8 million.

Business Combination. On August 21, 2020, the Partnership was a party to a business combination that closed whereby the LPs contributed their limited partnership interests in the Partnership to a new publicly traded company, HighPeak Energy, Inc. (“HighPeak Energy”) in return for common stock. The Partnership will now be a wholly owned subsidiary of HighPeak Energy that raised approximately $102 million in equity capital and anticipates entering into a new debt facility with a borrowing base of approximately $20 million very shortly. The only effect on the Partnership’s stand-alone financial statements are that the notes receivable will be eliminated against the notes payable of Pure and the deferred expenses which represent primarily prepaid general and administrative expenses will be considered distributions to the LPs rather than prepaid expenses prior to closing.

Liquidity. As of June 30, 2020, the Partnership had negative working capital of $17.1 million. The Partnership’s principal uses of cash currently are operating expenses and working capital requirements. As of June 30, 2020, the Partnership had limited availability of capital from the LPs from which to draw. Based upon the business combination closing noted above, the Partnership has received approximately $120 million of available liquidity.

Report of Independent Registered Public Accounting Firm

To the Partners of

HPK Energy, LP and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of HPK Energy, LP and subsidiaries (the “Partnership”) as of December 31, 2019, and the related consolidated statement of operations, changes in partners’ capital, and cash flows for the period from inception (August 28, 2019) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019, and the results of their operations and their cash flows for the period from inception (August 28, 2019) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3 to the financial statements, the Partnership terminated the agreement for a business acquisition.  Our opinion is not modified with respect to this matter.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Partnership’s auditor since 2019.

Fort Worth, Texas

May 13, 2020

HPK Energy, LP
Consolidated Balance Sheet
(in thousands)

December 31,
2019
Assets
Current Assets:
Cash and cash equivalents	$22,711
Accounts receivable	3,363
Notes receivable	4,193
Deposits	61,550
Inventory	184
Prepaid expenses and other current assets	25
Total current assets	92,026

Property and equipment – successful efforts method:
Proved properties	178,835
Unproved properties	228,105
Other	554
Total property and equipment	407,494
Less: accumulated depletion, depreciation and amortization	(1,612)
Net property and equipment	405,882

Total assets	$497,908

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$30,980
Total current liabilities	30,980

Noncurrent liabilities:
Asset retirement obligation	2,212

Partners’ capital	464,716

Total liabilities and partners’ capital	$497,908

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Consolidated Statement of Operations
(in thousands)

August 28, 2019
(Inception) Through
December 31, 2019
Operating Revenues
Crude oil	$3,695
Natural gas and natural gas liquids	163
Total operating revenues	3,858

Operating expenses
Lease operating	1,578
Taxes other than income	188
Exploration and abandonment	33
Depletion, depreciation and amortization	1,612
Accretion	34
General and administrative	6,159
Total operating expenses	9,604

Net loss	$(5,746)

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP

Consolidated Statement of Changes in Partners’ Capital

(in thousands)

	General	Limited	Total
	Partner	Partners’	Partners’
	Capital	Capital	Capital

Balance, August 28, 2019 (Inception)	$-	$-	$-
Cash capital contributions	-	58,081	58,081
Noncash capital contributions	-	326,080	326,080
Step up in basis from contributions	-	86,301	86,301
Net loss	-	(5,746)	(5,746)
Balance, December 31, 2019	$-	$464,716	$464,716

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Consolidated Statement of Cash Flows
(in thousands)

August 28, 2019
(Inception) Through
December 31, 2019
Cash Flows from Operating Activities
Net loss	$(5,746)
Adjustments to reconcile net loss to net cash used in operations:
Exploration and abandonment expense	33
Depletion, depreciation and amortization expense	1,612
Accretion expense	34
Changes in components of working capital
Increase in accounts receivable	(1,355)
Increase in deferred expenses	(88)
Increase in accounts payable and accrued liabilities	3,010
Net cash used in operating activities	(2,500)

Cash flows from Investing Activities
Additions to oil and gas properties	(26,221)
Acquisitions of oil and gas properties	(2,456)
Issuance of notes receivable	(4,193)
Cash used in investing activities	(32,870)

Cash flows from Financing Activities
Contributions from partners	58,081
Cash provided by financing activities	58,081

Net increase in cash and cash equivalents	22,711
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$22,711

Supplemental non-cash investing and financing activities:
Noncash contributions from Limited Partners (see Note 9 for more detail)	$326,080
Step up in basis of oil and gas properties	$86,301
Additions to asset retirement obligations	$196
Additions to oil and gas properties included in accounts payable and accrued liabilities	$25,660

The accompanying notes are an integral part
of this consolidated financial statement

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HPK Energy, LP (the “Partnership” or the “Company”) was formed on August 28, 2019 (Inception), as a Delaware limited partnership between HPK Energy, LLC as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no contractual capital commitments as of December 31, 2019. However, the LPs have combined remaining capital commitments between them totaling approximately $60.2 million from their partners as of December 31, 2019 and it is the intent of the Partnership’s LPs to call capital to be contributed to the Partnership for ongoing operations. A combination of cash and the contribution by LPs of three wholly owned subsidiaries that own and operate oil and gas properties have been contributed to the Partnership as of December 31, 2019. See Note 9 for more details regarding the accounting treatment for the noncash contributions. The GP has no economic interest in the Partnership. The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its recently contributed wholly owned subsidiaries: HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC (“HighPeak Assets II”) and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HPK Energy, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their contribution, acquisition or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash and cash equivalents. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $2.9 million, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and joint interest receivables of $440,000. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to two agreements between the Partnership and Pure Acquisition Corp. (“Pure”), whereby Pure obtained extensions to complete its initial business combination first to February 21, 2020 and subsequently to May 21, 2020, the Partnership made loans totaling $4.2 million to Pure during the period from Inception through December 31, 2019 and loaned an additional $5.2 million through April 2020 per the agreements bringing the total balance subsequent to year end to $9.4 million. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of December 31, 2019, the Partnership had no allowance for doubtful accounts recorded. See additional information regarding Pure in Note 9 to these consolidated financial statements.

Deposits. The Partnership paid $61.5 million to Grenadier Energy Partners II, LLC (“Grenadier”) as a deposit for an acquisition which has not closed as of December 31, 2019 (“Grenadier Acquisition”). See Note 3 for additional information regarding the Grenadier Acquisition. The Grenadier Acquisition is also part of a business combination related to Pure that is discussed in more detail in Note 9 to these consolidated financial statements. In addition, the Partnership has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in the Partnership’s consolidated balance sheet and as charges to other expense in the consolidated statement of operations. The Partnership’s materials and supplies inventory as of December 31, 2019 is $184,000 and the Partnership has not recognized any valuation allowance to date.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of December 31, 2019 totaled approximately $31.0 million, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Revenue recognition. The Partnership follows Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby the Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations.

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had receivables related to contracts with purchasers of approximately $2.8 million.

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statement of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statement of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 tax year remains open to examination.

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits. Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner. The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the period from Inception to December 31, 2019.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During the period from Inception through December 31, 2019, the Partnership spent a total of $2.5 million to acquire primarily undeveloped acreage in and around the Partnership’s other properties for future exploration activities in the Midland Basin.

Grenadier Acquisition. In June 2019, HighPeak Assets II signed a purchase and sale agreement with Grenadier to acquire substantially all the oil and gas assets of Grenadier, effective June 1, 2019, subject to certain customary closing adjustments for a total purchase price of $615.0 million. Since HighPeak Assets II was contributed to the Partnership by HP2, this purchase and sale agreement is now part of the Partnership effective October 1, 2019. The acquisition was originally scheduled to close no later than October 2019 but was extended to February 2020 and then subsequent to December 31, 2019, it was extended again to May 2020. In consideration for the initial extension, the Partnership; (i) released the then existing $30.75 million deposit from escrow and (ii) paid directly to Grenadier an additional $30.75 million, and (iii) agreed to treat the collective sum as a nonrefundable deposit to Grenadier. In consideration for the second extension in February 2020, the Partnership agreed to pay Grenadier an additional $15.0 million that is also nonrefundable but unlike the $61.5 million deposit, will not be credited toward the purchase price. In April 2020, the Partnership terminated the Grenadier Acquisition and accordingly, the $61.5 million deposit as well as the $15.0 million extension payment will be charged to expense in the first quarter of 2020 as discussed further in Note 9 to these consolidated financial statements.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Specifically, the oil and gas properties of one of the subsidiaries contributed to the Partnership by HighPeak Energy II, LP (“HP2”) discussed further and in more detail in Note 9 were measured at the then current estimated fair value using level 3 inputs based upon market conditions in the area. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the period from Inception to December 31, 2019.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense.

Capitalized exploratory well project activity is as follows (in thousands):

Period from
Inception Through
December 31, 2019
Beginning capitalized exploratory well costs	$-
Capitalized exploratory wells pending determination contributed by LPs	9,626
Additions to exploratory well costs pending the determination of proved reserves	43,702
Reclassification due to determination of proved reserves	(41,901)
Exploratory well costs charged to exploration and abandonment expense	-
Ending capitalized exploratory well costs	$11,427

All capitalized exploratory well costs have been capitalized for less than one year based on the date of drilling.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

Period from
Inception Through
December 31, 2019
Beginning asset retirement obligations	$-
Asset retirement obligation assumed in noncash contribution from LPs	1,982
Obligations assumed in acquisitions	27
New wells placed on production	9
Changes in estimate	160
Accretion of discount	34
Ending asset retirement obligations	$2,212

As of December 31, 2019, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheet.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $5.7 million for the period from Inception to December 31, 2019.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 7 – Partnership Capital (continued)

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

Note 9 — Related Party Transactions

Contribution from LPs. Effective October 1, 2019, HighPeak Energy Partners, LP (“HP1”), HP2 and HighPeak Energy Partners III, LP (“HP3” and collectively “HP Partners”) contributed cash and wholly owned subsidiaries, HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC and HighPeak Energy Holdings, LLC to the Partnership in return for limited partnership interest in the Partnership of 57.0%, 43.0% and 0.0%, respectively, valued at estimated current fair market value as of the effective date. For accounting purposes, HP1 is considered the acquirer in the aforementioned business combination and HP1’s assets and liabilities remain at historical cost whereas HP2’s assets and liabilities were adjusted to fair market value. All assets and liabilities approximated fair market value at the date of contribution other than leasehold costs which were stepped-up for accounting purposes based on an analysis of fair market value. The following table shows the results of the business combination and its effects on the Partnerships balance sheet at the effective date (in thousands):

	HP1	HP2	Step-Up	Total

Cash contributed by LPs	$3,000	$24,000	$-	$27,000

Subsidiaries contributed by LPs:
Cash	3,992	480	-	4,472
Accounts receivable and other
Current assets	1,808	371	-	2,179
Deposit on acquisition	-	61,500	-	61,500
Net property and equipment	100,979	173,820	86,301	361,100
Total Assets	$109,779	$260,171	$86,301	$456,251

Accounts payable and
Accrued liabilities	7,998	2,418	-	10,416
Asset retirement obligations	623	1,359	-	1,982

Limited Partners’ capital	101,158	256,394	86,301	443,853
Total liabilities and partners’ capital	$109,779	$260,171	$86,301	$456,251

Subsequent to the business combination shown in the table above, HP1 contributed an additional $805,000 and HP2 contributed an additional $25.8 million in cash to the Partnership. Therefore, as of December 31, 2019, HP1 and HP2 owned 55.3% and 44.7%, respectively.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions (continued)

Pure Business Combination. As previously discussed, the Grenadier Acquisition was terminated in April 2020. However, Pure and the Partnership have entered into a new business combination agreement whereby Pure will combine with HPK LP which is scheduled to close no later than August 2020 based on the extension that is currently being sought from Pure stockholders that is anticipated to be approved at the stockholder meeting scheduled on May 15, 2020. To close the transaction, the Partnership has entered into several agreements whereby the business combination will be closed between the Partnership, Pure, HP1, and HP2 (“Pure Business Combination”). HP1, HP2 and HP3 have agreed to contribute their interests in the Partnership and its wholly owned subsidiaries to a newly formed entity, HighPeak Energy, Inc (“HighPeak Energy”) in return for publicly traded common stock of HighPeak Energy. HighPeak Energy is raising additional equity and potentially debt to complete the business combination with all parties involved. If the business combination is not consummated by August 21, 2020, the Partnership could end up charging up to an additional approximately $12 million to expense, including notes receivable plus additional legal and other expenses.

General and Administrative Expenses. The GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. During the period from Inception to December 31, 2019, the Partnership paid $1.6 million to the Management Company for such services included in general and administrative expenses.

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues during the period from Inception to December 31, 2019 are as follows:

August 28, 2019
(Inception) Through
December 31, 2019
Enlink Crude Purchasing, LLC	67%
Sunoco Partners Marketing & Terminals, LP	21%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. As storage capacity becomes fully subscribed, possibly by the end of May 2020, the Partnership may be forced to curtail some portion or all of the estimated future production. In response to these matters, the Partnership has voluntarily shut-in as much production as it can beginning in late April only producing those wells where it is cost prohibitive to shut-in or to hold leases and has reduced its planned capital expenditures for 2020 by ceasing all drilling and completion activities temporarily until prices recover somewhat. Therefore, while we expect these matters to negatively impact our short-term results, including our revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

Capital Contributions. In February 2020 and March 2020, HP2 contributed additional capital of $33.0 million and $21.0 million, respectively, to the Partnership. HP1 and HP2’s ownership after these capital contributions are approximately 51.9% and 48.1%, respectively.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 12 – Subsequent Events (continued)

Pure Extension. In February 2020, Pure shareholders voted to extend the date whereby they must complete their initial business combination to May 21, 2020. In connection with the extension, the Partnership paid Grenadier an additional non-refundable $15.0 million subsequent to yearend. In May 2020, Pure has a scheduled stockholder meeting to be held on May 15, 2020 whereby it is anticipated that another extension to August 21, 2020 will be approved to complete Pure’s initial business combination as discussed in Note 9 above.

Notes Receivable. Subsequent to year end, the Partnership funded an additional $5.2 million in loans to Pure pursuant to the extension agreements discussed in Note 2 for Pure to complete its initial business combination to May 21, 2020 bringing the total Notes Receivable outstanding to $9.4 million. In addition, as a part of the extension to August 21, 2020, the Partnership has agreed to fund an additional $1.1 million in notes receivable through August 2020.

General and Administrative Expenses. Subsequent to year end, the Partnership has paid to the Management Company $5.0 million for the estimated general and administrative expenses for the first half of 2020.

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited)

Net Capitalized Costs

The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depletion (in thousands):

December 31,
2019
Proved properties	$178,835
Unproved properties	228,105
Other	554
Total capitalized costs	407,494
Less: accumulated depletion	(1,612)
Net capitalized costs	$405,882

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil, natural gas and NGLs property acquisition, development and exploratory activities (in thousands):

Period From
Inception to
December 31,
2019
Acquisition costs:
Proved properties	$83
Unproved properties	2,373
Total acquisition costs	2,456
Exploration costs	43,731
Development costs	41
Oil and gas expenditures	46,228
Asset retirement obligations, net	199
$46,427

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Results of Operations for Oil, Natural Gas and NGLs Producing Activities

The following table reflects the Partnership’s results of operations for oil, natural gas and natural gas liquids producing activities (in thousands):

Period From
Inception to
December 31,
2019
Oil, natural gas and natural gas sales, net	$3,858
Lease operating expenses	1,578
Taxes other than income	188
Exploration and abandonment expense	33
Depletion, depreciation and amortization expense	1,612
Accretion of asset retirement obligations	34
Results of operations from oil and gas producing activities	$413

Oil, Natural Gas and NGLs Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. The prices used in computing the Partnership’s reserves as of December 31, 2019 were as follows: (i) oil - $50.57 per barrel, (ii) natural gas - $0.10 per MMBtu, and (iii) NGLs - $21.17 per barrel.

The proved reserve estimates as of December 31, 2019 were prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), independent reserve engineers, and reflect the Partnership’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Partnership’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Partnership’s reserve estimates are inherently imprecise.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties the Partnership owns declines as reserves are depleted. Except to the extent the Partnership conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Partnership’s proved reserves will decline as reserves are produced.

The following table reflects changes in proved reserves during the periods indicated:

	Crude Oil	Natural Gas	NGLs	Total
	(MBbls)	(MMcf)	(MBbls)	(MBoe)
Proved reserves at Inception	-	-	-	-
Contributions from HP1 and HP2	3,808	1,319	300	4,328
Extensions and discoveries	5,413	2,528	759	6,593
Revisions of previous estimates	217	887	290	655
Production	(66)	(80)	-	(79)
Proved reserves at December 31, 2019	9,372	4,654	1,349	11,497

At December 31, 2019, the Partnership had approximately 11,497 MBoe of proved reserves. Effective October 1, 2019, the contributions of subsidiaries to the Partnership included proved reserves totaling 4,328 MBoe. For the period from Inception to December 31, 2019, extensions and discoveries increased proved reserves by 6,593 MBoe as a result of: (i) drilling or participating in the drilling of 2 gross (1.8 net) exploratory wells that were on production as of December 31, 2019, (ii) 5 gross (5.0 net) exploratory wells that were being drilled or pending completion as of December 31, 2019, and (iii) the addition of 13 gross (4.4 net) proved undeveloped properties (“PUDs”). Revisions of previous estimates of 655 MBoe for the period from Inception to December 31, 2019 were primarily the result of: (i) negative revisions totaling approximately 80 MBoe due to reductions in pricing and increases in pricing differentials, (ii) negative revisions of approximately 54 MBoe primarily due to increased forecasted operating expenses, and (iii) positive revisions of 789 MBoe due to improvements in well performance attributable to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs. The net increase in proved reserves was offset by 79 MBoe in production during the period from Inception to December 31, 2019. The Partnership’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries and rates of return.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table sets forth the Partnership’s estimated quantities of proved developed and proved undeveloped oil, natural gas and natural gas liquid reserves:

December 31, 2019
Proved Developed Reserves (1)
Oil (MBbls)	4,091
Natural gas (MMcf)	1,952
Natural gas liquids (MBbls)	548
Total (MBoe)	4,964
Proved Undeveloped Reserves
Oil (MBbls)	5,281
Natural gas (MMcf)	2,702
Natural gas liquids (MBbls)	801
Total (MBoe)	6,533
Total Proved Reserves
Oil (MBbls)	9,372
Natural gas (MMcf)	4,654
Natural gas liquids (MBbls)	1,349
Total (MBoe)	11,497

(1)	As of December 31, 2019, proved developed reserves includes proved developed non-producing reserves of 3,101 MBbls of crude oil, 1,454 MMcf of natural gas and 447 MBbls of natural gas liquids.

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Partnership’s standardized measure of discounted future net cash flows relating from its proved crude oil, natural gas and natural gas liquids reserves:

December 31, 2019
Future cash inflows	$502,961
Future production costs	(127,897)
Future development costs	(78,360)
Future income tax expense (1)	(2,640)
Future net cash flows	294,064
Discount to present value at 10% annual rate	(154,043)
Standardized measure of discounted future net cash flows	$140,021

(1)

The Partnership has elected to be treated as a partnership for tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Future income tax expense”.

HPK Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Partnership’s proved reserves:

Period from Inception to December 31, 2019
Standardized measure of discounted future net cash flows at Inception	$-
Contributions from HP1 and HP2	41,752
Sales of oil and natural gas, net of production costs	(2,092)
Extensions and discoveries, net of future development costs	85,626
Net changes in prices and production costs	(6,755)
Changes in estimated future development costs	9,477
Revisions of previous quantity estimates	8,232
Previously estimated development costs incurred	6
Accretion of discount	831
Net change in income taxes (1)	(857)
Net changes in timing of production and other	3,801
Standardized measure of discounted future net cash flows at December 31, 2019	$140,021

(1)

The Partnership has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Net change in income taxes”.

Report of Independent Registered Public Accounting Firm

To the Partners of

HighPeak Energy, LP and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HighPeak Energy, LP and subsidiaries (the “Partnership”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Partnership’s auditor since 2017.

Fort Worth, Texas

May 13, 2020

HighPeak Energy, LP
Consolidated Balance Sheets
(in thousands)

	December 31
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$-	$894
Accounts receivable	-	3,062
Total current assets	-	3,956

Property and equipment, at cost – successful efforts method:
Proved properties	-	43,336
Unproved properties	-	39,782
Other	-	8
Total property and equipment	-	83,126
Less: accumulated depletion, depreciation and amortization	-	(887)
Net property and equipment	-	82,239

Noncurrent assets:
Investment in affiliates	252,581	-
Other noncurrent assets	-	50
Total noncurrent assets	252,581	50

Total assets	$252,581	$86,245

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$-	$1,668
Total current liabilities	-	1,668

Noncurrent liabilities:
Asset retirement obligation	-	520

Partners’ capital	252,581	84,057

Total liabilities and partners’ capital	$252,581	$86,245

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP
Consolidated Statements of Operations
(in thousands)

	For the Year Ended December 31,
	2019	2018	2017
Operating Revenues
Crude oil	$4,154	$1,299	5
Natural gas and natural gas liquids	103	93	-
Total operating revenues	4,257	1,392	5

Operating expenses
Lease operating	1,794	936	2
Taxes other than income	261	69	1
Exploration and abandonment	2,817	695	-
Depletion, depreciation and amortization	2,657	886	2
Accretion	38	25	-
General and administrative	2,523	4,769	1,680
Total operating expenses	10,090	7,380	1,685

Operating loss	(5,833)	(5,988)	(1,680)

Other income (expense)
Equity in loss of affiliate	(3,175)	-	-

Net loss	$(9,008)	$(5,988)	$(1,680)

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP

Consolidated Statements of Changes in Partners’ Capital

(in thousands)

	General Partner Capital	Limited Partners’ Capital	Total Partners’ Capital

Balance, January 1, 2017	$-	$-	$-
Capital contributions	329	32,597	32,926
Net loss	(17)	(1,663)	(1,680)
Balance, December 31, 2017	312	30,934	31,246
Capital contributions	588	58,211	58,799
Net loss	(60)	(5,928)	(5,988)
Balance, December 31, 2018	840	83,217	84,057
Capital contributions	237	23,501	23,738
Equity adjustment from investment in affiliate	1,537	152,257	153,794
Net loss	(90)	(8,918)	(9,008)
Balance, December 31, 2019	$2,524	$250,057	$252,581

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities
Net loss	$(9,008)	$(5,988)	$(1,680)
Adjustments to reconcile net loss to net cash used in operations:
Exploration and abandonment expense	2,817	695	-
Depletion, depreciation and amortization	2,657	886	2
Accretion expense	38	25	-
Equity in loss of affiliate	3,175	-	-
Changes in components of working capital
Decrease (increase) in accounts receivable	1,425	(959)	(2,103)
Increase in other assets	(121)	(25)	-
Increase in accounts payable and accrued liabilities	745	694	-
Net cash provided by (used in) operating activities	1,728	(4,672)	(3,781)

Cash flows from Investing Activities
Additions to oil and gas properties	(9,124)	(9,003)	-
Acquisitions of oil and gas properties	(9,440)	(45,652)	(27,723)
Investments in affiliates	(7,796)	-	-
Cash used in investing activities	(26,360)	(54,655)	(27,723)

Cash flows from Financing Activities
Contributions from partners	23,738	58,799	32,926
Cash provided by financing activities	23,738	58,799	32,926

Net increase (decrease) in cash and cash equivalents	(894)	(528)	1,422
Cash and cash equivalents, beginning of period	894	1,422	-
Cash and cash equivalents, end of period	$-	$894	$1,422

Supplemental non-cash investing and financing activities:
Assets contributed to affiliate investment	$94,166	-	$-
Equity adjustment from investment in affiliate	$153,794	$-	$-
Additions to asset retirement obligations	$116	$462	$33
Additions to oil and gas properties included in accounts payable and accrued liabilities	$-	$977	$2,645

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy, LP (the “Partnership” or the “Company”) was formed on June 30, 2014, as a Delaware limited partnership between HighPeak Energy GP, LP as the General Partner (the “GP”) and the sole limited partner, HighPeak Energy Partners, LP (the “LP”) pursuant to an Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership had no activity until 2017. The Partnership has no capital commitments and is funded by its LP, which has capital commitments totaling $151.0 million as of December 31, 2019, of which $145.0 million has been contributed by its partners. The Partnership conducts business primarily through its wholly owned subsidiaries: HighPeak Energy Assets, LLC, and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HighPeak Energy Partners, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their acquisition or formation until the date of their contribution to HPK Energy, LP (“HPK LP”). See Note 9 for more information regarding the contribution to HPK LP. All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior period amounts to conform to current period’s presentation.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash, cash equivalents and restricted cash. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of joint interest receivables, oil and gas sales receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership has no accounts receivables. As of December 31, 2018, the Partnership’s accounts receivables primarily consist of amounts due from joint interest owners of $2.2 million, due from the sale of crude oil, natural gas and natural gas liquids of $636,000, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and amounts due from affiliated companies of $220,000. As of December 31, 2018, the Partnership had no allowance for doubtful accounts recorded. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheets following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Partnership has recognized no impairments to date.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Two of the Partnership’s wholly owned subsidiaries which held its oil and gas properties were contributed to HPK LP effective October 1, 2019 and as such, the Partnership no longer has any direct ownership in oil and gas properties as of December 31, 2019. See Note 9 for additional information regarding the contribution to HPK LP.

Investment in affiliates. The Partnership has an investment in HPK LP as of December 31, 2019 of $252.6 million which it accounts for using the equity method. The Partnership’s share of HPK LP’s loss for 2019 was $3.2 million.

Accounts payable and accrued liabilities. The Partnership has no accounts payable and accrued liabilities as of December 31, 2019. Accounts payable includes amounts payable for executed leasehold acquisitions of $977,000 at December 31, 2018.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. On January 1, 2019, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Partnership’s reported net income (loss), cash flows from operations or statement of changes in partners’ capital.

The Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations. Prior to the adoption of ASC 606, the Partnership recorded oil and natural gas revenues at the time the physical transfer of such products to the purchaser, which for the Partnership is primarily at the wellhead. The Partnership followed the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Partnership’s actual proceeds from the oil and natural gas sold to purchasers.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had no receivables related to contracts with purchasers. The impact of the adoption of ASC 606 was not significant to current period results as compared to the previous revenue recognition standard, ASC Topic 605, “Revenue Recognition” (“ASC 605”).

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statements of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service ("IRS"). The 2019, 2018 and 2017 tax years remain open to examination.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate incurring any Texas Margin Tax for the years ended December 31, 2019 and 2018.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During 2019, 2018 and 2017, the Partnership invested a total of $9.4 million, $45.7 million and $30.3 million, respectively, to acquire primarily undeveloped acreage for future exploration activities in the Midland Basin. The acquisitions included various legacy vertical producing properties with nominal value. The purchase price was allocated 100% to undeveloped acreage and accounted for as an asset acquisition.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements (continued)

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019, 2018 or 2017.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the years ended December 31, 2019, 2018 and 2017.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019 and 2018, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense. For the years ended December 31, 2019, 2018 and 2017, the Partnership recognized no impairments.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Beginning asset retirement obligations	$520	$33	$-
Liability incurred upon acquiring or drilling wells	116	462	33
Liability contributed to HPK LP	(623)	-	-
Liabilities settled	(51)	-	-
Accretion of discount	38	25	-
Ending asset retirement obligations	$-	$520	$33

As of December 31, 2018, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheets.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the GP and LPs in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $9.0 million, $6.0 million and $1.7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all cash proceeds attributable to the disposition of investments, net of expenses) are distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

Contingencies. The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

Note 9 — Related Party Transactions

Investment in HPK LP. As of December 31, 2019, the Partnership has an investment in affiliates of $252.6 million in HPK LP. Effective October 1, 2019, the Partnership entered into a contribution agreement with HPK LP to contribute 100% of the membership interest in wholly owned subsidiaries, HighPeak Energy Assets, LLC and HighPeak Energy Holdings, LLC to HPK LP in exchange for a limited partner interest in HPK LP. Also effective on October 1, 2019, the Partnership contributed an additional $3 million in cash to HPK LP. Concurrent with the Partnership’s contribution to HPK LP, HighPeak Energy II, LP (“HighPeak II”) also contributed 100% of the membership interest in its wholly owned subsidiary, HighPeak Energy Assets II, LLC and cash to HPK LP in exchange for a limited partner interest in HPK LP (together with the Partnership’s contribution, the “HPK LP Business Combination”). The Partnership’s assets and HighPeak II’s assets contributed to HPK LP purely for ownership in HPK LP purposes were valued at estimated market value as of October 1, 2019 to determine their respective ownership in HPK LP.

The effect of the contribution agreement on the Partnership’s balance sheet was as follows (in thousands):

Investment in affiliates	$98,158

Cash	(3,992)
Accounts receivable and other current assets	(1,758)
Net property and equipment	(100,979)
Other noncurrent assets	(50)
Accounts payable and accrued liabilities	7,998
Asset retirement obligations	623

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions (continued)

Investment in HPK LP activity is as follows for the year ended December 31, 2019 (in thousands):

Beginning investment in HPK LP	$-
Noncash contribution of assets (subsidiaries)	94,166
Equity adjustment from investment in affiliate	153,794
Cash contributions (including $4.0 million from subsidiaries contributed)	7,796
Equity in loss of HPK LP	(3,175)

Ending investment in HPK LP	$252,581

In accordance with US GAAP, the Partnership was deemed to be the accounting acquirer in the HPK LP Business Combination causing its assets to be contributed to HPK LP at cost for accounting purposes. Also in accordance with GAAP, HighPeak II’s assets were contributed to HPK LP at estimated fair value for accounting purposes. As a consequence, the $153.8 million equity adjustment above resulted from the Partnership’s proportionate share of HPK LP’s beginning net equity compared to what it would have been under the cost method.

General and administrative expenses. The LP and its GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $2.5 million., $4.8 million and $1.7 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues in at least one of the two years ended December 31, 2019 are as follows:

	Year Ended December 31,
	2019	2018	2017
Enlink Crude Purchasing, LLC	82%	37%
Sunoco Partners Marketing & Terminals, LP	16%	57%
Western Chief Oil & Gas Company			100%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. Therefore, while we expect these matters to negatively impact the short-term results of HPK LP, including its revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited)

Net Capitalized Costs

The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depletion (in thousands):

	As of December 31,
	2019	2018
Proved properties	$-	$43,336
Unproved properties	-	39,782
Other	-	8
Total capitalized costs	-	83,126
Less: accumulated depletion	-	(887)
Net capitalized costs	$-	82,239

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil, natural gas and NGLs property acquisition, development and exploratory activities (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Acquisition costs:
Proved properties	$4,552	$881	$121
Unproved properties	3,915	40,162	30,223
Total acquisition costs	8,467	41,043	30,344
Exploration costs	15,618	8,789	-
Development costs	14	150	-
Oil and gas expenditures	24,099	49,982	30,344
Asset retirement obligations, net	116	462	33
	$24,215	$50,444	$30,377

Results of Operations for Oil, Natural Gas and NGLs Producing Activities

The following table reflects the Partnership’s results of operations for oil, natural gas and natural gas liquids producing activities (in thousands):

	For the Year Ended December 31,
	2019	2018	2017
Oil, natural gas and natural gas sales, net	$4,257	$1,392	$5
Lease operating expenses	1,794	936	2
Taxes other than income	261	69	1
Exploration and abandonment expense	2,817	695	-
Depletion, depreciation and amortization expense	2,657	886	2
Accretion of asset retirement obligations	38	25	-
Results of operations from oil and gas producing activities	$(3,310)	$(1,219)	$-

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Oil, Natural Gas and NGLs Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. The prices used in computing the Partnership’s reserves as of December 31, 2018 were as follows: (i) oil - $58.52 per barrel, (ii) natural gas - $1.73 per MMBtu, and (iii) NGLs - $24.91 per barrel. The Partnership had no reserves as of December 31, 2019 due to the contribution to HPK LP. Also, the Partnership did not have any significant reserves as of December 31, 2017 and thus did not produce a reserve report.

The proved reserve estimates as of December 31, 2018 were prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), independent reserve engineers, and reflect the Partnership’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Partnership’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Partnership’s reserve estimates are inherently imprecise.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties the Partnership owns declines as reserves are depleted. Except to the extent the Partnership conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Partnership’s proved reserves will decline as reserves are produced.

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

The following table reflects changes in proved reserves during the periods indicated:

	Crude Oil	Natural Gas	NGLs	Total
	(MBbls)	(MMcf)	(MBbls)	(MBoe)
Proved reserves at December 31, 2017	-	-	-	-
Purchases of minerals in place	63	74	14	89
Extensions and discoveries	2,876	752	211	3,213
Production	(25)	(17)	(3)	(31)
Proved reserves at December 31, 2018	2,914	809	222	3,271
Contribution to HPK LP	(2,835)	(750)	(222)	(3,182)
Production	(79)	(59)	-	(89)
Proved reserves at December 31, 2019	-	-	-	-

At December 31, 2019, the Partnership had no proved reserves due to the contribution of subsidiaries to HPK LP effective October 1, 2019, which reduced proved reserves by 3,182 MBoe. Proved reserves were also decreased by 89 MBoe in production during the year ended December 31, 2019.

At December 31, 2018, the Partnership had approximately 3,271 MBoe of proved reserves. For the year ended December 31, 2018, extensions and discoveries increased proved reserves by 3,213 MBoe as a result of: (i) drilling of 1 gross (0.6 net) exploratory wells that were on production as of December 31, 2018, and (ii) the addition of 6 gross (4.2 net) proved undeveloped properties (“PUDs”). In addition, the Partnership acquired an additional 89 MBoe in proved reserves during the year ended December 31, 2019 in the legacy vertical production they purchased as part of a larger undeveloped acreage purchase. The net increase in proved reserves was partially offset by 31 MBoe in production during the year ended December 31, 2018.

The following table sets forth the Partnership’s estimated quantities of proved developed and proved undeveloped oil, natural gas and natural gas liquid reserves:

	As of December 31,
	2019	2018
Proved Developed Reserves
Oil (MBbls)	-	375
Natural gas (MMcf)	-	137
Natural gas liquids (MBbls)	-	33
Total (MBoe)	-	431
Proved Undeveloped Reserves
Oil (MBbls)	-	2,539
Natural gas (MMcf)	-	672
Natural gas liquids (MBbls)	-	189
Total (MBoe)	-	2,840
Total Proved Reserves
Oil (MBbls)	-	2,914
Natural gas (MMcf)	-	809
Natural gas liquids (MBbls)	-	222
Total (MBoe)	-	3,271

HighPeak Energy, LP
Notes to the Consolidated Financial Statements

Note 13 – Supplemental Oil and Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Partnership’s standardized measure of discounted future net cash flows relating from its proved crude oil, natural gas and natural gas liquids reserves:

	As of December 31,
	2019	2018
Future cash inflows	$-	$177,462
Future production costs	-	(57,459)
Future development costs	-	(40,127)
Future income tax expense (1)	-	(932)
Future net cash flows	-	78,944
Discount to present value at 10% annual rate	-	(47,826)
Standardized measure of discounted future net cash flows	$-	$31,118

(1)

The Partnership has elected to be treated as a partnership for tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Future income tax expense”.

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Partnership’s proved reserves:

	For the Years Ended December 31,
	2019	2018
Standardized measure of discounted future net cash flows, beginning of period	$31,118	-
Contribution to HPK LP	(31,250)	-
Sales of oil and natural gas, net of production costs	(2,202)	(386)
Extensions and discoveries, net of future development costs	-	31,456
Purchases of minerals in place	-	492
Accretion of discount	2,334	-
Net change in income taxes (1)	-	(450)
Net changes in timing of production and other	-	6
Standardized measure of discounted future net cash flows, end of period	$-	$31,118

(1)

The Partnership has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Partnership’s partners. The Partnership is subject to margin / franchise taxes in Texas, which is reflected as “Net change in income taxes”.

Independent Auditor’s Report

To the Partners of

HighPeak Energy II, LP and Subsidiaries

We have audited the accompanying consolidated financial statements of HighPeak Energy II, LP and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year ended December 31, 2019 and the period from inception (March 23, 2018) through December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HighPeak Energy II, LP and Subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the year ended December 31, 2019 and the period from inception (March 23, 2018) through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

May 13, 2020

HighPeak Energy II, LP
Consolidated Balance Sheets
(in thousands)

	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$-	$645
Accounts receivable	-	184
Total current assets	-	829

Property and equipment, at cost – successful efforts method:
Proved properties	-	1,446
Unproved properties	-	40,717
Total property and equipment	-	42,163
Less: accumulated depletion, depreciation and amortization	-	(94)
Net property and equipment	-	42,069

Noncurrent assets:
Investment in affiliates	212,135	-

Total assets	$212,135	$42,898

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$-	$13,745
Total current liabilities	-	13,745

Noncurrent liabilities:
Asset retirement obligation	-	1,166

Partners’ capital	212,135	27,987

Total liabilities and partners’ capital	$212,135	$42,898

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Operations
(in thousands)

		March 23, 2018
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Operating Revenues
Crude oil	$719	$110
Natural gas and natural gas liquids	223	92
Total operating revenues	942	202

Operating expenses
Lease operating	1,190	206
Taxes other than income	59	20
Exploration and abandonment	756	-
Depletion, depreciation and amortization	650	94
Abandoned project	1,122	-
Accretion	86	15
General and administrative	2,891	252
Total operating expenses	6,754	587

Operating loss	(5,812)	(385)

Other income (expense)
Interest income	107	-
Gain on contribution to affiliate	86,301	-
Equity in loss of affiliate	(2,571)	-
Total other income (expense)	83,837	-

Net income (loss)	$78,025	$(385)

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Changes in Partners’ Capital
(in thousands)

	General	Limited	Total
	Partner	Partners’	Partners’
	Capital	Capital	Capital

Balance, March 23, 2018 (Inception)	$-	$-	$-
Capital contributions	284	28,088	28,372
Net loss	(4)	(381)	(385)
Balance, December 31, 2018	280	27,707	27,987
Capital contributions	2,599	257,318	259,917
Equity adjustment from contribution to affiliate	(1,538)	(152,256)	(153,794)
Net income	780	77,245	78,025
Balance, December 31, 2019	$2,121	$210,014	$212,135

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Consolidated Statements of Cash Flow
(in thousands)

		March 23, 2018
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Cash Flows from Operating Activities
Net income (loss)	$78,025	$(385)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Exploration and abandonment expense	756	-
Depletion, depreciation and amortization	650	94
Accretion expense	86	15
Gain on contribution to affiliate	(86,301)	-
Equity in loss of affiliate	2,571	-

Changes in components of working capital
Increase in accounts receivable	(187)	(184)
Decrease in accounts payable and accrued liabilities	413	462
Net cash (used in) provided by operating activities	(3,987)	2

Cash flows from Investing Activities
Investment in affiliates	(50,285)	-
Acquisitions of oil and gas properties	(141,930)	(27,729)
Additions to oil and gas properties	(2,860)	-
Deposit on acquisition	(61,500)	-
Cash used in investing activities	(256,575)	(27,729)

Cash flows from Financing Activities
Contributions from partners	259,917	28,372
Cash provided by financing activities	259,917	28,372

Net increase in cash, cash equivalents and restricted cash	(645)	645
Cash, cash equivalents and restricted cash, beginning of period	645	-
Cash, cash equivalents and restricted cash, end of period	$-	$645

Supplemental non-cash investing and financing activities:
Additions to oil and gas properties included in accounts payable and accrued liabilities	$-	$13,283
Additions to investment in affiliates	$231,914	$-
Equity adjustment from contribution to affiliate	$153,794	$-
Additions to asset retirement obligations	$107	$1,151

The accompanying notes are an integral part
of these consolidated financial statements

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy II, LP (the “Partnership” or the “Company”) was formed on March 23, 2018 (Inception), as a Delaware limited partnership between HighPeak Energy GP II, LP as the General Partner (the “GP”) and the sole limited partner, HighPeak Energy Partners II, LP (the “LP”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no capital commitments and is funded by its LP, which has capital commitments totaling $384.9 as of December 31, 2019, of which $327.0 million has been contributed by its partners excluding $3.7 million contributed by LPs that are considered prepaid subscriptions as of December 31, 2019. The Partnership conducts business primarily through its wholly owned subsidiaries: HighPeak Energy II, LP and HighPeak Energy Assets II, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HighPeak Energy II, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Midland Basin.

Note 2 – Significant Accounting Policies

Principles of consolidation. The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries since their acquisition or formation until the date of their contribution to HPK Energy, LP (“HPK LP”). See Note 9 for more information regarding the contribution to HPK LP. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash, cash equivalents and restricted cash. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

As of December 31, 2019, the Partnership had no accounts receivable. As of December 31, 2018, the Partnership’s accounts receivables totaled $184,000. The Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and amounts due from affiliated companies and other third parties. As of December 31, 2018, the Partnership had no allowance for doubtful accounts recorded. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheets following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Partnership has recognized no impairments to date.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

One of the Partnership’s wholly owned subsidiaries which held its oil and gas properties was contributed to HPK LP effective October 1, 2019 and as such, the Partnership no longer has any direct ownership in oil and gas properties as of December 31, 2019. See Note 9 for additional information regarding the contribution to HPK LP.

Investment in affiliates. The Partnership has an investment in HPK LP as of December 31, 2019 of $212.1 million which it accounts for using the equity method. The Partnership’s share of HPK LP’s loss for 2019 was $2.6 million.

Accounts payable and accrued liabilities. The Partnership has no accounts payable and accrued liabilities as of December 31, 2019. Accounts payable includes amounts payable for executed leasehold acquisitions of $13.3 million at December 31, 2018.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. On January 1, 2019, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Partnership’s reported net income (loss), cash flows from operations or statement of changes in partners’ capital.

The Partnership recognizes revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s consolidated statements of operations. Prior to the adoption of ASC 606, the Partnership recorded oil and natural gas revenues at the time the physical transfer of such products to the purchaser, which for the Partnership is primarily at the wellhead. The Partnership followed the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Partnership’s actual proceeds from the oil and natural gas sold to purchasers.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At December 31, 2019, the Partnership had no receivables related to contracts with purchasers. The impact of the adoption of ASC 606 was not significant to current period results as compared to the previous revenue recognition standard, ASC Topic 605, “Revenue Recognition” (“ASC 605”).

Oil Contracts. The majority of the Partnership’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s consolidated statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s consolidated statements of operations.

The Partnership does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Organization costs. Organization costs have been expensed as incurred. General and administrative expenses include $440,000 and $242,000 of organization costs for the year ended December 31, 2019 and the period from Inception to December 31, 2018, respectively.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Income taxes. The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 and 2018 tax years remain open to examination.

The Partnership recognizes in its consolidated financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.  Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner.  The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.  The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties.  Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners.  Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the consolidated financial statements.

The Partnership is also subject to Texas Margin Tax. The Partnership realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate incurring any Texas Margin Tax for the year ended December 31, 2019 or the period from Inception to December 31, 2018.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Note 3 – Acquisitions

During 2019 and 2018, the Partnership invested a total of $141.9 million and $27.7 million, respectively, to acquire primarily undeveloped acreage for future exploration activities in the Midland Basin. The 2019 acquisitions include one recently completed producing horizontal well and several proved undeveloped horizontal locations as well as various legacy vertical producing properties with nominal value. As such, the purchase prices were allocated primarily to undeveloped acreage, with approximately $22.1 million being allocated to proved properties. The 2018 acquisitions include various legacy vertical producing properties with nominal value and 100% of the purchase prices were allocated to undeveloped acreage. All acquisitions were accounted for as asset acquisitions.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 4 – Fair Value Measurements (continued)

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019 or 2018.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the year ended December 31, 2019 or the period from Inception to December 31, 2018.

The Partnership has other financial instruments consisting primarily of cash equivalents, payables and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of December 31, 2019 and 2018, management has concluded there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense. For the year ended December 31, 2019 and the period from Inception to December 31, 2018, the Partnership recognized no impairments.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

		Period from
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Beginning asset retirement obligations	$1,166	$-
Liability incurred upon acquiring or drilling wells	107	1,151
Liability contributed to HPK LP	(1,359)	-
Accretion of discount	86	15
Ending asset retirement obligations	$-	$1,166

As of December 31, 2018, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheets.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the GP and LPs in proportion to their capital commitments to the Partnership. The Partnership realized net income of $78.0 million for the year ended December 31, 2019 and a net loss of $385,000 for the period from Inception to December 31, 2018.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) are distributable in accordance with the Partnership Agreement. As of December 31, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 9 — Related Party Transactions

Investment in HPK LP. Effective on October 1, 2019, the Partnership entered into a contribution agreement with HPK LP to contribute 100% of the membership interest in the wholly owned subsidiary, HighPeak Energy Assets II, LLC to HPK LP in exchange for a limited partner interest in HPK LP. Also effective on October 1, 2019 and on December 31, 2019, the Partnership contributed $24 million and $25 million, respectively, in cash to HPK LP. Concurrent with the Partnership’s contribution to HPK LP, HighPeak Energy, LP (“HighPeak I”) also contributed 100% of the membership interests its wholly owned subsidiaries, HighPeak Energy Assets, LLC and HighPeak Energy Holdings, LLC and cash to HPK LP in exchange for a limited partner interest in HPK LP (together with the Partnership’s contribution, the “HPK LP Business Combination”). The Partnership’s assets and HighPeak I’s assets contributed to HPK LP were valued at estimated fair market value as of October 1, 2019 to determine their respective ownership interests in HPK LP.

The effect of the contribution agreement on the Partnership’s balance sheet was as follows (in thousands):

Investment in affiliates	$232,394

Cash	(480)
Accounts receivable and other current assets	(371)
Net property and equipment	(173,820)
Deposit on acquisition	(61,500)
Accounts payable and accrued liabilities	2,418
Asset retirement obligations	1,359

Investment in HPK LP activity is as follows for the year ended December 31, 2019:

Beginning investment in HPK LP	$-
Noncash contribution of assets (subsidiaries)	231,914
Gain recognized related to step up in basis to estimated fair value	86,301
Cash contributions (including $480,000 from subsidiaries contributed)	50,285
Equity adjustment from contribution to affiliate	(153,794)
Equity in loss of HPK LP Ending investment in HPK LP	(2,571)
$212,135

In accordance with US GAAP, HighPeak I was deemed to be the accounting acquirer in the HPK LP Business Combination causing its assets to be contributed to HPK LP at cost for accounting purposes. Also in accordance with US GAAP, the Partnership’s assets were contributed to HPK LP at estimated fair value for accounting purposes. As a consequence, the Partnership recognized an adjustment to equity of $153.8 million which is the difference between the original amount recorded to investment in affiliates for its contribution of its wholly owned subsidiary to HPK LP in exchange for HPK LP limited partnership units at cost and the Partnership’s proportionate share of the underlying net equity of HPK LP.

General and administrative expenses. The LP and its GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $2.2 million and $252,000 for the year ended December 31, 2019 and the period from Inception to December 31, 2018, respectively.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 10 – Major Customers

Purchasers of the Partnership’s crude oil, natural gas and natural gas liquids that individually accounted for ten percent or more of the Partnership’s oil and gas revenues in at least one of the year ended December 31, 2019 and the period from Inception through December 31, 2018 are as follows:

		Period from
	Year Ended	(Inception) Through
	December 31, 2019	December 31, 2018
Enlink Crude Purchasing, LLC	42%
Whiting Petroleum Corporation	24%
BML, Inc	16%	46%
Sunoco Partners Marketing & Terminals, LP	10%
DCP Operating Company, LP		54%

The loss of any of these major purchasers of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss any of these major purchasers would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

HighPeak Energy II, LP
Notes to the Consolidated Financial Statements

Note 11 – Risks and Uncertainties (continued)

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. Therefore, while we expect these matters to negatively impact the short-term results of HPK LP, including its revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through May 13, 2020, the date the consolidated financial statements were available for issuance.

Investment in HPK LP. In February 2020 and March 2020, the Partnership’s LP made capital contributions to HPK LP totaling $33.0 million and $21.0 million, respectively, on behalf of the Partnership and considered a capital contribution to the Partnership.

Annex A

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement/prospectus, which are commonly used in the oil and natural gas industry:

“3-D seismic.” (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

“Boe.” One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil and at a ratio of one Bbl of NGL to one Bbl of oil.

“Boe/d.” One Boe per day.

“Bopd.” One barrel of oil per day.

“Btu” or “British thermal unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate.” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“Development costs.” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

“Development project.” A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Differential.” An adjustment to the price of oil, natural gas or natural gas liquids from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Economically producible.” The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“EUR” or “Estimated ultimate recovery.” The sum of reserves remaining as of a given date and cumulative production as of that date.

“Exploratory well.” An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well as those items are defined by the SEC.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rocks.

“Gross wells.” The total wells in which a working interest is owned.

“Held by production.” Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or natural gas.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Lease operating expenses.” The expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, workover, marketing and transportation costs, ad valorem taxes, insurance and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

“MBbl.” One thousand barrels of crude oil, condensate or natural gas liquids.

“MBoe.” One thousand Boe.

“MBoe/d.” One thousand Boe per day.

“Mcf.” One thousand cubic feet of natural gas.

“MMBoe.” One million Boe.

“MMBtu.” One million Btus.

“MMcf.” One million cubic feet of natural gas.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net production.” Production that is owned by us, less royalties and production due others.

“NGLs” or “natural gas liquids.” Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Operator.” The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

“Pay.” A reservoir or portion of a reservoir that contains economically producible hydrocarbons. The overall interval in which pay sections occur is the gross pay; the smaller portions of the gross pay that meet local criteria for pay (such as a minimum porosity, permeability and hydrocarbon saturation) are net pay.

“PDP.” Proved developing producing reserves.

“Play.” A geographic area with hydrocarbon potential.

“Plug.” A downhole tool that is set inside the casing to isolate the lower part of the wellbore.

“Pooling.” The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules.

“Production costs.” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proration unit.” A unit that can be effectively and efficiently drained by one well, as allocated by a governmental agency having regulatory jurisdiction.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods and can be expected to be recovered through extraction technology installed and operational at the time of the reserve estimate.

“Proved reserves.” The estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“PUD” or “Proved undeveloped reserves.” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five (5) years, unless specific circumstances justify a longer time.

“Realized price.” The cash market price less all expected quality, transportation and demand adjustments.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserves.” Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Resources.” Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

“Royalty.” An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof) but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“PV-10.” When used with respect to oil and natural gas reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10%. PV-10 is not a financial measure calculated in accordance with GAAP and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Service well.” A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Spot market price.” The cash market price without reduction for expected quality, transportation and demand adjustments.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Stratigraphic test well.” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

The terms “condensate,” “development costs,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery (EUR),” “exploratory well,” “production costs,” “reserves,” “reservoir,” “resources,” “service wells” and “stratigraphic test well” are defined by the SEC. Except as noted, the terms defined in this section are not the same as SEC definitions.

HighPeak Energy, Inc.

Prospectus